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TABLE OF CONTENTS 2

As filed with the Securities and Exchange Commission on December 23, 2010

Registration No. 333-169785

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Amendment No. 2 to

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

LANTHEUS MEDICAL IMAGING, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	2834 (Primary Standard Industrial Classification Code Number)	51-0396366 (I.R.S. Employer Identification No.)

331 Treble Cove Road
North Billerica, MA 01862
(978) 671-8001
(Name, address, including zip code, and telephone number,
including area code, of registrant's principal executive offices)

Michael P. Duffy
Vice President, General Counsel and Secretary
331 Treble Cove Road, Building 600-2
North Billerica, MA 01862
(978) 671-8408
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

See Table of Additional Registrants Below

Copies to:

Todd R. Chandler, Esq.
Heather L. Emmel, Esq.
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
(212) 310-8000

Approximate date of commencement of proposed sale of the securities to the public:
As soon as practicable after the effective date of this Registration Statement.

          If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

          If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of "large accelerated filer", "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

          If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

          The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Table of Additional Registrants

Exact Name of Registrant as Specified in its Charter (Or Other Organizational Document)	State or Other Jurisdiction of Incorporation or Organization	I.R.S Employer Identification Number (If None, Write N/A)	Primary Standard Industrial Classification Code Number	Address, Including Zip Code, of Registrant's Principal Executive Offices	Telephone Number, Including Area Code, of Registrant's Principal Executive Offices
Lantheus MI Intermediate, Inc.	Delaware	32-0225450	2834	331 Treble Cove Road, North Billerica, MA 01862	(978) 671-8001
Lantheus MI Real Estate, LLC	Delaware	61-1549164	2834	331 Treble Cove Road, North Billerica, MA 01862	(978) 671-8001

        The name, address, including zip code, and telephone number, including area code, of the agent for service for each of the Additional Registrants is:

Michael P. Duffy
Vice President, General Counsel and Secretary
Lantheus Medical Imaging, Inc.
331 Treble Cove Road, Building 600-2
North Billerica, MA 01862
(978) 671-8408

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 23, 2010

PRELIMINARY PROSPECTUS

LANTHEUS MEDICAL IMAGING, INC.

OFFER TO EXCHANGE
All Outstanding
9.750% Senior Notes due 2017 (the "Restricted Notes")
for
9.750% Senior Notes due 2017

the issuance of each of which has been registered under the Securities Act of 1933 (the "Exchange Notes" and, collectively with the Restricted Notes, the "notes"). We refer herein to the foregoing offer to exchange as the "exchange offer."

         The exchange offer will expire at 5:00 p.m., New York City time, on                        , 2011, unless we extend the exchange offer in our sole and absolute discretion.

Material Terms of the Exchange Offer

  •
  The only conditions to completing the exchange offer are that the exchange offer not violate applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission, which we refer to as the SEC or the Commission; no action or proceeding shall have been instituted or threatened in any court or by any governmental agency which might materially impair our ability to proceed with the exchange offer and no material adverse development shall have occurred in any existing action or proceeding with respect to us; and all governmental approvals shall have been obtained, which approvals we deem necessary for the consummation of the exchange offer.

  •
  We will exchange all outstanding Restricted Notes that are validly tendered and not withdrawn prior to the expiration or termination of the exchange offer for an equal principal amount of Exchange Notes.

  •
  You may withdraw tenders of Restricted Notes at any time prior to the expiration or termination of the exchange offer.

  •
  Restricted Notes may be tendered only in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof.

  •
  The terms of the Exchange Notes are substantially identical in all material respects to those of the Restricted Notes, except that transfer restrictions, registration rights and additional interest provisions relating to the Restricted Notes do not apply to the Exchange Notes. The Exchange Notes will be issued under the same indenture as the Restricted Notes.

  •
  We will not receive any proceeds from the exchange offer.

Results of the Exchange Offer

  •
  The Exchange Notes may be sold in the over-the-counter market, in negotiated transactions or through a combination of such methods. We do not plan to list the Exchange Notes or Restricted Notes on a national market.

  •
  All outstanding Restricted Notes not tendered will continue to be subject to the restrictions on transfer set forth in the outstanding Restricted Notes and the related indenture. In general, outstanding Restricted Notes may not be offered or sold, unless registered under the Securities Act of 1933, as amended (the "Securities Act"), except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws.

  •
  Other than in connection with the exchange offer, we do not plan to register the outstanding Restricted Notes under the Securities Act.

         Each broker-dealer that receives Exchange Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the Exchange Notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Restricted Notes where such Restricted Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of up to 180 days after the expiration date of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution" on page 199.

Consider carefully the "Risk Factors" beginning on page 16 of this prospectus.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                        , 2010

        This prospectus incorporates by reference important business and financial information about us that is not included in or delivered with this prospectus. This information is available without charge to you upon written or oral request. If you would like a copy of any of this information, please submit your request to Lantheus Medical Imaging, Inc., 331 Treble Cove Rd., Building 600-2, N. Billerica, Massachusetts 01862, Attention: General Counsel, (978) 671-8408. In order to ensure timely delivery of such documents, you must request this information no later than five business days before the date you must make your investment decision. Accordingly, you should make any request for documents by                , 2011 to ensure timely delivery of documents prior to the expiration date.

        No person has been authorized to give any information or to make any representations other than those contained in this prospectus and, if given or made, such information and representations must not be relied upon as having been authorized. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates or any offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date hereof or that the information contained herein is correct as of any time subsequent to its date.

TRADEMARKS

        We own or have the rights to various trademarks, service marks and trade names, including, among others, the following: DEFINITY®, Ablavar®, TechneLite®, Cardiolite®, Neurolite®, Vialmix® and Lantheus Medical Imaging® referred to in this prospectus. Solely for convenience, we refer to trademarks, service marks and trade names in this prospectus without the TM, SM and ® symbols. Such references are not intended to indicate, in any way, that we will not assert, to the fullest extent permitted under applicable law, our rights to our trademarks, service marks and trade names. Each trademark, trade name or service mark of any other company appearing in this prospectus, such as Myoview®, Vasovist® and Optison® are, to our knowledge, owned by such other company.

i

SUMMARY

        This summary highlights information appearing elsewhere in this prospectus. You should carefully read the entire prospectus, including the section entitled "Risk Factors," and the financial statements and related notes before deciding to participate in the exchange offer. Unless the context requires otherwise, references to "Lantheus," "our company," "we," "us" and "our" refer to Lantheus Medical Imaging, Inc. and its direct and indirect subsidiaries, references to "Lantheus Intermediate" refer to Lantheus MI Intermediate, Inc., and references to "Holdings" refer to Lantheus MI Holdings, Inc.

Overview

        We are a leading specialty pharmaceutical company that develops, manufactures and distributes innovative diagnostic medical imaging products on a global basis. Our current imaging agents primarily assist in the diagnosis of heart, vascular and other diseases using nuclear imaging, echocardiography and magnetic resonance imaging ("MRI") technologies. We also have a full clinical and preclinical development pipeline of next-generation and first-in-class products that use Positron Emission Tomography ("PET") and MRI technologies. We believe that our products offer significant benefits to patients, healthcare providers and the overall healthcare system. As a result of more accurate diagnosis of disease, we believe our products allow healthcare providers to make more informed patient care decisions, potentially improving outcomes, reducing patient risk and decreasing costs for payors and the entire healthcare system.

        With direct operations in the United States, Puerto Rico, Canada and Australia, we have a long and distinguished history of developing and commercializing innovative market-changing products. Our principal branded products include DEFINITY, Cardiolite and TechneLite, which, in the aggregate, accounted for approximately 76% of our total revenues in 2009.

  •
  DEFINITY.  DEFINITY Vial for (Perflutren Lipid Microsphere) Injectable Suspension is the leading ultrasound contrast agent used in ultrasound exams of the heart, also known as echocardiographic exams.

  •
  Cardiolite.  Cardiolite (Kit for Preparation of Technetium Tc99m Sestamibi for Injection) is the leading technetium-based radiopharmaceutical used in Single Photon Emission Computed Tomography ("SPECT") myocardial perfusion imaging ("MPI") procedures. Cardiolite is primarily used for detecting coronary artery disease.

  •
  TechneLite.  TechneLite is a technetium-based generator which provides the essential medical isotope used by radiopharmacies to radiolabel Cardiolite and other Tc-99m-based radiopharmaceuticals used in nuclear medicine procedures.

        In addition to our broad portfolio of products developed internally, which are protected by patents we own in the United States and numerous foreign jurisdictions, we actively seek acquisition, in-licensing and co-promotion opportunities to further expand our portfolio and leverage our core capabilities in the diagnostic medical imaging space. We purchased from EPIX Pharmaceuticals, Inc. ("EPIX") its U.S., Canadian and Australian rights to Ablavar, a magnetic resonance angiography ("MRA") imaging agent recently approved by the U.S. Food and Drug Administration ("FDA"), in April 2009 and the balance of the worldwide rights in June 2010. Ablavar is a gadolinium-based contrast agent indicated to evaluate aortoiliac occlusive disease in adults with known or suspected peripheral vascular disease and is the first contrast agent approved for an MRA indication in the United States.

        We distribute our products in the United States and internationally through radiopharmacies, distributor relationships and our direct sales force. In addition, we both own radiopharmacies and sell directly to end-users in Australia, Canada and Puerto Rico. In the rest of the world, including Europe, Asia and Latin America, we utilize distributor relationships to distribute our products.

        To supplement our portfolio of marketed products, we have an experienced research and development ("R&D") team with expertise across the discovery, preclinical and clinical development continuum, including Phase IV post-marketing studies.

Risks Associated with Our Business

        You should carefully consider the risks discussed in the "Risk Factors" section beginning on page 16 of this prospectus, together with the other information contained in this prospectus, prior to deciding whether to participate in the exchange offer or invest in the notes. Some of these risks include:

  •
  The global supply of Molybdenum-99 ("Moly") is fragile and not stable, and we depend on a limited number of third party suppliers, which could prevent us from delivering our products to our customers in the required quantities, within the required timeframes, or at all, resulting in order cancellations and decreased revenues;

  •
  a significant portion of our patient volume is derived from U.S. government healthcare programs, principally Medicare, which are highly regulated and subject to frequent and substantial changes, including increasing cost containment pressures;

  •
  the process of developing new drugs and obtaining regulatory approval for our product candidates is complex, time-consuming and costly, and the outcome is not certain; and

  •
  the market for diagnostic medical imaging agents is highly competitive and continually evolving, with our principal competitors being large, global companies and certain of our products subject to generic competition.

Corporate History

        Founded in 1956 as New England Nuclear Corporation, we were purchased by E. I. du Pont de Nemours and Company in 1981. Bristol-Myers Squibb Company ("BMS") subsequently acquired the diagnostic medical imaging business as part of its acquisition of DuPont Pharmaceuticals in 2001. Avista Capital Partners, L.P. and affiliates (collectively, "Avista") acquired the medical imaging business from BMS in January 2008 (the "Acquisition").

Our Sponsor

        Avista is a leading private equity firm with offices in New York, NY, Houston, TX and London, UK. Founded in 2005 as a spin-out from the former DLJ Merchant Banking Partners ("DLJMB") franchise, Avista's strategy is to make controlling or influential minority investments primarily in growth-oriented energy, healthcare, media, consumer and industrial companies. Through its team of seasoned investment professionals and industry experts, Avista seeks to partner with exceptional management teams to invest in and add value to well-positioned businesses.

Our Executive Offices

        Our principal executive offices are located at 331 Treble Cove Road, North Billerica, Massachusetts 01862, and our telephone number at that address is (978) 671-8001. Our web site is located at www.lantheus.com. The information on our web site is not part of, and is not incorporated into, this prospectus.

 Summary of the Terms of the Exchange Offer

        On May 10, 2010, we completed the private offering of $250,000,000 aggregate principal amount of our Restricted Notes. We refer to the issuance of the Restricted Notes in this prospectus as the "original issuance."

        At the time of the original issuance, we entered into a registration rights agreement with the initial purchasers of the Restricted Notes in which we agreed to, among other things, complete an exchange offer for the Restricted Notes. You are entitled to exchange your Restricted Notes in the exchange offer for Exchange Notes (as defined below) with identical terms, except that the Exchange Notes will have been registered under the Securities Act, will not bear legends restricting their transfer or contain additional interest provisions. The Exchange Notes will be issued under the same indenture as the Restricted Notes. Unless you are a broker-dealer or unable to participate in the exchange offer, we believe that the Exchange Notes to be issued in the exchange offer may be resold by you without compliance with the registration and prospectus delivery requirements of the Securities Act. You should read the discussions under the headings "The Exchange Offer" and "Description of the Exchange Notes" for further information regarding the Exchange Notes.

Registration Rights Agreement	Under the registration rights agreement, we are obligated to offer to exchange the Restricted Notes for Exchange Notes with substantially identical terms. The exchange offer is intended to satisfy that obligation. After the exchange offer is complete, you will no longer be entitled to any exchange or registration rights with respect to your Restricted Notes.
The Exchange Offer	We are offering to exchange up to $250,000,000 aggregate principal amount of 9.750% Senior Exchange Notes due 2017 (the "Exchange Notes") for a like principal amount of the Restricted Notes to satisfy our obligations under the registration rights agreement.
If we fail to satisfy our registration obligations under the registration rights agreement, including, if required, our obligation to have an effective shelf registration statement for the Restricted Notes, we may be required to pay additional interest to the holders of the Restricted Notes, up to a maximum of 1.00% per year. See "The Exchange Offer—Purpose and Effect."
In order to be exchanged, Restricted Notes must be properly tendered and accepted. All Restricted Notes that are validly tendered and not validly withdrawn will be accepted and exchanged.
We will issue the Exchange Notes promptly after the expiration of the exchange offer.
Resales of the Exchange Notes	We believe that the Exchange Notes to be issued in the exchange offer may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act if, but only if, you meet the following conditions:
• the Exchange Notes to be issued to you in the exchange offer are acquired in the ordinary course of your business;

•       at the time of the commencement of the exchange offer, you have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes to be issued to you in the exchange offer in violation of the Securities Act;

• you are not our affiliate, as that term is defined in Rule 405 of the Securities Act;
• you are not engaging in, and do not intend to engage in, a distribution of the Exchange Notes to be issued to you in the exchange offer;

•       if you are a participating broker-dealer that will receive Exchange Notes for your own account in exchange for the Restricted Notes that were acquired as a result of market-making or other trading activities, that you will deliver a prospectus in connection with any resale of the Exchange Notes; and

• you are not acting on behalf of any persons or entities who could not truthfully make the foregoing representations.
Our belief is based on interpretations by the staff of the Commission, as set forth in no-action letters issued to third parties unrelated to us. The staff has not considered the exchange offer in the context of a no-action letter, and we cannot assure you that the staff would make a similar determination with respect to the exchange offer.
If you do not meet the above conditions, you may not participate in the exchange offer or sell, transfer or otherwise dispose of any Restricted Notes unless (i) they have been registered for resale by you under the Securities Act and you deliver a "resale" prospectus meeting the requirements of the Securities Act or (ii) you sell, transfer or otherwise dispose of the Exchange Notes in accordance with an applicable exemption from the registration requirements of the Securities Act.
Each broker-dealer that received Exchange Notes in the exchange offer for its own account in exchange for Restricted Notes that were acquired by that broker-dealer as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any of its resales of those Exchange Notes. A broker-dealer may use this prospectus to offer to resell, resell or otherwise transfer those Exchange Notes. See "Plan of Distribution." A broker-dealer may use this prospectus for an offer to resell or to otherwise transfer those Exchange Notes for a period of 180 days after the expiration of the exchange offer.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on , 2011, unless we decide to extend the exchange offer. We do not intend to extend the exchange offer, although we reserve the right to do so. If we determine to extend the exchange offer, we do not intend to extend it beyond , 2011.
Conditions to the Exchange Offer	The only conditions to completing the exchange offer are that:
• the exchange offer does not violate applicable law or any applicable interpretation of the staff of the Commission;

•       no action or proceeding shall have been instituted or threatened in any court or by any governmental agency which might materially impair our ability to proceed with the exchange offer, and no material adverse development shall have occurred in any existing action or proceeding with respect to us; and

• all governmental approvals shall have been obtained, which approvals we deem necessary for the consummation of the exchange offer.
See "The Exchange Offer—Conditions to the Exchange Offer."
Procedure for Tendering Restricted Notes	The Restricted Notes were issued as global securities in fully registered form without interest coupons. Beneficial interests in the Restricted Notes which are held by direct or indirect participants in The Depository Trust Company ("DTC") through certificateless depositary interests are shown on, and transfers of the Restricted Notes can be made only through, records maintained in book-entry form by DTC with respect to its participants.
If you are a holder of a Restricted Note held in the form of a book-entry interest and you wish to tender your Restricted Note for exchange pursuant to the exchange offer, you must transmit to Wilmington Trust FSB, as exchange agent, on or prior to the expiration of the exchange offer either:
• a written or facsimile copy of a properly completed and executed letter of transmittal and all other required documents to the address set forth on the cover page of the letter of transmittal; or

•       a computer-generated message transmitted by means of DTC's Automated Tender Offer Program (ATOP) system and forming a part of a confirmation of book-entry transfer in which you acknowledge and agree to be bound by the terms of the letter of transmittal.

The exchange agent must also receive on or prior to the expiration of the exchange offer either:

•       a timely confirmation of book-entry transfer of your original notes into the exchange agent's account at DTC, in accordance with the procedure for book-entry transfers described in this prospectus under the heading "The Exchange Offer—Book-Entry Transfer;" or

• the documents necessary for compliance with the guaranteed delivery procedures described below.
A form of letter of transmittal accompanies this prospectus. By examining the letter of transmittal or delivering a computer-generated message through DTC's Automated Tender Offer Program (ATOP) system, you will represent to us that, among other things:
• the Exchange Notes to be issued to you in the exchange offer are acquired in the ordinary course of your business;

•       at the time of the commencement of the exchange offer, you have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes to be issued to you in the exchange offer in violation of the Securities Act;

• you are not our affiliate, as that term is defined in Rule 405 of the Securities Act;
• you are not engaging in, and do not intend to engage in, a distribution of the Exchange Notes to be issued to you in the exchange offer;

•       if you are a participating broker-dealer that will receive Exchange Notes for your own account in exchange for the Restricted Notes that were acquired as a result of market-making or other trading activities, that you will deliver a prospectus in connection with any resale of the Exchange Notes; and

• you are not acting on behalf of any persons or entities who could not truthfully make the foregoing representations.

Special Procedure for Beneficial Owners	If you are the beneficial owner of Restricted Notes and they are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender your Restricted Notes, you should promptly contact the person in whose name your Restricted Notes are registered and instruct that person to tender on your behalf. Any registered holder that is a participant in DTC's book-entry transfer facility system may make book-entry delivery of the Restricted Notes by causing DTC to transfer the Restricted Notes into the exchange agent's account. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal for your Restricted Notes and delivering your Restricted Notes, either make appropriate arrangements to register ownership of the Restricted Notes in your name or obtain a properly completed bond power from the person in whose name your Restricted Notes are registered. The transfer of registered ownership may take considerable time.
Guaranteed Delivery Procedures	If you wish to tender your Restricted Notes and:
• they are not immediately available;
• time will not permit your Restricted Notes or other required documents to reach the exchange agent before the expiration of the exchange offer; or
• you cannot complete the procedure for book-entry transfer on a timely basis, you may tender your Restricted Notes in accordance with the guaranteed delivery procedures set forth in "The Exchange Offer—Procedures for Tendering Restricted Notes."
Acceptance of Restricted Notes and Delivery of Exchange Notes	Except under the circumstances described above under "Conditions to the Exchange Offer," we will accept for exchange any and all Restricted Notes which are properly tendered in the exchange offer prior to 5:00 p.m., New York City time, on the expiration date. The Exchange Notes to be issued to you in the exchange offer will be delivered promptly following the expiration date. See "The Exchange Offer—Terms of the Exchange Offer."
Withdrawal	You may withdraw the tender of your Restricted Notes at any time prior to 5:00 p.m., New York City time, on the expiration date. We will return to you any Restricted Notes not accepted for exchange for any reason without expense to you promptly after the expiration or termination of the exchange offer.

Use of Proceeds	The exchange offer is intended to satisfy our obligations under the registration rights agreement. We will not receive any cash proceeds from the issuance of the Exchange Notes or the exchange offer. Accordingly, the issuance of the Exchange Notes will not result in any increase in our outstanding indebtedness or change in our capitalization. We will bear the expenses of the Exchange Offer. See "Use of Proceeds."
Exchange Agent	Wilmington Trust FSB is serving as the exchange agent in connection with the exchange offer.
Consequences of Failure to Exchange	If you do not participate in the exchange offer, upon completion of the exchange offer, the liquidity of the market for your Restricted Notes could be adversely affected. See "The Exchange Offer—Consequences of Failing to Exchange Restricted Notes."
Federal Income Tax Consequences	The exchange of Restricted Notes for Exchange Notes will not be a taxable event for federal income tax purposes. See "Certain U.S. Federal Income Tax Considerations of the Exchange Offer."

Summary of the Terms of the Exchange Notes

        The summary below describes the principal terms of the Exchange Notes. Some of the terms and conditions described below are subject to important limitations and exceptions. The "Description of the Exchange Notes" section of this prospectus contains a more detailed description of the terms and conditions of the Exchange Notes.

Issuer	Lantheus Medical Imaging, Inc.
Exchange Notes Offered	$250,000,000 aggregate principal amount of our 9.750% Senior Notes due 2017.
Maturity Date	May 15, 2017.
Interest	The Exchange Notes will bear interest at a rate of 9.750% per year. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.
Interest Payment Dates	We will pay interest on the Exchange Notes semi-annually, in arrears, on May 15 and November 15, commencing November 15, 2010.
Ranking	The Exchange Notes will be our senior unsecured obligations. Accordingly, they will rank:

•       effectively subordinate to all of our existing and future secured indebtedness, including indebtedness under our revolving credit facility, to the extent of the value of the collateral securing such indebtedness;

• effectively subordinate to all existing and future indebtedness and other liabilities of any non-guarantor subsidiaries (other than indebtedness and other liabilities owed to us);
• equal in right of payment to all of our existing and future senior unsecured indebtedness; and
• senior in right of payment to all of our future senior subordinated indebtedness.

As of September 30, 2010, we had total indebtedness in an aggregate principal amount of $250.0 million consisting entirely of the Restricted Notes subject to the Exchange Offer, none of which was secured indebtedness and none of which was junior in right of payment to the notes.

Guarantees

The Exchange Notes will be fully and unconditionally guaranteed on a senior unsecured basis by our parent, Lantheus Intermediate, and by each of our existing and future wholly-owned domestic subsidiaries. In the future, the guarantees may be released or terminated under certain circumstances. See "Description of the Exchange Notes—Guarantees."

Each guarantee will rank:

•       effectively subordinate to all existing and future secured indebtedness of the guarantor, including its guarantee of indebtedness under our revolving credit facility, to the extent of the value of the collateral securing such indebtedness;

• equal in right of payment to all existing and future senior indebtedness of the guarantor; and
• senior in right of payment to all existing and future senior subordinated indebtedness of the guarantor.

Our foreign subsidiaries and any future unrestricted subsidiaries will not guarantee our obligations under the Exchange Notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor subsidiaries, these non-guarantor subsidiaries will pay the holders of their debts and their trade creditors before they will be able to distribute any of their assets to us. For the nine months ended September 30, 2010, our non-guarantor subsidiaries accounted for approximately 22.0% of our total revenues. In addition, as of September 30, 2010, our non-guarantor subsidiaries held approximately 11.1% of our consolidated assets and had approximately 5.1% of liabilities (including trade payables), to which the notes and guarantees would have been structurally subordinated.

Optional Redemption

At any time prior to May 15, 2013, we may redeem up to 35% of the aggregate principal amount of the Exchange Notes with the net cash proceeds of certain equity offerings at the redemption price set forth under "Description of the Exchange Notes—Optional Redemption."

At any time prior to May 15, 2014, we may redeem the Exchange Notes, in whole or in part, at a "make-whole" redemption price set forth under "Description of the Exchange Notes—Optional Redemption."
On and after May 15, 2014, we may redeem the Exchange Notes, in whole or in part, at the redemption prices set forth under "Description of the Exchange Notes—Optional Redemption."
Certain Covenants	The indenture governing the Exchange Notes will contain covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to:
• incur additional debt;
• pay dividends or make other distributions;
• redeem stock;
• issue stock of subsidiaries;

• make certain investments;
• create liens;
• enter into transactions with affiliates; and
• merge, consolidate or transfer all or substantially all of our assets.
These covenants are subject to important exceptions and qualifications. See "Description of the Exchange Notes—Certain Covenants."
Change of Control	If a change of control occurs, we must offer to repurchase the Exchange Notes at the price set forth under "Description of the Exchange Notes—Repurchase at the Option of Holders—Change of Control."
Form and Denomination

The Exchange Notes will be book-entry only and registered in the name of DTC or its nominee. The Exchange Notes will be issuable in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Risk Factors

Investing in the Exchange Notes involves substantial risks. You should consider carefully the information set forth in the section entitled "Risk Factors" beginning on page 16 and all other information contained in this prospectus before deciding to invest in the Exchange Notes.

 Summary Consolidated Financial Data

        The following table sets forth (i) summary consolidated financial data for Lantheus Intermediate, our parent company and a guarantor of the notes (the "Successor"), as of and for the nine months ended September 30, 2009 and 2010, which have been derived from the unaudited consolidated financial statements of Lantheus Intermediate included elsewhere in this prospectus, (ii) summary consolidated financial data for Lantheus Intermediate, our parent company and a guarantor of the notes (the Successor), for the fiscal years ended December 31, 2008 and 2009, which have been derived from the audited consolidated financial statements of Lantheus Intermediate included elsewhere in this prospectus and (iii) summary consolidated financial data for Bristol-Myers Squibb Medical Imaging, Inc. ("BMSMI") (the "Predecessor," formerly a division of BMS and now known as Lantheus Medical Imaging, Inc.) for the year ended December 31, 2007, which have been derived from the audited financial statements of BMSMI included elsewhere in this prospectus.

        The financial statements of BMSMI for the year ended December 31, 2007 were prepared in connection with Avista's acquisition of Lantheus on January 8, 2008 and contain expense allocations for corporate functions historically provided to BMSMI by BMS and not costs that we would have incurred as a stand-alone entity. These statements have been prepared using the Predecessor's bases in the assets and liabilities and the historical results of operations. As a result, the financial statements of BMSMI for the year ended December 31, 2007 are not comparable to our financial statements for subsequent periods. See "Basis of Financial Information."

        The summary consolidated financial data set forth below and elsewhere in this prospectus are not necessarily indicative of our future performance. You should read this information together with "Capitalization," "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the audited and unaudited consolidated financial statements and related notes included elsewhere in this prospectus.

	Predecessor	Successor
	Year Ended December 31,			Nine Months Ended September 30,
	2007	2008	2009	2009	2010
	(dollars in thousands)
Statement of Operations:
Total revenues	$629,177	$536,844	$360,211	$277,675	$259,157
Cost of goods sold(1)	223,674	244,496	184,844	139,988	139,591
General and administrative expenses(1)	28,331	64,909	35,430	27,056	22,573
Sales and marketing expenses(1)	64,724	45,730	42,337	30,904	33,838
Research and development expense	50,005	34,682	44,631	32,117	34,957
In-process research and development	—	28,240	—	—	—
Restructuring and other charges, net	9,841	—	—	—	—

Operating income	252,602	118,787	52,969	47,610	28,198
Interest expense	—	31,038	13,458	11,214	13,937
Interest income	—	693	73	49	123
Loss on early extinguishment of debt	—	—	—	—	3,057
Other (expense) income, net	(4,224)	2,950	2,720	3,109	532

Income before income taxes	248,378	91,392	42,304	39,554	11,859
Income tax provision	97,073	48,606	21,952	21,527	4,265

Net income	$151,305	$42,786	$20,352	$18,027	$7,594

Statement of Cash Flows Data:
Net cash flows provided by (used in):
Operating activities	$243,218	$178,445	$95,783	$76,728	$26,893
Investing activities	(4,808)	(530,832)	(38,351)	(35,596)	(5,384)
Financing activities	(235,880)	376,466	(49,102)	(41,802)	(17,045)
Other Financial Data:
EBITDA(2)	$320,366	$192,797	$96,214	$79,807	$51,458
Adjusted EBITDA(2)	332,592	248,091	99,935	81,827	57,794
Capital expenditures	4,808	12,175	8,856	6,101	5,169

Successor
As of September 30, 2010
Balance Sheet and Other Data:
Cash and cash equivalents	$36,447
Total assets	519,539
Total long-term debt	250,000
Total stockholder's equity	155,361
Net debt(3) to Adjusted EBITDA(2)	2.8x(4)

(1)
For comparability purposes, a reclassification totaling $15,788 has been made from general and administrative and sales and marketing expenses to cost of goods sold in the Predecessor period to be consistent with the Successor period presentation. Accordingly, these amounts do not agree to the corresponding amounts in the audited financial statements of the Predecessor included elsewhere in this prospectus.

(2)
EBITDA is defined as net income plus interest, income taxes, depreciation and amortization. EBITDA is a measure used by management to measure operating performance. Adjusted EBITDA is defined as EBITDA further adjusted to exclude unusual items and other adjustments. Adjusted EBITDA is used by management to measure operating performance and by investors to measure a company's ability to service its debt and meet its other cash needs. Management believes that the inclusion of the adjustments to EBITDA applied in presenting Adjusted EBITDA are appropriate to provide additional information to investors about our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. See "Non-GAAP Financial Measures."

The following table provides a reconciliation of our net income to EBITDA and Adjusted EBITDA for the periods presented:

	Predecessor	Successor
	Year Ended December 31,			Nine Months Ended September 30,
	2007	2008	2009	2009	2010
	(dollars in thousands)
Net income	$151,305	$42,786	$20,352	$18,027	$7,594
Interest expense, net	—	30,345	13,385	11,165	13,814
Provision for income taxes(a)	97,073	46,131	20,392	19,278	3,446
Depreciation and amortization	71,988	73,535	42,085	31,337	26,604

EBITDA	320,366	192,797	96,214	79,807	51,458
Non-cash stock-based compensation	2,385	1,368	1,209	706	397
Loss on early extinguishment of debt	—	—	—	—	3,057
Inventory step-up expense(b)	—	8,189	—	—	—
Acquired in-process R&D(c)	—	28,240	—	—	—
Severance costs(d)	9,841	13,775	—	—	130
Transaction expenses(e)	—	2,742	—	—	—
Sponsor fee(f)	—	980	1,060	750	750
Ablavar technology transfer costs(g)	—	—	910	564	1,493
Ablavar launch costs(h)	—	—	542	—	509

Adjusted EBITDA	$332,592	$248,091	$99,935	$81,827	$57,794

(a)
Represents provision for income taxes less tax indemnification associated with an agreement with BMS.

(b)
Represents the revaluation of inventory as a result of the impact of purchase accounting in connection with our acquisition.

(c)
Represents in-process R&D relating to our acquisition. Immediately following the closing of the acquisition, the in-process R&D was expensed.

(d)
In 2007, consists of severance costs relating to a work force reduction of approximately 150 employees of BMS prior to our acquisition. In 2008, consists of severance costs relating to the closure of our European operations following our acquisition. In 2010, consists of severance costs relating to one of our executive officers.

(e)
Represents legal, information technology and human resource advisory services and other advisory fees incurred in connection with our acquisition.

(f)
Represents annual sponsor monitoring fee and related expenses.

(g)
Represents sales and marketing costs associated with technology transfers to establish a second manufacturing source for Ablavar.

(h)
Represents costs associated with the launch of Ablavar.
(3)
Net debt is a non-GAAP financial measure and is defined as total debt minus cash and cash equivalents (other than any restricted cash).

(4)
Net debt to Adjusted EBITDA is defined as net debt divided by Adjusted EBITDA for the most recent twelve months.

The following table provides a reconciliation of our total long-term debt to net debt and the net debt to Adjusted EBITDA calculation:

Total long-term debt	$250,000
Less: Cash	(36,447)

Net debt	213,553
Last three months 2009 Adjusted EBITDA	18,108
First nine months 2010 Adjusted EBITDA	57,794

Most recent twelve months Adjusted EBITDA	75,902
Net debt to Adjusted EBITDA	2.8x

We have included information concerning our net debt to Adjusted EBITDA in this prospectus because we believe that such information is used by certain investors as one measure of a company's historical performance.

RISK FACTORS

        Participation in the exchange offer and an investment in the notes involves a high degree of risk. You should carefully consider the risks described below, together with the other information contained in this prospectus, before making your decision to participate in the exchange offer or invest in the notes. Any of the following risks, as well as other risks and uncertainties that are not currently known to us or that we currently deem to be immaterial, could harm the value of the notes directly, or our business and financial results and thus indirectly cause the value of the notes to decline. As a result of any of these risks, known or unknown, you may lose all or part of your investment in the notes.

Risks Relating to our Business and Industry

The global supply of Moly is fragile and not stable. Our dependence on a limited number of third party suppliers for Moly could prevent us from delivering our products to our customers in the required quantities, within the required timeframe, or at all, which could result in order cancellations and decreased revenues.

        A critical ingredient of TechneLite, currently our largest product by annual revenues, is Moly. There are six major reactors located around the world which produce large scale amounts of Moly: NRU located in Canada; HFR located in The Netherlands; BR2 located in Belgium; OSIRIS located in France; SAFARI located in South Africa; and OPAL located in Australia. Moly produced at these reactors is then finished at one of five processing sites: Nordion (formerly known as MDS Nordion) in Canada; Covidien in The Netherlands; Institute for Radioelements ("IRE") in Belgium, which also processes raw Moly from several other smaller European reactors; NTP Radioisotopes (Pty) Ltd. ("NTP") in South Africa; and the Australian Nuclear Science and Technology Organisation ("ANSTO") in Australia. Finished Moly is then sold to technetium generator manufacturers, including us. Historically, our largest supplier of Moly has been Nordion which has relied on the NRU reactor owned and operated by AECL, a Crown corporation of the Government of Canada, located in Chalk River, Ontario. This reactor was off-line from May 2009 until August 2010 due to a "heavy water" leak in the reactor vessel. Historically, our largest supplier of Moly has been Nordion which has relied on the NRU reactor owned and operated by AECL, a Crown corporation of the Government of Canada, located in Chalk River, Ontario. The reactor was off-line from May 2009 until August 2010 due to a "heavy water" leak in the reactor vessel. The inability of the NRU reactor to produce Moly and Nordion to finish Moly during the shutdown period had a detrimental effect on our business, results of operations and cash flows. As a result of the NRU reactor shutdown, we experienced business interruption losses. The quantity of such losses we estimate to be, in the aggregate, up to $70 million, including increases in the cost of obtaining limited amounts of Moly from alternate, more distant, suppliers, and substantial decreases in sales revenue as a result of significantly curtailed manufacturing of Technelite generators and our decreased ability to sell other Moly-based medical imaging products, including Cardiolite, in comparison to our forecasted results. Although the NRU reactor returned to service and we are receiving substantial amounts of Moly from Nordion to serve our customers' needs, the NRU reactor's current license expires in 2011. Although the Government of Canada previously publicly stated its intent to exit the isotope business in the longer term, AECL and the Government of Canada recently stated that they intend to apply to extend the license for the NRU reactor for an additional five years to 2016. However, we cannot assure you that the license will be extended beyond 2011. There can also be no assurance that the NRU reactor will not experience other planned or unplanned shutdowns in the future. Further prolonged planned or unplanned shutdowns would limit the amount of Moly available to us and limit the quantity of TechneLite that we could manufacture, distribute and sell, resulting in a further substantial negative effect on our business, results of operations, financial condition and cash flows.

        In the face of the NRU reactor operating challenges, the lack of a long-term commitment by the Government of Canada to the medical isotope industry and the NRU reactor re-licensure risks in 2011, we entered into Moly supply agreements with NTP and IRE to augment our supply of Moly. While this additional Moly supply allowed us to continue to manufacture and sell technetium generators during the NRU reactor shutdown, this replacement Moly production capacity was not, and for the immediate future will not be, able to replace the quantity of supply we otherwise receive from Nordion. Moreover, any further disruption of service from any of our Moly suppliers could have a material adverse effect on our business, results of operations, financial condition and cash flows. We are also pursuing additional sources of Moly from potential new producers around the world to further augment our current supply, but we cannot assure you that these possible additional sources of Moly will result in commercial quantities of Moly for our business, or that these new suppliers together with our current suppliers will be able to deliver a sufficient quantity of Moly to meet our needs.

        U.S., Canadian and international governments have encouraged the development of a number of alternative Moly production projects with existing reactors and technologies as well as new technologies. However, the Moly produced from these projects will likely not become available until 2013, if ever.

        With the general instability in the global supply of Moly and recent supply shortages, we have faced substantial increases in the cost of Moly in comparison to historical costs. We attempt to pass these Moly cost increases on to our customers in our customer contracts. If we are not able to do so in the future, our margins may decline further with respect to our TechneLite generators, which could have a material adverse effect on our business, results of operations, financial condition and cash flows. In addition, the instability in the global supply of Moly resulted in Moly producers requiring, in exchange for fixed Moly prices, supply minimums in the form of take-or-pay obligations. If we are contractually obligated to purchase greater volumes of Moly than we can sell, these supply minimums could have a material adverse effect on our business, results of operations, financial condition and cash flows.

        The Moly supply shortage also had an incremental negative effect on the use of other technetium generator-based diagnostic medical imaging agents, including Cardiolite. With less Moly, we manufactured fewer generators for radiopharmacies and hospitals to make up unit doses of Cardiolite, resulting in decreased share of Cardiolite in favor of Thallium, an older medical isotope that does not require Moly, and other diagnostic modalities. However, we believe that with the return to service of the NRU reactor, Cardiolite sales will benefit. In addition, since the NRU reactor restart, Thallium demand has decreased but not yet to pre-shortage levels, and TechneLite demand has increased, but also not to its pre-shortage levels. We believe that eventually the relative demand for Thallium and TechneLite will return to pre-shortage levels. If the Moly supply challenges again become acute, there may be further negative effects on our business, results of operations, financial condition and cash flows.

Our dependence upon third parties for the manufacture and supply of a substantial portion of our products could prevent us from delivering our products to our customers in the required quantities, within the required timeframe, or at all, which could result in order cancellations and decreased revenues.

        We obtain a substantial portion of our products from third party suppliers. We rely on sole source manufacturing for DEFINITY at Ben Venue Laboratories, Inc. ("BVL") and Ablavar at Covidien PLC. We also rely on BVL for a majority of our Cardiolite supply and certain TechneLite accessories. In addition, for reasons of quality assurance or cost effectiveness, we purchase certain components and raw materials from sole suppliers. Because we do not control the actual production of many of the products we sell, we may be subject to delays caused by interruption in production based on conditions outside of our control. At our North Billerica, Massachusetts facility, we manufacture TechneLite on a relatively new, highly automated production line, as well as Thallium and Gallium using our older cyclotron technology. If we or one of our manufacturing partners experiences an event, including a labor dispute, natural disaster, fire, power outage, security or other issue, we may be unable to manufacture the relevant products at previous levels, if at all. Due to the stringent regulations and requirements of the governing regulatory authorities regarding the manufacture of our products, we may not be able to quickly establish additional or replacement sources for certain components or materials. In July 2010, BVL temporarily shut down the facility where they manufacture DEFINITY, Cardiolite and other products in order to upgrade the facility to meet certain European Medicines Agency ("EMEA") requirements. BVL has planned for the shutdown to run through March 2011. In anticipation, BVL manufactured additional inventory of these products to meet our expected needs during this period. There can be no assurance that BVL's facility will return to service in March 2011 or that the inventory supplied will be sufficient to meet demand for our products during the shutdown period.

        We have initiated technology transfer activities to establish and secure a second source of supply for each of DEFINITY and Ablavar. We cannot assure you, however, that these activities will be maintained, will be successful, or that before such second source manufacturers are fully functional that we will be able to avoid or mitigate possible interim supply shortages. In addition, we cannot assure you that our existing suppliers or any new suppliers can adequately maintain either their financial health or regulatory compliance to allow continued production and supply. A reduction or interruption in manufacturing, or an inability to secure alternative sources of raw materials or components, could have a material adverse effect on our business, results of operations, financial condition and cash flows.

We are highly dependent on payments from third party healthcare payors, including government sponsored programs, particularly Medicare, in the United States and other countries in which we operate, and reductions in third party coverage and reimbursement rates for our products could adversely affect our business and results of operations.

        A substantial portion of our revenue depends, in part, on the extent to which the costs of our products are reimbursed by third party private and governmental payors, including Medicare, Medicaid and other U.S. government sponsored programs as well as other non-U.S. governmental payors and private payors. These third party payors exercise significant control over patient access and increasingly use their enhanced bargaining power to secure discounted rates and other requirements that may increase the cost of service or reduce demand for our products. Our potential customers' ability to obtain appropriate reimbursement for products and services from these third party payors affects the selection of products they purchase and the prices they are willing to pay. If these third party payors do not provide appropriate reimbursement for the costs of our products, deny their coverage or reduce their current levels of reimbursement, healthcare professionals may not prescribe our products and providers and suppliers may not purchase our products. In addition, demand for new products may be limited unless we obtain favorable reimbursement policies (including coverage, coding and payment) from governmental and private third party payors at the time of the product's introduction. Third party payors continually review their coverage policies for existing and new therapies and can deny coverage for treatments that include the use of our products or revise payment policies such that payments do not adequately cover the cost of our products. Even if third party payors make coverage and reimbursement available, such reimbursement may not be adequate or these payors' reimbursement policies may have an adverse effect on our business, results of operations, financial condition and cash flows.

        Over the past several years, Medicare has implemented numerous changes to payment policies for imaging procedures, some of which have had a negative impact on utilization of imaging services. These include limiting payments in physician offices and free-standing imaging facility settings based upon rates paid to hospital outpatient departments, reducing payments for certain imaging procedures when performed together with other imaging procedures in the same family of procedures, and making significant revisions to the methodology for determining the practice expense portion of Medicare payment, which covers physician office expenses, including staff, equipment and supplies. In 2010, the U.S. government's Centers for Medicare and Medicaid Services ("CMS"), which administers the Medicare program, began a four year transition to changes in the practice expense methodology based upon the Physician Practice Information Survey ("PPIS"), which collected information on physician practice expenses by specialty. For 2010, CMS estimated that these and other changes to Medicare payment policy would reduce payments for cardiology services by approximately 8% and for nuclear medicine services by 18%. Cardiology and nuclear medicine are the key specialties performing imaging procedures using our products. Unless Medicare changes its plans to implement the PPIS fully by 2013 or Congress mandates such changes, payments are expected to be reduced further by 2013.

Reforms to the United States healthcare system may adversely affect our business.

        A significant portion of our patient volume is derived from U.S. government healthcare programs, principally Medicare, which are highly regulated and subject to frequent and substantial changes. For example, in March 2010, the President signed one of the most significant healthcare reform measures in decades, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Affordability Reconciliation Act (collectively, the "Healthcare Reform Act"). It contains a number of provisions, including those governing enrollment in federal healthcare programs, reimbursement changes and fraud and abuse, which will impact existing government healthcare programs and will result in the development of new programs. We cannot assure you that the Healthcare Reform Act will not adversely affect our business and financial results, and we cannot predict how future federal or state legislative or administrative changes relating to healthcare reform will affect our business.

        We expect that the Healthcare Reform Act and other healthcare reform measures that may be adopted in the future, such as the Healthcare Reform Act's imposition of a non-deductible excise tax on pharmaceutical manufacturers or importers who sell "branded prescription drugs," could have a material adverse effect on our industry generally and our ability to successfully commercialize our products or could limit or eliminate our spending on development projects.

The Healthcare Reform Act could potentially reduce the number of diagnostic medical imaging procedures performed or could reduce the amount of reimbursements paid for such procedures.

        The Healthcare Reform Act is expected to extend coverage to approximately 32 million previously uninsured Americans. However, we cannot predict how many, if any, of those additional insureds would be current or future candidates for diagnostic medical imaging or, if as a result of such larger pool of insured Americans, the aggregate number of diagnostic medical imaging procedures performed in the United States would increase.

        Further, the implementation of the Healthcare Reform Act could potentially reduce the aggregate number of diagnostic medical imaging procedures performed in the United States. Under the Healthcare Reform Act, referring physicians under the federal self-referral law must inform patients that they may obtain certain diagnostic imaging services from a provider other than that physician, his or her group practice, or another physician in his or her group practice. The referring physician must provide each patient with a written list of other suppliers who furnish such services in the area in which the patient resides. This new information provision could have the effect of shifting where certain diagnostic medical imaging procedures are performed, which could potentially reduce the overall number of diagnostic medical imaging procedures performed.

        For 2010, CMS reduced the per procedure medical imaging reimbursement in the physician office and free-standing imaging facility. CMS intends to transition further reductions in payments through 2013. This could result in physicians or group practices ceasing to provide these services and have the further effect of shifting where certain medical imaging procedures are performed from the physician office and free-standing imaging facility setting to the hospital outpatient setting, which could potentially reduce the overall number of diagnostic medical imaging procedures performed. Further, this could slow the acceptance and introduction of next-generation imaging equipment into the marketplace, which, in turn, could adversely impact the future market adoption of certain of our imaging agents already in the market or currently in clinical or preclinical development. We expect that there will continue to be proposals to reduce or limit Medicare and Medicaid payment for services. To the extent any of these or other provisions of the Healthcare Reform Act have the effect of reducing the aggregate number of diagnostic medical imaging procedures performed in the United States, our business, results of operations, financial condition and cash flows would be adversely affected. See "Business—Regulatory Matters."

        Further, we expect that there will continue to be proposals to reduce or limit Medicare and Medicaid payment for services. Rates paid by private third party payors, including those that provide Medicare supplemental insurance, are based, in part, on established physician, clinic and hospital charges and are generally higher than Medicare payment rates. Reductions in the amount of reimbursement paid for diagnostic medical imaging procedures and changes in the mix of our patients between non-governmental payors and government sponsored healthcare programs and among different types of non-government payor sources, could have a material adverse effect on our business, results of operations, financial condition and cash flows.

Our business and industry are subject to complex and costly regulations. If government regulations are interpreted or enforced in a manner adverse to us or our business, we may be subject to enforcement actions, penalties, exclusion and other material limitations on our operations.

        Both before and after the approval of our products and product candidates, we, our products, product candidates, operations, facilities, suppliers, distributors, contract manufacturers, contract research organizations and contract testing laboratories are subject to extensive regulation by federal, state and local government agencies in the United States as well as non-U.S. and transnational laws and regulations, with regulations differing from country to country. In the United States, the FDA regulates, among other things, the pre-clinical testing, clinical trials, manufacturing, safety, efficacy, potency, labeling, storage, record keeping, quality systems, advertising, promotion, sale, distribution, and import and export of drug products. We are required to register our business for permits and/or licenses with, and comply with the stringent requirements of the FDA, the U.S. Drug Enforcement Agency ("DEA"), the U.S. Nuclear Regulatory Commission (the "NRC"), the U.S. Department of Health and Human Services ("HHS"), Health Canada, the EMEA, state and provincial boards of pharmacy, state and provincial health departments and other state and provincial agencies.

        For example, we are required to report certain adverse events and production problems, if any, to the FDA, and to comply with requirements concerning advertising and promotion for our products. Also, quality control and manufacturing procedures at our own facility and at third party suppliers must conform to current Good Manufacturing Practices ("cGMP") regulations after approval, and the FDA periodically inspects manufacturing facilities to assess compliance with cGMPs. Accordingly, we and others with whom we work must expend time, money, and effort in all areas of regulatory compliance, including manufacturing, production, and quality control.

        In addition, we are subject to laws and regulations that govern financial and other arrangements among healthcare providers, including federal and state anti-kickback statutes, federal and state false claims laws and regulations, beneficiary inducement laws and regulations, and other fraud and abuse laws and regulations.

        For example, we recently entered into a Medicaid Drug Rebate Agreement, which could subject us to potential liability under the False Claims Act. Although we and most of our competitors have not previously entered into such an agreement and it is unclear that it is required, we have received inquiries from several states and recently decided to enter into such agreement. Determination of the rebate amount for our products under the Medicaid program, as well as determination of payment amounts under Medicare and certain other third party payers, including government payers, depends upon information reported by us to the government. If we provide customers or government officials with inaccurate information about the products' eligibility for reimbursement, or the products fail to satisfy eligibility requirements, we could be subject to potential liability under the False Claims Act or other laws and regulations.

        Additionally, funds received under all healthcare reimbursement programs are subject to audit with respect to the proper billing. Our customers engage in billing and as such, retroactive adjustments of revenue from these programs could occur.

        Failure to comply with other requirements and restrictions placed upon us by laws and regulations can result in fines, civil and criminal penalties, program exclusion and debarment. Possible consequences of such actions could include:

  •
  substantial modifications to our business practices and operations; a total or partial shutdown of production in one or more of our facilities while we remediate the alleged violation;

  •
  delays in or the inability to obtain future pre-market clearances or approvals; and

  •
  withdrawals or suspensions of current products from the market.

        Regulations are subject to change as a result of legislative, administrative or judicial action, which may also increase our costs or reduce sales. Violation of any of these regulatory schemes, individually or collectively, could disrupt our business and have a material adverse affect on our business, results of operations, financial condition and cash flows.

It is time consuming and costly to obtain regulatory approval for our product candidates, which could delay or prevent us from being able to generate revenue from product sales.

        We are not permitted to market our product candidates in the United States or other countries until we have received requisite regulatory approvals. For example, securing FDA approval requires the submission of a new drug application ("NDA") to the FDA for our drug candidates. The NDA must include extensive nonclinical and clinical data and supporting information to establish the product candidate's safety and effectiveness for each indication. The NDA must also include significant information regarding the chemistry, manufacturing and controls for the product. The FDA review process can take many years to complete, and approval is never guaranteed. If a product is approved, the FDA may limit the indications for which the product may be marketed, require extensive warnings on the product labeling, impose restricted distribution programs, require expedited reporting of certain adverse events, or require costly ongoing requirements for post-marketing clinical studies and surveillance or other risk management measures to monitor the safety or efficacy of the product candidate. Markets outside of the United States also have requirements for approval of drug candidates with which we must comply prior to marketing. Obtaining regulatory approval for marketing of a product candidate in one country does not ensure we will be able to obtain regulatory approval in other countries, but a failure or delay in obtaining regulatory approval in one country may have a negative effect on the regulatory process in other countries. Also, any regulatory approval of any of our products or product candidates, once obtained, may be withdrawn. Approvals might not be granted on a timely basis, if at all.

        Any failure or significant delay in completing clinical trials for our product candidates, or in receiving regulatory approval for the sale of our product candidates, may severely harm our business and delay or prevent us from being able to generate revenue from product sales. See "—Our business and industry are subject to complex and costly regulations. If government regulations are interpreted or enforced in a manner adverse to us or our business, we may be subject to enforcement actions, penalties and other material limitations on our operations."

Challenges with product quality or product performance, including defects, caused by us or our suppliers could result in a decrease in customers and sales, unexpected expenses and loss of market share.

        The manufacture of our products is highly exacting and complex and must meet stringent quality requirements, due in part to strict regulatory requirements, including the FDA's cGMPs. Problems may arise during manufacturing for a variety of reasons including equipment malfunction, failure to follow specific protocols and procedures, defective raw materials and environmental factors. Additionally, manufacturing flaws, component failures, design defects, off-label uses or inadequate disclosure of product-related information could result in an unsafe condition or the injury or death of a patient. Such events could lead to a recall of, or issuance of a safety alert relating to, our products. We also may undertake voluntarily to recall products or temporarily shut down production lines based on internal safety and quality monitoring and testing data.

        These problems could cause us to incur significant costs, including costs to replace products, lost revenue, damage to customer relationships, time and expense spent investigating the cause, and potentially cause similar losses with respect to other products. Such problems could also divert the attention of our management research and development personnel from product development efforts. If we deliver products with defects, or if there is a perception that our products contain errors or defects, we could incur recall and product liability costs, and our credibility and the market acceptance and sales of our products could materially decline. Due to the strong name recognition of our brands, an adverse event involving one of our products could result in reduced market acceptance and demand for all products within that brand, and could harm our reputation and our ability to market our products in the future. In some circumstances, adverse events arising from or associated with the design, manufacture or marketing of our products could result in the suspension or delay of regulatory reviews of our applications for new product approvals. Such problems could have a material adverse effect on our business, results of operations, financial condition and cash flows.

Our marketing and sales practices may contain risks that could result in significant liability, require us to change our business practices and restrict our operations in the future.

        We are subject to federal, state and local laws targeting fraud and abuse in the healthcare industry, including the federal fraud and abuse law (the "Federal Anti-Kickback Statute"), the False Claims Act, the Foreign Corrupt Practices Act, the self-referral laws and restrictions on the promotion of off-label uses of our products. Violations of these laws are punishable by criminal or civil sanctions, including substantial fines, imprisonment and exclusion from participation in healthcare programs such as Medicare and Medicaid as well as health programs outside the United States. These laws and regulations are complex and subject to changing interpretation and application, which could restrict our sales or marketing practices. Even minor, inadvertent irregularities in claim submissions could potentially give rise to a charge that the law has been violated. Although we believe we maintain an appropriate compliance program, it may not be adequate in the detection or prevention of violations and/or the relevant regulatory authorities may disagree. Additionally, if there is a change in law, regulation or administrative or judicial interpretations, we may have to change one or more of our business practices to be in compliance with these laws. Required changes could be costly and time consuming. The recently enacted Healthcare Reform Act imposes new reporting and disclosure requirements on device and drug manufacturers for any "transfer of value" made or distributed to prescribers and other healthcare providers, effective March 30, 2013. Such information will be made publicly available in a searchable format beginning September 30, 2013. In addition, device and drug manufacturers will also be required to report and disclose any investment interests held by physicians and their immediate family members during the preceding calendar year. Failure to submit required information may result in civil monetary penalties of up to $150,000 per year (and up to $1 million per year for "knowing failures"), for all payments, transfers of value or ownership or investment interests not reported in an annual submission. Finally, under the Healthcare Reform Act, effective April 1, 2012, pharmaceutical manufacturers and distributors must provide the HHS with an annual report on the drug samples they provide to physicians.

        The Healthcare Reform Act also provides greater financial resources to be allocated to enforcement of these laws and regulations and lower proof-standards for the Federal Anti-Kickback Statute and criminal healthcare fraud statutes, which may increase overall compliance costs for industry participants, including us. A person or entity no longer needs to have actual knowledge of this statute or specific intent to violate it. In addition, the Healthcare Reform Act provides that the government may assert that a claim including items or services resulting from a violation of the Federal

Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the false claims statutes. The violation of these laws, or our exclusion from such programs as Medicare, Medicaid and other governmental programs, a result of a violation of such laws, could have a material adverse effect on our business, results of operations, financial condition and cash flows.

Ultrasound contrast agents may cause side effects which could limit our ability to sell DEFINITY.

        DEFINITY is an ultrasound contrast agent based on perflutren lipid microspheres. In 2007, the FDA received reports of deaths and serious cardiopulmonary reactions following the administration of ultrasound micro-bubble contrast agents used in echocardiography. Four of the 11 reported deaths were caused by cardiac arrest occurring either during infusion or within 30 minutes following the administration of the contrast agent; most of the serious but non-fatal reactions also occurred in this time frame. As a result, in October 2007, the FDA requested that we and GE Healthcare, which distributes Optison, a competitor to DEFINITY, add a boxed warning to these products emphasizing the risk for serious cardiopulmonary reactions and that the use of these products was contraindicated in certain patients. In a strong reaction by the cardiology community to the FDA's new position, a letter was sent to the FDA, signed by 161 doctors, stating that the benefit of these ultrasound contrast agents outweighed the risks and urging that the boxed warning be removed. In May 2008, the FDA substantially modified the boxed warning, which, however, is still in place. Further, the discovery of additional safety issues may result in further changes in labeling or result in restrictions on the approval of our product, including removal of the product from the market. Lingering safety concerns about DEFINITY among some healthcare providers or future unanticipated side effects or safety concerns associated with DEFINITY could have a material adverse effect on the unit sales of this product and our financial condition and results of operations.

Gadolinium-based imaging agents may cause side effects which could limit our ability to sell Ablavar.

        Ablavar is a contrast agent that contains gadolinium. Gadolinium contrast agents have been associated with the development of a very rare skin disease, nephrogenic systemic fibrosis ("NSF"). It has also been reported that NSF may affect the internal anatomy as well as the skin. In May 2007, the FDA requested that manufacturers of all gadolinium-containing contrast agents add a boxed warning and a new warning section that describes the risk of NSF because it is currently impossible to definitively determine whether the extent of risks for developing NSF are the same for all gadolinium-containing agents. In September 2010, the FDA requested that additional safety-related label changes be implemented for all gadolinium-based contrast agents to highlight the risks of NSF. Of the seven gadolinium-based contrast agents currently approved for use in the United States, three of them were required by the FDA to include certain new contraindications relating to severe kidney disease. The FDA required no substantial changes to the Ablavar prescribing information. We are aware of ongoing litigation in the United States relating to the use of imaging agents containing gadolinium. When it was purchased by us from EPIX in April 2009, Ablavar was known as Vasovist. To date, there have been no reported cases of NSF in connection with the administration of Ablavar or, to our knowledge, Vasovist, and neither we nor EPIX have been named as a party or joined in any litigation relating to NSF. We believe that over 90,000 doses of Ablavar and Vasovist have been sold to date. However, in the event Ablavar is directly linked to this very rare disease or other unanticipated side effects, such safety concerns could have a material adverse effect on the sales of this product, and our financial conditions and results of operations.

Our business depends on our ability to introduce new products and adapt to a changing technology and diagnostic landscape.

        The healthcare industry is characterized by continuous technological development resulting in changing customer preferences and requirements. The success of new product development depends on many factors, including our ability to anticipate and satisfy customer needs, obtain regulatory and reimbursement approvals on a timely basis, develop and manufacture products in a cost-effective and timely manner, maintain advantageous positions with respect to intellectual property and differentiate our products from our competitors. To compete successfully in the marketplace, we must make substantial investments in new product development whether internally or externally through licensing or acquisitions. Our failure to introduce new and innovative products in a timely manner would have an adverse effect on our business, results of operations, financial condition and cash flows.

        Even if we are able to develop, manufacture and obtain regulatory and reimbursement approvals for our new products, the success of these products would depend upon market acceptance. Levels of market acceptance for our new products could be affected by a number of factors, including:

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  the availability of alternative products from our competitors, including, in the case of Ablavar, being one of seven gadolinium-based contrast agents currently approved for use in the United States;

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  the price of our products relative to those of our competitors;

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  the timing our market entry;

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  our ability to market and distribute our products effectively, including, in the case of our PET Perfusion Agent ("PPA"), the creation of a complex field-based manufacturing and distribution network involving PET cyclotrons located at radiopharmacies where the agent will be manufactured and distributed rapidly to end-users, given the agent's 110-minute half-life; and

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  market acceptance of our products, including, in the case of DEFINITY, appropriate resources to administer an intravenous agent during an echocardiography procedure, and in the case of PPA, sufficient market penetration of PET cameras to which nuclear cardiologists have reasonable access.

        The field of diagnostic medical imaging is dynamic, with new products, including equipment and agents, continually being developed and existing products continually being refined. Our own diagnostic imaging agents compete not only with other similarly administered imaging agents but also with imaging agents employed in different and often competing diagnostic modalities. New imaging agents in a given diagnostic modality may be developed that provide benefits superior to the then-dominant agent in that modality, resulting in commercial displacement. Similarly, changing perceptions about comparative efficacy and safety including, among other things, comparative radiation exposure, as well as changing availability of supply may favor one agent over another or one modality over another. For example, prior to the recent outage of the NRU reactor, we experienced a slow annual decline in demand for Thallium as a myocardial perfusion imaging agent, in favor of Cardiolite which has superior safety and efficacy characteristics. To the extent there is technological obsolescence in any of our products that we manufacture, resulting in lower unit sales or decreased unit sales prices, we will have increased unit overhead allocable to the remaining share, which could have a material adverse effect on our business, results of operations, financial condition and cash flows. In addition, in the case of a new product such as Ablavar, if we do not ultimately meet our sales expectations for that product or we cannot sell the quantity of that product we are committed to purchase from our manufacturers prior to that product's expiration, we will incur inventory losses and/or losses on our purchase commitments. To the extent any of the products we manufacture become less available because of supply constraints or other events beyond our control, our current customers may begin to favor a competing agent or a competing diagnostic modality which could have a material adverse effect on our business, results of operation, financial condition and cash flows.

        Our current portfolio of products primarily focuses on heart disease and vascular disease. This particular focus, however, may not be in our long-term best interest if the incidence and prevalence of heart disease and vascular disease decrease over time. Despite the aging population in the affluent parts of the world where diagnostic medical imaging is most frequently used, government and private efforts to promote preventative cardiac care through exercise, diet and improved medications could decrease the overall demand for our products, which could have a material adverse effect on our business, results of operations, financial condition and cash flows.

The process of developing new drugs is complex, time-consuming and costly, and the outcome is not certain.

        Two of our pipeline candidates (our PET perfusion contrast agent and our cardiac neuronal imaging agent) are currently in clinical development, while a third pipeline candidate (our vascular remodeling agent) is in pre-clinical development at the lead optimization stage. To obtain regulatory approval for these product candidates, we must conduct extensive human tests, which are referred to as clinical trials, as well as meet other rigorous regulatory requirements. Satisfaction of all regulatory requirements typically takes many years and requires the expenditure of substantial resources. A number of other factors may cause significant delays in the completion of our clinical trials, including unexpected delays in the initiation of clinical sites, slower than projected enrollment, competition with ongoing clinical trials and scheduling conflicts with participating clinicians, regulatory requirements, limits on manufacturing capacity and failure of a product candidate to meet required standards for administration to humans. In addition, it may take longer than we project to achieve study endpoints and complete data analysis for a trial. Given the cost and complexity associated with conducting later stage clinical trials, we are currently considering seeking one or more development and commercialization partners to assist us with our PET perfusion agent. We may also consider outlicensing other pipeline products in the future. Depending upon the terms that we can negotiate with one or more prospective partners, the development of our pipeline candidates could be delayed by the timing of the consummation of such transactions as well as factors specific to the partner or partners involved.

        Our product candidates are also prone to the risks of failure inherent in drug development and testing. The results of preliminary studies do not predict clinical success, and larger and later-stage clinical trials may not produce the same results as earlier-stage trials. Sometimes, product candidates that have shown promising results in early clinical trials have subsequently suffered significant setbacks in later clinical trials. Product candidates in later-stage clinical trials may fail to show desired safety and efficacy traits, despite having progressed through initial clinical testing. Further, the data collected from clinical trials of our product candidates may not be sufficient to support regulatory approval, or regulators could interpret the data differently and less favorably than we do. Further, the design of a clinical trial can determine whether its results will support approval of a product, and flaws in the design of a clinical trial may not become apparent until the clinical trial is well advanced. Clinical trials of potential products often reveal that it is not practical or feasible to continue development efforts. Regulatory authorities may require us or our partners to conduct additional clinical testing, in which case we would have to expend additional time and resources. The approval process may also be delayed by changes in government regulation, future legislation or administrative action or changes in regulatory policy that occur prior to or during regulatory review. The failure to provide clinical and preclinical data that are adequate to demonstrate to the satisfaction of the regulatory authorities that our product candidates are safe and effective for their proposed use will delay or preclude approval and will prevent us from marketing those products.

        Even if our product candidates proceed successfully through clinical trials and receive regulatory approval, there is no guarantee that an approved product can be manufactured in commercial quantities at reasonable cost or that such a product will be successfully marketed. For example, our PPA will require the creation of a complex, field-based manufacturing and distribution network involving PET cyclotrons located at radiopharmacies where the agent will be manufactured and distributed rapidly to end-users, given the agent's 110-minute half-life. Our development costs will increase if we are required to complete additional or larger clinical trials with respect to product candidates. If the delays or costs are significant, our financial results and our ability to commercialize our product candidates will be adversely affected.

In the United States, we are heavily dependent on a few large customers to generate a majority of our revenues for our nuclear imaging products. Outside of the United States, we rely on distributors to generate a substantial portion of our revenue.

        In the United States, we rely on a limited number of radiopharmacy chains, primarily Cardinal Health, Inc. ("Cardinal"), United Pharmacy Partners, Inc. ("UPPI") and GE Healthcare, to distribute our current largest volume nuclear imaging products and generate a majority of our revenues. These three customers accounted for approximately 55% of our total revenues in 2009, with Cardinal, UPPI and GE Healthcare accounting for 30%, 16% and 9%, respectively. In June 2010, Triad Isotopes, a member of UPPI then with 26 radiopharmacies in its specific group, completed the purchase of 37 additional U.S. radiopharmacies from Covidien. Among the existing radiopharmacies in the United States, continued consolidation or reorganization may have a negative effect on our business, results of operations, financial condition or cash flows. We generally have distribution arrangements with our major radiopharmacy customers pursuant to multi-year contracts, each of which is subject to renewal, from as soon as December 2010 until as late as December 2014. If we cannot renew these contracts, it could have a material adverse effect on our business, results of operations, financial condition and cash flows.

        Outside of the United States, Canada, Australia and Puerto Rico, we have no radiopharmacies or sales force and therefore rely on distributors, either on a country-by-country basis or on a multi-country, regional basis, to market, distribute and sell our products. These distributors accounted for approximately 29% of total non-U.S. revenues in 2009. In certain circumstances, these distributors may also sell competing products to our own or products for competing diagnostic modalities. As a result, we cannot assure you that our international distributors will increase or maintain our current levels of unit sales or increase or maintain our current unit pricing, which, in turn, could have a material adverse effect on our business, results of operations, financial condition and cash flows.

        To the extent that we enter into a development and commercialization arrangement for one or more of our pipeline candidates and are successful in obtaining regulatory and reimbursement approval for such candidate or candidates, we will likely have to share some of the economic benefits that those products generate with our partner or partners.

In the ordinary course of business, we may be subject to product liability claims and lawsuits, including potential class actions, alleging that our products have resulted or could result in an unsafe condition or injury.

        Any product liability claim brought against us, with or without merit, could be costly to defend and could result in an increase of our insurance premiums. Although we have not had any such claims to date, claims that could be brought against us might not be covered by our insurance policies. Furthermore, even where the claim is covered by our insurance, our insurance coverage might be inadequate and we would have to pay the amount of any settlement or judgment that is in excess of our policy limits, which we believe are consistent with other pharmaceutical companies in the diagnostic medical imaging industry. We may not be able to obtain insurance on terms acceptable to us or at all, since insurance varies in cost and can be difficult to obtain. Our failure to maintain adequate insurance coverage or successfully defend against product liability claims could have a material adverse effect on our business, results of operations, financial condition and cash flows.

We use hazardous materials in our business and must comply with environmental laws and regulations, which can be expensive.

        Our operations use hazardous materials and produce hazardous wastes, including radioactive, chemical and in certain circumstances biological materials and wastes. We are subject to a variety of federal, state and local laws and regulations as well as non-U.S. laws and regulations relating to the transport, use, handling, storage and disposal of, and exposure to, these materials and wastes. Environmental laws and regulations are complex, change frequently and have become more stringent over time. We are required to obtain, maintain and renew various environmental and nuclear permits. Although we believe that our safety procedures for transporting, using, handling, storing and disposing of, and limiting exposure to, these materials and wastes complies with the standards prescribed by applicable laws and regulations, the risk of accidental contamination or injury cannot be eliminated. We place a high priority in these safety procedures and seek to limit any inherent risks. We generally contract with third parties for the disposal of wastes generated by our operations, and, prior to disposal, store any low level radioactive waste at our facilities until the materials are no longer considered radioactive. We cannot assure you that we have been or will be in compliance with environmental and health and safety laws at all times, however we believe we have complied in all material respects with all such laws. If we violate these laws, we could be fined, criminally charged or otherwise sanctioned by regulators. We may be required to incur further costs to comply with current or future environmental and safety laws and regulations. In addition, in the event of accidental contamination or injury from these materials, we could be held liable for any damages that result and any such liability could exceed our resources.

        While we have budgeted for future capital and operating expenditures to maintain compliance with these laws and regulations, we cannot assure you that our costs of complying with current or future environmental protection, health and safety laws and regulations will not exceed our estimates or adversely affect our results of operations and financial condition. Further, we cannot assure you that we will not be subject to additional environmental claims for personal injury or cleanup in the future based on our past, present or future business activities.

If we are unable to protect our intellectual property, our competitors could develop and market products with features similar to our products, and demand for our products may decline.

        Our commercial success will depend in part on obtaining and maintaining patent protection and trade secret protection of our technologies and product candidates as well as successfully defending these patents and trade secrets against third party challenges. We will only be able to protect our intellectual property from unauthorized use by third parties to the extent that valid and enforceable patents or trade secrets cover them.

        The patent positions of pharmaceutical and biotechnology companies can be highly uncertain and involve complex legal and factual questions for which important legal principles remain unresolved. In addition, changes in either the patent laws or in interpretations of patent laws in the United States or other countries may diminish the value of our intellectual property. Accordingly, we cannot predict the breadth of claims that may be allowed or enforced in our patents or in third party patents.

        The degree of future protection for our proprietary rights is uncertain because legal means afford only limited protection and may not adequately protect our rights or permit us to gain or keep our competitive advantage. For example:

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  we might not have been the first to make the inventions covered by each of our pending patent applications and issued patents, and we could lose our patent rights as a result;

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  we might not have been the first to file patent applications for these inventions or our patent applications may not have been timely filed, and we could lose our patent rights as a result;

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  others may independently develop similar or alternative technologies or duplicate any of our technologies;

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  it is possible that none of our pending patent applications will result in any further issued patents;

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  our issued patents may not provide a basis for commercially viable drugs, may not provide us with any protection from unauthorized use of our intellectual property by third parties, and may not provide us with any competitive advantages;

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  our patent applications or patents may be subject to interference, opposition or similar administrative proceedings;

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  we may not develop additional proprietary technologies that are patentable; or

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  the patents of others may have an adverse effect on our business.

        Moreover, the issuance of a patent is not conclusive as to its validity or enforceability. A third party may challenge the validity or enforceability of a patent even after its issuance by the U.S. Patent and Trademark Office. It is also uncertain how much protection, if any, will be afforded by our patents if we attempt to enforce them and they are challenged in court or in other proceedings, such as oppositions, which may be brought in U.S. or non-U.S. jurisdictions to challenge the validity of a patent.

        The defense and prosecution of intellectual property suits, interferences, oppositions and related legal and administrative proceedings in the United States are costly, time consuming to pursue and result in diversion of resources. The outcome of these proceedings is uncertain and could significantly harm our business. If we are not able to defend the patents of our technologies and products, then we will not be able to exclude competitors from marketing products that directly compete with our products, which could have a material adverse effect on our business, results of operations, financial condition and cash flows.

        We will also rely on trade secrets to protect our technology, especially where we do not believe patent protection is appropriate or obtainable. However, trade secrets are difficult to protect. We use reasonable efforts to protect our trade secrets, but our employees, consultants, contractors, outside scientific partners and other advisors may unintentionally or willfully disclose our confidential information to competitors or other third parties. Enforcing a claim that a third party improperly obtained and is using our trade secrets is expensive and time consuming, and the outcome is unpredictable. In addition, courts outside the United States are sometimes less willing to protect trade secrets. Moreover, our competitors may independently develop equivalent knowledge, methods and know-how. We often rely on confidentiality agreements with our collaborators, employees, consultants and other third parties and invention assignment agreements with our employees to protect our trade secrets and other know-how and proprietary information concerning our business. These confidentiality agreements may not prevent unauthorized disclosure of trade secrets and other proprietary information, and there can be no guarantee that an employee or an outside party will not make an unauthorized disclosure of our trade secrets, other technical know-how or proprietary information. We may not have adequate remedies for any unauthorized disclosure. This might happen intentionally or inadvertently. It is possible that a competitor will make use of such information, and that our competitive position will be compromised, in spite of any legal action we might take against persons making such unauthorized disclosures, which could have a material adverse effect on our business, results of operations, financial condition and cash flows.

        We rely on our trademarks, trade names, and brand names to distinguish our products from the products of our competitors, and have registered or applied to register many of these trademarks, including DEFINITY, Cardiolite, TechneLite, Ablavar, Neurolite and Lantheus Medical Imaging, Inc. We cannot assure you that our trademark applications will be approved. Third parties may also oppose our trademark applications, or otherwise challenge our use of the trademarks. If our trademarks are successfully challenged, we could be forced to rebrand our products, which could result in loss of brand recognition, and could require us to devote resources advertising and marketing new brands. Further, we cannot assure you that competitors will not infringe our trademarks, or that we will have adequate resources to enforce our trademarks.

We may be subject to claims that we have infringed, misappropriated or otherwise violated the patent or other intellectual property rights of a third party. The outcome of any such claims is uncertain and any unfavorable result could adversely affect our business, financial condition and results of operations.

        We may be subject to claims by third parties that we have infringed, misappropriated or otherwise violated their intellectual property rights. While we believe that the products that we currently manufacture using our proprietary technology do not infringe upon or otherwise violate proprietary rights of other parties or that meritorious defenses would exist with respect to any assertions to the contrary, we cannot assure you that we would not be found to infringe on or otherwise violate the proprietary rights of others.

        We may be subject to litigation over infringement claims regarding the products we manufacture or distribute. This type of litigation can be costly and time consuming and could generate significant expenses, damage payments (potentially including treble damages) or restrictions or prohibitions on our use of our technology, which could adversely affect our results of operations. In addition, if we are found to be infringing on proprietary rights of others, we may be required to develop non-infringing technology, obtain a license (which may not be available on reasonable terms, or at all), make substantial one-time or ongoing royalty payments, or cease making, using and/or selling the infringing products, any of which could have a material adverse effect on our business, results of operations, financial condition and cash flows.

We face significant competition in our business and may not be able to compete effectively.

        The market for diagnostic medical imaging agents is highly competitive and continually evolving. Our principal competitors in existing diagnostic modalities include large, global companies with substantial financial, manufacturing, sales and marketing, and logistics resources that are more diversified than us, such as Covidien, GE Healthcare, Bayer Schering Pharma AG and Bracco Diagnostics Inc. ("Bracco"), as well as other competitors. We cannot anticipate their competitive actions, such as price reductions on products that are comparable to our own, development of new products that are more cost-effective or have superior performance than our current products, and the introduction of generic versions when our proprietary products lose their patent protection. Our current or future products could be rendered obsolete or uneconomical as a result of this competition. Our failure to compete effectively could cause us to lose market share to our competitors and have a material adverse effect on our business, results of operations, financial condition and cash flows.

        Generic competition has eroded our share for Cardiolite and will likely continue to do so. We are currently aware of four separate generic offerings of sestamibi, the first of which launched in September 2008. Management believes our share of the MPI segment decreased from approximately one half to approximately one third of the entire segment from 2008 through September 30, 2010. Cardiolite accounted for approximately 64%, 60% and 33% of our total revenues in 2007, 2008 and 2009, respectively. To the extent generic competitors further reduce their prices, we may be forced to further reduce the price of Cardiolite, which would have an adverse effect on our business, results of operations, financial condition and cash flows.

We may be adversely affected by the current economic environment.

        Our ability to attract and retain customers, invest in and grow our business and meet our financial obligations depends on our operating and financial performance, which, in turn, is subject to numerous factors, including the prevailing economic conditions and financial, business and other factors beyond our control, such as the rate of unemployment and the number of uninsured persons in the United States. We cannot anticipate all the ways in which the current economic climate and financial market conditions could adversely impact our business.

        We are exposed to risks associated with reduced profitability and the potential financial instability of our customers, many of whom may be adversely affected by the volatile conditions in the financial markets. For example, unemployment and underemployment, and the resultant loss of insurance, may decrease the demand for healthcare services and pharmaceuticals. If fewer patients are seeking medical care because they do not have insurance coverage, our customers may experience reductions in profitability and/or cash flow problems that could lead them to modify, delay or cancel orders for our products. If customers are not successful in generating sufficient revenue or are precluded from securing financing, they may not be able to pay, or may delay payment of, accounts receivable that are owed to us. This, in turn, could adversely affect our financial condition and liquidity. In addition, if economic challenges in the United States result in widespread and prolonged unemployment, either regionally or on a national basis, prior to the effectiveness of certain provisions of the Healthcare Reform Act, a substantial number of people may become uninsured or underinsured. In turn, this may lead to fewer individuals pursuing or being able to afford diagnostic medical imaging procedures. To the extent economic challenges result in fewer procedures being performed, our business, results of operations, financial condition and cash flows could be adversely affected.

Our business is subject to international economic, political and other risks that could negatively affect our results of operations or financial position.

        For the year ended December 31, 2009 and the nine months ended September 30, 2010, 23.2% and 25.1%, respectively, of our total revenues were derived from countries outside the United States. We anticipate that revenue from non-U.S. operations may grow. Accordingly, our business is subject to risks associated with doing business internationally, including:

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  less stable political and economic environments and changes in a specific country's or region's political or economic conditions;

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  potential negative consequences from changes in tax laws affecting our ability to repatriate profits;

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  unfavorable labor regulations;

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  greater difficulties in relying on non-U.S. courts to enforce either local or U.S. laws, particularly with respect to intellectual property;

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  greater difficulties in managing and staffing non-U.S. operations;

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  the need to ensure compliance with the numerous regulatory and legal requirements applicable to our business in each of these jurisdictions and to maintain an effective compliance program to ensure compliance with these requirements;

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  currency fluctuations;

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  changes in trade policies, regulatory requirements and other barriers;

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  civil unrest or other catastrophic events; and

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  longer payment cycles of non-U.S. customers and difficulty collecting receivables in non-U.S. jurisdictions.

        These factors are beyond our control. The realization of any of these or other risks associated with operating in non-U.S. countries could have a material adverse effect on our business, results of operations or financial condition.

We face currency and other risks associated with international sales.

        We generate significant revenue from export sales, as well as from operations conducted outside the United States. During 2009 and the first nine months of 2010, the net impact of foreign currency changes on transactions was a gain of $794,000 and a loss of $415,000, respectively. Operations outside the United States expose us to risks including fluctuations in currency values, trade restrictions, tariff and trade regulations, U.S. export controls, non-U.S. tax laws, shipping delays, and economic and political instability. For example, violations of U.S. export controls could result in fines and the suspension or loss of export privileges which could have a material adverse affect on our business, results of operations, financial conditions and cash flows.

        The functional currency of each of our non-U.S. operations is generally the local currency. Exchange rates between some of these currencies and U.S. Dollars have fluctuated significantly in recent years and may do so in the future. Historically, we have not used derivative financial instruments or other financial instruments to hedge such economic exposures. It is possible that fluctuations in exchange rates will have a negative effect on our results of operations.

U.S. credit markets may impact our ability to obtain financing or increase the cost of future financing, including, in the event we obtain financing with a variable interest rate, interest rate fluctuations based on macroeconomic conditions that are beyond our control.

        As of September 30, 2010, we had total consolidated debt of approximately $250.0 million. Our senior secured credit facilities provide for a $42.5 million revolving credit facility, under which we currently have no amounts outstanding. During periods of volatility and disruption in the U.S. credit markets, obtaining additional or replacement financing may be more difficult and the cost of issuing new debt or replacing our senior secured credit facilities could be higher than under our current facility. Higher cost of new debt may limit our ability to have cash on hand for working capital, capital expenditures and acquisitions on terms that are acceptable to us. Additionally, our revolving credit facility has a variable interest rate. By its nature, a variable interest rate will move up or down based on changes in the economy and other factors, all of which are beyond our control. If interest rates increase, our interest expense could increase, affecting earnings and reducing cash flows available for working capital, capital expenditures and acquisitions.

Many of our customer relationships outside of the United States are, either directly or indirectly, with governmental entities, and we could be adversely affected by violations of the U.S. Foreign Corrupt Practices Act and similar worldwide anti-bribery laws outside the United States.

        The U.S. Foreign Corrupt Practices Act and similar worldwide anti-bribery laws in non-U.S. jurisdictions generally prohibit companies and their intermediaries from making improper payments to non-U.S. officials for the purpose of obtaining or retaining business. Because of the predominance of government-sponsored healthcare systems around the world, many of our customer relationships outside of the United States are, either directly or indirectly, with governmental entities and are therefore subject to such anti-bribery laws. Our policies mandate compliance with these anti-bribery laws. We operate in many parts of the world that have experienced governmental corruption to some degree, and in certain circumstances strict compliance with anti-bribery laws may conflict with local customs and practices. Despite our training and compliance programs, our internal control policies and procedures may not always protect us from reckless or criminal acts committed by our employees or agents. Violations of these laws, or allegations of such violations, could disrupt our business and result in a material adverse effect on our results of operations, financial condition and cash flows.

Our business depends on the continued effectiveness and availability of our information technology infrastructure, and failures of this infrastructure could harm our operations.

        To remain competitive in our industry, we must employ information technologies to support manufacturing processes, quality processes, distribution, R&D and regulatory applications that capture, manage and analyze the large streams of data generated in our clinical trials in compliance with applicable regulatory requirements. We rely extensively on technology to allow the concurrent conduct of work sharing around the world. As with all information technology, our systems are vulnerable to potential damage or interruptions from fires, blackouts, telecommunications failures and other unexpected events, as well as to break-ins, sabotage or intentional acts of vandalism. Given the extensive reliance of our business on technology, any substantial disruption or resulting loss of data that is not avoided or corrected by our backup measures could harm our business, operations and financial condition.

We may not be able to hire or retain the number of qualified personnel, particularly scientific, medical and sales personnel, required for our business, which would harm the development and sales of our products and limit our ability to grow.

        Competition in our industry for highly skilled scientific, healthcare and sales personnel is intense. If we are unable to retain our existing personnel, or attract and train additional qualified personnel, either because of competition in our industry for such personnel or because of insufficient financial resources, our growth may be limited and it could have a material adverse effect on our business.

If we lose the services of our key personnel, our business could be adversely affected.

        Our success is substantially dependent upon the performance, contributions and expertise of our chief executive officer, executive leadership and senior management team. Don Kiepert, our Chief Executive Officer and President, and other members of our executive leadership and senior management team play a significant role in generating new business and retaining existing customers. We have employment agreements with Messrs. Pickering and Kiepert and a limited number of other individuals on our executive leadership team, although we cannot prevent them from terminating their employment with us. We do not maintain key man life insurance policies on any of our executive officers. Our inability to retain our existing executive leadership and senior management team or attract and retain additional qualified personnel could have a materially adverse effect on our business.

We will incur substantial ongoing costs as a result of being obligated to file reports under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and our management will be required to devote substantial time to new compliance initiatives.

        In connection with this exchange offer, we will be required to file annual, quarterly and current reports under the Exchange Act with the Commission with respect to our business and financial condition. In addition, the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act") and the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as well as rules subsequently implemented by the Commission have imposed various requirements on public companies, including the establishment and maintenance of effective disclosure controls and procedures, internal controls and corporate governance practices. Accordingly, we will incur significant legal, accounting and other expenses that we did not incur as a private company.

        The Sarbanes-Oxley Act requires, among other things, that we maintain effective internal controls for financial reporting and disclosure. While we currently have internal policies and procedures in place relating to financial reporting which are adequate for a privately-held company, we are not yet in compliance with the Sarbanes-Oxley Act. In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal controls over financial reporting to be compliant with the Sarbanes-Oxley Act, significant resources and management oversight will be required. This may divert management's attention from other business concerns which could harm our business, results of operations and financial condition, and substantially increase our accounting, legal and compliance costs.

Risks Related to the Notes

We have a substantial amount of indebtedness which may limit our financial and operating activities and may adversely affect our ability to incur additional debt to fund future needs.

        As of September 30, 2010, we had approximately $250.0 million of total indebtedness consisting entirely of the notes subject to the exchange offer, which notes mature May 15, 2017. In addition, we have up to $42.5 million of additional borrowing capacity under our revolving credit facility. Our substantial indebtedness and any future indebtedness we incur could:

  •
  require us to dedicate a substantial portion of cash flow from operations to the payment of principal, and interest on, indebtedness, thereby reducing the funds available for other purposes;

  •
  make it more difficult for us to satisfy and comply with our obligations with respect to the notes, namely the payment of principal and interest;

  •
  subject us to increased sensitivity to interest rate increases;

  •
  make us more vulnerable to economic downturns, adverse industry conditions or catastrophic external events;

  •
  limit our ability to withstand competitive pressures;

  •
  reduce our flexibility in planning for or responding to changing business, industry and economic conditions; and/or

  •
  place us at a competitive disadvantage to competitors that have relatively less debt than we have.

        In addition, our substantial level of indebtedness could limit our ability to obtain additional financing on acceptable terms, or at all, for working capital, capital expenditures and general corporate purposes. Our liquidity needs could vary significantly and may be affected by general economic conditions, industry trends, performance and many other factors not within our control.

Despite our substantial indebtedness, we may incur more debt, which could exacerbate the risks described above.

        We and our subsidiaries may be able to incur substantial additional indebtedness in the future subject to the limitations contained in the agreements governing our debt. Although these agreements restrict us and our restricted subsidiaries from incurring additional indebtedness, these restrictions are subject to important exceptions and qualifications. For example, we are generally permitted to incur certain indebtedness, including indebtedness to finance acquisitions of similar businesses, indebtedness arising in the ordinary course of business (such as workers' compensation claims), indebtedness among restricted subsidiaries and us and indebtedness relating to hedging obligations. We are also permitted to incur indebtedness so long as we comply with a fixed charge coverage ratio of 2.0 to 1.0, determined on a pro forma basis for the most recently completed four fiscal quarters. See "Description of the Notes—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock." If we or our subsidiaries incur additional debt, the risks that we and they now face as a result of our high leverage could intensify. In addition, the indenture governing the notes and the agreement governing our revolving credit facility will not prevent us from incurring obligations that do not constitute indebtedness under the agreements.

Our debt agreements contain restrictions that will limit our flexibility in operating our business.

        The indenture governing the notes and the agreement governing our revolving credit facility contain various covenants that limit our ability to engage in specified types of transactions. These covenants limit our and our restricted subsidiaries' ability to, among other things:

  •
  incur additional debt;

  •
  pay dividends or make other distributions;

  •
  redeem stock;

  •
  issue stock of subsidiaries;

  •
  make certain investments;

  •
  create liens;

  •
  enter into transactions with affiliates; and

  •
  merge, consolidate or transfer all or substantially all of our assets.

        Additionally, the agreement governing our revolving credit facility requires us to maintain certain financial ratios. A breach of any of these covenants could result in a default under the indenture governing the notes and the agreement governing our revolving credit facility. We may also be unable to take advantage of business opportunities that arise because of the limitations imposed on us by the restrictive covenants under our indebtedness.

We may not be able to generate sufficient cash flow to meet our debt service obligations.

        Our ability to generate sufficient cash flow from operations to make scheduled payments on our debt obligations, which are expected to be approximately $24.4 million per year, will depend on our future financial performance, which will be affected by a range of economic, competitive and business factors, many of which are outside of our control. If we do not generate sufficient cash flow from operations to satisfy our debt obligations, including interest payments and the payment of principal at maturity, we may have to undertake alternative financing plans, such as refinancing or restructuring our debt, selling assets, entering into corporate collaborations or licensing arrangements for one or more of our product candidates, reducing or delaying capital investments or seeking to raise additional capital. We cannot assure you that any refinancing would be possible, that any assets could be sold, licensed or partnered, or, if sold, licensed or partnered, of the timing of the transactions and the amount of proceeds realized from those transactions, that additional financing could be obtained on acceptable terms, if at all, or that additional financing would be permitted under the terms of our various debt instruments then in effect. Furthermore, our ability to refinance would depend upon the condition of the finance and credit markets. Our inability to generate sufficient cash flow to satisfy our debt obligations, or to refinance our obligations on commercially reasonable terms or on a timely basis, would have an adverse effect on our business, results of operations and financial condition.

Your right to receive payments on the notes is effectively subordinated to the rights of our existing and future secured creditors. Further, the guarantees of the notes will be effectively subordinated to all of the guarantors' existing and future secured indebtedness.

        Holders of our existing or future secured indebtedness and holders of existing or any future secured indebtedness of the guarantors will have claims that are prior to your claims as holders of the notes to the extent of the value of the assets securing that other indebtedness. The notes will be effectively subordinated to all of that secured indebtedness, including indebtedness under our revolving credit facility and any other future senior secured credit facility. In the event of any distribution or payment of our or the guarantors' assets in any foreclosure, dissolution, winding-up, liquidation, reorganization or other bankruptcy proceeding, holders of secured indebtedness will have a prior claim to those assets that constitute their collateral. Holders of the notes will participate in the distribution or payment of our and the guarantors' remaining assets ratably with all holders of our and the guarantors' unsecured indebtedness that is deemed to be of the same class as the notes, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the notes. As a result, holders of notes may receive less, ratably, than holders of secured indebtedness.

The notes are effectively subordinated to the liabilities of our subsidiaries that do not guarantee the notes.

        Certain of our subsidiaries, including all of our non-U.S. subsidiaries, will not guarantee the notes. To the extent that any of our subsidiaries do not guarantee the notes, the notes will be structurally subordinated to all existing and future obligations, including indebtedness, of such non-guarantor subsidiaries. The claims of creditors of the non-guarantor subsidiaries, including trade creditors, will have priority as to the assets of those subsidiaries.

        For the nine months ended September 30, 2010, our non-guarantor subsidiaries accounted for approximately 22.0% of our total revenues. In addition, as of September 30, 2010, our non-guarantor subsidiaries held approximately 11.1% of our consolidated assets and had approximately 5.1% of liabilities (including trade payables), to which the notes and guarantees would have been structurally subordinated.

We are permitted to create unrestricted subsidiaries, which will not provide guarantees of the notes or be subject to any of the covenants in the indenture, and we may not be able to rely on the cash flow or assets of those unrestricted subsidiaries to pay our indebtedness.

        Unrestricted subsidiaries will not provide guarantees of the notes or be subject to the covenants under the indenture governing the notes. As a result, our unrestricted subsidiaries will be able to engage in many of the activities that we and our restricted subsidiaries are prohibited or limited from doing under the terms of the indenture governing the notes, such as selling, conveying or distributing assets, incurring additional debt, pledging assets, guaranteeing debt, paying dividends, making investments and entering into mergers or other business combinations, subject to certain restrictive covenants in any of their financing documents, as applicable. These actions could be detrimental to our ability to make payments of principal and interest when due and to comply with our other obligations under the notes, and may reduce the amount of our assets that will be available to satisfy your claims should we default on the notes. As of September 30, 2010, we did not have any unrestricted subsidiaries.

We may choose to redeem notes when prevailing interest rates are relatively low.

        We may choose to redeem the notes from time to time, especially when prevailing interest rates are lower than the rate borne by the notes. If prevailing rates are lower at the time of redemption, you would not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the interest rate on the notes being redeemed. Our redemption right also may adversely impact your ability to sell your notes as the optional redemption date or period approaches.

Federal and state statutes allow courts, under specific circumstances, to avoid guarantees and to require noteholders to return payments received from us or the guarantors.

        Our creditors or the creditors of our guarantors could challenge the guarantees as fraudulent conveyances or on other grounds. Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, the delivery of the guarantees could be avoided as fraudulent transfers if a court determined that the applicable guarantor, at the time it incurred the indebtedness evidenced by its guarantee or granted its lien:

  •
  delivered the guarantee with the intent to hinder, delay or defraud its existing or future creditors; or

  •
  received less than reasonably equivalent value or did not receive fair consideration for the delivery of the guarantee, and that such guarantor was insolvent or rendered insolvent at the time it delivered the guarantee;

  •
  was engaged in a business or transaction for which such guarantor's remaining assets constituted unreasonably small capital; or

  •
  intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

        If the guarantees were avoided or limited under fraudulent transfer or other laws, any claim you may make against us for amounts payable on the notes would be effectively subordinated to all of the indebtedness and other obligations of our guarantors, including trade payables and any subordinated indebtedness.

        The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

  •
  the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

  •
  if the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they became absolute and matured; or

  •
  it could not pay its debts as they became due.

        We cannot be sure what standard a court would apply in making these determinations or, regardless of the standard, that a court would not void the guarantees or that any guarantee would not be subordinated to a guarantor's other indebtedness. In a recent Florida bankruptcy case, a similar provision was found to be ineffective to protect the guarantees.

Any future note guarantees provided after the notes are issued could also be avoided by a trustee in bankruptcy.

        The indenture governing the notes provides that certain of our future subsidiaries will guarantee the notes. Any future note guarantee for the benefit of the noteholders might be avoidable by the grantor (as debtor-in-possession) or by its trustee in bankruptcy or other third parties if certain events or circumstances exist or occur. For instance, if the entity granting the future note guarantee were insolvent at the time of the grant and if such grant was made within 90 days, or in certain circumstances, a longer period, before that entity commenced a bankruptcy proceeding, and the granting of the future note guarantee enabled the noteholders to receive more than they would if the grantor were liquidated under Chapter 7 of the U.S. Bankruptcy Code, then such note guarantee could be avoided as a preferential transfer.

We may not be able to fulfill our repurchase obligations with respect to the notes upon a change of control.

        If we experience certain specific change of control events, we will be required to offer to repurchase all of our outstanding notes at 101% of the principal amount of such notes plus accrued and unpaid interest to the date of repurchase. We cannot assure you that we will have available funds sufficient to pay the change of control purchase price for any or all of the notes that might be tendered in the change of control offer.

        The definition of change of control in the indenture governing the notes offered hereby includes a phrase relating to the direct or indirect sale, transfer, conveyance or other disposition of "all or substantially all" of our and our restricted subsidiaries' assets, taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase such notes as a result of a sale, transfer, conveyance or other disposition of less than all of our and our "restricted subsidiaries" assets taken as a whole to another person or group may be uncertain. In addition, a recent Delaware Chancery Court decision raised questions about the enforceability of provisions, which are similar to those in the indenture governing the notes offered hereby, related to the triggering of a change of control as a result of a change in the composition of a board of directors. Accordingly, the ability of a holder of notes to require us to repurchase notes as a result of a change in the composition of our board of directors may be uncertain.

        In addition, our revolving credit facility contains, and any future credit agreement likely will contain, restrictions or prohibitions on our ability to repurchase the notes under certain circumstances. If these change of control events occur at a time when we are prohibited from repurchasing the notes, we may seek the consent of our lenders to purchase the notes or could attempt to refinance the borrowings that contain these prohibitions or restrictions. If we do not obtain our lender's consent or refinance these borrowings, we will not be able to repurchase the notes. Accordingly, the holders of the notes may not receive the change of control purchase price for their notes in the event of a sale or other change of control, which will give the trustee and the holders of the notes the right to declare an event of default and accelerate the repayment of the notes. See "Description of the Exchange Notes—Repurchase at the Option of Holders—Change of Control."

An adverse rating of the notes may cause their trading price to fall.

        Multiple rating agencies have assigned ratings to the notes. As of September 30, 2010, the ratings of the notes with Standard & Poor's Ratings Services and Moody's Investors Service were B+, positive outlook, and B2, stable outlook, respectively. Ratings agencies, however, may lower ratings on the notes or any of our other debt in the future. If rating agencies maintain a lower than-expected rating or reduce, or indicate that they may reduce, their ratings of our debt in the future, the trading price of the notes could significantly decline.

If a bankruptcy petition were filed by or against us, holders of notes may receive a lesser amount for their claim than they would have been entitled to receive under the indenture governing the notes.

        If a bankruptcy petition were filed by or against us under the U.S. Bankruptcy Code after the issuance of the notes, the claim by any holder of the notes for the principal amount of the notes may be limited to an amount equal to the sum of:

  •
  the original issue price for the notes; and

  •
  that portion of the original issue discount, if any, that does not constitute "unmatured interest" for purposes of the U.S. Bankruptcy Code.

        Any original issue discount that was not amortized as of the date of the bankruptcy filing would constitute unmatured interest. Accordingly, holders of the notes under these circumstances may receive a lesser amount than they would be entitled to receive under the terms of the indenture governing the notes, even if sufficient funds are available.

We are indirectly owned and controlled by Avista and their interests may conflict with yours as a creditor.

        Avista and an affiliated co-investment vehicle collectively own approximately 99.5% of Holdings, which is the sole stockholder of Lantheus Intermediate, our parent company. As a result, Avista has the power to elect our board of directors and effectively has control over major decisions regardless of whether holders of the notes believe that any such decisions are in their own best interests. The interests of Avista as an equity holder may conflict with your interests as a holder of the notes. Avista may have an incentive to increase the value of its investment or cause us to distribute funds at the expense of our financial condition and affect our ability to make payments on the notes. In addition, Avista may have an interest in pursuing acquisitions, divestitures, financings or other transactions that it believes could enhance its equity investments even though such transactions might involve risks to you as a holder of the notes.

Risks Related to the Exchange Offer

Your Restricted Notes will not be accepted for exchange if you fail to follow the exchange offer procedures.

        We will not accept your Restricted Notes for exchange if you do not follow the exchange offer procedures. We will issue Exchange Notes as part of the exchange offer only after a timely receipt of your Restricted Notes, a properly completed and duly executed letter of transmittal and all other required documents. Therefore, if you wish to tender your Restricted Notes, please allow sufficient time to ensure timely delivery. If we do not receive your Restricted Notes, letter of transmittal and other required documents by the time of expiration of the exchange offer, initially expected to be at 5:00 p.m., New York City time, on                  , 2011, we will not accept your Restricted Notes for exchange. We are under no duty to give notification of defects or irregularities with respect to the tenders of Restricted Notes for exchange. If there are defects or irregularities with respect to your tender of Restricted Notes, we will not accept your Restricted Notes for exchange. See "The Exchange Offer—Procedures for Tendering Restricted Notes."

If you do not exchange your Restricted Notes, there will be restrictions on your ability to resell your Restricted Notes.

        Following the exchange offer, Restricted Notes that you do not tender, that we do not accept or that do not qualify to be registered in a "shelf" registration form will be subject to transfer restrictions. Absent registration, any untendered Restricted Notes may therefore only be offered or sold pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws or pursuant to an effective registration statement. If no such exemption is available, you will not be able to sell your Restricted Notes.

There is no public market for the Exchange Notes, and we cannot assure you that a market for the Exchange Notes will develop.

        The Exchange Notes are a new issue of securities for which there is currently no active trading market. We do not intend to file an application to have the Exchange Notes listed on any securities exchange or included for quotation on any automated dealer quotation system. Although the initial purchasers in the original issuance indicated that they intend to make a market in the notes as over-the-counter securities that are not traded on an exchange, they have no obligation to do so and may discontinue market-making activity at any time without notice.

        If any of the Exchange Notes are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities and other factors, including general economic conditions, our financial condition, performance and prospects and prospects for companies in our industry generally. In addition, the liquidity of the trading market in the Exchange Notes and the market prices quoted for the Exchange Notes may be negatively affected by changes in the overall market for high-yield securities. As a result, we cannot assure you that an active trading market will develop for the Exchange Notes.

        In addition, we have the right, pursuant to the registration rights agreement, to suspend the use of the registration statement in certain circumstances. In the event of such a suspension you would not be able to sell the notes under the registration statement.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        Some of the statements contained in this prospectus are forward-looking statements that are subject to risks and uncertainties, including, in particular, statements about our plans, strategies, prospects and industry estimates. These statements identify prospective information and include words such as "anticipates," "intends," "plans," "seeks," "believes," "estimates," "expects," "should," "predicts," "hopes" and similar expressions. Examples of forward-looking statements include, but are not limited to, statements we make regarding: (i) our liquidity, including our belief that our existing cash, cash equivalents and anticipated revenues are sufficient to fund our existing operating expenses, capital expenditures and liquidity requirements for at least the next twelve months; (ii) our outlook and expectations for the balance of 2010 and 2011, including, without limitation, in connection with continued market expansion and penetration for certain of our commercial products; and (iii) expected new product launch dates and market exclusivity periods. The foregoing is not an exclusive list of all forward-looking statements we make. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. The matters referred to in the forward-looking statements contained in this prospectus may not in fact occur. We caution you therefore against relying on any of these forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include regional, national or global political, economic, business, competitive, market and regulatory conditions and the following:

  •
  our dependence on a limited number of third party suppliers and the ongoing global Moly supply challenge;

  •
  a failure of TechneLite generator demand to return to pre-NRU reactor outage levels;

  •
  our dependence upon third parties for the manufacture and supply of a substantial portion of our products;

  •
  our dependence upon third party healthcare payors and the uncertainty of third party coverage and reimbursement rates;

  •
  uncertainties regarding the impact of U.S. healthcare reform on our business;

  •
  our being subject to extensive government regulation and our potential inability to comply with such regulations;

  •
  problems with the quality or performance of our products;

  •
  liability associated with our marketing and sales practices;

  •
  the occurrence of side effects with our DEFINITY and Ablavar products;

  •
  our inability to introduce new products and adapt to changing technology and diagnostic landscape;

  •
  the extensive costs, time and uncertainty associated with new product development, including further product development in cooperation with a development partner or partners;

  •
  our dependence on key customers for our nuclear imaging products;

  •
  our exposure to product liability claims and environmental liability;

  •
  our inability to protect our intellectual property and the risk of claims that we have infringed on the intellectual property of others;

  •
  our inability to compete effectively;

  •
  risks associated with the current economic environment, including the U.S. credit markets;

  •
  risks associated with our international operations;

  •
  our inability to adequately protect our technology infrastructure;

  •
  our inability to hire or retain skilled employees and the loss of any of our key personnel;

  •
  costs and other risks associated with becoming a reporting company and becoming subject to the Sarbanes-Oxley and Dodd-Frank Acts; and

  •
  other factors that are described in "Risk Factors," beginning on page 16.

        Any forward-looking statement made by us in this prospectus speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

 THE EXCHANGE OFFER

Purpose and Effect

        We issued the Restricted Notes on May 10, 2010 in a transaction exempt from registration under the Securities Act. In connection with the original issuance, we entered into an indenture and a registration rights agreement. The registration rights agreement requires that we file a registration statement under the Securities Act with respect to the Exchange Notes to be issued in the exchange offer and, upon the effectiveness of the registration statement, offer you the opportunity to exchange your Restricted Notes for a like principal amount of Exchange Notes. If we fail to satisfy our registration obligations under the registration rights agreement, including, if required, our obligation to have an effective resale shelf registration statement for the Restricted Notes, we will be required to pay additional interest to the holders of the Restricted Notes, in an amount equal to 0.25% per year and an additional 0.25% per year for each subsequent 90 day period until effectiveness, up to a maximum of 1.00% per year. Such additional interest would become due if (a) the registration statement related to the Exchange Offer is not effective by May 10, 2011, (b) a resale shelf registration statement registering the Restricted Notes is not effective by 90 days following the date the Exchange Offer cannot be consummated or a holder cannot participate in the Exchange Offer due to applicable law or SEC policy, (c) the Exchange Offer is not consummated on or prior to the 30th Business Day after the date on which the registration statement related to the Exchange Offer is declared effective by the SEC, (d) the registration statement related to the Exchange Offer is declared effective by the SEC and such registration statement ceases to be effective or usable at any time prior to the time that the Exchange Offer is consummated or (e) a resale shelf registration statement registering the Restricted Notes has been declared effective by the SEC and such resale shelf registration statement ceases to be effective or usable at any time prior to the first anniversary of its effective date (other than such time as all such notes have been disposed of thereunder). Except as set forth below, these Exchange Notes will be issued without a restrictive legend or additional interest provisions and, we believe, may be reoffered and resold by you without registration under the Securities Act. The Exchange Notes will be issued under the same indenture as the Restricted Notes. After we complete the exchange offer, our obligations with respect to the registration of the Restricted Notes and the Exchange Notes will terminate. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus forms a part. Notwithstanding anything to the contrary set forth in this prospectus, the exchange offer is not being made to you, and you may not participate in the exchange offer, if (a) you are our "affiliate" within the meaning of Rule 405 of the Securities Act or (b) you are a broker-dealer that acquired Restricted Notes directly from us.

        Based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties unrelated to us, we believe that the Exchange Notes to be issued to you in the exchange offer may be offered for resale, resold and otherwise transferred by you, without compliance with the registration and prospectus delivery provisions of the Securities Act, unless you are a broker-dealer that receives Exchange Notes in exchange for Restricted Notes acquired by you as a result of market-making activities or other trading activities. This interpretation, however, is based on your representation to us that:

  •
  the Exchange Notes to be issued to you in the exchange offer are acquired in the ordinary course of your business;

  •
  at the time of the commencement of the exchange offer, you have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes to be issued to you in the exchange offer in violation of the Securities Act;

  •
  you are not an affiliate (as defined in Rule 405 promulgated under the Securities Act) of us;

  •
  you are not engaging in, and do not intend to engage in, a distribution of the Exchange Notes to be issued to you in the exchange offer;

  •
  you are not acting on behalf of any persons or entities who could not truthfully make the foregoing representations.

        If you have any of the disqualifications described above or cannot make each of the representations set forth above, you may not rely on the interpretations by the staff of the Commission referred to above. Under those circumstances, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a sale, transfer or other disposition of any notes unless you are able to utilize an applicable exemption from all of those requirements. In addition, each broker-dealer that receives Exchange Notes in the exchange offer for its own account in exchange for Restricted Notes that were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of those Exchange Notes. See "Plan of Distribution."

        If you will not receive freely tradable Exchange Notes in the exchange offer or are not eligible to participate in the exchange offer and the Restricted Notes held by you remain subject to the demand registration provisions of the registrations rights agreement, you may elect to have your Restricted Notes registered in a "resale shelf" registration statement on an appropriate form pursuant to Rule 415 under the Securities Act. If we are obligated to file a shelf registration statement, we will be required to keep the shelf registration statement effective for a period of two years from May 10, 2010 or such shorter period that will terminate when (a) all of the notes covered by the shelf registration statement have been sold pursuant to the shelf registration statement, (b) we file a subsequent shelf registration statement or (c) there ceases to be any Restricted Notes. Other than as set forth in this paragraph, you will not have the right to require us to register your Restricted Notes under the Securities Act. See "—Procedures for Tendering Restricted Notes" below.

Terms of the Exchange Offer

        Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all Restricted Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on                        , 2011. We will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of Restricted Notes accepted in the exchange offer. You may tender some or all of your Restricted Notes pursuant to the exchange offer. However, Restricted Notes may be tendered only in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof.

        The form and terms of the Exchange Notes are substantially the same as the form and terms of the Restricted Notes, except that the Exchange Notes to be issued in the exchange offer have been registered under the Securities Act and will not bear legends restricting their transfer or contain additional interest provisions. The Exchange Notes will be issued pursuant to, and entitled to the benefits of, the indenture. The indenture also governs the Restricted Notes. Each series of Exchange Notes and Restricted Notes will be deemed a single issue of the respective series of notes under the indenture.

        As of the date of this prospectus, $250,000,000 aggregate principal amount of Restricted Notes are outstanding. This prospectus, together with the letter of transmittal, is being sent to all registered holders and to others believed to have beneficial interests in the Restricted Notes. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission promulgated under the Exchange Act.

        We will be deemed to have accepted validly tendered Restricted Notes when, as and if we have given oral or written notice of our acceptance to the exchange agent. The exchange agent will act as our agent for the tendering holders for the purpose of receiving the Exchange Notes from us. Any Restricted Notes not accepted for exchange for any reason will be returned without expense to an account maintained with DTC promptly after the expiration or termination of the exchange offer.

        You will not be required to pay brokerage commissions or fees or, except as set forth below under "—Transfer Taxes," transfer taxes with respect to the exchange of your Restricted Notes in the exchange offer. We will pay all charges and expenses, other than applicable taxes, in connection with the exchange offer. See "—Fees and Expenses" below.

Expiration Date; Amendments

        The exchange offer will expire at 5:00 p.m., New York City time, on                        , 2011 unless we determine, in our sole discretion, to extend the exchange offer, in which case, it will expire at the later date and time to which it is extended. We do not intend to extend the exchange offer, although we reserve the right to do so. If we extend or terminate the exchange offer, we will give oral or written notice of the extension to the exchange agent and give each registered holder notice by means of a press release or other public announcement of any extension prior to 9:00 a.m., New York City time, on the next business day after the scheduled expiration date. We will not extend the exchange offer past                         , 2011.

        We also reserve the right, in our sole discretion,

  (1)
  to delay accepting any Restricted Notes, to the extent in a manner compliant with Rule 14e-1(c) of the Exchange Act, in the event the exchange offer are extended,

  (2)
  subject to applicable law and by complying with Rule 14e-1(d) under the Exchange Act to the extent that rule applies, to extend the exchange offer or, if any of the conditions set forth below under "—Conditions to the Exchange Offer" have not been satisfied or waived, to terminate the exchange offer by giving oral or written notice of the delay or termination to the exchange agent, or

  (3)
  to amend the terms of the exchange offer in any manner, by complying with Rule 14e-1(d) under the Exchange Act to the extent that rule applies. If we make any material amendment to the terms of the exchange offer or waive any material condition, we will keep the exchange offer open for at least five business days after we notify you of such change or waiver. If we make a material change to the terms of the exchange offer, it may be necessary for us to provide you with an amendment to this prospectus reflecting that change. We may only delay, terminate or amend the offer prior to its expiration.

        We acknowledge and undertake to comply with the provisions of Rule 14e-l(c) under the Exchange Act, which requires us to return the Restricted Notes surrendered for exchange promptly after the termination or withdrawal of the exchange offer. We will notify you as promptly as we can of any extension, termination or amendment.

Procedures for Tendering Restricted Notes

        The Restricted Notes were issued as global notes in fully registered form without interest coupons. Beneficial interests in the global notes held by direct or indirect participants in DTC are shown on, and transfers of these interests are effected only through, records maintained in book-entry form by DTC with respect to its participants. You may only tender your Restricted Notes by book-entry transfer of the Restricted Notes into the exchange agent's account at DTC. The tender to us of Restricted Notes by you, as set forth below, and our acceptance of the Restricted Notes will constitute a binding agreement between us and you, upon the terms and subject to the conditions set forth in this prospectus. Except as set forth below, to tender Restricted Notes for exchange pursuant to the exchange offer, you must transmit to Wilmington Trust FSB, as exchange agent, on or prior to the time of expiration either:

  (1)
  a written or facsimile copy of a properly completed and duly executed letter of transmittal for your Restricted Notes, including all other documents required by the letter of transmittal, to the exchange agent at the address set forth on the cover page of the letter of transmittal; or

  (2)
  a computer-generated message transmitted by means of DTC's Automated Tender Offer Program (ATOP) system and received by the exchange agent and forming a part of a confirmation of book-entry transfer, in which you acknowledge and agree to be bound by the terms of the letter of transmittal for your notes.

        In addition, the exchange agent must receive, on or prior to the expiration date:

  (1)
  a timely confirmation of book-entry transfer (a "book-entry confirmation") of the Restricted Notes into the exchange agent's account at DTC; or

  (2)
  you must comply with the guaranteed delivery procedures described below.

        If you are a beneficial owner whose Restricted Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and wish to tender, you should promptly instruct the registered holder to tender on your behalf. Any registered holder that is a participant in DTC's book-entry transfer facility system may make book-entry delivery of the Restricted Notes by causing DTC to transfer the Restricted Notes into the exchange agent's account. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal for your Restricted Notes and delivering your Restricted Notes, either make appropriate arrangements to register ownership of the Restricted Notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

        Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by an eligible institution unless:

  •
  Restricted Notes tendered in the exchange offer are tendered either

  •
  by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal, or

  •
  for the account of an eligible institution; and

  •
  the box entitled "Special Registration Instructions" on the letter of transmittal has not been completed.

        If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantee must be by a financial institution, which includes most banks, savings and loan associations and brokerage houses, that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Program or the Stock Exchanges Medallion Program.

        If the letter of transmittal is signed by a person other than you, your Restricted Notes must be endorsed or accompanied by a properly completed bond power and signed by you as your name appears on those Restricted Notes.

        If the letter of transmittal or any Restricted Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, those persons should so indicate when signing. Unless we waive this requirement, in this instance you must submit with the letter of transmittal proper evidence satisfactory to us of their authority to act on your behalf.

        We, in our sole discretion, will make a final and binding determination on all questions as to the validity, form, eligibility (including time of receipt) and acceptance of Restricted Notes tendered for exchange. We reserve the absolute right to reject any and all tenders not properly tendered or to not accept any tender which acceptance might, in our judgment or our counsel's, be unlawful. We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any individual tender before the expiration date (including the right to waive the ineligibility of any holder who seeks to tender Restricted Notes in the exchange offer). Our interpretation of the terms and conditions of the exchange offer as to any particular tender either before or after the expiration date will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Restricted Notes for exchange must be cured within a reasonable period of time, as we determine. We are not, nor is the exchange agent or any other person, under any duty to notify you of any defect or irregularity with respect to your tender of Restricted Notes for exchange, and no one shall be liable for failing to provide such notification.

        By tendering Restricted Notes, you represent to us that: (i) the Exchange Notes to be issued to you in the exchange offer are acquired in the ordinary course of your business; (ii) at the time of the commencement of the exchange offer you have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes to be issued to you in the exchange offer in violation of the Securities Act; (iii) you are not our affiliate, as defined in Rule 405 of the Securities Act, (iv) you are not engaging in, and do not intend to engage in, a distribution of the Exchange Notes to be issued to you in the exchange offer; (v) if you are a purchasing broker-dealer, that you will receive the Exchange Notes for your own account in exchange for the Restricted Notes that were acquired by you as a result of your market-making or other trading activities and that you will deliver a prospectus in connection with any resale of such Exchange Notes and (vi) you are not acting on behalf of any persons or entities who could not truthfully make the foregoing representations. For further information regarding resales of the Exchange Notes by participating broker-dealers, see the discussion under the caption "Plan of Distribution."

        If any holder or other person is an "affiliate" of ours, as defined under Rule 405 of the Securities Act, or is engaged in, or intends to engage in, or has an arrangement or understanding with any person to participate in, a distribution of the Exchange Notes, that holder or other person cannot rely on the applicable interpretations of the staff of the Commission, may not tender its Restricted Notes in the exchange offer and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

        Each broker-dealer that receives Exchange Notes for its own account in exchange for Restricted Notes, where the Restricted Notes were acquired by it as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the Exchange Notes. By so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See "Plan of Distribution."

        Furthermore, any broker-dealer that acquired any of its Restricted Notes directly from us:

  •
  may not rely on the applicable interpretation of the staff of the Commission's position contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan, Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1993);

  •
  must also be named as a selling securityholder in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.

        By delivering an agent's message, a beneficial owner (whose Restricted Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee) or holder will be deemed to have irrevocably appointed the exchange agent as its agent and attorney-in-fact (with full knowledge that the exchange agent is also acting as an agent for us in connection with the exchange offer) with respect to the Restricted Notes, with full power of substitution (such power of attorney being deemed to be an irrevocable power coupled with an interest subject only to the right of withdrawal described in this prospectus), to receive for our account all benefits and otherwise exercise all rights of beneficial ownership of such Restricted Notes, in accordance with the terms and conditions of the exchange offer.

        Each beneficial owner or holder will also be deemed to have represented and warranted to us that it has authority to tender, exchange, sell, assign and transfer the Restricted Notes it tenders and that, when the same are accepted for exchange, we will acquire good, marketable and unencumbered title to such Restricted Notes, free and clear of all liens, restrictions, charges and encumbrances, and that the Restricted Notes tendered are not subject to any adverse claims or proxies. Each beneficial owner and holder, by tendering its Restricted Notes, also agrees that it will comply with its obligations under the registration rights agreement.

Acceptance of Restricted Notes for Exchange; Delivery of Exchange Notes

        Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date, all Restricted Notes properly tendered and will issue the Exchange Notes promptly after acceptance of the Restricted Notes. See "—Conditions to the Exchange Offer." For purposes of the exchange offer, we will be deemed to have accepted properly tendered Restricted Notes for exchange if and when we give oral (confirmed in writing) or written notice to the exchange agent.

        The holder of each Restricted Note accepted for exchange will receive an Exchange Note in the amount equal to the surrendered Restricted Note. Holders of Exchange Notes on the relevant record date for the first interest payment date following the consummation of the exchange offer will receive interest accruing from the most recent date to which interest has been paid on the Restricted Notes or, if no interest has been paid, from the issue date of the Restricted Notes. Holders of Exchange Notes will not receive any payment in respect of accrued interest on Restricted Notes otherwise payable on any interest payment date, the record date for which occurs on or after the consummation of the exchange offer.

        In all cases, issuance of Exchange Notes for Restricted Notes that are accepted for exchange will be made only after timely receipt by the exchange agent of an agent's message and a timely confirmation of book-entry transfer of the Restricted Notes into the exchange agent's account at DTC.

        If any tendered Restricted Notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if Restricted Notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged Restricted Notes will be returned without expense to an account maintained with DTC promptly after the expiration or termination of the exchange offer.

Guaranteed Delivery Procedures

        If you desire to tender your Restricted Notes and your Restricted Notes are not immediately available, time will not permit your Restricted Notes or other required documents to reach the exchange agent before the time of expiration or you cannot complete the procedure for book-entry on a timely basis, you may tender if:

  •
  you tender through an eligible financial institution;

  •
  on or prior to 5:00 p.m., New York City time, on the expiration date, the exchange agent receives from an eligible institution, a written or facsimile copy of a properly completed and duly executed letter of transmittal and notice of guaranteed delivery, substantially in the form provided by us; and

  •
  a book-entry confirmation, and all other documents required by the letter of transmittal, are received by the exchange agent within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

        The notice of guaranteed delivery may be sent by facsimile transmission, mail or hand delivery. The notice of guaranteed delivery must set forth:

  •
  your name and address;

  •
  the amount of Restricted Notes you are tendering; and

  •
  a statement that your tender is being made by the notice of guaranteed delivery and that you guarantee that within three New York Stock Exchange trading days after the execution of the notice of guaranteed delivery, the eligible institution will deliver the following documents to the exchange agent:

  •
  a book-entry confirmation of tender;

  •
  a written or facsimile copy of the letter of transmittal, or a book-entry confirmation instead of the letter of transmittal; and

  •
  any other documents required by the letter of transmittal.

Book-Entry Transfers

        The exchange agent will make a request to establish an account for the Restricted Notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC's systems must make book-entry delivery of Restricted Notes by causing DTC to transfer those Restricted Notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. This participant should transmit its acceptance to DTC on or prior to the expiration date. DTC will verify this acceptance, execute a book-entry transfer of the tendered Restricted Notes into the exchange agent's account at DTC and then send to the exchange agent confirmation of this book-entry transfer. The transmission of the Restricted Notes and agent's message to DTC and delivery by DTC to and receipt by the exchange agent of the related agent's message will be deemed to be a valid tender.

        If one of the following situations occurs:

  •
  you cannot deliver a book-entry confirmation of book-entry delivery of your book-entry interests into the relevant account of the exchange agent at DTC; or

  •
  you cannot deliver all other documents required by the letter of transmittal to the exchange agent prior to the time of expiration,

then you must tender your book-entry interests according to the guaranteed delivery procedures discussed above.

Withdrawal Rights

        For a withdrawal of a tender of Restricted Notes to be effective, the exchange agent must receive a valid withdrawal request through the Automated Tender Offer Program (ATOP) system from the tendering DTC participant before the expiration date. Any such request for withdrawal must include the VOI number of the tender to be withdrawn and the name of the ultimate beneficial owner of the related Restricted Notes in order that such notes may be withdrawn. Properly withdrawn Restricted Notes may be re-tendered by following the procedures described under "—Procedures for Tendering

Restricted Notes" above at any time on or before 5:00 p.m., New York City time, on the expiration date.

        We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal. Any Restricted Notes so withdrawn will be deemed not to have been validly tendered for exchange. No Exchange Notes will be issued unless the Restricted Notes so withdrawn are validly re-tendered.

Conditions to the Exchange Offer

        Notwithstanding any other provision of the exchange offer and subject to our obligations under the registration rights agreement, we will not be required to accept for exchange, or to issue Exchange Notes in exchange for, any Restricted Notes and may terminate or amend the exchange offer, if at any time before the expiration of the exchange offer any of the following events occur:

  •
  the exchange offer violates applicable law or any applicable interpretation of the staff of the Commission;

  •
  an action or proceeding has been instituted or threatened in any court or by any governmental agency that might materially impair our ability to proceed with the exchange offer and any material adverse development shall have occurred in any existing action or proceeding with respect to us; and

  •
  all governmental approvals have not been obtained, which approvals we deem necessary for the consummation of the exchange offer.

        These conditions are for our sole benefit and we may assert them regardless of the circumstances giving rise to them, subject to applicable law. We also may waive in whole or in part at any time and from time to time any particular condition in our sole discretion. If we waive a condition, we may be required in order to comply with applicable securities laws, to extend the expiration date of the exchange offer. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of these rights and these rights will be deemed ongoing rights that may be asserted at any time (in the case of any condition involving governmental approvals necessary to the consummation of the exchange offer) and from time to time prior to the time of expiration (in the case of all other conditions).

        In addition, we will not accept for exchange any Restricted Notes tendered, and no Exchange Notes will be issued in exchange for any of those Restricted Notes, if at the time the notes are tendered any stop order is threatened by the Commission or in effect with respect to the registration statement of which this prospectus is a part or the qualification of the indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act" or "TIA").

        The exchange offer is not conditioned on any minimum principal amount of Restricted Notes being tendered for exchange.

Exchange Agent

        We have appointed Wilmington Trust FSB as exchange agent for the exchange offer. Questions, requests for assistance and requests for additional copies of the prospectus, letter of transmittal and other related documents should be directed to the exchange agent addressed as follows:

By Mail, Hand or Overnight Delivery:

Wilmington Trust FSB
c/o Wilmington Trust Company
Corporate Capital Markets
Rodney Square North
1100 North Market Street
Wilmington, Delaware 19890-1626

By Facsimile:

(302) 636-4139

For Information or Confirmation by Telephone:

Sam Hamed
(302) 636-6181

        The exchange agent also acts as trustee under the indenture.

Fees and Expenses

        The principal solicitation is being made through DTC by Wilmington Trust FSB, as exchange agent. We will pay the exchange agent customary fees for its services, reimburse the exchange agent for its reasonable out-of-pocket expenses incurred in connection with the provision of these services and pay other registration expenses, including registration and filing fees, fees and expenses of compliance with federal securities and state blue sky securities laws, printing expenses, messenger and delivery services and telephone, fees and disbursements to our counsel, application and filing fees and any fees and disbursement to our independent registered public accounting firm. We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer. We will pay the estimated cash expenses to be incurred in connection with the exchange offer.

        Additional solicitation may be made by telephone, facsimile or in person by our and our affiliates' officers and regular employees and by persons so engaged by the exchange agent.

Transfer Taxes

        You will not be obligated to pay any transfer taxes in connection with the tender of Restricted Notes in the exchange offer unless you instruct us to register Exchange Notes in the name of, or request that Restricted Notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder. In those cases, you will be responsible for the payment of any applicable transfer tax.

Accounting Treatment

        We will record the Exchange Notes at the same carrying value as the Restricted Notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes as the term of the Exchange Notes are substantially identical to those of the Restricted Notes. The expenses of the exchange offer will be amortized over the terms of the Exchange Notes.

Consequences of Failing to Exchange Restricted Notes

        If you do not exchange your Restricted Notes for Exchange Notes in the exchange offer or qualify to elect to have your Restricted Notes registered in a "shelf" registration form, your Restricted Notes will continue to be subject to the provisions of the indenture regarding transfer and exchange of the Restricted Notes and the restrictions on transfer of the Restricted Notes imposed by the Securities Act and state securities law. These transfer restrictions are required because the Restricted Notes were issued under an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Restricted Notes may not be offered or sold unless registered under the Securities Act, except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not plan to register the Restricted Notes under the Securities Act.

        If you do not exchange your Restricted Notes for Exchange Notes in the exchange offer or qualify to elect to have your Restricted Notes registered in a "shelf" registration form, you will continue to be entitled to all the rights and limitations applicable to the Restricted Notes as set forth in the indenture, but we will not have any further obligation to you to provide for the exchange and registration of the Restricted Notes under the registration rights agreement other than as set forth above under "—Purpose and Effect." Therefore, the liquidity of the market for your Restricted Notes could be adversely affected upon completion of the exchange offer if you do not participate in the exchange offer.

Participating Broker-Dealers

        Each broker-dealer that receives Exchange Notes for its own account in exchange for Restricted Notes, where such Restricted Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution."

BASIS OF FINANCIAL INFORMATION

        The term "Predecessor" refers to our predecessor company, BMSMI, formerly a division of BMS, and now known as Lantheus Medical Imaging, Inc. The term "Successor" refers to Lantheus MI Intermediate, Inc., our direct parent, and its subsidiaries. The financial statements included in this prospectus for BMSMI, as of and for the year ended December 31, 2007, have been prepared on a carve-out basis using BMS's historical bases in the assets and liabilities and the historical results of the operations of BMSMI. The financial statements have been derived from the consolidated financial statements and accounting records of BMS, principally from statements and records representing the business of BMSMI when operated as a division of BMS. These financial statements have been prepared in accordance with GAAP.

        The statement of operations for the year ended December 31, 2007 includes expense allocations for certain corporate functions historically provided to BMSMI by BMS, including general corporate expenses related to corporate functions such as executive oversight, risk management, information technology, accounting, audit, legal, investor relations, human resources, shared services and employee benefits and incentives, including pension and other post retirement benefits and stock-based compensation arrangements. Additionally, the statement of operations includes expense allocations relating to the effects of foreign currency derivatives.

        We considered these allocations to be a reasonable reflection of the utilization of services provided or benefits received. The allocations may not, however, reflect the expense BMSMI would have incurred as a stand-alone company, and the expense allocation methodologies used by BMS may not represent actual costs of operating the stand-alone business. Actual costs that may have been incurred if BMSMI had been a stand-alone company would depend on a number of factors, including the chosen organizational structure, what functions were outsourced or performed by employees and strategic decisions made in areas such as information technology systems and infrastructure.

        In addition, certain Predecessor items have been reclassified to conform with Successor's presentation.

        Therefore, the results of operations, changes in equity and cash flows for the Successor and Predecessor periods are not comparable. These statements have been prepared using the Predecessor's bases in the assets and liabilities and the historical results of operations for the year ended December 31, 2007. Periods subsequent to December 31, 2007 have been prepared using our bases in the assets and liabilities.

        Following the Acquisition, our audited financial statements were prepared at the Lantheus Intermediate level rather than at the Lantheus level due to covenants in our financial arrangements undertaken in connection with the Acquisition. Because BMSMI is the legal predecessor to Lantheus, we believe that BMSMI is the effective predecessor of Lantheus MI Intermediate which owns 100% of the capital stock of Lantheus and has no other operations and holds no other assets.

 NON-GAAP FINANCIAL MEASURES

        EBITDA and Adjusted EBITDA and the ratios related thereto, as presented in this prospectus, are supplemental measures of our performance that are not required by, or presented in accordance with, generally accepted accounting principles in the United States ("GAAP"). They are not measurements of our financial performance under GAAP and should not be considered as alternatives to net income or any other performance measures derived in accordance with GAAP or as alternatives to cash flow from operating activities as measures of our liquidity.

        Our measurement of EBITDA and Adjusted EBITDA and the ratios related thereto may not be comparable to similarly titled measures of other companies and are not measures of performance calculated in accordance with GAAP. We have included information concerning EBITDA and Adjusted EBITDA in this prospectus because we believe that such information is used by certain investors as one measure of a company's historical performance.

        EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation, or as a substitute for analysis of our operating results or cash flows as reported under GAAP. Some of these limitations are:

  •
  they do not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

  •
  they do not reflect changes in, or cash requirements for, our working capital needs;

  •
  they do not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments, on our debt;

  •
  although depreciation is a non-cash charge, the assets being depreciated will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements;

  •
  they are not adjusted for all non-cash income or expense items that are reflected in our statements of cash flows; and

  •
  other companies in our industry may calculate these measures differently than we do, limiting their usefulness as comparative measures.

        Because of these limitations, EBITDA and Adjusted EBITDA should not be considered as measures of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA and Adjusted EBITDA only for supplemental purposes. Please see the consolidated financial statements included elsewhere in this prospectus for our GAAP results.

        For a presentation of net income as calculated under GAAP and reconciliation to our calculation of EBITDA and Adjusted EBITDA, see "Summary—Summary Consolidated Financial Data" in this prospectus.

 USE OF PROCEEDS

        The exchange offer is intended to satisfy our obligations under the registration rights agreement. We will not receive any cash proceeds from the issuance of the Exchange Notes or the exchange offer. Accordingly, the issuance of the Exchange Notes will not result in any increase in our outstanding indebtedness or change in our capitalization. We will bear the expenses of the Exchange Offer.

RATIO OF EARNINGS TO FIXED CHARGES

Year Ended December 31,		Nine Months Ended September 30,
2008	2009	2010
3.9x	4.1x	1.7x

        For purposes of calculating the ratio of earnings to fixed charges, earnings represents the sum of income before income taxes, fixed charges and amortization of capitalized interest, less capitalized interest. Fixed charges consist of interest expense, capitalized interest, amortization of deferred financing costs, write-off of deferred financing costs and the portion of rental expense which management believes is representative of the interest component of rent expense. Financial information for the year ended December 31, 2007 is presented on a carve-out basis, utilizing allocations which do not separately and distinctly identify fixed charges and, therefore, we have not presented the ratio of earnings to fixed charges for 2007.

 CAPITALIZATION

        The following table sets forth our cash and cash equivalents and our capitalization as of September 30, 2010. The following table should be read in conjunction with "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Result of Operations" and our audited financial statements and notes thereto included in this prospectus.

As of September 30, 2010
(Unaudited) (dollars in thousands)
Cash and cash equivalents	$36,447

Long-term debt, including current portion:
Senior secured credit facilities:
Revolving credit facility(1)	—
9.75% Senior Notes	$250,000

Total long-term debt, including current portion	250,000
Total stockholder's equity	155,361

Total capitalization	$405,361

(1)
Our senior secured credit facilities provide for a $42.5 million revolving credit facility, under which we currently have no amounts outstanding.

 SELECTED CONSOLIDATED FINANCIAL DATA

        The following table sets forth (i) selected consolidated financial data for Lantheus Intermediate, our parent company and a guarantor of the notes (as "Successor"), for the nine months ended September 30, 2009 and 2010, which have been derived from the unaudited consolidated financial statements of Lantheus Intermediate included elsewhere in this prospectus, (ii) certain selected consolidated financial data for Lantheus Intermediate, our parent company and a guarantor of the notes (as "Successor"), as of and for the fiscal years ended December 31, 2008 and 2009, which have been derived from the audited consolidated financial statements of Lantheus Intermediate included elsewhere in this prospectus and (iii) certain selected consolidated financial data for BMSMI (as "Predecessor," formerly a division of BMS and now known as Lantheus Medical Imaging, Inc.) for the year ended December 31, 2007, which have been derived from the audited financial statements of BMSMI included elsewhere in this prospectus. The financial statements of BMSMI as of and for the year ended December 31, 2007 were prepared in connection with Avista's acquisition of Lantheus on January 8, 2008 and contain expense allocations for corporate functions historically provided to BMSMI by BMS and not costs that we would have necessarily incurred as a stand-alone entity. These statements have been prepared using the Predecessor's bases in the assets and liabilities and the historical results of operations. As a result, the financial statements of BMSMI as of and for the year ended December 31, 2007 are not comparable to our financial statements for subsequent periods. See "Basis of Financial Information."

        The selected financial data as of and for the years ended December 31, 2005 and 2006 have been omitted. Such data are unknown and unavailable to us and would require the preparation of financial data for the predecessor on a carve-out basis. This preparation would require substantial management time and cannot be completed without the expenditure of unreasonable time, effort and expense. We believe the omission of this financial data does not have a material impact on the understanding of our results of operations, financial performance and related trends.

        The results indicated below and elsewhere in this prospectus are not necessarily indicative of our future performance. You should read this information together with "Capitalization," "Management's

Discussion and Analysis of Financial Condition and Results of Operations" and the audited and unaudited consolidated financial statements and related notes included elsewhere in this prospectus.

	Predecessor	Successor
	Year Ended December 31,			Nine Months Ended September 30,
	2007	2008	2009	2009	2010
	(dollars in thousands)
Statement of Operations:
Total revenues	$629,177	$536,844	$360,211	$277,675	$259,157
Cost of goods sold(1)	223,674	244,496	184,844	139,988	139,591
General and administrative expenses(1)	28,331	64,909	35,430	27,056	22,573
Sales and marketing expenses(1)	64,724	45,730	42,337	30,904	33,838
Research and development expense	50,005	34,682	44,631	32,117	34,957
In-process research and development	—	28,240	—	—	—
Restructuring and other charges, net	9,841	—	—	—	—

Operating income	252,602	118,787	52,969	47,610	28,198
Interest expense	—	31,038	13,458	11,214	13,937
Interest income	—	693	73	49	123
Loss on early extinguishment of debt	—	—	—	—	3,057
Other (expense) income, net	(4,224)	2,950	2,720	3,109	532

Income before income taxes	248,378	91,392	42,304	39,554	11,859
Income tax provision	97,073	48,606	21,952	21,527	4,265

Net income	$151,305	$42,786	$20,352	$18,027	$7,594

Balance Sheet Data (at period end):
Cash and cash equivalents	$—	$21,036	$31,480	$21,465	$36,447
Total assets	539,221	528,035	492,543	509,396	519,539
Total liabilities	68,852	240,226	181,964	201,785	364,178
Current portion of long-term debt	—	15,000	30,000	15,000	—
Total long-term debt	—	127,751	63,649	78,649	250,000
Total stockholder's equity	470,369	287,809	310,579	307,611	155,361

(1)
For comparability purposes, a reclassification totaling $15,788 has been made from general and administrative and sales and marketing expenses to cost of goods sold in the Predecessor period to be consistent with the Successor period presentation. Accordingly, these amounts do not agree to the corresponding amounts in the audited financial statements of the Predecessor included elsewhere in this prospectus.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        You should read the following discussion and analysis of our results of operations and financial statements in conjunction with the consolidated financial statements, the accompanying notes and the other financial information included in this prospectus. This section contains forward looking statements that involve risks and uncertainties. Our actual results may vary materially from those discussed in the forward looking statements as a result of various factors, including, without limitation, those set forth in "Risk Factors," as well as other matters described in this prospectus. Actual results may differ materially from those contained in the forward looking statements. See "Cautionary Note Regarding Forward Looking Statements."

Overview

        We are a leading specialty pharmaceutical company that develops, manufactures, distributes and sells innovative diagnostic medical imaging products on a global basis. Our current imaging agents primarily assist in the diagnosis of heart, vascular and other diseases using nuclear imaging, ultrasound and MRI technologies. We also have a full clinical and preclinical development program of next-generation and first-in-class products that use PET and MRI technologies. We believe that our products offer significant benefits to patients, healthcare providers and the overall healthcare system. As a result of more accurate diagnosis of disease, we believe our products allow healthcare providers to make more informed patient care decisions, potentially improving outcomes, reducing patient risk and decreasing costs for payors and the entire healthcare system.

        We have operations in the United States, Puerto Rico, Canada and Australia and distribution relationships in Europe, Asia Pacific and Latin America. Our products are used by nuclear physicians, cardiologists, radiologists, internal medicine physicians, technologists and sonographers working in a variety of clinical settings and we sell our products to radiopharmacies, hospitals, clinics, group practices, integrated delivery networks, group purchasing organizations and, in certain circumstances, wholesalers.

Our Products

        Our principal products include DEFINITY, an ultrasound contrast agent, Cardiolite, a myocardial perfusion imaging agent, and TechneLite, a generator used to provide the radioisotope to radiolabel Cardiolite and other radiopharmaceuticals. In the United States, DEFINITY, Cardiolite and TechneLite are marketed through an internal sales force and sold either to radiopharmacies or directly to end-users. Radiopharmacies reconstitute certain of the products into patient specific unit-dose syringes which are then sold directly to hospitals, clinics and group practices. Internationally, in some countries these products are marketed through an internal sales force and sold either through our radiopharmacies or directly to end-users, and in other countries through distributors. DEFINITY, Cardiolite and TechneLite, in the aggregate, accounted for approximately 72% and 78% of our global revenues during the nine months ended September 30, 2010 and 2009, respectively and approximately 76% of our global total revenues in 2009.

        The following table sets forth our revenue derived from our principal products:

	Nine Months Ended September 30,
(dollars in thousands)	2010	%	2009	%
Revenue
Cardiolite	$56,559	22	$94,389	34
TechneLite	86,641	33	91,485	33
DEFINITY	44,142	17	30,307	11
Other	71,815	28	61,494	22

	$259,157	100	$277,675	100

        Cardiolite is the leading technetium-based radiopharmaceutical used in SPECT MPI procedures. Cardiolite is primarily used for detecting coronary artery disease. Cardiolite was approved by the FDA in 1990, and its market exclusivity expired in July 2008. During the nine months ended September 30, 2010 and September 30, 2009, Cardiolite generated net revenues of $56.6 million and $94.4 million, respectively, and Cardiolite accounted for approximately 22% and 34% of our net revenues, respectively. For the year ended December 31, 2009, Cardiolite generated total revenues of $119.3 million, and Cardiolite accounted for approximately 64%, 60% and 33% of our total revenues in 2007, 2008 and 2009.

        TechneLite is a technetium-based generator which provides the essential nuclear material used by radiopharmacies to radiolabel Cardiolite and other technetium-based radiopharmaceuticals used in nuclear medicine procedures. TechneLite uses Moly as its main active ingredient. During the nine months ended September 30, 2010 and September 30, 2009, TechneLite generated net revenues of $86.6 million and $91.5 million, respectively, and accounted for approximately 33% of our net revenues in each respective period. For the year ended December 31, 2009, TechneLite generated net revenues of $112.9 million and accounted for approximately 17%, 23% and 31% of our net revenues in 2007, 2008 and 2009, respectively.

        DEFINITY is the leading ultrasound contrast agent used in ultrasound exams of the heart, also known as echocardiography exams. DEFINITY consists of gas-filled micro-bubbles, and is indicated in the United States for use in patients with suboptimal echocardiograms to assist in the imaging of the left ventricular chamber and left endocardial border of the heart in ultrasound procedures. We launched DEFINITY in 2001, with market exclusivity currently until the end of 2016. During the nine months ended September 30, 2010 and September 30, 2009, DEFINITY generated net revenues of $44.1 million and $30.3 million, respectively, and DEFINITY accounted for approximately 17% and 11% of our net revenues, respectively. For the year ended December 31, 2009, DEFINITY generated net revenues of $42.9 million, and DEFINITY accounted for approximately 9%, 4% and 12% of our net revenues in 2007, 2008 and 2009, respectively.

        In April 2009, in order to continue to diversify our product portfolio, we purchased the U.S., Canadian and Australian rights to an MRA agent, now known as Ablavar, from EPIX Pharmaceuticals, Inc., and in June 2010, we acquired the remaining rest of world rights to Ablavar. Ablavar was approved by the FDA to evaluate aortoiliac occlusive disease in adults with known or suspected peripheral vascular disease. We paid an aggregate purchase price of approximately $32.8 million, which consisted of $28.2 million in patents, $500,000 in manufacturing know-how acquired from a different party, and $4.1 million in inventory. In the third quarter of 2009, we hired and trained a contract sales force and a medical liaison staff to prepare for the launch of Ablavar. In January 2010, we formally launched Ablavar in the United States and expect that this launch will enable us to capitalize on the current usage of MRA contrast agents in MRA procedures and the overall growing trends within the diagnostic medical imaging industry. The revenue recognized relating to Ablavar for the first nine months of 2010 was not material to our financial statements.

        In 2009 and 2008, we experienced a reduction in gross profit of approximately $117.0 million and $113.2 million, respectively. The primary factor contributing to this decrease is a shift in product sales mix and a decrease in pricing related to our higher margin products in 2009, as compared to 2008, and in 2008, as compared to 2007. The decrease in 2009, as compared to 2008, was primarily due to a decrease in our higher margin product Cardiolite and the decrease in 2008, as compared to 2007, was primarily due to a decrease in our higher margin products Cardiolite and DEFINITY, which was offset, in part, by an increase in our lower margin product TechneLite. As discussed below, the reduction in sales related to Cardiolite in 2009 and 2008 was due primarily to the expiration of Cardiolite's market exclusivity, which expired in July 2008, and the introduction of generic competition, which began in September 2008. The reduction in sales in 2008, as compared to 2007, also related to DEFINITY, the sales of which were negatively impacted by the addition of a boxed warning in late 2007. Our gross profit margin for 2009, as compared to 2008, was also positively impacted by an $8.2 million inventory revaluation recorded in 2008 as a result of our acquisition from BMS and $32.8 million of additional intangible amortization recorded in 2008 primarily related to the expiration of Cardiolite's market exclusivity in 2008 after which amortization ceased. In addition, our gross profit margins decreased by 28% in 2008, as compared to 2007, which was also negatively impacted by the inventory revaluation recorded in 2008 and an increase in sales related to our lower margin product TechneLite.

Key Factors Affecting Our Results

DEFINITY Boxed Warning

        In October 2007, the FDA requested that all of the manufacturers of ultrasound contrast agents add a boxed warning to their products to notify physicians and patients about potentially serious safety concerns or risks posed by the products. As a result of the boxed warning, unit sales of DEFINITY decreased substantially in late 2007 and early 2008. In May 2008, the boxed warning was modified by the FDA in response to the efforts of prescribing physicians. Since the re-launch of DEFINITY in June 2008, sales of DEFINITY have continued to increase quarter over quarter. As we better educate the physician and healthcare provider community about the benefits and risks of this product, we believe we will experience further penetration of suboptimal echocardiograms.

Cardiolite Competitive Position

        Cardiolite's market exclusivity expired in July 2008. In September 2008, the first of several competing generic products to Cardiolite was launched, and while we have faced significant pricing pressure, management believes our share of the MPI segment decreased from approximately one half to approximately one third of the entire segment from 2008 through the end of the second quarter of 2010. This is in comparison to many drugs which see a greater than 50% share erosion in the first several months after exclusivity expires. We believe that Cardiolite has been able to retain substantial share and its leadership position because of the brand awareness, appreciation of the agent's safety and efficacy profile, loyalty to the agent within the cardiology community, and our strong relationships with our distribution partners. In addition, Cardiolite has been able to retain its leadership position in the face of an overall moderate decline in the MPI segment due to a change in professional society appropriateness guidelines, on-going reimbursement pressures, the limited availability of Moly during the recent reactor shutdowns and the increase in Thallium doses and use of other diagnostic modalities as a result of a temporary shift to more available imaging agents and modalities. In the latter case, given the superior safety and efficacy profile of technetium generator-based MPI agents, with the major global Moly producers now operating again, we believe that there will be an incremental increase in orders for Cardiolite from our Cardiolite channel partners.

Global Moly Supply Challenge

        Our TechneLite product uses Moly as its main active ingredient. Historically, our largest supplier of Moly has been Nordion which has relied on the NRU reactor in Chalk River, Ontario. This reactor was off-line from May 2009 until August 2010 due to a "heavy water" leak in the reactor vessel. We have taken several steps in response to the global Moly shortage, including expanding sourcing from South Africa and Belgium, and pursuing additional global solutions. We recently entered into an agreement with NTP to supply us with Moly from the SAFARI reactor in South Africa. NTP, in turn, has partnered with IRE to co-supply us from the Belgian BR2 reactor. IRE also processes raw Moly from several other smaller European reactors. We are also pursuing additional sources of Moly from potential new producers around the world to further augment our current supply. In addition, we are exploring a number of alternative Moly projects with existing reactors and technologies as well as new technologies.

        With the general instability in the global supply of Moly and recent supply shortages, we have faced substantial increases in the cost of Moly in comparison to historical costs. We attempt to pass these Moly cost increases on to our customers in our customer contracts. Additionally, the instability in the global supply of Moly has resulted in Moly producers requiring, in exchange for fixed Moly prices, supply minimums in the form of take-or-pay obligations. The Moly supply shortage also had an incremental negative effect on the use of other technetium generator based diagnostic imaging agents, including Cardiolite. With less Moly, we manufactured fewer generators for radiopharmacies and hospitals to make up unit doses of Cardiolite, resulting in decreased share of Cardiolite in favor of Thallium, an older medical isotope that does not require Moly, and other diagnostic modalities. However, with the return to service of the NRU reactor, we believe that Cardiolite sales will incrementally benefit. In addition, since the NRU reactor restart, Thallium demand has decreased but not yet to pre-shortage levels, and TechneLite demand has increased, but also not to its pre-shortage levels. We believe that eventually the relative demand for Thallium and TechneLite will return to pre-shortage levels. See "Risk Factors—Our dependence upon third parties for the manufacture and supply of a substantial portion of our products could prevent us from delivering our products to our customers in the required quantities, within the required timeframe, or at all, which could result in order cancellations and decreased revenues."

Comparability of Annual Financial Statements

        The financial statements included in this prospectus for BMSMI, as of and for the year ended December 31, 2007, have been prepared on a carve-out basis using BMS's historical bases in the assets and liabilities and the historical results of the operations of BMSMI. The financial statements have been derived from the consolidated financial statements and accounting records of BMS, principally from statements and records representing the business of BMSMI when operated as a division of BMS. These financial statements have been prepared in accordance with GAAP.

        The statement of operations includes expense allocations for certain corporate functions historically provided to BMSMI by BMS, including general corporate expenses related to corporate functions such as executive oversight, risk management, information technology, accounting, audit, legal, investor relations, human resources, shared services and employee benefits and incentives, including pension and other post retirement benefits and stock-based compensation arrangements. Additionally, the statement of operations includes expense allocations relating to the effects of foreign currency derivatives.

        We considered these allocations to be a reasonable reflection of the utilization of services provided or benefits received. The allocations may not, however, reflect the expense BMSMI would have incurred as a stand-alone company, and the expense allocation methodologies used by BMS may not represent actual costs of operating the stand-alone business. Actual costs that may have been incurred if BMSMI had been a stand-alone company would depend on a number of factors, including the chosen organizational structure, what functions were outsourced or performed by employees and strategic decisions made in areas such as information technology systems and infrastructure.

        Therefore, the results of operations, changes in equity and cash flows for the Successor and Predecessor periods are not comparable. These statements have been prepared using the Predecessor's bases in the assets and liabilities and the historical results of operations for the year ended December 31, 2007. Periods subsequent to December 31, 2007 have been prepared using our bases in the assets and liabilities.

        For the purpose of convenience, we have assumed an effective date of January 1, 2008 for the acquisition. We determined the results of operations between the effective date and the acquisition date are not material and these results have been included with our results of operations. In the accompanying consolidated statements of income, we included net revenues of approximately $12.0 million, gross profit of approximately $8.3 million, operating income of approximately $5.4 million and net income of $3.3 million relating to the period from January 1, 2008 through January 7, 2008. The net income effect of this period of $3.3 million has been included as non-cash earnings within operating activities on the consolidated statement of cash flows and as goodwill on the consolidated balance sheet.

Trends and Outlook

        The following have negatively impacted our results in the nine months ended September 30, 2010:

  •
  The combination of the global Moly supply shortage affecting our ability to supply TechneLite generators to the market;

  •
  continued Cardiolite generic competition;

  •
  DEFINITY's reduced level of sales as a result of the boxed warning and subsequent re-launch; and

  •
  limited Ablavar revenues to offset costs related to the launch of the product and the hiring of our contract sales force and medical liaisons.

        Following the launch of Ablavar and further education of its benefits, we anticipate, as a result of our efforts, that market acceptance of the product will increase in the future.

        For the remainder of 2010, we expect that these challenges will be partially mitigated as a result of the expected continued increase in DEFINITY sales on a year-over-year basis, anticipated continued leadership position of Cardiolite among myocardial perfusion imaging agents and the anticipated return of a sustained Moly supply resulting in increased unit volume of TechneLite as compared to during the NRU reactor outage.

Description of Key Line Items

Revenues

        The majority of our revenue is derived from product revenue. Product revenue can be affected by changes in raw material availability, customer demand and competitive pressures in the market. Product pricing is reduced upon entrance of generic competition to the marketplace, offset by decreases in rebates and discounts as brand name sales are replaced by generic. Other revenue represents contract manufacturing performed with respect to one product for one customer. The related costs are included in cost of goods sold.

Cost of Goods Sold

        Cost of goods sold consists of manufacturing, distribution and other costs related to our commercial products. In addition, it includes reserves established for excess or obsolete inventory. Most of our manufacturing and distribution costs are internal costs which include salaries and expenses related to managing our manufacturing, supply chain and quality assurance. Certain raw material costs and volumes are subject to product availability and variable pricing, which can have an impact on the total cost of our products in any given period. The cost of Moly was historically purchased through contractual pricing arrangements with a sole supplier. The sources of this raw material have since been diversified, which has resulted in variable pricing. With the general instability in the global supply of Moly and recent supply shortages, we have also faced increases in the cost of Moly in comparison to our historical costs. We attempt to pass these Moly cost increases on to our customers in our customer contracts.

Research and Development Expenses

        Research and development expenses consist of costs incurred in identifying, developing and testing product candidates. These expenses consist primarily of salaries and related expenses for personnel, fees paid to professional service providers for monitoring and analyzing clinical trials, regulatory costs, including user fees paid to the FDA, costs related to the development of our approved products, costs of contract research and manufacturing and the cost of facilities. In addition, research and development expenses include the cost of our medical affairs and medical information functions, which educate physicians on the scientific aspects of our commercial products and the approved indications, labeling and the costs of monitoring adverse events. After FDA approval of a product candidate, we record manufacturing expenses associated with a product as cost of goods sold rather than as research and development expenses. We expense research and development costs and patent related costs as they are incurred. Because of our ability to utilize resources across several projects, many of our research and development costs are not tied to any particular project and are allocated among multiple projects. We record direct costs on a project-by-project basis. We record indirect costs in the aggregate in support of all research and development. Development costs for clinical stage programs such as Flurpiridaz F18 tend to be higher than earlier stage programs such as our BMS 753951 program because of the costs associated with conducting late stage clinical trials and supporting manufacturing infrastructure.

        We expect that research and development expenses relating to our portfolio will fluctuate depending primarily on the timing and outcomes of clinical trials, related manufacturing initiatives and the results of our decisions based on these outcomes. We expect to incur additional expenses over the next several years for clinical trials related to our product development candidates, including Flurpiridaz F18,18F LMI1195 and BMS 753951. We also expect manufacturing expenses for some programs included in research and development expenses to increase as we support our manufacturing infrastructure for later stages of clinical development.

Sales and Marketing Expenses

        Sales and marketing expenses consist primarily of salaries and other related costs for personnel in sales, marketing and business development and our sales operations functions, as well as other costs related to our commercial products. We also incurred sales, marketing and other related costs in the third and fourth quarter of 2009 associated with our launch of Ablavar. In the third quarter of 2009, we hired and trained a contract sales force and a medical liaison staff to prepare for the launch of Ablavar. Other costs included in sales and marketing expenses include sales and marketing costs related to our co-promotion and marketing agreement, cost of product samples, promotional materials, market research and sales meetings. We expect to continue to incur sales and marketing costs associated with enhancing our sales and marketing functions and maintaining our sales force to support our commercial products.

General and Administrative Expenses

        General and administrative expenses consist primarily of salaries and other related costs for personnel in executive, finance, accounting, legal, information technology and human resource functions. Other costs included in general and administrative expenses include certain facility and insurance costs, including director and officer liability insurance, as well as professional fees for legal, consulting and accounting services.

Critical Accounting Policies

        The discussion and analysis of our financial condition and results of operations are based on our condensed consolidated financial statements, which have been prepared in accordance with GAAP. These financial statements requires us to make estimates and judgments that affect our reported assets and liabilities, revenues and expenses, and other financial information. Actual results may differ materially from these estimates under different assumptions and conditions. In addition, our reported financial condition and results of operations could vary due to a change in the application of a particular accounting standard.

        We believe the following represent our critical accounting policies and estimates used in the preparation of our financial statements.

Revenue Recognition

        We recognize revenue when evidence of an arrangement exists, title has passed, substantially all the risks and rewards of ownership have transferred to the customer, the selling price is fixed or determinable and collectibility is reasonably assured. For transactions for which revenue recognition criteria have not yet been met, the respective amounts are recorded as deferred revenue until such point in time when criteria are met and revenue can be recognized. Revenue is recognized net of reserves, which consist of allowances for returns, sales rebates and chargebacks. The estimates of these allowances are based on historical sales volumes and mix and require assumptions and judgements to be made in order to make such estimates. In the event that the sales mix is different from our estimates, we may be required to pay higher or lower total price adjustments and/or chargebacks than we previously estimated. Any changes to these estimates are recorded in the current period. In 2010 and 2009, these changes in estimates were not material to our results.

        Revenue arrangements with multiple elements are divided into separate units of accounting if certain criteria are met, including whether the delivered element has stand-alone value to the customer and whether there is objective and reliable evidence of the fair value of the undelivered items. Supply or service transactions may involve the charge of a nonrefundable initial fee with subsequent periodic payments for future products or services. The up-front fees, even if nonrefundable, are earned (and revenue is recognized) as the products and/or services are delivered and performed over the term of the arrangement.

        Estimates for rebates and allowances represent our estimated obligations under contractual arrangements with third parties. Rebate accruals and allowances are recorded in the same period the related revenue is recognized, resulting in a reduction to product revenue and the establishment of a liability which is included in accrued expenses. These rebates result from performance-based offers that are primarily based on attaining contractually specified sales volumes and growth, administration fees of group purchasing organizations and certain distributor related commissions. The calculation of the accrual for these rebates and allowances is based on an estimate of the third party's buying patterns and the resulting applicable contractual rebate or commission rate(s) to be earned over a contractual period.

        Revenue reserves are categorized as follows: rebates and allowances. An analysis of the amount of, and change in, reserves is summarized as follows:

(in thousands)	Rebates	Allowances	Total
Balance, as of January 1, 2008	$9,672	$64	$9,736
Current provisions relating to sales in current year	19,228	635	19,863
Adjustments relating to prior years	(7)	—	(7)
Payments/credits relating to sales in current year	(11,256)	(538)	(11,794)
Payments/credits relating to sales in prior years	(9,665)	(64)	(9,729)

Balance, as of December 31, 2008	$7,972	$97	$8,069
Current provisions relating to sales in current year	1,996	471	2,467
Adjustments relating to prior years	(1,586)	—	(1,586)
Payments/credits relating to sales in current year	(1,579)	(430)	(2,009)
Payments/credits relating to sales in prior years	(6,376)	(97)	(6,473)

Balance, as of December 31, 2009	$427	$41	$468
Current provisions relating to sales in current year	2,149	368	2,517
Adjustments relating to prior years	—	—	—
Payments/credits relating to sales in current year	(962)	(318)	(1,280)
Payments/credits relating to sales in prior years	(418)	(41)	(459)

Balance, as of September 30, 2010	$1,196	$50	$1,246

        In July 2008, Cardiolite's market exclusivity expired and generic competition was introduced to the market in September 2008. As a result of the expiration of the market exclusivity of this product, we experienced a significant decrease in rebates as a majority of contracts associated with Cardiolite expired in the second half of 2008 and rebates were paid out through 2009 resulting in the decline of accrued rebates from $9.7 million at January 1, 2008 to $8.0 million at December 31, 2008 and to $427,000 at December 31, 2009.

Inventory

        Inventories include material, direct labor and related manufacturing overhead, and are stated at the lower of cost or market determined on a first-in, first-out basis. We record inventory when we take delivery and title to the product. Any commitment for product ordered but not yet received is included as purchase commitments in our contractual obligations table. We assess the recoverability of inventory to determine whether adjustments for impairment are required. Inventory that is in excess of future requirements is written down to its estimated net realizable value based upon estimates of forecasted demand for our products. The estimates of demand require assumptions to be made of future operating performance and customer demand. If actual demand is less than what has been forecasted by management, additional inventory impairments may be required. Our inventory on hand was $45.0 million, $19.6 million and $13.9 million, net of a reserve for excess and obsolete inventory of $3.2 million, $3.6 million, and $1.5 million, as of September 30, 2010, December 31, 2009 and 2008, respectively. The increase in the reserve was due primarily to excess TechneLite accessories which reached expiration prior to use as a result of the NRU reactor delay, offset by utilization of reserves as such materials were scrapped.

        In July 2010, BVL temporarily shut down the facility where they manufacture DEFINITY, Cardiolite and other products in order to upgrade the facility to meet certain EMEA requirements. BVL has planned for the shutdown to run through March 2011. In anticipation, BVL manufactured additional inventory of these products to meet our expected needs during this period. Although BVL has manufactured additional inventory to ensure they meet their ongoing supply requirements under the manufacturing contract, they have not delivered the product to us and we have not taken title to this earlier-produced product nor are we obligated to take more product than we would have under normal supply conditions. Our obligation with respect to any inventory manufactured by BVL as a result of their planned shutdown remains consistent with our historical procurement and purchasing practice.

        At September 30, 2010 and December 31, 2009 the balances of inventory on hand reflect approximately $25.4 million and $6.0 million, respectively, of finished products and materials related to Ablavar which was a product that was commercially launched in January 2010, of which at September 30, 2010, approximately $21.9 million was included in other non-current assets. We entered into an agreement with a supplier to provide active pharmaceutical ingredient ("API") and finished products for Ablavar under which we are required to purchase quarterly minimum quantities ranging from $6.3 million to $7.5 million of API inventory through 2012. The supply agreement is designed to ensure supply of the product. At September 30, 2010, the total of this remaining minimum purchase commitment was approximately $56 million. In addition to the minimum commitment, we, at our discretion, can manufacture API into finished product for an additional charge per vial. We record the inventory when we take delivery, at which time we assume title and risk of loss. We include within current assets the amount of inventory that will be utilized within twelve months. Inventory that will be utilized after twelve months is included in non-current assets.

        As noted above, Ablavar, an MRA agent, was commercially launched in January 2010. We are currently in the process of educating radiologists on optimizing the use of the product within their patient populations. The revenues for this product through September 30, 2010 have not been significant. Based on the expected market penetration and management's estimates of projected sales, coupled with the potential aggregate six-year shelf life of the finished product and the API, we believe that we will be able to use our committed supply. In the event that we do not meet our sales expectations for Ablavar or cannot sell the product we are committed to purchase prior to its expiration, we would incur inventory losses and/or losses on our purchase commitments.

Goodwill, Intangibles and Long-Lived Assets

        Goodwill is not amortized but the carrying value is tested annually for impairment at October 31, as well as whenever events or changes in circumstances suggest that the carrying amount may not be recoverable. We perform this test by comparing the fair value of the reporting unit containing goodwill to its carrying value, including goodwill. If the fair value exceeds the carrying value, goodwill is not impaired. If the carrying value exceeds the fair value, then we would calculate the potential impairment loss by comparing the implied fair value of goodwill with the carrying value of the goodwill. If the implied fair value of goodwill is less than the carrying value, then an impairment charge would be recorded.

        We calculate the fair value of our reporting units using the income approach which utilizes discounted forecasted future cash flows and the market approach which utilizes fair value multiples of comparable publicly traded companies. The discounted cash flows are based on our most recent long-term financial projections and are discounted using a risk adjusted rate of return which is determined using estimates of market participant risk-adjusted weighted-average costs of capital and reflects the risks associated with achieving future cash flows. The market approach is calculated using the guideline company method, where we use market multiples derived from stock prices of companies engaged in the same or similar lines of business. There is not a quoted market price for our reporting units or the Company as a whole, therefore, a combination of the two methods is utilized to derive the fair value of the business. We evaluate and weigh the results of these approaches as well as ensure the results of these two methodologies do not materially differ. We believe the use of these two methodologies ensures a consistent and supportable method of determining our fair value that is consistent with the objective of measuring fair value. If the fair value were to decline, then we may be required to incur material charges relating to the impairment of those assets.

        We perform impairment testing for intangible and long-lived assets whenever events or changes in circumstances suggest that the carrying value of an asset or group of assets may not be recoverable. We measure the recoverability of assets to be held and used by comparing the carrying amount of the asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment equals the amount by which the carrying amount of the assets exceeds the fair value of the assets. Any impairments are recorded as permanent reductions in the carrying amount of the assets.

        We completed our required annual impairment test as of the fourth quarter of 2009 and 2008 and determined that at each of those periods the carrying amount of goodwill was not impaired. In each year, our fair value, which includes goodwill, was substantially in excess of our carrying value.

Accounting for Stock-Based Compensation

        Our employees are eligible to receive awards from the Lantheus MI Holdings, Inc. 2008 Equity Incentive Plan. Our stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense over the requisite service period, which generally represents the vesting period, and includes an estimate of the awards that will be forfeited. We use the Black-Scholes valuation model for estimating the fair value on the date of grant of stock options. The fair value of stock option awards is affected by the valuation assumptions, including the volatility of market participants, expected term of the option, risk-free interest rate and expected dividends as well as the estimated fair value of the Holdings common stock. The fair value of the Holdings common stock is determined by the Holdings board of directors at each award date. Any material change to the assumptions used in estimating the fair value of the options could have a material impact on our results of operations. When a contingent cash settlement of vested options becomes probable, we reclassify the vested awards to a liability and account for any incremental compensation cost in the period in which the settlement becomes probable.

Income Taxes

        The provision for income taxes has been determined using the asset and liability approach of accounting for income taxes. The provision for income taxes represents income taxes paid or payable for the current year plus the change in deferred taxes during the year. Deferred taxes result from differences between the financial and tax bases of our assets and liabilities. Deferred tax assets and liabilities are measured using the currently enacted tax rates that apply to taxable income in effect for the years in which those tax attributes are expected to be recovered or paid, and are adjusted for changes in tax rates and tax laws when changes are enacted.

        Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized. The assessment of whether or not a valuation allowance is required often requires significant judgment, including the long-range forecast of future taxable income and the evaluation of tax planning initiatives. Adjustments to the deferred tax valuation allowances are made to earnings in the period when such assessments are made.

        We account for uncertain tax positions using a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Differences between tax positions taken in a tax return and amounts recognized in the financial statements are recorded as adjustments to income taxes payable or receivable, or adjustments to deferred taxes, or both. We classify interest and penalties within the provision for income taxes.

        We have a tax indemnification agreement with BMS related to certain contingent tax obligations arising prior to the acquisition of the business from BMS. The tax obligations are recognized in liabilities and the tax indemnification receivable is recognized within other noncurrent assets. The changes in the tax indemnification asset are recognized within other income, net in the statement of income, and the changes in the related liabilities are recorded within the tax provision. Accordingly, as these reserves change, adjustments are included in the tax provision while the offsetting adjustment is included in other income. Assuming that the receivable from BMS continues to be considered recoverable by us, there is no net effect on earnings related to these liabilities and no net cash outflows.

        The calculation of our tax liabilities involves certain estimates, assumptions and the application of complex tax regulations in numerous jurisdictions worldwide. Any material change in our estimates or assumptions, or the tax regulations, may have a material impact on our results of operations.

Results of Operations

Comparison for the Nine Months Ended September 30, 2010 and 2009

	Nine Months Ended
	September 30, 2010	September 30, 2009	Change $	Change %
	(dollars in thousands)
Net product revenues
Cardiolite	$56,559	$94,389	$(37,830)	(40)%
TechneLite	86,641	91,485	(4,844)	(5)
DEFINITY	44,142	30,307	13,835	46
Other currently marketed products	65,653	55,353	10,300	19

Total net product revenues	252,995	271,534	(18,539)	(7)
License and other revenues	6,162	6,141	21	—

Total revenues	259,157	277,675	(18,518)	(7)
Cost of goods sold	139,591	139,988	(397)	—

Gross profit	119,566	137,687	(18,121)	(13)
General and administrative	22,573	27,056	(4,483)	(17)
Sales and marketing	33,838	30,904	2,934	9
Research and development	34,957	32,117	2,840	9

Operating income	28,198	47,610	(19,412)	(41)
Interest expense	(13,937)	(11,214)	2,723	24
Loss on early extinguishment of debt	(3,057)	—	3,057	100
Interest income	123	49	74	151
Other (expense) income, net	532	3,109	(2,577)	(83)

Income before income taxes	11,859	39,554	(27,695)	(70)
Provision for income taxes	(4,265)	(21,527)	(17,262)	(80)

Net income	$7,594	$18,027	$(10,433)	(58)

Revenues

        Net Product Revenues.    We recognized revenue from net product sales of $253.0 million in the nine months ended September 30, 2010 compared to $271.5 million in the nine months ended September 30, 2009, a decrease of $18.5 million, or 7%. This decrease was primarily due to the following:

  •
  Cardiolite sales decreased $37.8 million, or 40%, from $94.4 million in the nine months ended September 30, 2009 to $56.6 million in the nine months ended September 30, 2010. This decrease was primarily due to the continued impact from the expiration of Cardiolite's market exclusivity in July 2008 and subsequent introduction of generic competition which began in

    September 2008, as well as the decrease in available Moly caused by the global Moly supply shortage. As a result, unit volume and average selling price in the United States decreased by 37% and 12%, respectively, in the nine months ended September 30, 2010 as compared to the nine months ended September 30, 2009;

  •
  TechneLite sales decreased $4.8 million, or 5%, from $91.5 million in the nine months ended September 30, 2009 to $86.6 million in the nine months ended September 30, 2010. This decrease was primarily due to 25% lower unit volume in the United States caused by the global Moly supply shortage which began in May 2009 and continued until August 2010 and lower demand. We believe the lower demand was due to greater efficiencies achieved by the radiopharmacies in response to the extended global Moly supply shortage offset, in part, by a 17% net average selling price increase across all customer segments in the U.S. related to the incremental molybdenum and distribution costs that, in accordance with our distribution agreements, we were able to pass through to our customers; and

  •
  Other marketed products decreased $151,000 on a consolidated basis largely due to a $1.7 million decrease in Neurolite from lower volume due, in part, from timing and $901,000 increase in customer rebates. These decreases were partly offset by an $838,000 increase in third party products, a $757,000 increase in Gallium and $870,000 increases in our other marketed products.

        These decreases were offset, in part, by the following:

  •
  DEFINITY sales increased $13.8 million, or 46%, from the nine months ended September 30, 2009 to the nine months ended September 30, 2010. The increase was due to a 44% increase in United States sales volume as a result of continued unit sales growth following the modification of the boxed warning in May 2008 and the subsequent re-launch of the product in June 2008, and 2% net average selling price increase across all customer segments;

  •
  Thallium sales increased $5.9 million, or 58%, from the nine months ended September 30, 2009 to the nine months ended September 30, 2010. The increase was due largely to a 79% increase in United States volume due to its substitution for technetium-based studies as a result of the global Moly shortage offset, in part, by a 7% net average selling price reduction across all customer segments; and

  •
  Xenon sales increased $4.5 million due to 15% higher U.S. volume from new customers and 31% net higher average selling price across all customer segments in the U.S..

        License and Other Revenues.    License and other revenue remained level at $6.1 million in the nine months ended September 30, 2010 and September 30, 2009, respectively. We recorded $4.3 million in other revenue related to contract manufacturing in the nine-month periods ended September 30, 2010 and September 30, 2009. In addition, we recorded license revenue of $1.9 million in the nine-month periods ended September 30, 2010 and September 30, 2009.

Costs and Expenses

        Cost of Goods Sold.    Cost of goods sold in the nine months ended September 30, 2010 was $139.6 million compared to $140.0 million in the nine months ended September 30, 2009, a decrease of $397,000. Gross profit in the nine months ended September 30, 2010 was $119.6 million compared to $137.7 million in the nine months ended September 30, 2009, a decrease of $18.1 million or 13%. The decrease in cost of goods sold was primarily due to:

  •
  a $6.1 million decrease of amortization related to intangible customer relationships and capitalized software; and

  •
  a $2.1 million decrease in other marketed products from lower cost.

        These decreases were offset, in part, by:

  •
  a net increase of $4.5 million directly related to the end of the global Moly shortage, which is comprised of a decrease in volume of approximately $18.3 million offset by an increase in the cost of Moly purchased of approximately $13.8 million;

  •
  a $2.0 million increase in Xenon, driven by higher volume from new customers; and

  •
  a $1.2 million increase in Ablavar cost primarily from project expenses related to material cost improvements.

        The decrease in gross profit was primarily attributable to:

  •
  a decrease in margins of $36.5 million from volume reductions of Cardiolite; and

  •
  net margin loss of $5.9 million directly related to the global Moly shortage.

        These decreases were offset, in part, by:

  •
  higher DEFINITY volume of $12.9 million;

  •
  lower amortization of $6.1 million related to intangible customer relationships and capitalized software;

  •
  a $2.5 million increase from higher Xenon volume and average selling price; and

  •
  a $2.8 million increase from third party and other products.

        Sales and Marketing Expenses.    Consolidated sales and marketing expenses for the nine months ended September 30, 2010 were $33.8 million, compared to $30.9 million for the nine months ended September 30, 2009. As a percentage of net revenue, sales and marketing expense was 13% and 11% for the nine months respectively. The $2.9 million or 9%, increase was primarily attributable to the following:

  •
  a $2.7 million increase related to a contract sales force hired in 4Q 2009, to support Ablavar;

  •
  a $789,000 increase related to advertising and other promotional materials, samples and other related costs associated with Ablavar;

  •
  a $526,000 increase related to new product, business development initiatives for flurpiridaz F18 and other potential products;

  •
  a $378,000 related to costs to support the launch of and sales force training for Ablavar;

  •
  a $101,000 increase in exhibit and other commercial product promotional activity due to a shift in timing of the American Society of Nuclear Cardiologists meeting from October in 2009 to September in 2010; and

  •
  a $146,000 increase related to site depreciation and overhead costs related to our sales and marketing function.

        These increases were offset, in part, by the following:

  •
  an $875,000 decrease in advertising and other promotion costs related to DEFINITY due to delay of new agency selection;

  •
  a $602,000 decrease in credit card fees as a result of lower sales revenue; and

  •
  a $239,000 decrease in salary, benefits and other employee related expenses associated with our sales and marketing function.

        General and Administrative Expenses.    General and administrative expenses for the nine months ended September 30, 2010 were $22.6 million compared to $27.1 million for the nine months ended September 30, 2009. The $4.5 million, or 17%, decrease was primarily attributable to the following:

  •
  a $2.8 million decrease in external consulting related to our infrastructure cost improvement initiative;

  •
  a $1.6 million decrease related to lower salary, benefits and employee related expenses within the general and administrative functions;

  •
  a $707,000 decrease in information technology external contractor and services, primarily for non-recurring business transition activities in 2009 as well as cost control efforts in 2010;

  •
  a $585,000 decrease in accounting, tax and other business advisory professional services related to business transition activity in 2009; and

  •
  a $264,000 decrease in legal fees and professional services primarily related to lower intellectual property, business opportunity evaluations, and non-recurring business transition activities in 2009.

        These decreases were offset, in part, by the following:

  •
  a $906,000 increase for amortization of capital software, partly offset with lower site costs primarily related to transition activities in 2009 and cost control efforts in 2010; and

  •
  a $506,000 increase for international related recruitment fees, professional and legal services, certain IT and other costs.

        Research and Development Expenses.    Research and development expenses for the nine months ended September 30, 2010 were $35.0 million compared to $32.1 million in the nine months ended September 30, 2009 an increase of approximately $2.9 million, or 9%.

        The following table summarizes the primary components of our research and development expenses for the nine months ended September 30, 2010 and 2009:

	Nine Months Ended September 30,
	2010	2009
	(dollars in millions)
Flurpiridaz F18	$3.2	$3.0
Other clinical programs	0.5	2.2

Total clinical programs	3.7	5.2
Personnel salary, benefits and other employee related	17.1	13.4
General research and development expenses	14.2	13.5

Total research and development expenses	$35.0	$32.1

        The following summarizes the expenses associated with our primary research and development programs:

        Flurpiridaz F 18.    During the nine months ended September 30, 2010, we incurred $3.2 million in expenses related to our PET perfusion agent clinical program compared to $3.0 million during the nine months ended September 30, 2009, an increase of approximately $287,000, or 10%. This increase was primarily due to the timing of patient enrollment related to our phase II study and completion of enrollment in second quarter of 2010.

        Other Clinical Programs.    During the nine months ended September 30, 2010, we incurred $454,000 in expenses related to other clinical trial programs compared to $2.2 million during the nine months ended September 30, 2009, a decrease of $1.8 million, or 80%. The decrease related primarily to a $443,000 decrease in expense related to a DEFINITY phase IV study in combination with $1.2 million decreased spend related to the Cardiolite pediatrics trial.

        Personnel salary, benefits and employee related expenses were $17.1 million in the nine months ended September 30, 2010 compared to $13.4 million in the nine months ended September 30, 2009, an increase of $3.6 million, or 27%. This increase was due primarily to increased new employees to support ongoing clinical programs and for additional medical liaison support for Ablavar.

        General research and development expenses were $14.2 million in the nine months ended September 30, 2010 compared to $13.5 million in the nine months ended September 30, 2009, an increase of approximately $694,000, or 5%. The increase is due to $1.0 million for additional pharmacovigilance services and product support, $439,000 regulatory fees related to our DEFINITY product and our annual product registration fee to European Medicines Agency, $202,000 in other clinical, lab supplies and services, and $90,000 in certain IT related costs. These increases were offset, in part, by a $228,000 decrease in external lab services, a $631,000 decrease in research supplies related to earlier phases of clinical programs, and a $203,000 decrease primarily for lower costs associated with European regulatory support.

        We anticipate that our research and development expenses related to our Flurpiridaz F 18 program for 2010 will consist primarily of costs related to the wrap up of our Phase II and planning of our Phase III clinical trials.

Other

        Interest Expense.    Interest expenses was $13.9 million in the nine months ended September 30, 2010 compared to $11.2 million in the nine months ended September 30, 2009, an increase of $2.7 million, or 24%. This increase was due to interest expense associated with the new 9.75% Senior Notes.

        Loss on early extinguishment of debt.    The loss on early extinguishment of debt was $3.1 million for the nine months ended September 30, 2010. The expense consisted of a $2.3 million write-off of deferred financing costs and $779,000 of prepayment penalty.

        Interest Income.    Interest income was $123,000 in the nine months ended September 30, 2010, compared to $49,000 in the nine months ended September 30, 2009, an increase of $74,000.

        Other (Expense) Income, net.    In the nine months ended September 30, 2010 we had income of $532,000, compared to income of $3.1 million in the nine months ended September 30, 2009. The decrease was primarily attributable to changes in foreign currency rates, lower estimate of recovery of uncertain tax positions and the settlement of uncertain tax positions of $319,000 relating to state income taxes.

Provision for Income Taxes

        The provision for income taxes was $4.3 million in the nine months ended September 30, 2010 compared to $21.5 million in the nine months ended September 30, 2009, a decrease of $17.3 million. This decrease in the first nine months of 2010 versus the first nine months of 2009 was due to lower taxable income and discrete events, including changes in the applicable state income tax rates on deferred tax assets and true-ups of tax provisions to actual tax returns filed. We estimate that our effective tax rate (excluding discrete events) on a full year basis is 36.75% applied to current year income. During the nine months ended September 30, 2010, income tax benefit relating to discrete events was primarily related to interest expense associated with uncertain tax positions, the settlement of uncertain tax positions, and the true-up of tax provisions to actual filed tax returns. These amounts reflect our estimates of the effective rates expected to be applicable for the respective full fiscal years, adjusted for any discrete events, which are recorded in the period that they occur. These estimates are reevaluated each quarter based on our estimated tax expense for the full fiscal year.

Segment Discussion

        We have five operating segments, which are: United States, Canada, Australia, United Kingdom and Puerto Rico. Our segments derive revenues through the manufacturing, marketing, selling and distribution of medical imaging products, focused primarily on cardiovascular diagnostic imaging. In the nine months ended September 30, 2010 and 2009, no single operating segment, outside of the United States, accounted for more than 10% of total sales, 10% of operating profit or 10% of total assets. Accordingly, we report the U.S. reporting segment separately and the non-U.S. operating segments as All Other.

	Nine months ended September 30,
	2010	2009	Change $	Change %
	(in thousands)
Revenue
U.S.	$225,244	$247,980	$(22,736)	(9)
All Other	57,030	51,215	5,815	11

Total revenue, including inter-segment	282,274	299,195	(16,921)	(6)
Less: Inter-segment revenue	(23,117)	(21,520)	(1,597)	(7)

	$259,157	$277,675	$(18,518)	(7)

Revenues from external customers
Cardiolite	$40,105	$76,942	$(36,837)	(48)
TechneLite	77,520	85,493	(7,973)	(9)
DEFINITY	43,459	29,870	13,589	45
Other	41,043	34,155	6,888	20

U.S.	202,127	226,460	(24,333)	(11)
All Other	57,030	51,215	5,815	11

	$259,157	$277,675	$(18,518)	(7)

Operating income/(loss)
U.S.	$25,451	$47,599	$(22,148)	(47)
All Other	3,675	(6,202)	9,877	159

Total operating income, including inter-segment	29,126	41,397	(12,271)	(30)
Inter-segment operating income	(928)	6,213	(7,141)	(115)

	$28,198	$47,610	$(19,412)	(41)

        The reasons for the decreases in the United States segment revenues and operating income are consistent with those discussed above and are driven mainly by decreases in sales of our Cardiolite and TechneLite products, offset in part by increases in DEFINITY. The United States segment was disproportionately impacted by the global Moly supply shortage as a large portion of TechneLite sales loss was absorbed by the U.S. segment. The increases in the All Other segment revenues and operating income result mainly from the increase in other marketed products sales.

        Inter-segment revenues represent sales of certain products made from our U.S. segment to our All Other segment. Inter-segment operating income (loss) represents the elimination of the margin relating to the sales made from our U.S. segment to the All Other segment, as well as the elimination of inter-segment cost from our All Other segment to our customers.

Comparison of the Years Ended December 31, 2009 and 2008

        The following table sets forth certain consolidated statements of income data and information for the periods indicated:

	Year Ended December 31,
	2009	2008	Change $	Change %
	(dollars in thousands)
Net Product Revenues
Cardiolite	$119,304	$321,674	$(202,370)	(63)%
TechneLite	112,910	124,287	(11,377)	(9)
DEFINITY	42,942	20,439	22,503	110
Other currently marketed products	77,147	65,340	11,807	18

Total net product revenues	352,303	531,740	(179,437)	(34)
License and other revenues	7,908	5,104	2,804	55

Total revenues	360,211	536,844	(176,633)	(33)
Cost of goods sold	184,844	244,496	(59,652)	(24)

Gross profit	175,367	292,348	(116,981)	(40)
Sales and marketing	42,337	45,730	(3,393)	(7)
General and administrative	35,430	64,909	(29,479)	(45)
Research and development	44,631	34,682	9,949	29
In-process research and development	—	28,240	(28,240)	(100)

Operating income	52,969	118,787	(65,818)	(55)
Interest expense	(13,458)	(31,038)	(17,580)	(57)
Interest income	73	693	(620)	(89)
Other income, net	2,720	2,950	(230)	(8)

Income before income taxes	42,304	91,392	(49,088)	(54)
Provision for income taxes	(21,952)	(48,606)	(26,654)	(55)

Net income	$20,352	$42,786	$(22,434)	(52)

Revenues

        Net Product Revenues.    We recognized revenue from net product sales of $352.3 million in 2009 compared to $531.7 million in 2008, a decrease of $179.4 million, or 34%. This decrease was primarily due to the following:

  •
  Cardiolite sales decreased $202.4 million, or 63%, from $321.7 million in 2008 to $119.3 million in 2009. This decrease was primarily due to the expiration of Cardiolite's market exclusivity in July 2008 and the introduction of generic competition which began in September 2008. Although we were still able to maintain our leadership position, unit volume and price in the United States decreased by 22% and 47%, respectively, in 2009 as compared to 2008. See "—Key Factors Affecting Our Results—Cardiolite Competitive Position;" and

  •
  TechneLite sales decreased $11.4 million, or 9%, from $124.3 million in 2008 to $112.9 million in 2009. This decrease was primarily due to lower volume in the United States caused by the Moly supply shortage which began in May 2009 offset, in part, by an increase in price in the United States, due to the incremental Moly and distribution costs that we were able to pass through to our customers, resulting in a 9% decline in revenue.

        These decreases were offset, in part, by the following:

  •
  DEFINITY sales increased $22.5 million, or 110%, from 2008 to 2009 due to a 104% increase in sales volume as a result of the modification of the boxed warning in May 2008 and the subsequent re-launch of the product in June 2008; and

  •
  other marketed products increased $11.8 million, or 18%, largely due to $6.7 million of higher sales of Thallium due to its substitution for technetium-based products as a result of the Moly shortage, a $3.1 million increase in revenue as a result of continued demand for Neurolite in Japan, a $1.7 million increase in sales of third party products and a $3.4 million decrease in customer rebates in 2009 as compared to 2008 as a result of a decrease in sales of Cardiolite.

        License and Other Revenues.    License and other revenue increased $2.8 million, or 55%, to $7.9 million in 2009 from $5.1 million in 2008. This increase is primarily due to $2.5 million in license revenue recorded in 2009. In addition, we recorded $5.4 million and $5.1 million in fiscal years 2009 and 2008, respectively, in other revenue related to our contract manufacturing services related to a product for one customer.

Costs and Expenses

        Cost of Goods Sold.    Cost of goods sold in 2009 was $184.8 million, compared to $244.5 million in 2008, a decrease of $59.7 million, or 24%. Gross profit in 2009 was $175.4 million, compared to $292.3 million in 2008, a decrease of $117.0 million, or 40%. The decrease in cost of goods sold was due, in part, to the $32.8 million in intangible amortization incurred in 2008, primarily related to the Cardiolite patent exclusivity which expired in July 2008. In addition, cost of goods sold decreased due to an $8.2 million inventory revaluation recorded in 2008 as a result of the acquisition of our business from BMS, a $17.5 million decrease due to the change in product mix between TechneLite and Thallium as a result of the Moly shortage and a $1.2 million decrease as a result of changes in Cardiolite volumes due to the generic event in 2008. The decrease in gross profit was primarily attributable to price reductions for Cardiolite relating to the generic event of approximately $201.2 million, offset by higher DEFINITY and Thallium margins of $35.3 million, lower intangible amortization of $32.8 million and an inventory revaluation of $8.2 million, $2.5 million increased margin on license revenue, and an increase in third party product margin of $4.9 million.

        Sales and Marketing Expenses.    Sales and marketing expenses for 2009 were $42.3 million, compared to $45.7 million for 2008. As a percentage of net revenue, sales and marketing expense was 11.8% and 8.5% for 2009 and 2008, respectively. The $3.4 million, or 7%, decrease in 2009 was primarily attributable to the following:

  •
  a decrease of approximately $1.1 million in salary and other costs related to certain personnel reductions in our field sales force; and

  •
  a decrease of $5.5 million in employee travel, meetings and other employee expenses related to personnel reductions and cost reduction initiatives.

        These decreases were offset, in part, by the following:

  •
  an increase of approximately $2.1 million related to promotional materials, advertising and other costs (market research, regulatory fees and other marketing programs) associated with the launch of Ablavar;

  •
  an increase of $947,000 related to the hiring of a contract sales force to support the launch of Ablavar; and

  •
  an increase of $213,000 for promotional materials, advertising for DEFINITY and Cardiolite.

        General and Administrative Expenses.    General and administrative expenses for 2009 were $35.4 million compared to $64.9 million for 2008. The $29.5 million, or 45%, decrease in 2009 was primarily attributable to the following:

  •
  a decrease of approximately $13.0 million in termination and severance related charges associated with the closure of our European operations in 2008;

  •
  a decrease of approximately $10.8 million in transition related charges attributable to our service support agreements with BMS following our divestiture;

  •
  a decrease of $8.7 million in consulting and other related expenses to support a stand-alone infrastructure, payroll implementation, treasury and other divestiture related activities;

  •
  a decrease of $2.5 million in legal fees primarily related to lower transition and intellectual property related activity;

  •
  a decrease of $1.0 million related to lower bonus expense for the year ended at December 31, 2009 as compared to December 31, 2008; and

  •
  a decrease of $1.0 million for independent educational grants, which were included in general and administrative costs in 2008 and included in research and development in 2009.

        The decreases were offset, in part, by the following:

  •
  an increase of $4.4 million in consulting, information technology and other related expenses to support a stand-alone infrastructure, payroll implementation and other divestiture related activities;

  •
  an increase of approximately $1.4 million in salary, wages and other personnel related costs;

  •
  an increase of $1.1 million in depreciation expense primarily related to information technology hardware and software purchased in 2008; and

  •
  an increase of $641,000 in overhead expense related to increased costs to operate our North Billerica, Massachusetts facility.

        Research and Development Expenses.    Research and development expenses in 2009 were $44.6 million compared to $34.7 million in 2008, an increase of approximately $9.9 million, or 29%.

        The following table summarizes the primary components of our research and development expenses for the years ended December 31, 2009 and 2008:

	Year Ended December 31,
	2009	2008
	(dollars in millions)
Flurpiridaz F18	$4.2	$2.3
18F LMI1195	0.8	—
Other clinical programs	2.8	1.9

Total clinical programs	7.8	4.2
Personnel salary, benefits and other employee related	18.3	17.0
General research and development expenses	18.5	13.5

Total research and development expenses	$44.6	$34.7

        The following summarizes the expenses associated with our primary research and development programs:

        Flurpiridaz F18 (PPA).    During 2009, we incurred $4.2 million in expenses related to our PPA program compared to $2.3 million during 2008, an increase of $1.9 million, or 83%. This increase was primarily due to the following:

  •
  a $1.2 million increase in clinical services and analysis costs related to our Phase II clinical trial;

  •
  a $430,000 increase in clinical site costs due to increased enrollment in the Phase II trial; and

  •
  a $276,000 increase in contractor site-monitoring support and travel expenses related to increased effort in the Phase II clinical trial.

        18F LMI1195 ("Cardiac Neuronal Imaging").    During 2009, we incurred $769,000 in expenses related to our Cardiac Neuronal Imaging program in its initial year of clinical trials. Because this was the initial year of clinical trial expenses under the program, the expenses incurred related primarily to:

  •
  approximately $448,000 of expenses related to clinical services and analysis costs related clinical trial interpretation; and

  •
  approximately $321,000 in clinical site costs related to increasing enrollment in the program.

        Other Clinical Programs.    During 2009, we incurred $2.8 million in expenses related to other clinical trial programs compared to $1.9 million during 2008, an increase of $0.9 million, or 47%. The increase related primarily to $901,000 in contractor support and professional services fees for the completion of a DEFINITY Phase IV study.

        Personnel salary, benefits and employee related expenses were $18.3 million in 2009 compared to $17.0 million in 2008, a $1.3 million, or 8%, increase. This increase was due to $1.1 million in increased travel and relocation costs to support clinical programs, $406,000 increase in contracted support staff costs for clinical program monitoring and a $487,000 increase in field based technical MRI support related to Ablavar, offset, in part, by a decrease of $653,000 in lower bonus expenses as a result of not fully achieving certain annual EBITDA targets in 2009.

        General research and development expenses were $18.5 million in 2009 compared to $13.5 million in 2008, a $5.0 million, or 37%, increase. The increase is due primarily to a $2.0 million increase in research, clinical and lab supplies resulting from our continued research efforts, and $3.6 million in other professional and contracted services to support chemistry, manufacture and control development, PPA development, data statistic management and clinical compliance for clinical sites. This was offset by a decrease in unallocated facility related costs, which were $0.6 million due to reduced infrastructure costs. The remaining general research and development expenses, which are incurred in support of all of our research and development programs, are not easily allocable to any individual program, and therefore, have been included in general research and development expenses.

        We anticipate that our research and development expenses related to our PPA program for 2010 will consist primarily of costs related to our Phase II and Phase III clinical trials for Flurpiridaz F18.

        In-process Research and Development ("IPR&D").    In 2008, as a result of the acquisition from BMS, we allocated $28.2 million to IPR&D. The value assigned to IPR&D was determined by estimating costs to develop the purchased IPR&D into commercially viable product, the phase the project was in and our potential revenue generated from the project. The estimated fair value of in-process research and development related to PET perfusion agents. Immediately following the closing of the acquisition, the $28.2 million IPR&D was charged to expense.

Other

        Interest Expense.    Interest expenses was $13.5 million in 2009, compared to $31.0 million in 2008, a decrease of $17.6 million, or 57%. This decrease was due to a decrease in our outstanding debt in 2009 of approximately $49.1 million.

        Interest Income.    Interest income was $73,000 in 2009, compared to $693,000 in 2008, a decrease of $620,000, or 89%. This change was due to a decrease in available cash balances and lower interest rates.

        Other Income, net.    Other income, net in 2009, was $2.7 million, compared to $3.0 million in 2008. The decrease was primarily attributable to changes in the amount of income recognized related to our tax indemnification agreement with BMS.

        Provision for Income Taxes.    The provision for income taxes was $22.0 million in 2009 compared to $48.6 million in 2008, a decrease of $26.6 million. This decrease was due to lower taxable income in 2009 as compared to 2008. Our effective tax rates for the years ended December 31, 2009 and 2008 were 51.9% and 53.2%, respectively. The excess of our effective tax rate over the statutory rate in 2009 is driven principally by the tax effect of our uncertain tax positions and the impact of the changes in the applicable state tax rates that are applied to deferred tax assets. The excess of our effective tax rate over the statutory rate in 2008 results from the tax effect of the in-process research and development charge and our uncertain tax positions.

Comparison of the Years Ended December 31, 2008 and 2007

        The following table sets forth certain consolidated statements of income data and information for the periods indicated:

	Successor	Predecessor
	Year Ended December 31,
	2008	2007	Change $	Change %
	(dollars in thousands)
Net Product Revenues
Cardiolite	$321,674	$405,039	$(83,365)	(21)%
TechneLite	124,287	104,941	19,346	18
DEFINITY	20,439	57,254	(36,815)	(64)
Other currently marketed products	65,340	57,167	8,173	14

Total net product revenues	531,740	624,401	(92,661)	(15)
License and other revenues	5,104	4,776	328	7

Total revenues	536,844	629,177	(92,333)	(15)
Cost of goods sold(1)	244,496	223,674	20,822	9

Gross profit	292,348	405,503	(113,155)	(28)
Sales and marketing(1)	45,730	64,724	(18,994)	(29)
General and administrative(1)	64,909	28,331	36,578	129
Research and development	34,682	50,005	(15,323)	(31)
Restructuring	—	9,841	(9,841)	(100)
In-process research and development	28,240	—	28,240	100

Operating income	118,787	252,602	(133,815)	(53)
Interest expense	(31,038)	—	(31,038)	(100)
Interest income	693	—	693	100
Other income (expense), net	2,950	(4,224)	7,174	(170)

Income before income taxes	91,392	248,378	(156,986)	(63)
Provision for income taxes	(48,606)	(97,073)	(48,467)	(50)

Net income	$42,786	$151,305	$(108,519)	(72)

(1)
For comparability purposes, a reclassification totaling $15,788 has been made from general and administrative and sales and marketing expenses to cost of goods sold in the Predecessor period to be consistent with the Successor period presentation. Accordingly, these amounts do not agree to the corresponding amounts in the audited financial statements of the Predecessor included elsewhere in this prospectus.

Revenues

        Net Product Revenues.    We recognized revenue from net product sales of $531.7 million in 2008 compared to $624.4 million in 2007, a decrease of $92.7 million, or 15%. This decrease was primarily due to the following:

  •
  Cardiolite sales decreased $83.4 million, or 21%, from $405.0 million in 2007 to $321.7 million in 2008. This decrease was primarily due to the expiration of Cardiolite's market exclusivity and the introduction of generic competition which began in September 2008. As a result, volume and price in the United States were 10% and 6%, lower, respectively, in 2008 as compared to 2007; and

  •
  DEFINITY sales decreased $36.8 million, or 64%, from 2007 to 2008, due to a 63% decline in sales volume as a result of the boxed warning in October 2007.

        These decreases were offset, in part, by a $19.3 million, or 18%, increase in TechneLite sales due to a price increase in the United States offset, in part, by lower volumes in 2008. We gained share in 2007 as a result of a competitor manufacturing delay in 2007.

        Cost of Goods Sold.    Cost of goods sold in 2008 was $244.5 million, compared to $223.7 million in 2007, an increase of $20.8 million, or 9%. The increase in cost of goods sold was due, in part, to an $8.2 million inventory revaluation recorded in 2008 as a result of our acquisition from BMS, higher intangible amortization of approximately $900,000, higher insurance costs of $2.8 million, increased DEFINITY cost of $1.4 million due to increased volume, higher TechneLite cost of $6.2 million and a $3.6 million increase in third party product cost. These increases in costs were offset, in part, by a $2.3 million decrease in Cardiolite due to the 2008 generic event. Gross profit in 2008 was $292.3 million, compared to $405.5 million in 2007, a decrease of $113.2 million, or 28%. The decrease in gross profit was primarily attributable to decreased sales volumes from Cardiolite and DEFINITY resulting in decreases of $81.1 and $38.3 million, respectively, due to the expiration of the exclusivity rights of Cardiolite in 2008 and the DEFINITY boxed warning in 2007. In addition, there were higher intangible amortization and an inventory revaluation of $11.9 million. These amounts were offset, in part, by a $3.8 million increase in margin due to a change in TechneLite and Thallium mix and $14.3 million in other favorable product mix.

        Sales and Marketing Expenses.    Sales and marketing expenses for 2008 were $45.7 million, compared to $64.7 million for 2007. As a percentage of total revenue, sales and marketing expense was 8.5% and 10.3% for 2008 and 2007, respectively. The $19.0 million, or 29%, decrease in 2008 was primarily attributable to the following:

  •
  a decrease of approximately $10.8 million in salary and related costs attributed to the closure of our European operations that were not included in 2008;

  •
  a decrease of approximately $7.1 million in infrastructure costs, such as car leases, software and support following a reduction in force during 2007; and

  •
  a decrease of $2.3 million in international employee travel, meetings, and other employee expenses due to restructuring and other support reduction efforts.

        These decreases were offset, in part, by an increase of $1.2 million related to the loss of reimbursement of certain selling expenses that resulted from the termination of a certain co-promotion arrangement with a business partner.

        General and Administrative Expenses.    General and administrative expenses for 2008 were $64.9 million compared to $28.3 million for 2007. The $36.6 million, or 129%, increase in 2008 was primarily attributable to the following:

  •
  an increase of approximately $13.0 million in termination and severance charges associated with the closure of our European operations in 2008;

  •
  an increase of $10.9 million in transition related charges in accordance with our service support agreements with BMS following our acquisition;

  •
  an increase of $12.1 million in consulting, information technology and other related expenses to support a stand-alone infrastructure, payroll implementation and other divestiture related activities;

  •
  an increase of $4.4 million in legal costs to support our transition to a stand-alone business;

  •
  an increase of approximately $980,000 for management advisory services as a result of the acquisition;

  •
  an increase of $849,000 in stock-based compensation related to options grants issued to employees after the acquisition; and

  •
  an increase of $1.3 million in salary, bonus and other related costs related to additional personnel hired in connection with the acquisition.

        The increases were offset, in part, by the following:

  •
  a $3.8 million decrease in international general and administrative costs related primarily to our change in how we operate in Europe;

  •
  a $1.1 million decrease of stand-alone insurance costs as compared to allocated insurance charges prior to the acquisition;

  •
  a $978,000 decrease in procurement related charges allocated to general and administrative prior to the acquisition. In 2008, we included procurement related charges in cost of products sold;

  •
  a $839,000 decrease in educational grants; and

  •
  a $381,000 decrease in other general and administrative charges due to lower stand-alone costs as compared to allocated general and administrative charges prior to the acquisition.

        Research and Development Expenses.    Research and development expenses in 2008 were $34.7 million compared to $50.0 million in 2007, a decrease of approximately $15.3 million, or 31%. This decrease was primarily due to the completion of Cardiolite pediatric trial and related expenses associated with that clinical trial, as well as a decrease in the number of employees performing research and development functions as a result of a restructuring in early 2007.

        The following table summarizes the primary components of our research and development expenses for the years ended December 31, 2008 and 2007:

	Successor	Predecessor
	Year Ended December 31,
	2008	2007
	(dollars in millions)
Flurpiridaz F18	$2.3	$0.2
Cardiolite Pediatric	0.4	6.5
Other clinical programs	1.5	3.0

Total clinical programs	4.2	9.7
Personnel salary, benefits and other employee related	17.0	22.6
General research and development expenses	13.5	17.7

Total research and development expenses	$34.7	$50.0

        The following summarizes the expenses associated with our primary research and development programs:

        Flurpiridaz F18 (PPA).    We incurred $2.3 million in expenses in 2008 related to our PPA program compared to $200,000 during 2007, an increase of $2.1 million, or 1050%. This increase was primarily due to clinical services, and analysis costs related to our Phase II clinical trial.

        Cardiolite Pediatric Study.    Approximately $6.1 million in lower Cardiolite pediatric clinical trial costs upon submission to the FDA in December 2007 and subsequent approval of pediatric extension in January 2008.

        Other Clinical Programs.    During 2008, we incurred $1.5 million in expenses related to other clinical trial programs compared to $3.0 million during 2007, a decrease of $1.5 million or 50%. The decrease primarily related to DEFINITY clinical trials relating to contractor support and professional services for the closure of the Phase IV study.

        Personnel salary, benefits and employee-related expenses were $17.0 million in 2008, compared to $22.6 million in 2007, a $5.6 million or 25% decrease. This decrease was due to a $2.9 million decrease in salary and travel personnel related costs and a $2.7 million decrease in associated benefit costs due to headcount reductions in research and development related to our 2007 restructuring.

        General research and development expenses were $13.5 million in 2008 compared to $17.7 million in 2007, a $4.2 million, or 24%, decrease. The decrease is due primarily to a $3.5 million decrease in professional services, offset, in part, by an increase in $600,000 related to pharmacovigilance and other related costs. Unallocated facility-related costs were $7.5 million in 2008, compared to $8.2 million in 2007. The decrease was primarily due to reduced infrastructure costs. The remaining general research and development expenses, which are incurred in support of all of our research and development programs, are not easily allocable to any individual program, and therefore, have been included in general research and development expenses.

        Restructuring Charges.    During 2007, we recorded charges of $9.8 million in termination benefits and other related costs for workforce reductions of approximately 150 manufacturing, research and development, selling and administrative personnel primarily due to the closure of two clinical programs and the projected loss of exclusivity for Cardiolite in 2008. A determination was made by management to realign resources consistent with the scale of the business, taking into account needs of customers and patients we serve.

Other

        Interest Expense.    Interest expense was $31.0 million in 2008 and was related to our debt facility which we entered into on January 8, 2008. Prior to 2008 we did not have a debt facility.

        Other Income (Expense), Net.    Other income, net in 2008 was $3.0 million, compared to $4.2 million of other expense in 2007. The increase was primarily attributable to foreign exchange gains and changes in the amount of income recognized related to our tax indemnification agreement with BMS.

Segment Discussion

        We have five operating segments, which are: United States, Canada, Australia, United Kingdom and Puerto Rico. The Company's segments derive revenues through the manufacturing, marketing, selling and distribution of medical imaging products, focused primarily on cardiovascular diagnostic imaging. As of September 30, 2010, no single operating segment, outside of the United States, accounts for more than 10% of total sales, 10% of operating profit or 10% of total assets. In addition, there are no significant trends or factors which are unique to any one operating segment and, as a result, management believes that a discussion of segment operating results is not necessary to obtain an understanding of our results of operations.

Liquidity and Capital Resources

Cash Flows

        The following table provides information regarding our cash flows:

	Nine months ended September 30
	2010	2009
	(dollars in thousands)
Cash provided by (used in):
Operating activities	$26,893	$76,728
Investing activities	(5,384)	(35,596)
Financing activities	(17,045)	(41,802)
Effect of foreign exchange rate on cash	503	1,099

Net (decrease) increase in cash and cash equivalents	$4,967	$429

        The following table provides information regarding our cash flows:

	Successor		Predecessor
	Year Ended December 31,
	2009	2008	2007
	(dollars in thousands)
Cash provided by (used in):
Operating activities	$95,783	$178,445	$243,218
Investing activities	(38,351)	(530,832)	(4,808)
Financing activities	(49,102)	376,466	(235,880)
Net increase in cash and cash equivalents	$10,444	$21,036	—

Net Cash Provided by Operating Activities

        Our primary sources of operating cash flows are products sold. Our primary uses of cash in our operations are for inventories and other costs of product sales, sales and marketing expenses, research and development expenses, general and administrative expenses and interest payments.

        Net cash provided by operating activities in the first nine months of 2010 reflected our net income of $7.6 million, adjusted by non-cash expenses totaling $34.3 million, offset by changes in accounts receivable, prepaid expenses, inventories, income taxes payable, accrued expenses and other operating assets and liabilities totaling $15.0 million. Non-cash items included amortization and depreciation of $30.0 million, provisions for excess and obsolete inventory of $2.3 million, stock-based compensation of $397,000 and changes in the deferred tax provision of $893,000. Accounts receivable increased by $13.4 million primarily due to the increase in product sales as a result of the NRU reactor returning to service and increasing the available Moly supply. Inventories increased by $27.7 million primarily due to the purchase of Ablavar product. Prepaid expenses and other assets increased by $588,000 primarily due to the timing of prepayments on relating to certain insurance payments. Income tax payable decreased $2.7 million as payments have been made in the current period. Accounts payable increased by $21.1 million primarily due to an increase in payables related to manufacturing, product development and interest expenses. Accrued expenses increased by $7.3 million primarily due to an increase in accrued interest, offset, in part, by a decrease in accrued bonuses. Deferred revenue increased by $1.0 million primarily due to the deferral of new product shipments in the period.

        Net cash provided by operating activities in the first nine months of 2009 reflected our net income of $18.0 million, adjusted by non-cash expenses totaling $48.1 million and changes in accounts receivable, prepaid expenses, inventories, income taxes payable, accrued expenses and other operating assets and liabilities totaling $10.6 million. Non-cash items included amortization and depreciation of $33.7 million, provisions for excess and obsolete inventory of $3.8 million, stock-based compensation of $706,000 and changes in deferred income taxes of $9.6 million. Accounts receivable decreased by $21.3 million primarily due to decreased net product sales. Inventories increased by $11.8 million primarily due to the purchase of Ablavar, Cardiolite and DEFINITY product. Deferred revenue increased by $9.1 million primarily due to the deferral of license revenue. Prepaid expenses and other assets decreased by $4.3 million primarily due to the utilization of income tax prepayments. Accounts payable increased by $3.4 million primarily due to increased payables related to manufacturing, product development and marketing expenses. Accrued expenses decreased by $12.4 million primarily due to the reduction of accrued bonuses, accrued interest and the receipt of invoices post period end. Income tax payable decreased by $3.1 million due to timing of tax payments.

        Net cash provided by operating activities in 2009 reflected our net income of $20.4 million, adjusted by non-cash expenses totaling $63.2 million and changes in accounts receivable, prepaid expenses, inventories, income taxes payable, accrued expenses and other operating assets and liabilities totaling $12.2 million. Non-cash items included amortization and depreciation of $41.7 million, stock-based compensation of $1.2 million and changes in the deferred tax provision of $10.8 million. Accounts receivable decreased by $28.0 million, primarily due to decreased net product sales. Inventories increased by $10.6 million, primarily due to the purchase of $4.1 million of Ablavar API, and finished goods. Deferred revenue increased by $6.0 million, primarily due to the receipt and partial deferral of a $10.0 million special license fee from a single customer. Prepaid expenses and other assets decreased by $5.5 million, primarily due to the utilization of prepaid income taxes and the timing of prepayments on insurance renewals. Income tax payable increased $1.5 million from a prepaid position in the prior year. Accounts payable decreased by $3.2 million, primarily due to a reduction in payables related to manufacturing, product development and marketing expenses. Accrued expenses decreased by $15.0 million, primarily due to a decrease in transition related costs and accrued bonuses.

        Net cash provided by operating activities in 2008 reflected our net income of $42.8 million, adjusted by non-cash expenses totaling $107.2 million and changes in accounts receivable, prepaid expenses, inventories, income taxes payable, accrued expenses and other operating assets and liabilities totaling $28.5 million. Non-cash items included amortization and depreciation of $73.2 million, stock-based compensation of $1.4 million and changes in deferred income taxes of $4.4 million. Inventories decreased by $5.3 million, primarily due to timing of shipments at year end. Deferred revenue increased by $4.1 million, primarily due to the deferral of revenue related to certain distributor arrangements. Prepaid expenses and other assets increased by $1.8 million, primarily due to prepayments on insurance and related fees, including income tax. Accounts payable increased by $5.1 million, primarily due to increased payables related to manufacturing, product development and marketing expenses. Accrued expenses increased by $21.7 million, primarily due to an increase in transition related costs and accrued bonuses. Income tax payable decreased by $6.0 million due to timing of tax payments.

        Net cash provided by operating activities in 2007 reflected our net income of $151.3 million, adjusted by non-cash expenses totaling $63.4 million and changes in accounts receivable, prepaid expenses, inventories, income taxes payable, accrued expenses and other operating assets and liabilities totaling $28.5 million. Non-cash items included amortization and depreciation of $71.8 million, stock-based compensation of $2.4 million and changes in deferred income tax of $12.4 million. Accounts receivable decreased by $24.6 million. Inventories increased by $0.8 million, primarily due to timing of shipments. Accounts payable decreased by $3.7 million, primarily due to a reduction in payables related to manufacturing, product development and marketing expenses. Accrued expenses increased by $1.5 million, primarily due to payments of bonuses and other general corporate expenses. Income tax liabilities increased by $6.9 million due to uncertain tax positions.

Net Cash Used in Investing Activities

        Our primary uses of cash in investing activities are the purchase of property and equipment and the acquisition of product rights. Net cash used in investing activities in the first nine months of 2010 and 2009 reflected the purchase of property and equipment for $5.2 million and $6.1 million, respectively. In addition, in the first nine months of 2010 and 2009, investing activities used $215,000 and $29.5 million, respectively, of cash for the acquisition of the rights to a MRA agent, now known as Ablavar.

        Net cash used in investing activities in 2009, primarily reflected the purchase of the Ablavar product rights for $29.5 million and property and equipment for $8.9 million. Net cash used in investing activities in 2008 primarily reflected the Holdings acquisition of the BMSMI and the purchase of property and equipment. Net cash used in investing activities in 2007 primarily reflected purchases of property and equipment for $4.8 million. We do not expect to have significant proceeds from investing activities.

Net Cash Provided by (Used in) Financing Activities

        Historically, our primary sources of cash flows from financing activities have been the proceeds from the issuance of our term loan of $296.5 million, proceeds from borrowing on our line of credit of $28.0 million and proceeds from the issuance of common stock of $245.4 million. Going forward, we expect our primary sources of cash flows from financing activities to be equity or debt issuances or other arrangements that we may make or into which we may enter. Our primary historical uses of cash in financing activities are principal payments on our term loan and line of credit. On May 10, 2010, we issued $250.0 million of 9.750% Senior Notes due in 2017 (the "Restricted Notes"). The proceeds of the Restricted Notes were used (i) to repay amounts due under our then existing credit agreement and (ii) to pay a dividend to Holdings to repay its $75.0 million demand note and for it to repurchase $90.0 million of Holdings' Series A Preferred Stock at the accreted value.

        Net cash used in financing activities in 2009 reflected aggregate principal payments on our term loan of $49.1 million and proceeds from the draw down on our line of credit of $28.0 million offset by payments on our line of credit of $28.0 million.

        Net cash provided by financing activities in 2008 reflected proceeds from the issuance of our term loan of $296.5 million and proceeds from the issuance of common stock of $245.4 million offset by aggregate principal payments on our term loan $153.7 million and debt issuance costs in connection with issuance of the term loan of $11.7 million.

        Net cash used in financing activities in 2007 reflected net transfers of cash to BMS of $235.9 million.

Sources of Liquidity

        On May 10, 2010, we issued the Restricted Notes at face value, net of issuance costs of $6.3 million, under an indenture, dated May 10, 2010. The net proceeds of the Restricted Notes were used to repay $77.9 million due under our outstanding credit agreement and to issue a $163.8 million dividend, which utilized $65.7 million of retained earnings and $98.1 million of additional paid in capital, to Holdings to repay a $75.0 million demand note and for Holdings to repurchase $90.0 million of Holdings' Series A Preferred Stock at the accreted value. The $75.0 million demand note was issued in June 2009, was payable on demand by Holdings and had an interest rate equal to the greater of the prime rate plus 2.25% or LIBOR plus 5.0%; the interest rate at December 31, 2009 was 5.5%. The Restricted Notes mature on May 15, 2017. Interest on the Notes accrues at a rate of 9.750% per year and is payable semiannually in arrears on May 15 and November 15 commencing on November 15, 2010. We anticipate our annual interest expense will increase to $24.4 million as a result of the

Restricted Note issuance. The increase in interest expense related to the Restricted Notes will be offset, in part, by the elimination of principal payments which were required under the Credit Agreement and were being made on an accelerated basis through April 2010, as well as an expected increase in our results of operations and cash flows from growth in DEFINITY, Ablavar and TechneLite, now that the NRU reactor is again operational.

        In addition, our revolving line of credit was replaced with a $42.5 million revolving credit facility (the "Facility") with the ability to request the lenders to increase the Facility by an additional amount of up to $15.0 million at the discretion of the lenders. Interest on the Facility will be at LIBOR plus 4% or Reference Rate (as defined in the agreement) plus 3%. At September 30, 2010, there were no amounts outstanding under the Revolver and our aggregate borrowing capacity was $42.5 million.

        The Notes contain certain covenants of us and the guarantors that limit the payments of dividends, incurrence of additional indebtedness and guarantees, issuance of disqualified stock and preferred stock, transactions with affiliates, and a merger, consolidation or sale of all or substantially all of our assets. As of September 30, 2010, we were in compliance with all applicable covenants. In addition, we are required to comply with financial covenants in the Facility, including a total leverage ratio and interest coverage ratio, beginning with the quarter ended September 30, 2010, as well as limitations on the amount of capital expenditures. The financial ratios are determined by our earnings before interest, taxes, depreciation and amortization ("EBITDA"). The total leverage ratio is the financial covenant that is currently the most restrictive, which requires Lantheus Intermediate and its Subsidiaries (as defined in the Facility) to maintain a leverage ratio of 3.75 to 1.00 for each fiscal quarter in 2010 beginning with the quarter ended September 30, 2010 and the first three fiscal quarters in 2011, 3.50 to 1.00 in the last fiscal quarter of 2011 and the first three fiscal quarters of 2012 and 3.25 to 1.00 thereafter. The interest coverage ratio requires Lantheus Intermediate and its Subsidiaries (as defined in the Facility) to have a coverage ratio of 2.25 to 1.00 for each fiscal quarter in 2010 and 2011 and the first three fiscal quarters of 2012, and 2.50 to 1.00 thereafter. Although we believe that our anticipated EBITDA amounts will be sufficient such that we will be in compliance with our financial covenants, if our upcoming quarterly earnings are not sufficient, we could be in violation of the leverage ratio covenant.

        We entered into an inventory supply agreement with a third party in connection with the launch of Ablavar. This agreement has a minimum quarterly purchase commitment ranging from $6.3 million to $7.5 million through September 2012. At September 30, 2010, the total of this remaining minimum purchase commitment was approximately $56 million. Accordingly, significant cash outflows will be required during the term of this purchase commitment and costs incurred in connection with the product launch, with limited cash inflows from Ablavar until market penetration increases further. We believe that we will be able meet this obligation as a result of our expected increase in results of operations and cash flows which we believe will result from continued increases in the sale of DEFINITY which continues to experience market growth towards sales levels prior to the boxed warning, increase in the sale of TechneLite resulting from the NRU reactor recently becoming operational and the anticipated return of a normalized and sustained Moly supply, increase in the sales of Ablavar as we continue our U.S. launch of the product and, with the acquisition of the remaining rest of world rights, the potential for sales in non-U.S. markets, and the anticipated continued strong position of Cardiolite. In addition, while the loss of gross profit due to the global Moly shortage did have a detrimental impact on our cash flows and results of operations, we continued to generate positive cash flows from operations during the period of the Moly shortage and we did not make any significant changes to our strategic initiatives as a result of the shortage.

Funding Requirements

        Our future capital requirements will depend on many factors, including:

  •
  the level of product sales of our currently marketed products and any additional products that we may market in the future;

  •
  the scope, progress, results and costs of development activities for our current product candidates and whether we obtain a partner to help share such development costs;

  •
  the costs, timing and outcome of regulatory review of our product candidates;

  •
  the number of, and development requirements for, additional product candidates that we pursue;

  •
  the costs of commercialization activities, including product marketing, sales and distribution and whether we obtain a partner to help share such commercialization costs;

  •
  the costs and timing of establishing manufacturing and supply arrangements for clinical and commercial supplies of our product candidates and products;

  •
  the extent to which we acquire or invest in products, businesses and technologies;

  •
  the extent to which we choose to establish collaboration, co-promotion, distribution or other similar arrangements for our marketed products and product candidates;

  •
  the cost of defending any claims relating to product liability, regulatory compliance or other matters; and

  •
  the costs of preparing, filing and prosecuting patent applications and maintaining, enforcing and defending claims related to intellectual property owned by or licensed to us.

        To the extent that our capital resources are insufficient to meet our future capital requirements, we will need to finance our cash needs through public or private equity offerings, debt financings, corporate collaboration and licensing arrangements or other financing alternatives, to the extent such transactions are permissible under the covenants of our indenture and credit agreement. If any of the transactions require a waiver under the covenants in our indenture and credit agreement, we will seek to obtain such a waiver to remain in compliance with the covenants of the indenture and credit agreement. Our only committed external source of funds is borrowing availability under our credit facility. On May 10, 2010, our $50.0 million revolving credit facility was replaced with a new $42.5 million revolving credit facility. At September 30, 2010 we had $42.5 million of borrowing availability under the facility. Additional equity or debt financing, or corporate collaboration and licensing arrangements, may not be available on acceptable terms, if at all.

        As of September 30, 2010, we had $36.4 million of cash and cash equivalents. Based on our current operating plans, we believe that our existing cash and cash equivalents, results of our operations and our revolver will be sufficient to continue to fund our liquidity requirements for at least the next twelve months.

Contractual Obligations

        Contractual obligations represent future cash commitments and liabilities under agreements with third parties and exclude contingent contractual liabilities for which we cannot reasonably predict future payment, including contingencies related to potential future development, financing, certain suppliers, contingent royalty payments and/or scientific, regulatory, or commercial milestone payments under development agreements. The following table summarizes our contractual obligations as of September 30, 2010:

	Payments Due by Period
	Total	Less than 1 Year	1 - 3 Years	3 - 5 Years	More than 5 Years
	(dollars in thousands)
Debt obligations (principal)	$250,000	$—	$—	$—	$250,000
Interest on debt obligations	168,594	24,375	48,750	48,750	46,719
Operating leases(1)	4,845	743	1,536	1,270	1,296
Purchase obligations(2)	212,617	136,393	69,867	6,357	—
Asset retirement obligation	4,065	—	—	—	4,065
Other long-term liabilities(3)	29,202	—	—	—	29,202

Total contractual obligations	$669,323	$161,511	$120,153	$56,377	$331,282

(1)
Operating leases include minimum payments under leases for our facilities and certain equipment.

(2)
Purchase obligations include fixed or minimum payments under manufacturing and service agreements with third-parties.

(3)
Due to the uncertainty related to the timing of the reversal of uncertain tax positions, the liability is not subject to fixed payment terms and the amount and timing of payments, if any, which we will make related to this liability, are not known.

Interest Rate Risk

        We are subject to interest rate risk in connection with revolving credit facility, which is variable rate indebtedness. Interest rate changes could increase the amount of our interest payments and thus negatively impact our future earnings and cash flows. As of September 30, 2010, there was no amount outstanding under our revolving credit facility. Any increase in the interest rate under the revolving credit facility will have a negative impact on our future earnings, depending on the outstanding balance of the revolving credit facility during the respective period.

Off-Balance Sheet Arrangements

        Since inception, we have not engaged in any off-balance sheet arrangements, including structured finance, special purpose entities or variable interest entities.

Effects of Inflation

        We do not believe that inflation has had a significant impact on our revenues or results of operations since inception. We expect our cost of product sales and other operating expenses will change in the future in line with periodic inflationary changes in price levels. Because we intend to retain and continue to use our property and equipment, we believe that the incremental inflation related to the replacement costs of such items will not materially affect our operations. However, the rate of inflation affects our expenses, such as those for employee compensation and contract services, which could increase our level of expenses and the rate at which we use our resources. While our management generally believes that we will be able to offset the effect of price-level changes by adjusting our product prices and implementing operating efficiencies, any material unfavorable changes in price levels could have a material adverse affect on our financial condition, results of operations and cash flows.

Foreign Currency Risk

        We face exposure to movements in foreign currency exchange rates whenever we, or any of our subsidiaries, enter into transactions with third parties that are denominated in currencies other than our, or its, functional currency. Intercompany transactions between entities that use different functional currencies also expose us to foreign currency risk. During 2009 and the first nine months of 2010, the net impact of foreign currency changes on transactions was a gain of $794,000 and a loss of $415,000, respectively. Historically, we have not used derivative financial instruments or other financial instruments to hedge such economic exposures.

        Gross margins of products we manufacture at our U.S. plants and sell in currencies other than the U.S. Dollar are also affected by foreign currency exchange rate movements. Our gross margin on total revenue was 48.7% in 2009 and 46.1% in the first nine months of 2010. If the U.S. Dollar had been stronger by 1%, 5% or 10%, compared to the actual rates during 2009, our gross margin on total net product sales would have been 48.7%, 49.0% and 49.3%, respectively. If the U.S. Dollar had been stronger by 1%, 5% or 10%, compared to the actual rates during the first nine months of 2010, our gross margin on total net product sales would have been 46.2%, 46.4% and 46.7%, respectively.

        In addition, a portion of our earnings is generated by our foreign subsidiaries, whose functional currencies are other than the U.S. Dollar (in which we report our consolidated financial results), our earnings could be materially impacted by movements in foreign currency exchange rates upon the translation of the earnings of such subsidiaries into the U.S. Dollar.

        If the U.S. Dollar had been uniformly stronger by 1%, 5% or 10%, compared to the actual average exchange rates used to translate the financial results of our foreign subsidiaries, our net product sales and net income for the first nine months of 2010 would have been impacted by approximately the following amounts:

	Approximate Decrease in Net Revenue	Approximate Decrease in Net Income
	(dollars in thousands)
1%	$(472)	$(22)
5%	(2,361)	(111)
10%	(4,723)	(221)

Recent Accounting Standards

        In October 2009, the FASB issued an update to the accounting standard for revenue recognition related to multiple-element arrangements, which in certain instances requires companies to allocate revenue in arrangements involving multiple deliverables based on the estimated selling price of each deliverable, even though such deliverables are not sold separately either by the company itself or other vendors. This standard eliminates the requirement that all undelivered elements must have objective and reliable evidence of fair value before a company can recognize the portion of the overall arrangement fee that is attributable to items that already have been delivered. As a result, the new guidance may allow some companies to recognize revenue on transactions that involve multiple deliverables earlier than under previous requirements. We will adopt this standard in the first quarter of 2011 and the adoption is not expected to have a material effect on our consolidated financial statements.

 INDUSTRY AND MARKET DATA

        We obtained the market and competitive position data used throughout this prospectus from our own research, surveys or studies conducted by third parties and industry or general reports compiled by industry and professional organizations, including Global Industry Analysts, Inc. ("GIA"), Frost and Sullivan, Inc. ("Frost & Sullivan"), CMS, the Centers for Disease Control and Prevention ("CDC"), the Central Intelligence Agency, the American Heart Association and the U.S. Census Bureau. The data that was used is publicly available or available through subscriptions that are available to the public for a fee.

BUSINESS

Overview

        We are a leading specialty pharmaceutical company that develops, manufactures and distributes innovative diagnostic medical imaging products on a global basis. Our current imaging agents primarily assist in the diagnosis of heart, vascular and other diseases using nuclear imaging, echocardiography and MRI technologies. We also have a full clinical and preclinical development pipeline of next-generation and first-in-class products that use PET and MRI technologies. We believe that our products offer significant benefits to patients, healthcare providers and the overall healthcare system. As a result of more accurate diagnosis of disease, we believe our products allow healthcare providers to make more informed patient care decisions, potentially improving outcomes, reducing patient risk and decreasing costs for payors and the entire healthcare system.

        With direct operations in the United States, Puerto Rico, Canada and Australia, we have a long and distinguished history of developing and commercializing innovative market-changing products.

        Our principal branded products include DEFINITY, Cardiolite and TechneLite, which, in the aggregate, accounted for approximately 76% and 72% of our total revenues in 2009 and the nine months ended September 30, 2010, respectively. For the year ended December 31, 2009, we generated total revenues, net income, EBITDA and Adjusted EBITDA of $360.2 million, $20.4 million, $96.2 million and $99.9 million, respectively.

Our Products

DEFINITY

        DEFINITY Vial for (Perflutren Lipid Microsphere) Injectable Suspension is the leading ultrasound contrast agent used during echocardiographic exams. In the United States, DEFINITY is indicated for use in patients with suboptimal echocardiograms to opacify the left ventricular chamber of the heart and to improve the delineation of the left endocardial border of the heart.

        DEFINITY is sold in vials that contain a clear, colorless, sterile, non-pyrogenic hypertonic liquid, which upon activation with the aid of Vialmix, provides a homogenous, opaque, milky white injectable suspension of perflutron lipid microspheres.

        DEFINITY primarily competes with Optison, a GE Healthcare product, as well as other imaging modalities. DEFINITY was the leading ultrasound contrast agent used by echo-cardiologists in 2009, with, we believe, over 90% of sales in this segment. DEFINITY is an advanced technology, derived from a synthetic lipid based coating, which we believe is superior to the alternatives.

        DEFINITY, and other drugs in the same class of agents (including Optison), received a boxed warning from the FDA in October 2007 due to serious cardiopulmonary reactions following the administration of DEFINITY. The label warned that DEFINITY and other similar perflutren-based imaging agents were not suitable in patients who have unstable angina, unstable cardiopulmonary disease or a history of acute heart attacks, and suggested that all patients that use DEFINITY should be monitored for 30 minutes following use. When the boxed warning went into effect, most of DEFINITY's customers placed a hold on new orders to obtain legal approval from the appropriate departments within their hospitals and offices and to update protocols for usage. Sales prior to the issued warning were at a last quarter annualized run-rate of $66.5 million as of September 2007, with an approximate 3% penetration of all echocardiograms. Immediately following the boxed warning in October 2007, sales decreased to an annualized run rate of approximately $11.2 million based on the three months ended January 2008.

        Without our requesting them to do so, physicians within the cardiology and echocardiology communities campaigned in support of DEFINITY and sent a letter signed by 161 cardiologists to the FDA stating that the benefits of the product outweighed the risks and urged that the boxed warning be removed. The FDA subsequently revised the boxed warning in May 2008 to state that only at-risk patients should be monitored for 30 minutes after use, and in July 2008 the FDA posted the update to the warning label on its website. Along with the revised boxed warning, numerous clinical studies have been published on the clinical effectiveness and safety of DEFINITY. For example, the American College of Cardiology published a paper supporting the use of contrast echocardiography ("CE"). The paper stated that the utilization of CE in technically difficult cases improves endocardial visualization and impacted cardiac diagnosis, resource utilization and patient management. Furthermore, the study reported that after using CE, the percentage of un-interpretable cases decreased from approximately 12% to under 0.5% and technically difficult cases decreased from approximately 87% to under approximately 10%.

        We initially launched DEFINITY in 2001, with market exclusivity through the end of 2016. In June 2008, we relaunched DEFINITY. Since the product's relaunch, U.S. sales of DEFINITY have continued to increase, reflecting a compound annual growth rate of approximately 46% through September 30, 2010. Annualized revenues from worldwide sales of DEFINITY improved to $58.9 million (based on revenue from sales of DEFINITY of $44.1 million for the nine months ended September 30, 2010). We are actively engaged in driving consensus on the clinical utility of DEFINITY and the favorable benefit/risk profile through multiple publications and aligning ourself with key societies such as the American Society of Echocardiography (ASE), International Contrast Ultrasound Society (ICUS) and Intersocietal Commission for the Accreditation of Echocardiography Laboratories (ICAEL). Nearly 2.9 million patients have been administered DEFINITY through September 2010. With the steps outlined above and increased acceptance by sonographers and cardiologists, we believe that penetration should continue to increase significantly.

Cardiolite

        Cardiolite (Kit for Preparation of Technetium Tc99m Sestamibi for Injection), also known as "sestamibi", is the leading technetium-based radiopharmaceutical used in MPI procedures. Cardiolite is primarily used for detecting coronary artery disease. As of September 30, 2010, Cardiolite has been used to image more than 40 million patients. Cardiolite is sold as a lyophilized vial that is administered by intravenous injection for diagnostic use after reconstitution with radioactive saline in conjunction with our TechneLite generator. Compared to some alternatives, Cardiolite offers a non-invasive, more efficacious diagnostic approach with potentially less radiation exposure. Cardiolite was approved by the FDA in 1990 and its market exclusivity expired in July 2008. In September 2008, the first of several competing generic products was launched, and while we have faced significant pricing pressure, we continue to price Cardiolite at a modest premium and have been able to maintain a leading share because of strong brand awareness and loyalty within the cardiology community, as well as our strong relationships with various distribution partners.

        Of total MPI injections in the period from January 2010 to September 2010, management believes we had approximately one third share of the segment ahead of Myoview (a GE Healthcare product), the Covidien generic and Thallium. Cardiolite is currently priced at a modest premium to the generic, which was launched at a substantial discount to Cardiolite. While we expect the introduction of additional generics in the future, we believe that due to the complexity of both the product and the production process, there is a heightened awareness of product safety and focus on reliability. We have a strong distribution network and long-term relationships with two major distributors, Cardinal and UPPI, who together accounted for approximately three quarters of all nuclear medicine doses sold by radiopharmacies in the United States, as of December 31, 2009.

        Cardiolite has grown exponentially since its launch in the United States in 1991 to peak year sales of over $400 million in the years ended December 31, 2005 through 2007. Cardiolite was a revolutionary diagnostic imaging agent at the time of its launch and required significant education of the cardiology and physician community. Adoption in the early years was dependent on informing practitioners about the enhanced images that nuclear imaging could provide and its ability to better diagnose potential disease. Over the past two decades, more than 11,000 articles have been published naming Cardiolite. New imaging agents introduced and commercialized must go through a similar education process of the benefits to healthcare professionals and their patients. We intend to apply the internal experience and expertise we developed with the launch of Cardiolite and the resulting transformation of the cardiac diagnostic imaging field to the launch of Ablavar and our other clinical and preclinical candidates.

TechneLite

        TechneLite is a technetium-based generator used by radiopharmacies to radiolabel Cardiolite and other Tc-99m radiopharmaceuticals used in nuclear medicine procedures. The generator consists of a glass column with fission-produced Moly adsorbed on alumina powder within the column. The terminally sterilized and sealed column is enclosed in a lead shield which is further sealed in a cylindrical plastic container. Cardiolite and other radiopharmaceuticals are activated by combining them with technetium, a daughter product of radio-decaying Moly which has been eluted from the generator.

        We produce 13 different sized generators under the name TechneLite. Most are sold to radiopharmacies that prepare and ship unit-doses of Cardiolite and other radiolabeled pharmaceuticals directly to hospitals. We have multi-year supply arrangements in place with the significant radiopharmacies, including GE Healthcare, Cardinal and UPPI.

        In the United States, we currently compete primarily with Covidien for the sale of technetium-based generators. We believe we have a share of approximately 50% of this segment in the United States. Where TechneLite is sold outside of the United States, our other major competitors currently include GE Healthcare in Europe, ANSTO in Australia and other regional manufacturers. Generally, competitors outside of North America face an economic disadvantage when shipping technetium-based generators into North America for use because of high transport costs (due to weight) and the short half-life of Moly.

        From 2005 to 2008, Covidien experienced manufacturing issues with the Tc-99m product, including safety and regulatory warning letters from the FDA and temporary shutdowns of its manufacturing facilities. As a result, we benefited from increased sales during this time. Our share returned to pre-2006 levels in 2009 prior to the May 2009 shutdown of the NRU reactor in Canada, from which we receive a majority of our supply of Moly. The NRU reactor returned to service in August 2010.

        TechneLite and Cardiolite both are dependent on Moly, the initial radioactive isotope created by nuclear reactors. Nuclear reactors run Uranium-235 targets through a nuclear fission process, and the fission products after further processing and finishing become medical isotope-grade Moly. Moly is then shipped to our manufacturing facilities, where we insert the Moly into our TechneLite generator. After TechneLite and Cardiolite are separately sent to radiopharmacies, "cold" Cardiolite is activated by combining it with the nuclear material technetium, thereby making it "hot." The activated radiopharmaceuticals are generally injected intravenously into the patient's body by a healthcare professional and bind to specific tissues and organs for a period of time. While certain other imaging modalities may result in anatomical outlines, nuclear imaging illustrates the functional health of imaged organs, tissues, cells and receptors within cells.

        The following diagram illustrates the nuclear medicine production process:

        Moly, with a half-life of about 66 hours, requires quick processing and delivery to us so that TechneLite generators can be built and shipped to our customers. We utilize our just-in-time business model, via dedicated charter aircraft and ground courier services, to ensure products are delivered to radiopharmacies and hospitals in a timely manner. Moly that is produced further away from our facilities decays or "melts" in transit. For instance, approximately one-third of Moly that is produced outside of North America decays before it reaches our facilities. We have historically received a majority of our supply of Moly from the NRU reactor in Chalk River, Canada, allowing for less decay and lower costs to us.

        There are six major reactors located around the world which produce large-scale amounts of Moly: NRU located in Canada; HFR located in The Netherlands; BR2 located in Belgium; OSIRIS located in France; SAFARI located in South Africa; and OPAL located in Australia. Moly produced at these reactors is then finished at one of five finishing sites: Nordion in Canada; Covidien in The Netherlands; IRE in Belgium, which also processes raw Moly for several other smaller European reactors; NTP in South Africa; and ANSTO in Australia.

        Historically, our largest supplier of Moly has been Nordion which relies on the NRU reactor, owned and operated by AECL, a Crown corporation of the Government of Canada, located in Chalk River, Ontario. From May 2009 until August 2010, this reactor was off-line due to a "heavy water" leak in the reactor vessel. Additionally, from February 2010 through September 2010, the HFR main reactor, another reactor that produces a large scale amount of Moly and the primary provider of Moly for Covidien, a competitor in North America, was shut down.

        We have taken several steps in response to the Moly supply challenges, including significantly expanding sourcing from South Africa and Belgium, and pursuing global solutions. Last year, we entered into an agreement with NTP to supply us with Moly manufactured from the SAFARI reactor in South Africa. NTP, in turn, has partnered with IRE to co-supply us from the Belgian Reactor 2 (BR2). While this supply allowed us to manufacture and sell reduced numbers of technetium generators during the NRU reactor shutdown, this replacement capacity was not sufficient to replace the quantity of supply that we otherwise receive from Nordion. We are also pursuing additional sources of Moly from potential new producers around the world to further augment our current supply. In addition, we are exploring a number of alternative Moly projects with existing reactors and technologies as well as new technologies. The Moly produced from these projects will likely not become available until 2013, or thereafter. Barring another unforeseen reactor shutdown, we currently believe that we have sufficient Moly to serve our customers needs.

Ablavar

        In April 2009, we purchased from EPIX its U.S., Canadian and Australian rights to Ablavar, an MRA agent recently approved by the FDA to evaluate aortoiliac disease in adult patients with known or suspected peripheral vascular disease. In June 2010, we purchased the rest of the world rights. Peripheral vascular disease of the lower extremities affects 8 to 12 million people in the United States. We paid an aggregate purchase price of $32.8 million for the rights, which included existing drug product and active pharmaceutical ingredients inventory. We launched the product in January 2010. A portion of these rights are in-licensed, including from Bayer Schering Pharma AG. Ablavar's market exclusivity expires in 2020.

        Ablavar is a gadolinium-based contrast agent and is the first contrast agent approved for an MRA indication in the United States. Compared to other MRA contrast agents, Ablavar binds to human serum albumin, resulting in prolonged blood retention which facilitates imaging of the arteries, produces improved high-resolution images and assists in the identification of blood flow restrictions. Ablavar provides high resolution MRA images without painful and invasive arterial shunting required for conventional x-ray angiography. Although not approved for MRA use in the United States, other similar agents have been used in an off-label manner and often at doses that are significantly higher than specified on their respective labels for other approved indications in order to achieve optimal imaging. All of these agents contain gadolinium to facilitate the magnetic resonance imaging, and extra- cellular gadolinium-based agents have been associated with serious skin and internal organ side effects, including NSF in a limited number of patients. As a result, in May 2007, the FDA requested that manufacturers of all gadolinium- containing contrast agents add a boxed warning and a new warning section that describes the risk of NSF. Ablavar shares the boxed warning but requires a lower dose than other gadolinium-based agents to obtain a high-resolution image. In September 2010, the FDA requested that additional safety-related label changes be implemented for all gadolinium-based contrast agents to highlight the risks of NSF. Of the seven gadolinium-based contrast agents currently approved for use in the U.S., three of them were required by the FDA to include certain new contraindications relating to severe kidney disease. The FDA required no substantial changes to the Ablavar prescribing information. To date, we have had no reported cases of NSF and, to our knowledge, EPIX had no reported cases of NSF with Ablavar's predecessor, Vasovist. Neither we nor EPIX has been named as a party or joined in any litigation relating to NSF. We believe that over 90,000 doses of Ablavar and Vasovist have been sold to date. We believe that the albumin-binding characteristic, which allows substantially less contrast agent to be administered to a patient in comparison to other gadolinium-containing agents, along with the fact that Ablavar remains the only gadolinium-based contrast agent approved by the FDA for an MRA indication, positions the agent favorably for growth in North America and globally.

Other Products

        Our remaining product portfolio constituted approximately 16% of our net revenues in 2009. Our other products include:

  •
  Neurolite, which is a SPECT brain perfusion agent and used to assist in stroke imaging by accounting for the localization of strokes in patients who have already suffered from a stroke. We launched Neurolite in 1995. In 2009, Neurolite represented 5.2% of our total revenues;

  •
  Thallium, which is an injectable and used in MPI studies using either planar or SPECT techniques for the diagnosis and localization of myocardial infarction. Thallium does not need to be activated with Tc-99m. We were the first to commercialize Thallium-201 in 1977 and it is manufactured in-house using cyclotrons. Thallium constituted an estimated 20% share of total U.S. MPI injections in the period from January 2010 to June 2010, which was elevated from historical numbers when demand for Thallium rose due to the Moly shortage. In 2009, Thallium represented 4.1% of our total revenues;

  •
  Xenon Xe 133 Gas, which is inhaled and used to assess pulmonary function and also for imaging blood flow, particularly in the brain. Xenon is manufactured by a third party and packaged in-house. In 2009, Xenon Xe 133 Gas represented 3.9% of our total revenues;

  •
  Gallium, which is an injectable and useful in demonstrating the presence of Hodgkins disease, lymphomas and bronchogenic carcinomas. We manufacture Gallium in-house using cyclotrons. In 2009, Gallium represented 1.6% of our total revenues; and

  •
  Samarium, which is an injectable and used to treat severe bone pain associated with certain kinds of cancer. We receive Samarium from a third party and finish and package it in-house. In 2009, Samarium represented 1.5% of our total revenues.

Our Competitive Strengths

        We believe that our industry position, business model, proven results, reputation for innovation and quality, strong physician relationships and distribution arrangements provide us with a strong platform to reach our strategic goal, which is to provide cost effective, beneficial tools to physicians to improve patient care. Our competitive strengths include:

Established Leader in the Diagnostic Medical Imaging Industry

        We are a world pioneer in nuclear cardiology and a leader in the diagnostic medical imaging industry. In addition to being the first company to commercialize Thallium, we believe we are recognized throughout the industry for the development or commercialization of important diagnostic agents including DEFINITY, Cardiolite and TechneLite. We believe we also have a proven track record of on-time delivery and a reputation as a high-quality and reliable provider, which we believe positions our products favorably with customers, key opinion leaders and professional societies. We have established strong sales and market share for each of our leading products and believe that we are well-positioned to meet the changing demands of the industry. From May 2009 until August 2010, the global Moly supply shortage adversely affected our ability to manufacture, distribute and sell TechneLite, currently our largest product by annual revenue. The ongoing Moly supply challenges resulted from aging nuclear reactor infrastructure and the market failure to attract sufficient replacement capacity. As a result, we have dedicated significant resources to obtain Moly from new sources. We have entered into new supply arrangements and are taking a leadership role in working with government officials in the United States and Canada to develop innovative long-term solutions to mitigate future supply constraints, including evaluating proposed new facilities and new technologies that could produce sufficient Moly to meet projected increased global demand. Barring another unforeseen reactor shutdown, we believe we have sufficient Moly to serve our customers' needs.

Leading R&D Expertise and Branded Intellectual Property

        We have an experienced R&D team with a wide range of capabilities from discovery through clinical development, including Phase IV post-marketing studies. We believe that our R&D expertise, particularly utilizing radioisotopes and nuclear materials, enables us to continue our track record of innovation and to develop both next-generation and first-in-class products. In addition, the nature of R&D in diagnostic imaging products provides an ability to typically determine proof of concept much earlier in the development process than many other pharmaceutical products. The results of our R&D efforts are evidenced by our development pipeline of three new products. We believe that each of these products represents large market opportunities and has the potential to significantly enhance current imaging methods or to fulfill currently unmet diagnostic medical imaging needs. We own patents for DEFINITY, TechneLite and our three pipeline products, all three of which were discovered and developed in-house. In addition, we own global rights to Ablavar, with market exclusivity expiring in the United States in 2020. Market exclusivity for our pipeline products would not expire until 2026, at the earliest. In aggregate, we have an extensive and valuable portfolio of 420 issued patents and 113 pending patent applications.

Complex Manufacturing Capabilities and Skilled Personnel

        Our expertise in the design, development and validation of complex manufacturing systems and processes that our products require, as well as our track record of just-in-time manufacturing, has enabled us to become a leader in the diagnostic medical imaging industry. Regulatory requirements for the handling of nuclear materials are stringent. We have a highly experienced workforce and the technical expertise to reliably manufacture and distribute such products.

Part of the Healthcare Solution

        We believe that diagnostic medical imaging should play an important role in the ongoing transformation of the U.S. healthcare system, and that our products should be part of the solution to the dual challenges of improved outcomes and reduced costs. By improving the diagnosis of disease, we believe our products allow healthcare providers to make more informed and better therapeutic decisions for their patients. Consequently, we believe more patients will receive more appropriate levels of care, potentially improving outcomes, reducing patient risk and decreasing costs for payors and the entire healthcare system. We are engaged in extensive outreach and education efforts with political decision-makers and policy experts to advocate this message.

Favorable Industry Trends

        The diagnostic medical imaging industry is growing rapidly as a result of favorable demographic trends. According to GIA, sales of diagnostic medical imaging agents in North America were expected to have grown at a compound annual growth rate of 10.2% from 2004 to 2009, and are projected to grow at a compound annual growth rate of 5.2% from 2009 to 2015. Several demographic trends drive an increasing demand for diagnostic medical imaging procedures, including the aging of the population and the increased incidence and prevalence of obesity and cardiovascular disease. Heart disease is currently the leading cause of death for both women and men in the United States, and according to Frost & Sullivan, from 2009 to 2012, the U.S. population with coronary artery disease is expected to grow at a compound annual growth rate of 5.3%. The need for early detection and effective treatment drives the demand for diagnostic services, which we believe will drive volume growth for our products.

Strong Financial Profile

        Historically, we have generated strong free cash flow, which is driven primarily by our significant operating margins, minimal maintenance capital expenditure requirements and favorable working capital dynamics. This has allowed us to repay a significant portion of our debt obligations prior to their maturity dates and provided us with the available liquidity to pursue key business development initiatives. On May 10, 2010, we issued the Restricted Notes, and with the proceeds, retired the balance of the loan that was used to finance the Acquisition. Since the Acquisition, we funded our business, including an expansive clinical development program, repaid the $296.5 million acquisition loan, redeemed approximately $160 million of Preferred Stock and paid for the $32.8 million acquisition of Ablavar with a combination of approximately equal amounts of cash from operations and external debt. The strength of our product portfolio, as evidenced by our leading position across most diagnostic modalities in which we participate, has contributed to our strong historical financial performance. In addition to our principal branded products, we expect the recent launch of Ablavar to enable us to capitalize on the growing trends within the diagnostic medical imaging industry. We have historically and will continue to rely on our arrangements with leading distributors of radiopharmaceuticals to maintain or increase sales of our radiopharmaceutical products providing cash flow stability and availability for deleveraging or funding of other future growth initiatives.

Stable, Experienced Management Team

        Our senior management team has an average of almost 25 years of healthcare industry experience and consists of industry leaders with significant expertise in product development and commercialization. Our management team is led by Don Kiepert, Chief Executive Officer and President, who has more than 35 years of healthcare industry experience, and Larry Pickering, Chairman and Avista healthcare industry partner, who spent 32 years at Johnson & Johnson in senior leadership positions. In addition, several top executives have been with us and our predecessors for more than 20 years. We believe that the strength of our management team demonstrates our expertise within the diagnostic medical imaging industry and our ability to operate in a highly regulated environment.

Research and Development; Product Pipeline

        For the years ended December 31, 2007, 2008 and 2009, we invested $50.0 million, $34.7 million and $44.6 million, respectively, in research and development to provide our R&D organization with the resources to continue discovering and developing new diagnostic medical imaging agents. We maintain full R&D capabilities from discovery through clinical development, including Phase IV post-marketing studies. Our disciplined approach has created a strong product pipeline of three products which were discovered and developed in-house and are protected by patents we own in the United States and numerous foreign jurisdictions. We believe that each of these products represents large market opportunities and has the potential to significantly enhance current imaging methods or to fulfill currently unmet diagnostic medical imaging needs:

  •
  a PET myocardial perfusion agent, flurpiridaz F18 (formerly known as BMS747158-2), which recently completed Phase II clinical trials and which we believe has the potential to become a leading next-generation myocardial perfusion agent;

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  a PET agent,18F LMI1195, which recently completed Phase I clinical trials to identify patients that would benefit from implantation of an implantable cardioverter defibrillator ("ICD") in order to decrease risk of sudden cardiac death ("SCD"); and

  •
  a vascular remodeling imaging agent, BMS 753951, currently in lead optimization preclinical development for identifying vulnerable plaque located in the cardiovascular system.

Flurpiridaz F18—PPA—Myocardial Perfusion

        We are currently developing an internally discovered compound that has the potential to become a leading next-generation myocardial perfusion agent to work with PET technology. The application of PET in MPI represents a broad, emerging application for a technology typically associated with oncology and neurology, and we believe there is great potential for PPA as we believe PET adoption will increase significantly in the future. PPA is a fluorine 18-labeled compound that binds to the mitochondrial complex 1 (MC-1). PET is an important advance because it may potentially be the most accurate method of diagnosing coronary artery disease. MRI and CT scans show the structure of the heart, but PET can detect and measure changes in the metabolic processes of the tissues in or around the heart. Also, unlike echocardiograms or SPECT, PET imaging allows quantification of the flow of blood through the heart.

        We have recently completed our Phase II program and our preliminary analysis of Phase II results suggests favorable safety and efficacy. We are having our End-of-Phase II meeting with the FDA in December 2010 and expect to commence the trial in 2011. Market exclusivity for this product currently expires in 2026.

18F LMI1195—Cardiac Neuronal Imaging Agent

        We are currently developing an imaging compound which evaluates the status of the sympathetic nervous system in the heart. The sympathetic nervous system is involved in the progression of underlying heart disease and in the development of serious cardiac arrhythmias. We are investigating the possibility that this agent may be able to more accurately identify patients who are at high risk of adverse outcomes and may therefore benefit from devices such as implantable cardiac defibrillators.

        Implants of ICDs in heart failure patients have been shown to provide both clinical and financial benefits. Several studies have demonstrated that implants of ICDs in heart failure patients decrease the risk of SCD, which claims as many as 450,000 lives every year in the United States. Myocardial infarction patients have a four to six times higher risk of SCD, while chronic heart failure patients have a six to nine times higher risk of SCD. The cost of an ICD procedure, at $56,000 to $102,000 per procedure, is expensive and approximately 14 implants are needed to save one life over a five-year period. As a result, patients and the healthcare system both serve to dually benefit from the ability to more accurately identify patients who actually need an ICD placement.

BMS 753951—Vascular Remodeling

        We are currently developing an agent to identify patients at risk of SCD due to plaque rupture. This method is non-invasive and images the arterial vessel wall (as compared to the current method of coronary Computed Tomography Angiography that images the lumen or open space within the artery). According to the American Heart Association, 309,000 deaths per year occur outside the hospital due to coronary artery disease, and a majority of the deaths occur in people with undiagnosed coronary artery disease because of the limitations of current diagnostic techniques.

Possible Partnering

        Given the cost and complexity associated with conducting later stage clinical trials, we are currently considering seeking one or more development and commercialization partners to assist us with our PET perfusion agent. We may also consider outlicensing other pipeline products in the future. Depending upon the terms that we can negotiate with one or more prospective partners, the development of our pipeline candidates could be delayed by the timing of the consummation of such transactions as well as factors specific to the partners involved. To the extent that we enter into a development and commercialization arrangement for one or more of our clinical candidates and are successful obtaining regulatory and reimbursement approval for such candidate or candidates, we will likely have to share some of the economic benefits that those products generate with our partner or partners.

Distribution; Marketing and Sales

        We distribute our products in the United States and internationally through radiopharmacies, distributor relationships and our direct sales force. In the United States, the majority of radiopharmacies are controlled by or associated with three entities.

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  Cardinal constitutes approximately one half of the aggregate U.S. radiopharmaceutical doses sold in 2009 and its 155 radiopharmacies tend to be located in large, densely populated urban areas.

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  UPPI is a cooperative purchasing group of 138 independently-owned or smaller chains of U.S. radiopharmacies. These independents plus an additional 22 unofficial independents represent between 35 and 40% of the aggregate U.S. radiopharmaceutical doses sold in 2009 (after giving effect to the Triad transaction described below). UPPI's pharmacies tend to be located in suburban and rural areas of the country. In June 2010, Triad Isotopes, the largest individual member of UPPI with 26 radiopharmacies then in its specific group, completed the purchase of 37 additional U.S. radiopharmacies from Covidien. Prior to the Triad acquisition, the Covidien pharmacies had approximately 10% of aggregate U.S. radiopharmacy doses, with radiopharmacies located in metropolitan areas through which they distributed Covidien's own generic sestamibi as well as GE Healthcare's Myoview. We believe that this acquisition may create an opportunity to penetrate an incremental distribution channel.

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  GE Healthcare had approximately 10% of aggregate U.S. radiopharmacy doses and 31 radiopharmacies that purchase our TechneLite generators but largely distribute Myoview.

        Cardiolite, and similar products, can also be sold directly to hospitals and clinics. This is a small portion of our overall sales (approximately 4%), as the majority of hospitals and clinics do not maintain the in-house radiopharmaceutical capabilities and operations that are necessary to activate Cardiolite.

        We have a strong distribution network and have long-term relationships with Cardinal and UPPI, who together account for approximately 75% of nuclear medicine doses sold by radiopharmacies in the United States as of December 31, 2009. Cardinal and UPPI distribute Cardiolite and TechneLite and we have a multi-year relationship with GE Healthcare for the distribution of TechneLite. Internationally, we utilize distributor relationships in Europe, Asia and Latin America to distribute our products. We recently announced a new distribution arrangement in India, a market which we believe has strong growth potential. Our distribution arrangements with our major U.S. radiopharmacy customers are pursuant to multi-year contracts.

        We currently have two agreements with Cardinal for the distribution of Cardiolite (the "Cardinal Cardiolite Agreement") and TechneLite generators (the "Cardinal TechneLite Agreement"). Both agreements contain minimum purchase requirements and expire on December 31, 2012. The agreements also contain provisions allowing for early termination by either party. Specifically, the Cardinal Cardiolite Agreement allows for termination upon the occurrence of specified events, including a material breach of a material provision of the agreement by either party, Cardinal terminating its business operations in the nuclear medicine industry, Cardinal's failure to submit required reports, Cardinal's failure to follow trademark usage guidelines and force majeure events. The Cardinal TechneLite Agreement allows for termination upon the occurrence of specified events, including a material breach of a provision of the agreement by either party, force majeure events and certain circumstances involving the assignment of the agreement by either party.

        We currently have one agreement with UPPI for the distribution of Cardiolite and TechneLite, which expires on December 31, 2010. The agreement contains specified pricing levels based upon specified purchase amounts for UPPI and allows us to terminate the agreement, among other circumstances, upon 90 days written notice to UPPI and if membership in UPPI falls below a minimum. We are currently renegotiating our agreement with UPPI.

        We currently have one agreement with GE for the distribution of TechneLite and other products, which expires on December 31, 2014, but automatically renews for successive three-year periods unless either party terminates with three years written notice by us or six months written notice by GE. The agreement provides that GE will purchase TechneLite generators as well as certain other products in the United States or Canada from us. The agreement allows for termination by either party on three years' notice for TechneLite and six months notice for other products. It also allows for termination upon the occurrence of specified events, including a material breach by either party, bankruptcy by the either party and force majeure events.

        In Canada, we own five radiopharmacies and have our own sales force, which allows us to control the marketing, distribution and sale of our nuclear products and not rely on large radiopharmacy intermediaries to distribute these products. Similarly, in both Australia and Puerto Rico, we own two radiopharmacies each and have our own sales force, allowing us to control the marketing, distribution and sale of our nuclear products. However, in the rest of the world, we have no additional radiopharmacies or sales force, and therefore rely on distributors to market, distribute and sell our products, either on a country-by-country basis or on a multi-country regional basis.

        Marketing and sales efforts by diagnostic medical imaging companies are continually undergoing adjustments to comply with the increasingly restrictive regulatory environment. Increasingly, decision making is shifting to healthcare executives who evaluate treatment approaches from the perspective of treating large populations, attempting to minimize treatment errors and achieve greater predictability of patient outcomes and cost. This shift from the traditional approach, which placed greater emphasis on a physician's preferences, demands a comprehensive understanding of how our products delivers value to the healthcare system. We are currently redesigning our sales and marketing organization to ensure that we are able to effectively communicate the full value of our products to a more diverse and business oriented set of medical professionals.

Customers

        For the year ended December 31, 2009, our largest customers were Cardinal, UPPI and GE Healthcare, accounting for approximately 30%, 16% and 9%, respectively, of our global net sales.

Competition

        We compete primarily on the ability of our products to capture market share and generate free cash flow through their proven efficacy, reliability and safety, as well as our efficient manufacturing processes, distribution network, customer service and field sales organization. We believe that these product characteristics and core competencies distinguish us from our competitors.

        The market for diagnostic medical imaging agents is highly competitive and continually evolving. Our principal competitors in existing diagnostic modalities include large, global companies with substantial financial, manufacturing, sales and marketing, and logistics resources and that are more diversified than us, such as Covidien, GE Healthcare, Bayer Schering Pharma AG and Bracco, as well as other competitors. We cannot anticipate their competitive actions, such as price reductions on products that are comparable to our own, development of new products that are more cost-effective or have superior performance than our current products, and the introduction of generic versions when our proprietary products lose their patent protection. Our current or future products could be rendered obsolete or uneconomical as a result of this competition.

        Generic competition has eroded our share for Cardiolite and may continue to do so. We are currently aware of four separate generic offerings of sestamibi, Cardiolite's generic name. To the extent these generic competitors further reduce their prices, we may be forced to further reduce the price of Cardiolite.

Raw Materials and Supply Relationships

        As discussed above, there are six major reactors located around the world which produce large scale amounts of Moly, the critical active pharmaceutical ingredient in our TechneLite generators. Historically, our largest supplier of Moly has been Nordion which has relied on the NRU reactor in Chalk River, Ontario. This reactor was off-line from May 2009 until August 2010 due to a "heavy water" leak in the reactor vessel. We have taken several steps in response to the global Moly shortage, including expanding sourcing from South Africa and Belgium, and pursuing additional global solutions. In 2009, we entered into an agreement with NTP to supply us with Moly from the SAFARI reactor in South Africa. NTP, in turn, has partnered with IRE to co-supply us from the Belgian BR2 reactor. We are also pursuing additional sources of Moly from potential new producers around the world to further augment our current supply. In addition, we are exploring a number of alternative Moly projects with existing reactors and technologies as well as new technologies.

        With the general instability in the global supply of Moly and recent supply shortages, we have faced substantial increases in the cost of Moly in comparison to historical costs. We attempt to pass these Moly cost increases on to our customers in our customer contracts. Additionally, the instability in the global supply of Moly has resulted in Moly producers requiring, in exchange for fixed Moly prices, supply minimums in the form of take-or-pay obligations. The Moly supply shortage also had an incremental negative effect on the use of other technetium generator-based diagnostic imaging agents, including Cardiolite. With less Moly, we could manufacture fewer generators for radiopharmacies and hospitals to make up unit doses of Cardiolite, resulting in decreased share of Cardiolite in favor of Thallium, an older medical isotope that does not require Moly, and other diagnostic modalities. However, with the return to service of the NRU reactor, we believe that Cardiolite sales will incrementally benefit. In addition, since the NRU reactor restart, Thallium demand has decreased but not yet to pre-shortage levels, and TechneLite demand has increased, but also not to its pre-shortage levels. We believe that eventually the relative demand for Thallium and TechneLite will return to pre-shortage levels. See "Risk Factors—Our dependence upon third parties for the manufacture and supply of a substantial portion of our products could prevent us from delivering our products to our customers in the required quantities, within the required timeframe, or at all, which could result in order cancellations and decreased revenues."

        We currently have agreements with Nordion (the "Nordion Agreement") and NTP (the "NTP Agreement") for the supply of Moly. The Nordion Agreement expires on July 31, 2011 and contains minimum purchase requirements. It allows for termination upon the occurrence of certain events, including failure to comply with material obligations by either party, failure by us to purchase the minimum amount of Moly per week, bankruptcy by the either party and force majeure events. The NTP Agreement expires on December 31, 2013 and contains minimum purchase requirements. It allows for termination upon the occurrence of certain events, including failure by NTP to provide our required amount of Moly, material breach of any provision by either party, bankruptcy by the either party and force majeure events. Additionally, we have the ability to terminate the NTP Agreement with six months written notice prior to the expiration of the term of the agreement.

        We have additional supply arrangements for active pharmaceutical ingredients, excipients, packaging materials and other materials and components, none of which are exclusive (but a number of which are sole source) and all of which we believe are in good standing.

        For the year ended December 31, 2009, our largest suppliers were Nordion and NTP, accounting for 14% and 12% of our total purchases, respectively.

Manufacturing

        We maintain third party manufacturing relationships. In order to ensure the quality of the products that are manufactured by third parties, all raw materials are sent to our facilities in North Billerica, Massachusetts and tested by us prior to use. Furthermore, the final product is sent back to us for final quality control testing prior to shipment. We have expertise in the design, development and validation of complex manufacturing systems and processes, and our strong execution and quality control culture supports our just-in-time manufacturing model.

        We obtain a substantial portion of our products from third party suppliers. We rely on sole source manufacturing for DEFINITY at BVL and Ablavar at Covidien PLC. We also rely on BVL for a majority of our Cardiolite supply and certain TechneLite accessories. In addition, for reasons of quality assurance or cost effectiveness, we purchase certain components and raw materials from sole suppliers. At our North Billerica, Massachusetts facility, we manufacture TechneLite on a relatively new, highly automated production line as well as Thallium and Gallium using our older cyclotron technology. We have had a long standing relationship with our primary third party manufacturer BVL. We executed an agreement with BVL on August 1, 2008 for the manufacturing of DEFINITY, Cardiolite and Neurolite, which expires in August 2013, with automatic renewals for successive five-year terms unless either party terminates with 24 months notice. The agreement requires us to purchase from BVL and BVL to supply to us minimum percentages of our requirements for DEFINITY, Cardiolite and Neurolite. The agreement can be terminated by either party without cause with 24 months notice. It also allows for termination upon the occurrence of certain events such as a material breach or default by either party, bankruptcy by the either party and force majeure events. BVL is the sole source for manufacturing DEFINITY and provides a majority of our Cardiolite supply and certain TechneLite accessories.

        In July 2010, BVL temporarily shut down the facility where they manufacture DEFINITY, Cardiolite and other products in order to upgrade the facility to meet certain EMEA requirements. BVL has planned for the shutdown to run through March 2011. In anticipation, BVL manufactured additional inventory of these products to meet our expected needs during this period. We do not believe the planned BVL shutdown will have any material impact on our financial statements, as we expect to be able to acquire the inventory in sufficient quantities to meet our expected demand. In addition, we do not anticipate any obsolescence issues related to this inventory as the shelf life of this inventory ranges from 15 to 24 months and, in light of the sales trend, the product will be utilized prior to expiry. There can be no assurance that BVL's facility will return to service in March 2011 or that the inventory supplied will be sufficient to meet demand for our products during the shutdown period.

        For Ablavar, if we do not ultimately meet our sales expectations for that product or we cannot sell the quantity of that product we are committed to purchase from Covidien prior to product expiration, we would incur inventory losses and/or losses on our purchase commitments. We currently have an agreement with Covidien to manufacture and supply Ablavar, which expires on September 30, 2012. The agreement requires us to purchase from Covidien a minimum amount of Ablavar. The agreement can be terminated by mutual written agreement at any time. It also allows for termination upon the occurrence of certain events such as a material breach or default by either party, or bankruptcy by either party.

        We have initiated technology transfer activities to establish and secure a second source of supply for DEFINITY and Ablavar. See "Risk Factors—Our dependence upon third parties for the manufacture and supply of a substantial portion of our products could prevent us from delivering our products to our customers in the required quantities, within the required timeframe, or at all, which could result in order cancellations and decreased revenues."

Intellectual Property

        Patents, trademarks and other intellectual property rights are very important to our business. We also rely upon trade secrets, manufacturing know-how, technological innovations and licensing agreements to maintain and improve our competitive position. We review third party proprietary rights, including patents and patent applications, as available, in an effort to develop an effective intellectual property strategy, avoid infringement of third party proprietary rights, identify licensing opportunities and monitor the intellectual property owned by others. Our ability to enforce and protect our intellectual property rights may be limited in certain countries outside the United States, which could make it easier for competitors to capture market position in such countries by utilizing technologies that are similar to those developed or licensed by us. Competitors also may harm our sales by designing products that mirror the capabilities of our products or technology without infringing our intellectual property rights. If we do not obtain sufficient protection for our intellectual property, or if we are unable to effectively enforce our intellectual property rights, our competitiveness could be impaired, which would limit our growth and future revenue.

Trademarks, Service Marks and Trade Names

        We own various trademarks, service marks and trade names, including DEFINITY, Cardiolite, TechneLite, Ablavar, Neurolite and Lantheus Medical Imaging. We have registered these six trademarks, as well as others, in the United States and numerous foreign jurisdictions.

Patents

        We actively seek to protect the proprietary technology that we consider important to our business, including chemical species, compositions and formulations, their methods of use and processes for their manufacture, as new intellectual property is developed. In addition to seeking patent protection in the United States, we file patent applications in numerous foreign countries in order to further protect the inventions that we consider important to the development of our foreign business. We also rely upon trade secrets and contracts to protect our proprietary information. As of September 30, 2010, our patent portfolio included a total of approximately 82 issued U.S. patents, 338 issued foreign patents, 23 pending patent applications in the United States and 90 pending foreign applications with claims covering the composition of matter and methods of use for all of our preclinical and clinical-stage candidates.

        Our patents cover most of our commercial products, and our patent protection is generally in the United States, Canada, Mexico, most of Western Europe and Scandinavia (including Austria, Belgium, Denmark, Finland, France, Germany, Great Britain, Italy, Luxembourg, Netherlands, Norway, Spain, Switzerland and Sweden), and markets in Asia (including China, Hong Kong, Japan, Singapore and South Korea) and Latin America (including Argentina and Brazil). For DEFINITY, we hold a number of different composition of matter, use, formulation and manufacturing patents which currently expire as late as 2016 as well as regulatory extensions in Europe until 2019. For Ablavar, we hold a number of different composition of matter, use, formulation and manufacturing patents which expire as late at 2017, and, assuming we are granted our U.S. request for regulatory extension, in the United States until 2020. Cardiolite is no longer covered by patent protection in either the United States or the rest of the world, and Neurolite has limited patent protection in the United States until 2012. TechneLite has limited patent protection on certain component technology outside of the United States which expires in 2011, and we are pursuing additional patent protection in the United States and other countries on component technology, which, if granted, will expire in 2029. Thallium, Gallium and Xenon are all generic radiopharmaceuticals. For our pipeline products, we have worldwide patents and patent applications covering composition, use, formulation and manufacturing of flurpiridaz F-18 with a composition patent in the United States expiring in 2026 in the absence of any regulatory extension. We also have worldwide patent applications covering composition, use, and synthesis of our CNA candidate, some of which, if granted, will expire in 2027 and some in 2031 in the absence of any patent term adjustment or regulatory extensions. Additionally, we have worldwide patent applications covering composition, use and synthesis of our vascular remodeling compound, which if granted, will expire in 2029 in the absence of any patent term adjustment or regulatory extensions.

        In addition to patents, we rely where necessary upon unpatented trade secrets and know-how, proprietary information, and continuing technological innovation to develop and maintain our competitive position. We seek to protect our proprietary information, in part, using confidentiality agreements with our collaborators, employees, consultants and other third parties and invention assignment agreements with our employees. These confidentiality agreements may not prevent unauthorized disclosure of trade secrets and other proprietary information, and we cannot assure you that an employee or an outside party will not make an unauthorized disclosure of our trade secrets, other technical know-how or proprietary information. We may not have adequate remedies for any unauthorized disclosure. This might happen intentionally or inadvertently. It is possible that a competitor will make use of such information, and that our competitive position will be compromised, in spite of any legal action we might take against persons making such unauthorized disclosures. In addition, our trade secrets may otherwise become known or be independently discovered by competitors. To the extent that our collaborators, employees and consultants use intellectual property owned by others in their work for us, disputes may arise as to the rights in related or resulting know-how and inventions.

        In addition, we license a limited number of third party technologies and other intellectual property rights that are incorporated into some elements of our drug discovery and development efforts. These licenses are not material to our business, and the technologies can be obtained from multiple sources. We are currently party to separate royalty-free, non-exclusive, cross-licenses with each of Bracco, GE Healthcare and Imcor Pharmaceutical Company which give us freedom to operate in connection with contrast-enhanced ultrasound imaging technology. We also in-license certain freedom to operate rights for Ablavar from, among others, Bayer Schering Pharma AG.

Regulatory Matters

Food and Drug Laws

        The development, manufacture, sale and distribution of our products are subject to comprehensive governmental regulation both within and outside the United States. A number of factors substantially increase the time, difficulty and costs incurred in obtaining and maintaining the approval to market newly developed and existing products. These factors include governmental regulation, such as detailed inspection of and controls over research and laboratory procedures, clinical investigations, manufacturing, narcotic licensing, marketing, sampling, distribution, import and export, record keeping and storage and disposal practices, together with various post-marketing requirements. Governmental regulatory actions can result in the seizure or recall of products, suspension or revocation of the authority necessary for their production and sale as well as other civil or criminal sanctions.

        Our activities in the development, manufacture, packaging or repackaging of our pharmaceutical and medical device products subjects us to a wide variety of laws and regulations. We are required to register for permits and/or licenses with, seek approvals from and comply with operating and security standards of the FDA, the NRC, the DEA, the HHS, Health Canada, the EMEA and various state and provincial boards of pharmacy, state and provincial controlled substance agencies, state and provincial health departments and/or comparable state and provincial agencies as well as foreign agencies, and certain accrediting bodies depending upon the type of operations and location of product distribution, manufacturing and sale.

        The FDA and various state regulatory authorities regulate the research, testing, manufacture, safety, labeling, storage, recordkeeping, premarket approval, marketing and promotion, import and export and sales and distribution of pharmaceutical products in the United States. Prior to marketing a pharmaceutical product, we must first receive FDA approval. Specifically, in the United States, the FDA regulates drugs under the Federal Food, Drug, and Cosmetic Act ("FDCA") and the Public Health Service Act, and implementing regulations. The process of obtaining regulatory approvals and compliance with appropriate federal, state, local, and foreign statutes and regulations require the expenditure of substantial time and financial resources. The process required by the FDA before a drug product may be marketed in the United States generally involves the following:

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  completion of preclinical laboratory tests, animal studies and formulation studies according to Good Laboratory Practices regulations;

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  submission to the FDA of an Investigational New Drug Application ("IND"), which must become effective before human clinical studies may begin;

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  performance of adequate and well-controlled human clinical studies according to Good Clinical Practices and other requirements, to establish the safety and efficacy of the proposed drug product for its intended use;

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  submission to the FDA of an NDA for a new drug;

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  satisfactory completion of an FDA inspection of the manufacturing facility or facilities at which the drug product is produced to assess compliance with cGMP; and

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  FDA review and approval of the NDA.

        The testing and approval process requires substantial time, effort, and financial resources, and we cannot be certain that any approvals for our product candidates will be granted on a timely basis, if at all. Once a pharmaceutical product candidate is identified for development, it enters the preclinical testing stage. Preclinical tests include laboratory evaluations of product chemistry, toxicity, formulation, and stability, as well as animal studies to assess its potential safety and efficacy. This testing culminates in the submission of the IND to the FDA. Once the IND becomes effective, the clinical trial program may begin. Human clinical studies are typically conducted in three sequential phases that may overlap or be combined:

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  Phase 1.  The product is initially introduced into healthy human subjects and tested for safety, dosage tolerance, absorption, metabolism, distribution and excretion. In the case of some products for severe or life-threatening diseases, especially when the product may be too inherently toxic to ethically administer to healthy volunteers, the initial human testing is often conducted in patients.

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  Phase 2.  Involves studies in a limited patient population to identify possible adverse effects and safety risks, to preliminarily evaluate the efficacy of the product for specific targeted diseases and to determine dosage tolerance and optimal dosage and schedule.

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  Phase 3.  Clinical studies are undertaken to further evaluate dosage, clinical efficacy and safety in an expanded patient population at geographically dispersed clinical study sites. These studies are intended to collect sufficient safety and effectiveness data to support the NDA for FDA approval.

        Progress reports detailing the results of the clinical studies must be submitted at least annually to the FDA and safety reports must be submitted to the FDA and the investigators for serious and unexpected adverse events. Submissions must also be made to inform the FDA of certain changes to the clinical trial protocol. Federal law also requires the sponsor to register the trials on public databases when they are initiated, and to disclose the results of the trials on public databases upon completion. Phase 1, Phase 2 and Phase 3 testing may not be completed successfully within any specified period, if at all. The FDA or the sponsor may suspend or terminate a clinical study at any time on various grounds, including a finding that the research subjects or patients are being exposed to an unacceptable health risk. Similarly, an institutional review board ("IRB"), can suspend or terminate approval of a clinical study at its institution if the clinical study is not being conducted in accordance with the IRB's requirements or if the drug product has been associated with unexpected serious harm to patients.

        Concurrent with clinical studies, companies usually complete additional animal studies and must also develop additional information about the chemistry and physical characteristics of the product and finalize a process for manufacturing the product in commercial quantities in accordance with cGMP requirements. The manufacturing process must be capable of consistently producing quality batches of the product candidate and, among other things, the manufacturer must develop methods for testing the identity, strength, quality, and purity of the final product. Additionally, appropriate packaging must be selected and tested and stability studies must be conducted to demonstrate that the product candidate does not undergo unacceptable deterioration over its shelf life.

        The results of product development, preclinical studies, and clinical studies, along with descriptions of the manufacturing process, analytical tests conducted on the drug product, proposed labeling, and other relevant information, are submitted to the FDA as part of an NDA for a new drug, requesting approval to market the product. The submission of an NDA is subject to the payment of a substantial user fee; a waiver of such fee may be obtained under certain limited circumstances. The approval process is lengthy and difficult and the FDA may refuse to approve an NDA if the applicable regulatory criteria are not satisfied or may require additional clinical data or other data and information. Even if such data and information is submitted, the FDA may ultimately decide that the NDA does not satisfy the criteria for approval. Data obtained from clinical studies are not always conclusive, and the FDA may interpret data differently than we interpret the same data.

        If a product receives regulatory approval, the approval may be significantly limited to specific diseases and dosages or the indications for use may otherwise be limited, which could restrict the commercial value of the product. Further, the FDA may require that certain contraindications, warnings or precautions be included in the product labeling. In addition, the FDA may require Phase 4 testing which involves clinical studies designed to further assess a drug product's safety and effectiveness after NDA approval and may require testing and surveillance programs or other risk management measures to monitor the safety of approved products that have been commercialized.

        Any drug products for which we receive FDA approvals are subject to continuing regulation by the FDA, including, among other things, record-keeping requirements, reporting of adverse experiences with the product, providing the FDA with updated safety and efficacy information, product sampling and distribution requirements, complying with certain electronic records and signature requirements, and complying with FDA promotion and advertising requirements. The FDA strictly regulates labeling, advertising, promotion, and other types of information on products that are placed on the market. Drugs may be promoted only for the approved indications and in accordance with the provisions of the approved label and promotional claims must be appropriately balanced with important safety information and otherwise be adequately substantiated. Further, manufacturers of drugs must continue to comply with cGMP requirements, which are extensive and require considerable time, resources, and ongoing investment to ensure compliance. In addition, changes to the manufacturing process generally require prior FDA approval before being implemented, and other types of changes to the approved product, such as adding new indications and additional labeling claims, are also subject to further FDA review and approval.

        Drug product manufacturers and other entities involved in the manufacturing and distribution of approved drugs products are required to register their establishments with the FDA and certain state agencies, and are subject to periodic unannounced inspections by the FDA and certain other agencies for compliance with cGMP and other laws. The cGMP requirements apply to all stages of the manufacturing process, including the production, processing, sterilization, packaging, labeling, storage and shipment of the drug product. Manufacturers must establish validated systems to ensure that products meet specifications and regulatory standards, and test each product batch or lot prior to its release.

        The FDA also regulates the preclinical and clinical testing, design, manufacture, safety, efficacy, labeling, storage, record keeping, sales and distribution, postmarket adverse event reporting, import/export and advertising and promotion of any medical devices that we distribute pursuant to the FDCA and FDA's implementing regulations. The Federal Trade Commission shares jurisdiction with the FDA over the promotion and advertising of certain medical devices. The FDA can also impose restrictions on the sale, distribution or use of devices at the time of their clearance or approval, or subsequent to marketing. Currently, two medical devices, both of which are manufactured by third parties who hold the product clearances, comprise only a small portion of our total revenue.

        The FDA may withdraw a pharmaceutical or medical device product approval if compliance with regulatory standards is not maintained or if problems occur after the product reaches the market. Later discovery of previously unknown problems with a product may result in restrictions on the product or even complete withdrawal of the product from the market. Further, the failure to maintain compliance with regulatory requirements may result in administrative or judicial actions, such as fines, warning letters, holds on clinical studies, product recalls or seizures, product detention or refusal to permit the import or export of products, refusal to approve pending applications or supplements, restrictions on marketing or manufacturing, injunctions, or civil or criminal penalties.

        Because our operations include nuclear pharmacies and related businesses, such as cyclotron facilities used to produce PET products used in diagnostic medical imaging, we are subject to regulation by the NRC or the departments of health of each state in which we operate and the applicable state boards of pharmacy. In addition, the FDA is also involved in the regulation of cyclotron facilities where PET products are produced.

        Drug laws also are in effect in many of the non-U.S. markets in which we conduct business. These laws range from comprehensive drug approval requirements to requests for product data or certifications. In addition, inspection of and controls over manufacturing, as well as monitoring of adverse events, are components of most of these regulatory systems. Most of our business is subject to varying degrees of governmental regulation in the countries in which we operate, and the general trend is toward increasingly stringent regulation. The exercise of broad regulatory powers by the FDA continues to result in increases in the amount of testing and documentation required for approval or clearance of new drugs and devices, all of which add to the expense of product introduction. Similar trends also are evident in major non-U.S. markets, including Canada, the European Union, Australia and Japan.

        To assess and facilitate compliance with applicable FDA, NRC and other state, federal and foreign regulatory requirements, we regularly review our quality systems to assess their effectiveness and identify areas for improvement. As part of our quality review, we perform assessments of our suppliers of the raw materials that are incorporated into products and conduct quality management reviews designed to inform management of key issues that may affect the quality of our products. From time to time, we may determine that products we manufactured or marketed do not meet our specifications, published standards, such as those issued by the International Standards Organization, or regulatory requirements. When a quality or regulatory issue is identified, we investigate the issue and take appropriate corrective action, such as withdrawal of the product from the market, correction of the product at the customer location, notice to the customer of revised labeling and other actions.

Healthcare Reform Act

        In March 2010, the President signed one of the most significant healthcare reform measures in decades. The Healthcare Reform Act substantially changes the way healthcare will be financed by both governmental and private insurers, and significantly impacts the pharmaceutical industry. The comprehensive $940 billion dollar overhaul is expected to extend coverage to approximately 32 million previously uninsured Americans.

        A significant portion of our patient volume is derived from U.S. government healthcare programs, principally Medicare, which are highly regulated and subject to frequent and substantial changes. We anticipate the Healthcare Reform Act will significantly affect how the healthcare industry operates in relation to Medicare, Medicaid and the insurance industry. The Healthcare Reform Act contains a number of provisions, including those governing enrollment in federal healthcare programs, reimbursement changes and fraud and abuse, which will impact existing government healthcare programs and will result in the development of new programs, including Medicare payment for performance initiatives and improvements to the physician quality reporting system and feedback program.

        Under the Healthcare Reform Act, referring physicians under the federal self-referral law must inform patients that they may obtain certain diagnostic imaging services from a provider other than that physician, his or her group practice, or another physician in his or her group practice. The referring physician must provide each patient with a written list of other suppliers who furnish such services in the area in which the patient resides. This new information provision could have the effect of shifting where certain diagnostic medical imaging procedures are performed.

        For 2010, CMS reduced the per procedure medical imaging reimbursement in the physician office and free-standing imaging facility setting by increasing imaging equipment utilization rate assumptions from 50% to 90% for diagnostic services using imaging equipment that cost in excess of $1 million, excluding radiation therapy and other therapeutic equipment. CMS transitioned this change over four years, such that for 2010, 75% of the practice expense calculation is based on the prior 50% utilization rate, and 25% is based on the newly implemented 90% utilization rate. The Healthcare Reform Act superseded CMS's 90% utilization rate for dates of service on or after January 1, 2011, to a presumed utilization rate of 75%.

        The Healthcare Reform Act also establishes an Independent Payment Advisory Board ("IPAB") to reduce the per capita rate of growth in Medicare spending. Beginning in 2014, IPAB is mandated to propose changes in Medicare payments if it is determined that the rate of growth of Medicare expenditures exceeds target growth rates. The IPAB has broad discretion to propose policies to reduce expenditures, which may have a negative impact on payment rates for services, including imaging services. A proposal made by the IPAB is required to be implemented by CMS unless Congress adopts a proposal with savings greater than those proposed by the IPAB. IPAB proposals may impact payments for physician and free-standing services beginning in 2015 and for hospital services beginning in 2020.

        Additionally, the Healthcare Reform Act:

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  mandates a further shift in the burden of Medicaid payments to the states;

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  increases the level of Medicaid rebates payable by manufacturers of brand-name drugs from 15.1% to 23.1%;

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  requires collection of rebates for drugs paid by Medicaid managed care organizations; and

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  imposes a non-deductible excise tax on pharmaceutical manufacturers or importers who sell "branded prescription drugs."

Healthcare Fraud and Abuse Laws

        We are subject to various federal, state and local laws targeting fraud and abuse in the healthcare industry, including anti-kickback and false claims laws. The Federal Anti-Kickback Statute prohibits persons from knowingly and willfully soliciting, offering, receiving or providing remuneration, directly or indirectly, in exchange for or to induce either the referral of an individual, or the furnishing or arranging for a good or service, for which payment may be made under a federal healthcare program, such as Medicare or Medicaid. The definition of "remuneration" has been broadly interpreted to include anything of value, including, for example, gifts, discounts, the furnishing of free supplies, equipment or services, credit arrangements, payments of cash and waivers of payment. The recently enacted Healthcare Reform Act, among other things, amends the intent requirement of the Federal Anti-Kickback Statute and criminal healthcare fraud statutes. A person or entity no longer needs to have actual knowledge of this statute or specific intent to violate it. In addition, the Healthcare Reform Act provides that the government may assert that a claim including items or services resulting from a violation of the Federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the false claims statutes.

        The Federal Anti-Kickback Statute is broad and prohibits many arrangements and practices that are lawful in businesses outside of the healthcare industry. Recognizing that the Federal Anti-Kickback Statute is broad and may technically prohibit many innocuous or beneficial arrangements, Congress authorized the Office of Inspector General ("OIG") to issue a series of regulations, known as "safe harbors." These safe harbors set forth requirements that, if met in their entirety, will assure healthcare providers and other parties that they will not be prosecuted under the Federal Anti-Kickback Statute. The failure of a transaction or arrangement to fit precisely within one or more safe harbors does not necessarily mean that it is illegal, or that prosecution will be pursued. However, conduct and business arrangements that do not fully satisfy each applicable safe harbor may result in increased scrutiny by government enforcement authorities, such as the OIG. Many states have adopted laws similar to the Federal Anti-Kickback Statute. Some of these state prohibitions apply to referral of patients for healthcare items or services reimbursed by any payor, not only the Medicare and Medicaid programs, and do not contain identical safe harbors. Government officials have focused their enforcement efforts on marketing of healthcare services and products, among other activities, and have brought cases against numerous pharmaceutical and medical device companies, and certain sales and marketing personnel for allegedly offering unlawful inducements to potential or existing customers in an attempt to procure their business.

        Another development affecting the healthcare industry is the increased use of the federal civil False Claims Act and, in particular, actions brought pursuant to the False Claims Act's "whistleblower" or "qui tam" provisions. The False Claims Act imposes liability on any person or entity who, among other things, knowingly presents, or causes to be presented, a false or fraudulent claim for payment by a federal healthcare program. The qui tam provisions of the False Claims Act allow a private individual to bring actions on behalf of the federal government alleging that the defendant has submitted a false claim to the federal government, and to share in any monetary recovery. In recent years, the number of suits brought by private individuals has increased dramatically. In addition, various states have enacted false claim laws analogous to the False Claims Act. Many of these state laws apply where a claim is submitted to any third party payor and not merely a federal healthcare program. When an entity is determined to have violated the False Claims Act, it may be required to pay up to three times the actual damages sustained by the government, plus civil penalties of $5,500 to $11,000 for each separate false claim. There are many potential bases for liability under the False Claims Act. Liability arises, primarily, when an entity knowingly submits, or causes another to submit, a false claim for reimbursement to the federal government. The False Claims Act has been used to assert liability on the basis of inadequate care, kickbacks and other improper referrals, improper use of Medicare numbers when detailing the provider of services, improper promotion of off-label uses (i.e., uses not expressly approved by FDA in a drug's label), and allegations as to misrepresentations with respect to the services rendered. Our future activities relating to the reporting of discount and rebate information and other information affecting federal, state and third party reimbursement of our products, and the sale and marketing of our products, may be subject to scrutiny under these laws. We are unable to predict whether we would be subject to actions under the False Claims Act or a similar state law, or the impact of such actions. However, the costs of defending such claims, as well as any sanctions imposed, could adversely affect our financial performance.

        State requirements, such as the Massachusetts Pharmaceutical and Medical Device Manufacturer Conduct regulations, impose additional obligations with respect to fraud and abuse compliance. Specifically, we are required to comply with a state code of conduct, disclose marketing payments made to healthcare practitioners, and report compliance information to the state authorities. In addition, the Healthcare Reform Act also imposes new reporting and disclosure requirements on device and drug manufacturers for any "transfer of value" made or distributed to prescribers and other healthcare providers, effective March 30, 2013. Such information will be made publicly available in a searchable format beginning September 30, 2013. In addition, device and drug manufacturers will also be required to report and disclose any investment interests held by physicians and their immediate family members during the preceding calendar year. Failure to submit required information may result in civil monetary penalties of up to $150,000 per year (and up to $1 million per year for "knowing failures"), for all payments, transfers of value or ownership or investment interests not reported in an annual submission. Finally, under the Healthcare Reform Act, effective April 1, 2012, pharmaceutical manufacturers and distributors must provide the HHS with an annual report on the drug samples they provide to physicians. Violations of these federal and state frauds and abuse-related laws are punishable by criminal or civil sanctions, including substantial fines, imprisonment and exclusion from participation in healthcare programs such as Medicare and Medicaid. Violation of international fraud and abuse laws could result in similar penalties, including exclusion from participation in health programs outside the United States.

Other Healthcare Laws

        We may be subject to the Health Insurance Portability and Accountability Act of 1996 ("HIPAA"), and its implementing regulations, which established uniform standards for certain "covered entities" (healthcare providers, health plans and healthcare clearinghouses) governing the conduct of certain electronic healthcare transactions and protecting the security and privacy of protected health information. The American Recovery and Reinvestment Act of 2009, commonly referred to as the economic stimulus package, included sweeping expansion of HIPAA's privacy and security standards. The legislation included the Health Information Technology for Economic and Clinical Health Act ("HITECH"), which became effective on February 17, 2010. Among other things, the new law makes HIPAA's privacy and security standards directly applicable to "business associates", independent contractors of covered entities that receive or obtain protected health information in connection with providing a service on their behalf. HITECH also increased the civil and criminal penalties that may be imposed and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce the federal HIPAA laws and seek attorney fees and costs associated with pursuing federal civil actions. Although we believe that we are neither a "covered entity" nor a "business associate" under the new legislation, we cannot assure you that regulatory authorities would agree with our assessment.

Laws Relating to Foreign Trade

        We are also subject to the U.S. Foreign Corrupt Practices Act and similar worldwide anti-bribery laws in non-U.S. jurisdictions which generally prohibit companies and their intermediaries from making improper payments to non-U.S. officials for the purpose of obtaining or retaining business. Because of the predominance of government-sponsored healthcare systems around the world, most of our customer relationships outside of the United States are with governmental entities and are therefore subject to such anti-bribery laws. Our policies mandate compliance with these anti-bribery laws. Our operations reach many parts of the world that have experienced governmental corruption to some degree, and in certain circumstances strict compliance with anti-bribery laws may conflict with local customs and practices. Despite our training and compliance programs, our internal control policies and procedures may not always protect us from reckless or criminal acts committed by our employees or agents.

Health and Safety Laws

        We are also subject to various federal, state and local laws, regulations and recommendations, both in the United States and abroad, relating to safe working conditions, laboratory and manufacturing practices and the use, transportation and disposal of hazardous or potentially hazardous substances.

Environmental Matters

        We are subject to various federal, state and local environmental protection and health and safety laws and regulations both within and outside the United States. Our operations, like those of other medical product companies, involve the transport, use, handling, storage, and disposal of, and limiting exposure to, materials and wastes regulated under environmental laws, including various radioactive materials and wastes. We cannot assure you that we have been or will be in compliance with environmental and health and safety laws at all times. If we violate these laws and regulations, we could be fined, criminally charged or otherwise sanctioned by regulators. We believe that our operations currently comply in all material respects with applicable environmental laws and regulations.

        Certain environmental laws and regulations assess liability on current or previous owners or operators of real property for the cost of investigation, removal or remediation of hazardous materials or wastes at such formerly owned or operated properties or at properties at which they have disposed of hazardous materials or wastes. In addition to cleanup actions brought by governmental authorities, private parties could bring personal injury or other claims due to the presence of, or exposure to, hazardous materials or wastes.

        We are required to maintain a number of environmental and nuclear permits for our North Billerica facility, which is our primary manufacturing, packaging and distribution facility. In particular, we must maintain a nuclear materials license issued by the Commonwealth of Massachusetts. This license requires that we provide financial assurance demonstrating our ability to cover the cost of decommissioning and decontaminating ("D&D") the Billerica site at the end of its use as a nuclear facility. We currently estimate the D&D cost at the Billerica site to be approximately $28 million. We currently provide this financial assurance in the form of surety bonds. We generally contract with third parties for the disposal of wastes generated by our operations, and, prior to disposal, store any low level radioactive waste at our facilities until the materials are no longer considered radioactive.

        Environmental laws and regulations are complex, change frequently and have become more stringent over time. While we have budgeted for future capital and operating expenditures to maintain compliance with these laws and regulations, we cannot assure you that our costs of complying with current or future environmental protection, health and safety laws and regulations will not exceed our estimates or adversely affect our results of operations and financial condition. Further, we cannot assure you that we will not be subject to additional environmental claims for personal injury or cleanup in the future based on our past, present or future business activities. While it is not feasible to predict the outcome of all pending environmental matters, it is reasonably probable that there will be a need for future provisions for environmental costs that, in management's opinion, are not likely to have a material effect on our financial condition, but could be material to the results of operations in any one accounting period.

Ratings

        As of September 30, 2010, the ratings of the notes with Standard & Poor's Ratings Services and Moody's Investors Service were B+ (14th highest of 22 classifications), positive outlook, and B2 (15th highest of 21 classifications), stable outlook, respectively.

Legal Proceedings

        From time to time, we are a party to various legal proceedings arising in the ordinary course of our business. In addition, we have in the past been, and may in the future be, subject to investigations by regulatory authorities which expose us to greater risks associated with litigation, regulatory or other proceedings, as a result of which we could be required to pay significant fines or penalties. The outcome of litigation, regulatory or other proceedings cannot be predicted with certainty and some lawsuits, claims, actions or proceedings may be disposed of unfavorably to us. In addition, intellectual property disputes often have a risk of injunctive relief which, if imposed against us, could materially and adversely affect our financial condition or results of operations.

        In December 2010, we filed suit against one of our insurance carriers seeking to recover business interruption losses associated with the NRU reactor shutdown and the ensuing global Moly supply challenge. The claim is the result of the shut-down of the NRU reactor in Chalk River, Ontario. The NRU reactor was off-line from May 2009 until August 2010 due to a "heavy water" leak in the reactor vessel. Historically, our largest supplier of Moly has been Nordion which has relied on the NRU reactor. The business interruption claim is based on an estimate of losses of, in the aggregate, up to $70 million, including increases in the cost of obtaining limited amounts of Moly from alternate, more distant, suppliers, and substantial decreases in sales revenue as a result of significantly curtailed manufacturing of Technelite generators and our decreased ability to sell other Moly-based medical imaging products, including Cardiolite, in comparison to our forecasted results. We can not be certain what amount, if any, or when, if ever, we will be able to recover business interruption losses related to this matter.

        Except as noted above, as of December 23, 2010, we had no material ongoing litigation, regulatory or other proceeding and had no knowledge of any investigations by governmental or regulatory authorities in which we are a target that could have a material adverse effect on our current business.

Employees

        As of September 30, 2010, we had approximately 670 employees, of which 538 were located in the United States and 132 were located internationally, and an additional approximately 83 contractors. None of our employees are represented by a collective bargaining unit, and we believe that our relationship with our employees is excellent.

Properties

        Our executive offices and primary manufacturing facilities are located at our North Billerica, Massachusetts facility, which we own. As of September 30, 2010, we leased an additional 7 facilities in Canada, 2 in Australia and 2 in Puerto Rico. Our owned facilities consist of approximately 578,000 square feet of manufacturing, laboratory, mixed use and office space, and our leased facilities consist of approximately 67,436 square feet. We believe all of these facilities are well-maintained and suitable for the office, radiopharmacy, manufacturing or warehouse operations conducted in them.

        The following table summarizes information regarding our significant leased and owned properties, as of September 30, 2010:

Location	Square footage	Owned/Leased
United States
North Billerica, Massachusetts	578,000	Owned
Canada
Montreal	8,729	Leased
Mississauga	13,747	Leased
Dorval	13,079	Leased
Quebec	6,261	Leased
Hamilton	5,300	Leased
Vancouver	3,000	Leased
Australia
Melbourne	2,911	Leased
Adelaide	3,929	Leased
Puerto Rico
San Juan	9,200	Leased
Ponce	1,280	Leased

INDUSTRY

Overview of the U.S. Healthcare Industry

        According to CMS, spending on healthcare in the United States was estimated to be $2.5 trillion in 2009, or approximately 17.3% of U.S. GDP in 2009, and is projected to grow at a rate of 6.1% per year, to almost $4.4 trillion by 2018, or approximately 18.9% of U.S. GDP in 2018.

        Growth in the U.S. healthcare industry is expected to be driven by several factors, including:

  •
  Increased utilization of prescription drugs and medical technologies as the population grows, especially as these products and services become more commonplace;

  •
  continued development and adoption of new technologies, including the expanded scope of care;

  •
  increased prevalence of chronic diseases due to longer life spans and unhealthy lifestyles, requiring treatment of ongoing illnesses and long-term care services such as nursing homes, which are estimated to account for over 75% of total national healthcare expenditures;

  •
  escalating labor costs driven by a healthcare labor shortage and an increase in the number and sophistication of skilled positions; and

  •
  aging of the U.S. population.

U.S. Healthcare Industry Trends

Greater Incidence and Prevalence of Heart Disease

        Heart disease is currently the leading cause of death for both women and men in the United States. According to the American Heart Association:

  •
  In every year since 1900, except 1918, cardiovascular disease accounted for more deaths than any other major cause of death in the United States.

  •
  An aging population and an increase in the number of people considered overweight or obese have lead to an increased incidence and prevalence of heart disease. An estimated 81.1 million American adults (more than one in three) have one or more types of cardiovascular disease. Of these, 38.1 million, or 47%, are estimated to be age 60 or older.

  •
  Coronary artery disease and myocardial infarction are the principal types of heart disease, comprising approximately 68.2% of all heart disease deaths in 2006.

  •
  309,000 deaths per year occur outside the hospital or emergency department due to coronary artery disease, and a majority of the deaths occur in people with undiagnosed coronary artery disease. Studies suggest that only 7.6% of victims survive an out-of-hospital cardiac arrest.

        Over the period from 2009 to 2012, the U.S. population with coronary artery disease is expected to grow from 18.1 million to 21.1 million, a compound annual growth rate of 5.3%, according to Frost & Sullivan.

Demographic Trends

        The current growth in the number and proportion of older adults is unprecedented in the history of the United States. According to the CDC, two factors—longer life spans and aging baby boomers—will combine to almost double the population of Americans age 65 and older during the next 25 years as estimated by the U.S. Census Bureau. In addition, the cost of providing healthcare for an older American is estimated by the CDC to be three-to-five times greater than the cost for someone younger than age 65. As a result, by 2030, the nation's healthcare spending is projected by the CDC to increase by approximately 25% due to these demographic shifts. Due to advances in healthcare, life expectancy in the United States as estimated by the CDC has increased from an approximate 47.3 years for Americans born in 1900 to an estimated 78.3 years for those born in 2010—an additional 31 years of expected life, or an approximate 60% longer life expectancy. In conjunction with longer life spans, baby boomers will begin to reach age 65 in 2011. Hence, by 2030, the number of older Americans is expected to reach approximately 72.1 million, or roughly 19.3% of the U.S. population according to the U.S. Census Bureau. More importantly, from 2010 to 2020, the population age 65 years and older is expected to grow by a compound annual growth rate of 3.1% according to the U.S. Census Bureau, more than three times the national growth rate of approximately 1.0% according to the Central Intelligence Agency. The elderly population requires a greater amount of treatment than other population segments, and we believe the demand for diagnostic medical imaging agents will increase as the population ages.

Obesity

        The percentage of adults in the United States that are obese has increased significantly over the past 30 years. Data from the CDC's National Health and Nutrition Examination Survey shows that obesity levels of adults have increased dramatically—from 15.0% of the adult U.S. population in the late 1970s to 35.1% in 2005 to 2006. Additionally, the percentage of the adult U.S. population considered overweight has remained fairly constant at approximately 33% over the same time period, indicating the total population at risk for obesity-related diseases is increasing. In 2005-2006, over 67% of the adult U.S. population was considered overweight or obese. According to Frost & Sullivan, the number of Americans who were considered obese increased from 66 million in 2004 to 80 million in 2009, a compound annual growth rate of 3.9%, and is projected to increase to 93 million Americans in 2014, a compound annual growth rate of 3.0% from 2009 to 2014. We believe that the increase in the overweight and obese population is particularly important for diagnostic medical imaging agent sales, as a number of these products improve visualization and impact diagnosis for patients that would often otherwise have suboptimal images.

Healthcare Reform

        We believe that diagnostic medical imaging should play an important role in the on-going transformation of the American healthcare system and that our products should be part of the solution to the dual challenges of improved outcomes and reduced costs. Given the substantial reimbursement and utilization pressures our industry expects in the future, we are increasing our advocacy efforts substantially on the importance of diagnostic medical imaging. As a result of more accurate diagnosis of disease, we believe our products allow healthcare providers to make more informed and better therapeutic decisions for their patients. Consequently, more patients should receive more appropriate levels of care, potentially improving outcomes, reducing patient risk and decreasing costs for payors and the entire healthcare system.

Overview of the Diagnostic Medical Imaging Industry

        Diagnostic medical imaging agents are often used during medical imaging examinations to highlight specific tissues and organs, or physiological or pathological processes, thereby assisting physicians in diagnosing medical conditions. These are pharmaceutical products that are administered in vivo (typically injected intravenously) that help enhance the quality of images generated by diagnostic imaging equipment.

        According to GIA, diagnostic medical imaging agents were estimated to be a $4.2 billion segment of the diagnostic medical imaging industry in North America in 2009. Sales of diagnostic medical imaging agents in North America were estimated to have grown at a compound annual growth rate of 10.2% from 2004 to 2009 and are projected to grow at a compound annual growth rate of 5.2% from 2009 to 2015.

        Diagnostic medical imaging agents can be used with many types of imaging examinations, including the following key imaging modalities:

  •
  Radiography (CT, x-ray and fluoroscopy);

  •
  Nuclear imaging, including SPECT and PET;

  •
  MRI and MRA; and

  •
  Ultrasound imaging.

        The following table illustrates the North American revenues projected by GIA for 2009 and 2015, as well as the compound annual growth rate for such period, for each of these key imaging modalities (dollars in millions):

Modality	2009 Revenue	2015 Revenue	Compound Annual Growth Rate	Use	Lantheus Product
Nuclear (SPECT/PET)	$1,480	$2,164	6.5%	Utilizes radioisotopes to enable clearer visualization of organ functions, and cellular level analysis of diseases	Cardiolite, TechneLite, Flurpirdaz F18 (Phase II), [18]F LMI1195 (Phase I)
MRI/MRA	$740	$975	4.7%	Increases the magnetic signal leading to clearer and brighter images of different body tissues	Ablavar
Ultrasound(1)	$49	$217	28.4%	Enhances reflection of ultrasonic waves, thereby enhancing the quality of ultrasound images	DEFINITY
Radiography	$1,865	$2,343	3.9%	Absorbs X-rays for a clearer visualization of the images	Not a current focus of Lantheus

Total	$4,134	$5,699	5.5%

(1)
Based on GIA projections, as well as more recent management estimates of the ultrasound imaging segment.

Diagnostic Medical Imaging Modalities

Nuclear Imaging Agents

        Nuclear medicine refers to the use of small amounts of radioactive materials (radiopharmaceuticals) taken by injection, swallowing or inhalation to diagnose and treat disease. Radiopharmaceuticals are radioactive isotopes paired with molecular agents and, in combination with molecular imaging techniques, are used primarily for diagnostic clinical applications. Diagnostic radiopharmaceutical agents are used to primarily illuminate the functioning of internal organs and characterization of certain tissues. They are detected by specialized cameras (PET or SPECT) designed to capture images of the agent after patient injections and computers are then used to process this data and provide precise pictures of the area being imaged. The imaging provides information on both structure and function.

        Diagnostic radiopharmaceuticals provide the largest growth opportunity among diagnostic medical imaging consumables. According to GIA, diagnostic radiopharmaceutical agents were projected to generate sales in North America of approximately $1.5 billion in 2009. Cardiology diagnostic radiopharmaceutical agents represent the majority of diagnostic radiopharmaceutical revenues, contributing more than 50% of total diagnostic radiopharmaceutical revenues. Based on the expected introduction of new products and the increasing application of PET technology as a mainstream diagnostic tool, GIA forecasts revenue from diagnostic radiopharmaceutical agents in North America will grow at a compound annual growth rate of 6.5% from 2009 to 2015, reaching $2.2 billion by 2015.

MRA Agents

        MRA agents generate images of the flow of blood in vessels during MRI in order to evaluate them for abnormal narrowing, occlusion or aneurysms. They are often used to evaluate the thoracic and abdominal aorta, the renal arteries and the arteries of the legs, neck and brain. Traditional contrast agents are not FDA approved for an MRA indication and leave the body shortly after administration, which causes low quality imaging and may require repeat dosing. Management estimates that there are 3 to 4 million MRA procedures performed each year of which 1 to 1.5 million use a contrast agent. GIA forecasts revenue from MR contrast agents in North America will grow at a compound annual growth rate of 4.7% from 2009 to 2015. MRA with contrast agents has been shown to provide significant improvement in effectiveness over unenhanced MRA.

Ultrasound

        Ultrasound contrast agents are gas-filled micro-bubbles that are administered intravenously into the circulatory system. Micro-bubbles create a stronger echo when bombarded with ultrasound waves, which is captured by ultrasound receivers. Micro-bubbles within the left ventricle of the heart, the main pump to the rest of the body, allow the diagnostician to better view the wall motion of the left ventricle in comparison to the surrounding body tissue. This results in a contrast enhanced image.

        Ultrasound imaging is recognized as a painless and non-invasive medical procedure and yields several benefits, including real-time capabilities, high resolution images, improved visualization of blood flow, patient comfort and relative affordability. The ultrasound contrast media segment was a fast growing sub-segment of the North American contrast segment prior to the initiation of the FDA's boxed warning on ultrasound contrast agents in October 2007. Physicians within the medical community felt the warning was unwarranted and campaigned for its removal. In May 2008, the FDA approved a revised label which is expected to substantially mitigate the negative effects of the initial boxed warning. According to management estimates, we believe the ultrasound contrast media segment was approximately $23 million in 2008, was projected to rebound to approximately $49 million in 2009 and has the potential to be $217 million in 2015, which is expected to be driven largely by an increase in cardiac ultrasound procedures. We believe that ultrasound contrast agents are particularly effective in echocardiography. As incidences of cardiovascular diseases grow, the increased visual acuity offered by ultrasound contrast agents is expected to result in its clinical validation and increased usage by clinical practitioners.

 MANAGEMENT

Executive Officers and Directors

        The following table sets forth the names, ages and positions of the executive officers and directors of Holdings and other key employees of Lantheus, as of December 23, 2010. Holdings is our ultimate parent company, and the Board of Directors of Holdings is the primary board that takes action with respect to our business and strategic planning.

Name	Age	Position
Larry Pickering	67	Director and Chairman
Donald R. Kiepert	62	Director, President and Chief Executive Officer
Peter Card	61	Vice President, Strategy and Corporate Development
William Dawes	39	Vice President, Manufacturing and Supply Chain
Michael Duffy	50	Vice President, General Counsel and Secretary
Robert P. Gaffey	63	Vice President, Finance and Information Technology, and Treasurer
Phillip Lockwood	61	Vice President, Human Resources
Simon Robinson	51	Vice President, Research and Pharmaceutical Development
Robert Spurr	48	Vice President, Sales & Marketing
Mary Taylor	51	Vice President, Global Regulatory Affairs
Cyrille Villeneuve	59	Vice President and General Manager, International
Dana Washburn	48	Vice President, Clinical Development & Medical Affairs
David Burgstahler	42	Director
Patrick O'Neill	61	Director
Sriram Venkataraman	38	Director

        Set forth below is a description of the business experience of the foregoing persons.

        Larry Pickering is the Chairman of Holdings' and our Board of Directors, a position he has held since January 2008. He is also a founding Partner of Avista, a position he has held since 2005. Previously, he served as Chairman of DLJMB Global Healthcare Partners. He began his career in healthcare with Johnson & Johnson where he served as President of Ortho Dermatology, President of Janssen Pharmaceuticals and Chairman of Janssen North America, Company Group Chairman, Worldwide OTC, Chairman of Johnson & Johnson Development corporation and a Corporate Officer. Mr. Pickering retired from Johnson & Johnson in 2005, after serving 32 years. He holds a Bachelor of Business Administration from the University of Missouri. He currently serves as Director of Navilyst Medical, Inc. and Chairman of OptiNose, Inc. He previously served on the boards of BioReliance Holdings, Inc., Accellent Inc., BioPartners GmbH and Point Therapeutics Inc. (now known as Dara BioSciences Inc.).

        Don Kiepert is our President and Chief Executive Officer, a position he has held since January 2008. He is also our Director and a Director of Holdings, serving since January 2008. Previously, Mr. Kiepert was a consultant for Avista and Point Therapeutics Inc. (now known as Dara BioSciences Inc.) from July 2007 to January 2008, the founder and former Chairman, President and Chief Executive Officer of Point Therapeutics, from 1996 to July 2007, and the President and Chief Executive Officer of Chartwell Home Therapies from 1989 to 1996. Prior to 1989, he held various management positions at Baxter Travenol, Inc. He holds a Master of Science in Clinical Pharmacy and a Bachelor of Science in Pharmacy from Purdue University. He previously served on the board of Point Therapeutics Inc.

        Peter Card is our Vice President, Corporate Development, a position he has held since January 2008. Prior to that, Mr. Card has held multiple positions with us in the past 24 years, including Vice President, U.S. Marketing and Business Development, and most recently, Vice President, Strategy and Business Development. Mr. Card holds a Ph.D. in Organic Chemistry from Ohio State University and completed additional post-doctoral work at Harvard University.

        William Dawes is our Vice President, Manufacturing and Supply Chain, a position he has held since January 2008. From 2005 to 2008, Mr. Dawes served as General Manager, Medical Imaging Technical Operations, Interim General Manager, Medical Imaging Technical Operations, and Director, Engineering and Maintenance for BMSMI. Mr. Dawes began his career with DuPont Merck Pharmaceuticals. He holds a bachelor's degree in Engineering from Hofstra University.

        Michael Duffy is our Vice President, General Counsel and Secretary, a position he has held since January 2008. From 2002 to 2008, he served as Senior Vice President, General Counsel and Secretary of Point Therapeutics, Inc., a Boston-based biopharmaceutical company. Mr. Duffy began his legal career with the law firm Ropes & Gray and holds law degrees from the University of Pennsylvania and Oxford University and a bachelor's degree from Harvard College.

        Robert Gaffey is our Vice President, Finance and Information Technology, and Treasurer, a position he has held since January 2008. Prior to that, Mr. Gaffey held multiple positions with us since 1987, including Vice President Finance, Operations and General Manager Billerica Site, and most recently, Vice President Finance and Operations. He began his career with E.I. DuPont de Nemours. Mr. Gaffey holds a Bachelor of Science in Accounting from Bentley College and a Master of Business Administration from Widener University.

        Philip Lockwood is our Vice President, Human Resources, a position he has held since February 2008. Prior to that, he served as Vice President, HR, for Indevus Pharmaceuticals, Inc. and from 2003 through 2007, he held a senior HR position at EMD Serono and its predecessor, Serono Inc. Mr. Lockwood holds a Bachelor of Arts from Siena College.

        Simon Robinson is our Vice President, Research and Pharmaceutical Development, a position he has held since February 2010. Dr. Robinson was our Senior Director Discovery Research from 2008 to 2010 and our Director Discovery Biology and Veterinary Sciences from 2001 to 2008. Prior to joining us, he held research positions at BMS, Sphinx Pharmaceuticals, BASF and Dupont Pharmaceuticals. He holds a Ph.D. and B.Sc. in Pharmacology from the University of Leeds, England and did post-doctoral training at the University of Wisconsin Clinical Cancer Center.

        Robert Spurr is our Vice President, Sales and Marketing, a position he has held since January 2010. From 2003 to 2010, he served as Vice President Sales and Marketing, Institutional Franchise and Vice President Strategic Business Group, North America, at Ortho-McNeil, a pharmaceuticals division of Johnson and Johnson, and previously held multiple positions at Aventis Pharmaceuticals and Novartis Pharmaceuticals. Mr. Spurr holds a Bachelor of Science degree from Keene State College and a Master of Business Administration from Rutgers.

        Mary Taylor is our Vice President, Global Regulatory Affairs, a position she has held since January 2009. From February 2008 to December 2008, she was a vice president at Tolerx. From December 2003 to January 2008, she was a senior vice president at Curagen. She holds a Bachelor of Science in Biochemistry from Michigan State University and a Master of Public Health from the University of Michigan.

        Cyrille Villeneuve is our Vice President and General Manager, International, a position he has held since November 2008. Prior to joining us in 1985, Mr. Villeneuve held positions at the Montreal Heart Institute and Hospital Hotel-Dieu Montreal. He holds a Bachelor of Arts from Montreal University and a Master of Public Administration from the Ecole Nationale Administration Publique.

        Dana Washburn is our Vice President, Clinical Development & Medical Affairs, a position he has held since April 2010. From 2002 to 2010, Dr. Washburn held positions of increasing responsibility at Boston Scientific Corporation, most recently as Vice President, Clinical Trials and Safety, Medical Safety Officer. A board-certified nuclear cardiologist, Dr. Washburn practiced medicine in both an academic and private setting prior to joining us. Dr. Washburn holds a Bachelor of Arts from Dartmouth College and a Doctor of Medicine from the University of Massachusetts Medical School.

        David Burgstahler is a Director and the Chairman of our Audit Committee and Compensation Committee, serving on our and Holdings' board of directors since January 2008. He is a founding partner of Avista since 2005 and since 2009, has been President of Avista. Prior to forming Avista, he was a partner of DLJ Merchant Banking Partners. He was at DLJ Investment Banking from 1995 to 1997 and at DLJ Merchant Banking Partners from 1997 through 2005. Prior to that, he worked at Anderson Consulting (now known as Accenture) and McDonnell Douglas (now known as Boeing). He holds a Bachelor of Science in Aerospace Engineering from the University of Kansas and a Master of Business Administration from Harvard Business School. He currently serves as a Director of Armored AutoGroup Inc., BioReliance Holdings, Inc., Cidron Healthcare Limited (ConvaTec), INC Research, Inc., Navilyst Medical, Inc., Visant Corporation and WideOpenWest, LLC. He previously served as a Director of Haights Cross Communications, Inc., Warner Chilcott plc and WRC Media Inc.

        Sriram Venkataraman is a Director, serving on Holdings' board of directors since November 2010. He is also a Principal of Avista, having joined in May 2007. Prior to joining Avista, Mr. Venkataraman was a Vice President in the Healthcare Investment Banking group at Credit Suisse Group AG from 2001 to 2007. Previously, he worked at GE Healthcare (formerly known as GE Medical Systems) from 1996 to 1999. Mr. Venkataraman holds a Master of Science in Electrical Engineering from the University of Illinois, Urbana-Champaign and a Master of Business Administration with Honors from The Wharton School. He currently serves as a Director of Navilyst Medical, Inc. and OptiNose Inc.

        Dr. Patrick O'Neill is a Director, serving on Holdings' board of directors since February 2008. He is also an industry advisor for Avista, a position he has held since 2008. Prior to joining Avista, he was at Johnson & Johnson from 1976 to 2006, holding Research and Development and New Business Development leadership positions in Johnson & Johnson's pharmaceutical business, their Medical Devices and Diagnostics Group, and the surgical and interventional cardiology/radiology business units until he retired in February 2006. He served as Executive in Residence at New Enterprise Associates from March 2006 through 2007. He holds a Bachelor of Science in Pharmacy and Ph.D. in Pharmacology from The Ohio State University. He currently serves as Director of Navilyst Medical, Inc., BioReliance Holdings, Inc. and Optinose, Inc.

Board of Directors

        The Board of Directors of Holdings is responsible for the management of our business. The Board of Directors of Holdings is comprised of five directors. Directors who are elected to an annual meeting of stockholders serve in their position until the next annual meeting and until their successors are elected and qualified. Pursuant to the management and employee shareholders agreements described in "Certain Relationships and Related Party Transactions—Shareholders Agreement," Avista has designation rights with respect to the composition of the Holdings board of directors and Avista is entitled to majority representation on any committee that the board creates. Messrs. Pickering, Kiepert, Burgstahler, O'Neill and Venkataraman were appointed pursuant to these agreements.

        Although not formally considered by the Board of Directors of Holdings because our securities are not registered or traded on any national securities exchange, we do not believe that any of our directors would be considered independent for either Board of Directors or Audit Committee purposes based upon the listing standards of the New York Stock Exchange. We believe none of our directors would be considered independent because of their relationships with Avista, which, through certain entities, owns approximately 99.5% of Holdings' issued and outstanding capital stock, as described further under "Principal Stockholders," and other relationships with us, as described further under "Certain Relationships and Related Party Transactions."

Board Committees

        The Audit Committee of Holdings is composed of Messrs. Burgstahler and Venkataraman. The Compensation Committee of Holdings is composed of Messrs. Burgstahler and Pickering.

Compensation Committee Interlocks and Insider Participation

        During 2009, the members of our compensation committee were Messrs. Burgstahler and Pickering. Mr. Burgstahler is the President of Avista. Mr. Pickering is a Partner of Avista. Avista provides us with advisory services pursuant to an advisory services and monitoring agreement and has entered into other transactions with us. See "Certain Relationships and Related Person Transactions—Advisory and Monitoring Services Agreement."

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

        The Compensation Committee is generally charged with the oversight of our executive compensation program. The Compensation Committee is composed of Messrs. Burgstahler and Pickering. Responsibilities of the Compensation Committee include the review and approval of the following items:

  •
  executive compensation strategy and philosophy;

  •
  compensation arrangements for executive management;

  •
  design and administration of the annual incentive plan;

  •
  design and administration of our equity incentive plans;

  •
  executive benefits; and

  •
  any other compensation or benefits related items deemed appropriate by the Compensation Committee.

        In addition, the Compensation Committee considers the proper alignment of executive pay with our values and strategy by overseeing executive compensation policies, measuring and assessing corporate performance and taking into account our Chief Executive Officer's performance assessment of our company. While the Compensation Committee has not historically used the services of independent compensation consultants, it may retain such services in the future to assist in the strategic review of programs and arrangements relating to executive compensation and performance.

        The following executive compensation discussion and analysis describes the principles underlying our executive compensation policies and decisions including material elements of compensation for our named executive officers. Our named executive officers for 2009 were:

  •
  Larry Pickering, Executive Chairman;

  •
  Donald Kiepert, President and Chief Executive Officer;

  •
  Robert Gaffey, Vice President, Finance and Information Technology and Treasurer;

  •
  Mary Taylor, Vice President, Regulatory Affairs; and

  •
  Cyrille Villeneuve, Vice President and General Manager, International.

        Effective January 8, 2010, Mr. Pickering relinquished his executive role of direct oversight of our Research and Development organizations to Mr. Kiepert. Mr. Pickering continues to serve as the non-executive Chairman of the Board of Directors.

        As discussed in more detail below, the material elements and structure of our executive compensation program were negotiated and determined in connection with the Acquisition.

Compensation Philosophy and Objectives

        The core philosophy of our executive compensation program is to support our primary objective of providing innovative medical imaging solutions to improve the treatment of human disease while enhancing our long-term value to our stockholders.

        Specifically, the Compensation Committee believes the most effective executive compensation program for all executives, including named executive officers:

  •
  reinforces our strategic initiatives;

  •
  aligns the economic interests of our executives with those of our stockholders; and

  •
  encourages attraction and long-term retention of key contributors.

        The Compensation Committee considers the following factors when determining compensation for our executive officers, including our named executive officers:

  •
  the requirements of any applicable employment agreements;

  •
  the executive's individual performance during the year;

  •
  his or her projected role and responsibilities for the coming year;

  •
  his or her actual and potential impact on the successful execution of our strategy;

  •
  recommendations from our Chief Executive Officer and any independent compensation consultants, if used;

  •
  an officer's prior compensation, experience, and professional status;

  •
  internal pay equity considerations; and

  •
  employment market conditions and compensation practices within our peer group.

        The weighting of these and other relevant factors is determined on an individual basis for each executive upon consideration of the relevant facts and circumstances.

        The Compensation Committee is committed to a strong, positive link between our objectives and our compensation practices. Our compensation philosophy also allows for flexibility in establishing executive compensation based on an evaluation of information prepared by management or other advisors and other objective and subjective considerations deemed appropriate by the Compensation Committee, subject to any contractual agreements with our executives. This flexibility is important to ensure our compensation programs are competitive and that our compensation decisions appropriately reflect the unique contributions and characteristics of our executive officers.

Compensation Benchmarking

        The Compensation Committee ensures executives' pay levels are materially consistent with our compensation philosophy and objectives described above by conducting annual assessments of competitive executive compensation. We utilize data from publicly traded, similarly-sized pharmaceutical, biopharmaceutical and other life science companies as our primary source for competitive pay levels. However, the Compensation Committee does not support rigid adherence to benchmarks or compensatory formulas and strives to make compensation decisions which effectively support our compensation objectives and reflect the unique attributes of our company and each executive.

        For 2009 compensation for our executive officers, including our named executive officers, the Compensation Committee reviewed executive compensation data provided by Radford Life Sciences Survey, a nationally recognized survey source. The Compensation Committee looked at compensation data for life sciences companies with 500 or fewer employees, the closest approximation to our size, and, to the extent possible, comparable position matches and compensation components.

        For 2009 compensation for our Chief Executive Officer, data were also collected from a review of the following industry peers: Abaxis Inc., Akorn Incorporated, Alexion Pharmaceuticals, Inc., Alkermes, Inc., AMAG Pharmaceutical, Inc., Auxilium Pharmaceuticals, Inc., Cepheid, Cubist Pharmaceuticals, Inc., Enzon Pharmaceuticals, Inc., Gen-Probe Incorporated, Genomic Health, Inc., IDEXX Laboratories, Inc., Immucor, Inc., Inverness Medical Innovations, Inc. (now known as Alere Inc.), The Medicines Company, Meridian Bioscience, Inc., Molecular Insight Pharmaceuticals, Inc., Myriad Genetics, Inc., Nektar Therapeutics, OSI Pharmaceuticals, Inc., Quidel Corporation and TECHNE Corporation. In 2008, this peer group had a mean revenue of $211.3 million and headcount of 383. This peer group selection included 22 life science and specialty pharmaceutical companies. It was selected to best reflect similar sized companies in our industry with mature products, full field sales operations and a balance of both private and public companies.

Employment Agreements

        In connection with the Acquisition, we entered into employment agreements with Messrs. Pickering and Kiepert. Our other named executive officers are not subject to employment agreements.

        Among other things, these agreements set the executives' compensation terms, their rights upon a termination of employment and restrictive covenants relating to non-competition, non-solicitation, and confidentiality. See "—Potential Payments Upon Termination or Change of Control—Employment Agreements."

Elements of Compensation

        Our compensation program is heavily weighted towards performance based compensation, reflecting our philosophy of increasing our long-term value and supporting strategic imperatives, as discussed above. Total compensation and other benefits consist of the following elements:

  •
  base salary;

  •
  annual non-equity incentive compensation; and

  •
  long-term equity incentives in the form of stock options.

        We do not offer a defined benefit pension plan. The Compensation Committee supports a competitive employee benefit package, but does not support executive perquisites or other supplemental programs targeted to executives.

Base Salary

        Base salaries are intended to provide reasonable and competitive fixed compensation for regular job duties. In light of both the external labor market and the loss of revenue associated with the loss of marketing exclusivity on Cardiolite, we did not increase the base salaries of any named executive officer in 2009.

        Following a successful first year after the Acquisition, in 2009, Mr. Pickering's base salary was reduced from $500,000 to $400,000 as part of his agreement with the Board of Directors to reduce his direct oversight responsibilities.

        Ms. Taylor joined us on January 6, 2009. Her salary, cash incentive compensation and stock options granted are the result of negotiations in which the Compensation Committee was actively involved. The Compensation Committee believes what was offered was externally competitive and necessary to attract the caliber of talent required for the position.

        Our general practice with respect to cash compensation is that executive base salaries and annual cash incentive compensation values should generally position total annual cash compensation between the 25th and 75th percentiles of similarly-sized life science companies. See "—Compensation Discussion and Analysis—Compensation Benchmarking." Cash compensation is generally below the median for those who were awarded larger option awards and more competitively aligned for recent hires.

        In 2009, the base salaries of Messrs. Pickering, Kiepert, Gaffey and Villeneuve and Ms. Taylor were $400,000, $400,000, $250,000, CAD $245,000 and $275,000, respectively.

Annual Cash Incentive Compensation

        Our 2009 Executive Leadership Team Incentive Bonus Plan (the "Bonus Plan") is intended to reward executive officers, including our named executive officers, for annual financial performance, performance of other corporate goals that may be long-term in nature and meeting or exceeding certain short-term objectives.

        Cash incentive compensation under the Bonus Plan is subject to the achievement of a certain EBITDA target. EBITDA is defined in the Bonus Plan as earnings before interest, taxes, depreciation and amortization. The Bonus Plan provides for adjustments to the EBITDA targets by the Compensation Committee for extraordinary and unforeseen events.

        The Compensation Committee chose to structure annual incentives on EBITDA for a number of reasons:

  •
  it effectively measures our overall performance;

  •
  it can be considered an important surrogate for cash flow, a critical metric related to servicing our outstanding debt;

  •
  it is a key metric driving our valuation, consistent with the valuation approach used by industry analysts; and

  •
  it is consistent with the metric used for the vesting of the financial performance portion of our option grants.

        These EBITDA targets should not be understood as management's predictions of future performance or other guidance and investors should not apply these in any other context. EBITDA targets were linked to our short-term and long-term business objectives to ensure incentives are provided for appropriate performance. The Compensation Committee believes our cash incentive compensation structure is consistent with competitive practice.

        The potential bonus payouts under various scenarios in 2009 for our named executive officers were as follows:

Named Executive Officer	Threshold Bonus(1) (as % of Base Salary)	Target Bonus (as % of Base Salary)	Above Target Bonus (as % of Base Salary)
Larry Pickering	50.0%	100.0%	200.0%
Don Kiepert	50.0%	100.0%	200.0%
Robert Gaffey	15.0%	30.0%	60.0%
Mary Taylor	15.0%	30.0%	60.0%
Cyrille Villeneuve	15.0%	30.0%	60.0%

(1)
Assuming that named executive achieved his/her department and individual performance goals.

        For Messrs. Pickering and Kiepert, pursuant to their respective employment agreements, payout of the target level bonus is tied to the achievement of the EBITDA target and other corporate performance goals established by the Compensation Committee within the first three months of a given year. Pursuant to the Bonus Plan, for our other named executive officers, payout of the target level bonus is tied to the achievement of the EBITDA target and the achievement of certain department performance and individual performance goals. The achievement of the EBITDA target accounts for 50% of the total bonus award, while the achievement of department performance and individual performance goals accounts for 30% and 20%, respectively. Department performance goals are recommended and approved by our Chief Executive Officer at the start of each year. Achievement of individual performance goals are assessed by our Chief Executive Officer at the end of each year. These targets were intended to provide a meaningful incentive for executives to achieve or exceed performance goals.

        If we did not meet the EBITDA target, but we met a level equal to at least 90% of the EBITDA target, then pursuant to the Bonus Plan, the Compensation Committee has discretion to award any percentage of the target bonus, calculated relative to the achievement of the named executive officer's performance goals, including department, individual and corporate performance goals. For example, if we did meet 90% of the EBITDA target and the executive achieved his/her department and individual performance goals, the executive would receive a threshold bonus equal to 50% of his/her bonus target. If we did not meet at least 90% of the EBITDA target, then no bonus is awarded.

        If our EBITDA is above the EBITDA target, the Bonus Plan specifies a formula that would create a pool (the "Bonus Pool") not to exceed $500,000 for discretionary allocation among the participants of the Bonus Plan, including our named executive officers. The Bonus Pool amount is set at 4.548% of our incremental EBITDA for such year in excess of the EBITDA target. The maximum potential payout from the Bonus Pool for each participant, including our named executive officers, is 100% of their respective target bonus amount. As such, total bonus awarded for above EBITDA target achievement would be double the target bonus amount of each participant, including our named executive officers.

        Our EBITDA target for the fiscal year ended December 31, 2009 was established at $110 million. In the fiscal year ended December 31, 2009, our EBITDA was $98.6 million. Because we did not meet our EBITDA target but achieved at least 90% of the EBITDA target, the bonus for 2009 was subject to the determination of the Compensation Committee relative to the achievement of performance goals, including department, individual and corporate performance goals.

        For Messrs. Pickering and Kiepert in 2009, these performance goals included, in addition to attaining our EBITDA goal: acquiring or in-licensing an external product to enhance future revenues; enhancing the existing product and candidate portfolio through further licensing opportunities of the PPA program and TechneLite program outside of the United States; driving clinical development programs of our PET perfusion agent and cardiac neuronal imaging agent to IND filing; optimizing the supply chain for Moly, including a new agreement with Nordion; establishing and implementing mission, vision and values programs; and developing a multiyear strategic plan. For Mr. Gaffey, performance goals included delivering established 2009 financial plans with a focus on managing expenses, implementing increases in specific organizational capabilities within assigned functions, improving the time-to-close after the end of the reporting period and the timeliness of the audit completion and improved compliance and controls, including a formal Sarbanes-Oxley Act assessment and delivery of a business resilience plan. For Ms. Taylor, performance goals included ensuring timely filings with the appropriate government agencies and implementing proper compliance procedures including executing a strategy to enhance DEFINITY labeling with the FDA relative to the boxed warning and other potential indications, an IND for our cardiac neuronal imaging agent, updating all drug listings to the required electronic format, implementing labeling process revisions and changes-being-effected-in-30 days for a new Moly source. For Mr. Villeneuve, performance goals included attaining international EBITDA goals, executing on at least one new business development initiative in a foreign jurisdiction, completing construction of a new lab facility in Mississauga, Ontario, completing regulatory filings with Puerto Rico for an oncology diagnostic agent and launching DEFINITY in India.

        The Compensation Committee set 50% of the target bonus as a threshold bonus amount for 2009. In assessing the performance of Messrs. Pickering and Kiepert, the Compensation Committee focused primarily on the EBITDA attainment. The Compensation Committee gave some consideration to management's response in managing the supply challenges where the unexpected global Moly supply shortage significantly affected revenues of TechneLite and Cardiolite. The Compensation Committee noted that further progress was required in partnering PPA in Europe and in development of the strategic plan. The bonus awards to Messrs. Pickering and Kiepert at 62.5% of target reflect the Compensation Committee's desire to maintain accountability for achieving EBITDA targets.

        The Compenation Committee accepted our Chief Executive Officer's assessment of Messrs. Gaffey's and Villeneuve's and Ms. Taylor's performance relative to their specific 2009 goals as 100%, 80% and 100%, respectively. Our Chief Executive Officer's assessment was based on the achievement of all the individuals' goals with the exception of Mr. Villeneuve who did not yet achieve an international business development goal.

        After consulting with our Chief Executive Officer on the performance of his direct reports and the achievements of each named executive officer's established performance goals, the Compensation Committee awarded bonuses to the named executive officers above the threshold amount, as reflected in the Summary Compensation Table under "Non-Equity Incentive Compensation" and "Bonus." While discretion was used to award bonuses above the threshold amount pursuant to the Bonus Plan, no awards were granted in excess of each named executive officer's target bonus award, as reflected in the table below:

Named Executive Officer	Actual Bonus (% of Base Salary)
Larry Pickering	62.5%
Don Kiepert	62.5%
Robert Gaffey	30.0%
Mary Taylor(1)	18.0%
Cyrille Villeneuve	28.0%

(1)
In addition to her bonus awarded pursuant to the Bonus Plan, Ms. Taylor was awarded a $25,000 discretionary bonus for her contributions as interim head of Clinical Development.

        For 2010, the Compensation Committee adopted a new bonus plan (the "2010 Bonus Plan") that kept the same structure as the Bonus Plan and updated financial and other performance objectives to be consistent with our financial plans.

Long-Term Equity Incentive Awards

        In connection with the Acquisition, the Board of Directors approved and adopted the 2008 Lantheus MI Holdings, Inc. 2008 Equity Incentive Plan (the "2008 Equity Plan"). The purpose of the 2008 Equity Plan is to:

  •
  promote our long-term financial interests and growth by attracting and retaining management and other personnel and key service providers with the training, experience and abilities to enable them to make substantial contributions to the success of our business;

  •
  motivate management personnel by means of growth-related incentives to achieve long range goals; and

  •
  further the alignment of interests of participants with those of our stockholders through opportunities for increased stock or stock-based ownership in us.

        Although we look at competitive long-term equity incentive award values when assessing our compensation programs, as described above under "—Compensation Discussion and Analysis—Compensation Benchmarking," we do not make annual executive option grants because, following the Acquisition, we issued large upfront stock option grants that vest over time and with the achievement of certain performance goals in lieu of annual grants. The Compensation Committee believes these stock option grants establish performance objectives and incentives and helps align our executives' interests with the interests of the stockholders in fostering long-term value. They also motivate sustained increases in our financial performance and help ensure that the investors have received an appropriate return on their invested capital before executive officers receive significant value from these options.

        In 2008, the Compensation Committee approved long-term stock option grants to Messrs. Pickering, Kiepert, Gaffey and Villeneuve under the 2008 Equity Plan. The terms of these stock option grants were consistent with the stock option grants granted after the Acquisition. During 2009, the Committee approved a grant of options to Ms. Taylor in conjunction with an offer of employment and a supplemental grant of options to Mr. Villenueve in recognition of his contribution in

2008 towards launching our international operations, including exceeding first-year EBITDA targets, and to improve the internal equity among our executive officers

        The options have an exercise price equivalent to fair market value on the date of grant. Since our common stock is not currently traded on a national securities exchange, fair market value is determined reasonably and in good faith by the Board of Directors.

        These options have a ten-year term and are allocated so that 50% are time vested options (the "Time Vesting Options") and 50% are EBITDA-based performance vested options (the "Performance Vesting Options"). The combination of time and performance based vesting of these awards is designed to compensate our executive officers, including our named executive officers, for their long-term commitment to us. They are also designed to motivate sustained increases in our financial performance and help ensure that the investors have received an appropriate return on their invested capital before executive officers receive significant value from these options.

        EBITDA is defined in the award agreements as the sum of net income (or loss) of the business or entity for such period; plus interest expense, income taxes, depreciation expenses, amortization expenses, all fees paid by us or any of our subsidiaries pursuant to the Advisory Services Agreements with Avista, dated as of January 8, 2008, non-recurring expenses for executive severance, relocation, recruiting and one-time compensation, the aggregate amount of all other non-cash charges reducing net income including stock-based compensation expense, retention bonuses paid in fiscal year 2008; all extraordinary losses; less all extraordinary gains in each case determined in accordance with generally accepted accounting principles in the United States.

        The Time Vesting Options are granted to aid in retention. Consistent with this goal, the Time Vesting Options granted to Messrs. Kiepert, Gaffey and Villeneuve in 2008, and to Ms. Taylor and Mr. Villeneuve in 2009, vest ratably on the grant date over the following five years. To recognize Mr. Pickering's role with Avista Capital in leading the acquisition options granted to Mr. Pickering in 2008 vest 40% on the first year and ratably on the grant date over the following three years.

        The Performance Vesting Options are intended to motivate financial performance in line with investors' outlook for performance during our first five years. We chose EBITDA as the performance metric since it is a key driver of our valuation and for the reasons described above in "Annual Cash Incentive Compensation." The Performance Vesting Options granted to Messrs. Kiepert, Gaffey and Villeneuve in 2008, and to Ms. Taylor and Mr. Villeneuve in 2009, are eligible to vest ratably in five equal installments if certain annual EBITDA targets are achieved. To recognize Mr. Pickering's role with Avista Capital in leading the acquisition options granted to Mr. Pickering in 2008 vest 40% in the first year and ratably in three equal installments if certain annual EBITDA targets are achieved. The EBITDA targets were established at the time of the Acquisition and can be adjusted by the Board of Directors in consultation with our Chief Executive Officer as described below.

        On April 8, 2009, Mr. Pickering received a supplemental grant of 50,000 options in recognition of his contributions in connection with the Acquisition, pursuing an extension of the marketing exclusivity of Cardiolite and exceeding the EBITDA targets established for 2008. Anticipating Mr. Pickering's current executive role to evolve to a non-employee director in the future, Mr. Pickering's award was granted in the form of 100% time-based options, vesting ratably in four equal installments.

        Due to the number of events that can occur within our industry in any given year that are beyond the control of management but may significantly impact EBITDA and our financial performance, such as significant fluctuations in the cost of raw materials and unit sales volume, and regulatory and reimbursement changes, we have incorporated certain vesting provisions into each stock option grant agreement that allow such Performance Vesting Options to vest later than the date specified. Performance Vesting Options that were eligible to vest but failed to vest due to our failure to achieve an EBITDA target in any given year may vest if we exceed the annual EBITDA target in a subsequent year.

        Consistent with the EBITDA targets under the Bonus Plan, pursuant to the terms of the 2008 Equity Plan and the individual Stock Option Agreements governing each option grant, the Board of Directors, in consultation with our Chief Executive Officer, has the ability to adjust the EBITDA targets for significant events, changes in accounting rules and other customary adjustment events. We believe these adjustments may be necessary in order to effectuate the intents and purposes of our compensation plans and to avoid unintended consequences that are inconsistent with these intents and purposes.

        If our EBITDA is below the EBITDA target but is equal to at least 90% of the EBITDA target, then a percentage of the Performance Vesting Options vests in that year, calculated as follows:

(10% of possible vested Performance Vesting Options)	×	(Incremental EBITDA over 90% of EBITDA target) (EBITDA target—90% of EBITDA target)	+	(90% of possible vested Performance Vesting Options)

        Our EBITDA target in 2009 was $114.0 million. The EBITDA target was adjusted to $109.8 million to reflect anticipated additional pre-market expenses associated with the launch of Ablavar. In the fiscal year ended December 31, 2009, our actual EBITDA was $98.6 million. Pursuant to each individual Stock Option Agreement, a carry forward of $3.6 million in EBITDA from 2008 was added in determining 2009 vesting. As such, our EBITDA for purposes of determining 2009 vesting was equal to $102.2 million. As a result, using the formula described above, 18.62% of the Performance Vesting Options vested in 2009 out of a possible 20%.

        We set our future EBITDA targets to reflect our expected annual EBITDA which progressively increases as we approach the expected launch dates of pipeline products. Thus, while designed to be attainable, EBITDA targets for these years require strong performance with our existing and acquired marketed products, as well as the execution of our clinical pipeline program and cost control.

        For additional information concerning the options awarded in 2008 and 2009, see "2009 Grants of Plan-Based Awards" and "Outstanding Equity Awards at 2009 Fiscal Year-End."

Other Benefits

Retirement Plans

        We offer a 401(k) qualified defined contribution retirement plan for U.S.-based employees, including named executive officers, with a 4.5% company match. Because he is based in Canada, Mr. Villeneuve participates in a Registered Retirement Saving Plan and a Deferred Profit Sharing Plan, both of which are available to all Canadian employees.

Personal Benefits

        Mr. Pickering's employment agreement specifies a per diem allowance of $200 per day while in Billerica, Massachusetts, in lieu of lodging expense reimbursement. Mr. Villeneuve is provided with a travel allowance consistent with his role in Canada leading a network of radiopharmacies. Except as otherwise discussed herein, other welfare and employee-benefit programs are the same for all of our eligible employees, including our named executive officers. Our other named executive officers do not receive additional benefits outside of those offered to our other employees.

Ownership Guidelines

        In the event of exercise of an option grant, the resulting shares are subject to the provisions of the Employee Shareholder Agreement which restricts transfer and voting rights to ensure alignment with the initial investors. We do not maintain formal ownership guidelines.

Severance and Change in Control Benefits

        As noted above, Messrs. Pickering and Kiepert have entered into employment agreements which detail, among other things, each executive's rights upon a termination of employment in exchange for non-competition, non-solicitation and confidentiality covenants. See "—Potential Payments Upon Termination or Change in Control."

        We believe that reasonable severance benefits are appropriate in order to be competitive in our executive retention efforts. These benefits reflect the fact that it may be difficult for such executives to find comparable employment within a short period of time. We also believe formalized severance arrangements are at times a competitive requirement to attract the required talent for the role.

Recoupment of Compensation

        Information regarding our policy with respect to the recovery of incentive compensation is provided under "Elements of Compensation—Annual Cash Incentive Compensation."

Tax and Accounting Implications

        We were not subject to Section 162(m) of the Internal Revenue Code, as amended in 2009. For 2010 and beyond, the Compensation Committee will consider the impact of Section 162(m) in the design of its compensation strategies. Under Section 162(m), compensation paid to executive officers in excess of $1,000,000 cannot be taken by us as a tax deduction unless the compensation qualifies as performance-based compensation. We have determined, however, that we will not necessarily seek to limit executive compensation to amounts deductible under Section 162(m) if such limitation is not in the best interests of our stockholders. While considering the tax implications of its compensation decisions, the Compensation Committee believes its primary focus should be to attract, retain and motivate executives and to align the executives' interests with those of our stockholders.

        The Compensation Committee operates its compensation programs with the good faith intention of complying with Section 409A of the Internal Revenue Code. We account for stock based payments with respect to our long-term equity incentive award programs in accordance with the requirements of ASC 718.

Compensation Risk Assessment

        In consultation with the Compensation Committee, members of Human Resources, Legal and Finance groups conducted an annual assessment of whether our compensation policies and practices encourage excessive or inappropriate risk taking by our employees, including employees other than our named executive officers. This assessment included a review of the risk characteristics of our business and the design of our incentive plans and policies. Although a significant portion of our executive compensation program is performance-based, the Compensation Committee has focused on aligning our compensation policies with our long-term interests and avoiding rewards or incentive structures that could create unnecessary risks to us.

        Management reported its findings to the Compensation Committee, which agreed with management's assessment that our plans and policies do not encourage excessive or inappropriate risk taking and determined such policies or practices are not reasonably likely to have a material adverse effect on us.

2009 Summary Compensation Table

        The following table sets forth certain information with respect to compensation for the year ended December 31, 2009 earned by or paid to our named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)(5)	Option Awards ($)(6)	Non-Equity Incentive Plan Compensation ($)(7)	All Other Compensation ($)(8)	Total ($)
Larry Pickering(1) Chairman	2009	$401,154	$50,000	$155,000	$200,000	$1,950	$808,104
Donald Kiepert President and Chief Executive Officer	2009	$400,000	$50,000	—	$200,000	$12,346	$662,346
Robert Gaffey(2) Vice President, Finance, Information Technology and Treasurer	2009	$250,000	$37,500	—	$37,500	$9,361	$334,361
Mary Taylor(3) Vice President, Global Regulatory Affairs	2009	$268,654	$33,750	$155,500	$41,250	—	$499,154
Cyrille Villeneuve(4) Vice President and General Manager, International	2009	$214,963	$31,702	$31,100	$35,960	$34,299	$348,024

(1)
Mr. Pickering served as Executive Chairman until January 8, 2010, at which time he relinquished his executive duties to our Chief Executive Officer and retained his role of non-executive Chairman of the Board. In 2009, Mr. Pickering did not receive any additional compensation for his position as a director. In connection with his change of role in 2010, Mr. Pickering's salary was renegotiated to $200,000 per year.

(2)
Mr. Gaffey held the position of Vice President, Finance, IT and Operations until January 18, 2010, when his responsibilities for Operations were reassigned in a reorganization of our executive officers.

(3)
Ms. Taylor joined us on January 6, 2009. The amounts shown in "Salary" reflect the pro-rated amount of her base salary.

(4)
Mr. Villeneuve is based in Canada and paid in Canadian dollars. The amounts shown in "Salary" and "All Other Compensation" reflect an average exchange rate of 0.8774 Canadian dollars per each U.S. Dollar, as reported by Oanda for the 2009 calendar year. Mr. Villeneuve's salary in 2009 was CAD $245,000. Mr. Villeneuve's bonus, as disclosed in "Non-Equity Incentive Plan Compensation," reflects the spot rate of 0.9785 Canadian dollars per each U.S. Dollar for March 31, 2010 to align with the distribution of the award.

(5)
The amounts reflect the cash incentive compensation awarded above the threshold bonus target by the Compensation Committee. See "—Compensation Discussion and Analysis—Elements of Compensation—Annual Cash Incentive Compensation." In addition, for Ms. Taylor, the amount also reflects a discretionary bonus of $25,000 that the Compensation Committee awarded for her contributions as the interim head of Clinical Development.

(6)
Includes the grant date fair value of the stock option awards granted during the fiscal year ended December 31, 2009, in accordance with ASC 718 with respect to options to purchase shares of our common stock awarded to the named executive officers in 2009 under our 2008 Equity Plan. See

  "—Management's Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies—Accounting for Stock-Based Compensation."

(7)
The amounts reflect the cash incentive compensation earned for the year ended December 31, 2009 under the Bonus Plan which were paid in the first quarter of 2010.

(8)
For Messrs. Kiepert, Gaffey and Villeneuve, the amounts reflect matching contributions to our defined contribution retirement plans of $12,346, $9,361 and CAD $23,465, respectively. Mr. Villeneuve also received a car allowance of CAD $15,633. Mr. Pickering and Ms. Taylor did not participate in our 401(k) plan during 2009. For Mr. Pickering, the amount reflects the total per diem allowance he received for lodging.

2009 Grants of Plan-Based Awards

        The following table sets forth certain information with respect to grants of plan-based awards for the year ended December 31, 2009 with respect to the named executive officers.

									All Other Option Awards: Number of Securities Underlying Options (#)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards						Exercise or Base Price of Option Awards ($/Sh)
Name	Grant Date	Threshold ($)(1)	Target ($)(2)	Maximum ($)(3)	Threshold (#)	Target (#)		Maximum (#)
Larry Pickering	—	$200,000	$400,000	$800,000	—	—		—	—		—
	4/20/09	—	—	—	—	—		—	50,000	(4)	$6.84
Donald Kiepert	—	$200,000	$400,000	$800,000	—	—		—	—		—
Robert Gaffey	—	$37,500	$75,000	$150,000	—	—		—	—		—
Mary Taylor	—	$41,250	$82,500	$165,000	—	—		—	—		—
	4/8/09	—	—	—	4,500	25,000	(3)	25,000	25,000	(5)	$6.84
Cyrille Villeneuve(6)	—	$35,960	$71,920	$143,840	—	—		—	—		—
	4/8/09	—	—	—	900	5,000	(4)	5,000	5,000	(7)	$6.84

(1)
The amounts shown in the "Threshold" column reflect the threshold payment, which is 50% of the amount shown in the "Target" column. See "—Compensation Discussion and Analysis—Elements of Compensation—Annual Cash Incentive Compensation."

(2)
The amount show in the "Target" column is the potential cash incentive award given to our named executive officers if the EBITDA target is hit in 2009. For Messrs. Pickering and Kiepert, that amount is 100% of their respective 2009 base salaries. For Ms. Taylor and Messrs. Gaffey and Villeneuve, that amount is 30% of their respective 2009 base salaries. See "—Compensation Discussion and Analysis—Elements of Compensation—Annual Cash Incentive Compensation."

(3)
The amount shown in the "Maximum" column is the target amount plus 60% of the named executive officer's base salary. Pursuant to the Bonus Plan, if we achieve an EBITDA that is greater than the EBITDA target, the Bonus Plan specified a formula that would create a pool not to exceed $500,000 in the aggregate for discretionary allocation among the eligible participants of the Bonus Plan. The maximum payment from the Bonus Pool for each participant, including our named executive officers, is 60% of their respective base salary. See "—Compensation Discussion and Analysis—Elements of Compensation—Annual Cash Incentive Compensation."

(4)
Mr. Pickering received a supplemental grant of 50,000 options in recognition of his contributions in connection with the Acquisition, pursuing an extension of the marketing exclusivity of Cardiolite and exceeding the EBITDA targets established for 2008. Anticipating Mr. Pickering's current executive role to evolve to a non-employee director in the future, Mr. Pickering's award was granted in the form of 100% time-based options vesting 25% on each anniversary of the grant.

(5)
Ms. Taylor was granted 50,000 stock options with a ten-year term in conjunction with an offer of employment. 25,000 of these options are Time Vesting Options and 25,000 are Performance Vesting Options. See "—Compensation Discussion and Analysis—Elements of Compensation—Long-Term Equity Incentive Awards."

(6)
Mr. Villeneuve is based in Canada and paid in Canadian dollars. The U.S. Dollar amounts reflects the spot rate of 0.9785 Canadian dollars per each U.S. Dollar for March 31, 2010 to align with the distribution of the award in 2009.

(7)
Mr. Villeneuve received a supplemental grant of 10,000 options with a ten-year term. This supplemental grant was made by the Compensation Committee in recognition of Mr. Villeneuve's contribution in 2008 towards launching our international operations, including exceeding first-year EBITDA targets, and to improve the internal equity among our executive officers. 5,000 of these options are Time Vesting Options and 5,000 are Performance Vesting Options. See "—Compensation Discussion and Analysis—Elements of Compensation—Long-Term Equity Incentive Awards."

Outstanding Equity Awards at 2009 Fiscal Year-End

        The following table includes certain information with respect to options held by the named executive officers as of December 31, 2009.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Securities of Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Larry Pickering:
Stock Options(1)	300,480	225,360	225,360	$2.00	3/3/18
Stock Options(2)	—	50,000	—	$6.84	4/19/19
Don Kiepert:
Stock Options(3)	250,400	500,800	500,800	$2.00	2/24/18
Robert Gaffey:
Stock Options(3)	70,000	140,000	140,000	$2.00	4/3/18
Mary Taylor:
Stock Options(4)	—	25,000	25,000	$6.84	4/7/19
Cyrille Villeneuve:
Stock Options(3)	8,000	16,000	16,000	$2.00	4/3/18
Stock Options(4)	—	5,000	5,000	$6.84	4/7/19

(1)
40% of the shares subject to the Time Vesting Options vested on January 1, 2009 and 40% of the Performance Vesting Options vested on April 16, 2009 upon the Compensation Committee's determination that we achieved the 2008 EBITDA performance targets. The remaining shares subject to the Time Vesting Options will vest ratably over the next three years and will vest in full as of January 1, 2012. Assuming the EBITDA targets are met in each applicable fiscal year, the remaining shares subject to the Performance Vesting Options will vest ratably over the next three years.

(2)
The remaining shares subject to the Time Vesting Options will vest ratably over the next four years and will vest in full as of April 20, 2013.

(3)
20% of the shares subject to the Time Vesting Options vested on January 1, 2009 and 20% of the Performance Vesting Options vested on April 16, 2009 upon the Compensation Committee's determination that we achieved the 2008 EBITDA performance targets. The remaining shares subject to the Time Vesting Options will vest ratably over the next four years and will vest in full as of January 1, 2013. Assuming the EBITDA targets are met in each applicable fiscal year, the remaining shares subject to the Performance Vesting Options will vest ratably over the next four years.

(4)
The remaining shares subject to the Time Vesting Options will vest ratably over the next five years and will vest in full as of April 8, 2014. Assuming the EBITDA targets are met in each applicable fiscal year, the remaining shares subject to the Performance Vesting Options will vest ratably over the next five.

Option Exercises and Stock Vested in 2009

        The named executive officers did not exercise any options during 2009. We do not offer any stock awards, other than stock options, from which vesting would occur.

2009 Pension Benefits

        We do not offer our executives or others a pension plan. Retirement benefits are limited to participation in our 401(k) plan with a 4.5% employer match and a corresponding international plan. Because he is based in Canada, Mr. Villeneuve participates in a Registered Retirement Saving Plan and a Deferred Profit Sharing Plan, both of which are available to all Canadian employees.

Potential Payment Upon Termination or Change in Control

        The information below describes and quantifies certain compensation that would become payable under certain named executive officer's employment agreements if, as of December 31, 2009, his employment had terminated or there was a change in control. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different. Factors that could affect these amounts include the timing during the year of any such event.

Employment Agreements and Arrangements

        The only named executive officers for which we have employment agreements are Messrs. Pickering and Kiepert.

Larry Pickering

        On March 4, 2008, we entered into an employment agreement with Mr. Pickering, our chairman of the Board of Directors, which was subsequently amended on October 19, 2008 and effective as of January 1, 2009, and also amended on January 4, 2010. Pursuant to the terms of his amended employment agreement, Mr. Pickering currently receives $200,000 in annual base salary. Mr. Pickering's employment can be terminated at any time and for any reason, and he shall not be entitled to any severance or termination benefits.

Don Kiepert

        On January 8, 2008, we entered into an employment agreement with Don Kiepert, our President and Chief Executive Officer. Pursuant to his employment agreement, Mr. Kiepert currently receives $412,000 in annual base salary, subject to any increases in base salary as may be determined from time to time in the sole discretion of our Board of Directors. In addition, the employment agreement allows Mr. Kiepert to be eligible to receive an annual bonus award of up to 100% of his base salary based upon the achievement of certain performance targets. Mr. Kiepert is also eligible to participate in our health, life and disability insurance, and retirement and fringe employee benefit plans on the same basis as those benefits are generally made available to our other executives.

        If we terminate Mr. Kiepert with cause or Mr. Kiepert resigns without good reason, then he is entitled to receive his base salary through the date of termination and reimbursement for any unreimbursed business expenses properly incurred by Mr. Kiepert prior to his termination or resignation, provided that these claims are submitted within 30 days of termination. In the event of Mr. Kiepert's resignation without good reason, he is also entitled to such vested or accrued employee benefits as to which he is entitled under our employee benefit plans.

        If Mr. Kiepert's employment terminates as a result of his death or if we terminate Mr. Kiepert due to his physical or mental illness, injury or infirmity which is reasonably like to prevent or prevents him from performing his essential job functions for 90 consecutive calendar days or an aggregate of 120 calendar days out of any consecutive twelve month period, then Mr. Kiepert or his estate is entitled to receive: (a) his base salary through the date of termination; (b) reimbursement for any unreimbursed business expenses properly incurred; (c) any vested or accrued employee benefits as to which he is entitled under our employee benefit plans; and (d) a pro rata portion of his target annual bonus amount in the year he was terminated, based upon the percentage of the fiscal year that has elapsed through the date of his termination, contingent upon an effective release of claims against us and payable at such time as the annual bonus would have otherwise been payable had he not been terminated.

        If we terminate Mr. Kiepert without cause or Mr. Kiepert resigns with good reason, then he is entitled to receive: (a) his base salary through the date of termination; (b) reimbursement for any unreimbursed business expenses properly incurred; (c) any vested or accrued employee benefits as to which he is entitled under our employee benefit plans; (d) a pro rata portion of his target annual bonus amount in the year he was terminated, based upon the percentage of the fiscal year that has elapsed through the date of his termination, contingent upon an effective release of claims against us and payable at such time as the annual bonus would have otherwise been payable had he not been terminated; (e) subject to Mr. Kiepert's continued compliance with the non-competition and confidentiality clauses within his employment agreement and his effective release of claims against us, continued payment of his base salary in accordance with our normal payroll practices for twelve months after the date of termination, provided that any such payment is reduced by the present value of any other cash severance or termination benefits payable to Mr. Kiepert under any other plans, arrangements or programs; and (f) for twelve months after the date of termination, continued life insurance and group medical coverage for Mr. Kiepert and his eligible dependents upon the same terms as provided to our other senior executive officers and at the same coverage levels, provided that such coverage shall cease upon Mr. Kiepert becoming employed by another employer and eligible for life insurance and/or medical coverage with such other employer.

        If we terminated Mr. Kiepert without cause or Mr. Kiepert resigned with good reason on December 31, 2009, he would have been entitled to receive an aggregate of $849,247 ($400,000 for salary, $400,000 for bonus, $21,555 for benefits and $27,692 for accrued vacation), payable as described above, plus any accrued and unpaid base salary and bonus and unreimbursed business expenses.

2008 Equity Plan

        The 2008 Equity Plan and each individual Stock Option Agreement provides for accelerated vesting of both Time Vesting Options and Performance Vesting Options granted under the 2008 Equity Plan upon a change of control if net cumulative cash proceeds received by our investors exceed certain multiples of their initial investment. If such a change in control occurred on December 31, 2009, each named executive officer's unvested Time Vesting Options and Performance Vesting Options would immediately vest and become exercisable. The aggregate dollar value of unvested stock options held by such named executive officer on December 31, 2009 is as follows:

Name	Aggregate Dollar Value(1)
Larry Pickering	$2,832,421
Don Kiepert	$6,149,824
Robert Gaffey	$1,719,200
Mary Taylor	$65,000
Cyrille Villeneuve	$209,480

(1)
The aggregate dollar value is the difference between the fair market value of shares of common stock on December 31, 2009 based upon an internal valuation model and the per share exercise price of each option, multiplied by the number of shares subject to the unvested option.

Director Compensation

        The compensation paid to Messrs. Pickering and Kiepert, the Chairman of our Board of Directors and a Director, respectively, is reported in the Summary Plan Compensation Table as they were paid only as named executive officers in their capacities as Executive Chairman and President and Chief Executive Officer, respectively, during 2009. We do not compensate our board members with per meeting fees. Our directors are reimbursed for any expenses incurred in connection with their service.

        Mr. Burgstahler is a Principal of Avista and does not receive any direct compensation for his service as a Director. We pay Avista a management fee of $1,000,000 annually pursuant to the Advisory Services and Management Agreement, dated as of January 8, 2008. See "Certain Relationships and Related Party Transactions—Advisory and Monitoring Services Agreement."

 PRINCIPAL STOCKHOLDERS

        Holdings indirectly owns all of our issued and outstanding capital stock through its direct subsidiary and our direct parent, Lantheus Intermediate. Avista Capital Partners, L.P., Avista Capital Partners (Offshore), L.P. and ACP-Lantern Co-Invest, LLC (together, the "Avista Entities") collectively own approximately 99.5% of Holdings' issued and outstanding capital stock. Avista Capital Partners GP, LLC ultimately exercises voting and dispositive power over the shares held by Avista Capital Partners, L.P., Avista Capital Partners (Offshore), L.P. and ACP-Lantern Co-Invest, LLC. Voting and disposition decisions at Avista Capital Partners GP, LLC with respect to such shares are made by an investment committee, the members of which are Thompson Dean, Steve Webster, David Burgstahler, David Durkin, Ohsang Kwon and Robert Cabes. In connection with the Acquisition, certain members of management purchased shares of Holdings' common stock equaling approximately 0.5% of Holdings' issued and outstanding capital stock.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        The Board of Directors has the responsibility to review and approve all transactions or series of related financial transactions, arrangements or relationships between us and any related party if the amount involved exceeds $120,000. We do not otherwise have any policies or procedures for the review, approval or ratification of such transactions.

Shareholders Agreements

        In connection with the Acquisition, Holdings entered into (i) a Shareholders Agreement with the Avista Entities and Don Kiepert, as Management Shareholder, dated January 8, 2008 and subsequently amended on February 26, 2008 (the "Management Shareholders Agreement") and (ii) an Employee Shareholders Agreement with the Avista Entities and certain employee shareholders named therein, dated as of May 30, 2008 (the "Employee Shareholders Agreement" and, collectively with the Management Shareholders Agreement, the "Shareholders Agreements"). The Shareholders Agreements governs the parties' respective rights, duties and obligations with respect to the ownership of the Holdings securities. Pursuant to the Shareholders Agreements, Avista has designation rights with respect to the composition of the Holdings board of directors and Avista is entitled to majority representation on any committee that the board creates. In addition, the Management Shareholder and the employee shareholders must vote their shares in such a manner that is consistent with the composition of the board designed by the Avista Entities.

Advisory and Monitoring Services Agreement

        In connection with the closing of the Acquisition, we entered into an advisory services and monitoring agreement with Avista Capital Holdings, L.P. ("Avista Capital Holdings"), dated as of January 8, 2007 (the "Advisory Services and Monitoring Agreement"), pursuant to which ACP Lantern Acquisition, Inc. (a corporation which was merged into us as part of the Acquisition), paid Avista Capital Holdings a one time fee equal to $10 million for the consulting and advisory and monitoring services to us, our subsidiaries and our parent companies, in connection with the Acquisition. In addition, the agreement provides for the payment of an annual fee equal to $1 million as consideration for ongoing advisory services. To the extent of any future transaction entered into by us or our affiliates, Avista Capital Holdings will receive an additional fee that is reasonable and customary for the services it provides in connection with such future transaction. In addition, we will pay directly, or reimburse Avista Capital Holdings for, its out-of-pocket expenses in connection with its performance of services under the Advisory Services and Monitoring Agreement.

Quintiles Master Services Agreement

        Effective as of June 30, 2009, we entered into a Master Services Agreement with Quintiles Commercial US, Inc. ("Quintiles") (formerly known as Innovex Inc.) to provide a contract sales force in connection with the launch and promotion of Ablavar. As of September 30, 2010, we have incurred costs associated with this contract of approximately $3.8 million. The Statement of Work under the Master Services Agreement relating to the contract sales force was extended on June 11, 2010 and will terminate on December 31, 2010. John Pickering, a son of Larry Pickering, our Chairman of the Board, was a Director of Business Development for Quintiles during part of the term of the agreement. He left Quintiles in June 2010 prior to the Statement of Work extension.

McGladrey Engagement

        In March 2010, we engaged RSM McGladrey, Inc. ("McGladrey") (formerly known as Caturano & Company), a tax and financial services consulting firm, to advise us about compliance requirements under the Sarbanes-Oxley Act. As of September 30, 2010, we have incurred costs associated with this engagement of approximately $150,000. Dan Gaffey, a son of Robert Gaffey, our Vice President of Finance and Information Technology and Treasurer, is a Vice President of McGladrey but has no other relationship with us and will not be working on the engagement in any capacity.

 DESCRIPTION OF OTHER INDEBTEDNESS

        The following is a summary of provisions relating to our indebtedness other than the notes offered hereby.

Revolving Credit Facility

        We have a revolving credit facility (the "Revolving Credit Facility") with Bank of Montreal, as administrative agent (in such capacity, the "Administrative Agent"), Harris N.A., as collateral agent, each of the lenders party thereto (in such capacity, the "Lenders") and Lantheus Intermediate and Lantheus Real Estate, each as guarantors in respect thereto.

        Under the terms of the Revolving Credit Facility, the Lenders have extended credit to us consisting of a revolving credit facility in an aggregate principal amount not to exceed $42.5 million at any time outstanding. The Revolving Credit Facility includes a subfacility for the issuance of letters of credit ("Letters of Credit"). We have a right to request an increase of the Revolving Credit Facility in an aggregate amount of up to $15 million.

        The letters of credit and the borrowings under the Revolving Credit Facility are used for working capital and for other general corporate purposes. The Revolving Credit Facility matures on May 10, 2014.

        In connection with Revolving Credit Facility, we have entered into several other agreements including, but not limited to, a pledge and security agreement, a guaranty and a mortgage.

Interest Rates and Fees

        Borrowings under the Revolving Credit Facility bear interest at a rate per year equal to (a) a base rate determined by reference to the higher of (i) the rate of interest announced by the Administrative Agent as its prime commercial rate or similar rate, and (ii) the federal funds rate plus 0.50%, plus the applicable margin of 3.00%, or (b) a LIBOR rate plus the applicable margin of 4.00% in the case of LIBOR Rate loans. The LIBOR rate is subject to a minimum or "floor" of 1.50% and the Reference Rate is subject to a minimum or "floor" of 2.50%.

        We paid certain fees to Bank of Montreal and Natixis (each in its capacity as lead arranger), the Administrative Agent and the Lenders in connection with the Revolving Credit Facility. In addition, under the Revolving Credit Facility, we are required to pay a commitment fee on the unused portion of the Revolving Credit Facility, which shall accrue at a rate per year 0.75% on the excess, if any, of the total revolving credit commitment over the sum of the average principal amount of all borrowings outstanding under the Revolving Credit Facility and Letters of Credit, payable quarterly in arrears. We are obligated to pay a fee for each issued Letter of Credit, equal to 4% per year of the daily balance of the undrawn amount of all outstanding Letters of Credit, payable in arrears each quarter.

Optional Prepayments

        We are permitted to voluntarily prepay the Revolving Credit Facility, in whole or in part, without premium or penalty.

Mandatory Prepayments

        There is no requirement to make prepayments of the Revolving Credit Facility.

Guarantee and Security

        The Revolving Credit Facility is guaranteed by Lantheus Intermediate and Lantheus Real Estate, and obligations under the Revolving Credit Facility are secured by all the property and assets and all interests of the loan parties, then owned or thereafter acquired, as provided for under the pledge and security agreement and the mortgage entered into in connection with the Revolving Credit Facility and subject to express limitations contained therein.

Covenants

        The Revolving Credit Facility contains a number of affirmative, negative, reporting and financial covenants, in each case subject to certain exceptions and materiality thresholds. The affirmative covenants include, among other things, and subject to certain exceptions, requirements with respect to compliance with law; payment of taxes; maintenance of insurance; additional guarantees and security and after acquired property; preservation of existence, keeping records and maintaining property. The negative covenants restrict or limit, among other things, and subject to certain exceptions, grants of liens; incurrence of additional debt; changes in the nature of the business; transactions with affiliates; mergers with others; assets sales; certain investments and restricted payments; payment of dividends and other distributions to equity holders; prepayments of certain debt; capital expenditures; and grants of negative pledges. The reporting covenants include, among other things, requirements to provide the Lenders with notice of events of default; delivery of annual and quarterly financial statements; delivery of budgets, forecasts and management reports; providing information with respect to material litigation, breaches of material contracts, and termination events under our Employee Plan. The Revolving Credit Facility requires us to comply with a maximum net total leverage ratio and a minimum interest coverage ratio limits our total annual capital expenditures. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Sources of Liquidity."

Events of Default

        The Revolving Credit Facility contains events of default, including, among other things, in each case subject to certain exceptions and materiality thresholds, failure to pay principal, interest and other payments when due; any representation or warranty incorrect in any material respect when made; default in the observance or performance of any other agreement or security document related to the Revolving Credit Facility beyond the applicable grace period; default in payment of an aggregate amount in excess of $10 million of principal or interest on any debt other than under the Revolving Credit Facility; commencement by or against us, Holdings or any of its subsidiaries seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, relief of it or its debt under any law relating to bankruptcy, insolvency or reorganization of relief of debtors, that remains undismissed, or unstayed for a period of 60 days; final payment judgments rendered against us or any of our Parent or our subsidiaries in excess of $10 million in aggregate principal amount and either (i) an enforcement proceeding shall have been commenced with respect thereto or (ii) there shall be a period of 45 consecutive days after entry thereof during which a stay of enforcement of such judgment shall not be in effect, or (iii) at any time during a stay of enforcement of such judgment, such judgment is not bonded in the full amount, unless the amount of such judgment is covered by a valid insurance and the claim thereunder has not been disputed; certain events leading to an Employee Retirement Income Security Act ("ERISA") withdrawal liability or termination event in excess of $10 million; and a change of control as defined under the Revolving Credit Facility.

        Upon an event of default, the Administrative Agent has the right to declare the loans and other obligations outstanding immediately due and payable, and the Administrative Agent may, after such events of default, require us to make deposits with respect to any outstanding Letters of Credit in an amount equal to 105% of the greatest amount for which such Letter of Credit may be drawn.

 DESCRIPTION OF THE EXCHANGE NOTES

General

        The Restricted Notes were issued and the Exchange Notes will be issued under an indenture (the "Indenture"), dated as of May 10, 2010, among Lantheus Medical Imaging, Inc., as Issuer, Lantheus MI Intermediate, Inc. ("Parent") and all of the Issuer's direct and indirect wholly-owned Domestic Subsidiaries existing on the Issue Date, as Guarantors, and Wilmington Trust FSB, as Trustee (the "Trustee"). The term "notes" refers to the Restricted Notes, the Exchange Notes and any other notes issued under the Indenture. To the extent provided therein, the Indenture is subject to and governed by the Trust Indenture Act. The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. The following is a summary of the material terms and provisions of the notes, the Indenture and the registration rights agreement. The following summary does not purport to be a complete description of the notes or such agreements and is subject to the detailed provisions of, and qualified in its entirety by reference to, the Indenture and the registration rights agreement. You can find definitions of certain terms used in this description under the heading "—Certain Definitions." For purposes of this summary, the term "Issuer" refers only to Lantheus Medical Imaging, Inc., and not to any of its Subsidiaries.

Brief Description of the Notes and the Guarantees

The Notes

        The notes are:

  •
  general senior unsecured obligations of the Issuer;

  •
  pari passu in right of payment with any existing and future senior unsecured Indebtedness of the Issuer;

  •
  senior in right of payment to any future Subordinated Indebtedness of the Issuer;

  •
  structurally subordinated to all liabilities and preferred stock of Subsidiaries of the Issuer that are not Guarantors;

  •
  effectively subordinated to the Issuer's existing and future secured Indebtedness, including any Indebtedness under the Credit Agreement, to the extent of the value of the collateral securing such Indebtedness; and

  •
  guaranteed on a senior unsecured basis by each Guarantor.

The Guarantees

        The notes are guaranteed by Parent and all wholly-owned Subsidiaries of the Issuer (other than Unrestricted Subsidiaries and Foreign Subsidiaries).

        Each Guarantee is:

  •
  a general senior unsecured obligation of the Guarantor;

  •
  pari passu in right of payment with any existing and future senior unsecured Indebtedness of the Guarantor;

  •
  senior in right of payment to any future Subordinated Indebtedness of such Guarantor;

  •
  structurally subordinated to all liabilities and preferred stock of any Subsidiaries of such Guarantor that are not Guarantors; and

  •
  effectively subordinated to the guarantee of such Guarantor under any existing and future secured Indebtedness, including any Indebtedness under the Credit Agreement, to the extent of the value of the collateral owned by such Guarantor securing such Indebtedness.

        As of the date of the Indenture, all of the Issuer's subsidiaries were "Restricted Subsidiaries." However, under the circumstances described below under the subheading "—Certain Covenants—Limitation on Restricted Payments," the Issuer will be permitted to designate certain of its Subsidiaries as "Unrestricted Subsidiaries." The Issuer's Unrestricted Subsidiaries will not be subject to any of the restrictive covenants in the Indenture. The Issuer's Unrestricted Subsidiaries will not guarantee the notes.

Principal, Maturity and Interest

        The Issuer issued $250.0 million aggregate principal amount of Restricted Notes. The notes will mature on May 15, 2017. The Issuer may issue additional notes from time to time under the Indenture ("Additional Notes"). Any offering of Additional Notes is subject to the covenants described below under the caption "Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock." The notes and any Additional Notes subsequently issued under the Indenture are treated as a single class for all purposes under the Indenture. Unless the context requires otherwise, references to "notes" for all purposes of the Indenture and this "Description of the Exchange Notes" include any Additional Notes that are actually issued. The notes were issued in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof.

        Interest on the notes accrue at the rate of 9.750% per annum and are payable semi-annually in arrears on May 15 and November 15, commencing on November 15, 2010, to Holders of record on the immediately preceding May 1 and November 1. Interest on the notes accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance of the notes. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months.

Payments

        Principal of, premium, if any, and interest on the notes will be payable at the office or agency of the Issuer maintained for such purpose or, at the option of the Issuer, payment of interest may be made by check mailed to the Holders of the notes at their respective addresses set forth in the register of Holders; provided that all payments of principal, premium, if any, and interest, if any, with respect to notes represented by one or more global notes registered in the name of or held by DTC or its nominee will be made by wire transfer of immediately available funds to the accounts specified by the Holder or Holders thereof. Until otherwise designated by the Issuer, the Issuer's office or agency will be the office of the Trustee maintained for such purpose.

Ranking

        The Indebtedness evidenced by the notes and the Guarantees are senior Indebtedness of the Issuer or the applicable Guarantor, as the case may be, and rank pari passu in right of payment with all existing and future senior Indebtedness of the Issuer and the Guarantors, as the case may be. The notes are effectively subordinated to all existing and future secured Indebtedness, including any Indebtedness under the Credit Agreement, to the extent of the value of the collateral securing such Indebtedness. The Indebtedness evidenced by the notes and the Guarantees are senior in right of payment to all future Subordinated Indebtedness of the Issuer and the Guarantors, as the case may be.

        Not all of our Subsidiaries guaranteed the notes. Unless the Subsidiary is a Guarantor, claims of creditors on such Subsidiaries, including trade creditors, and claims of preferred stockholders (if any) of such Subsidiaries generally will have priority with respect to the assets and earnings of such Subsidiaries over the claims of creditors of the Issuer, including the Holders of the notes. The notes, therefore, are structurally subordinated to holders of Indebtedness and other creditors (including trade creditors) and preferred stockholders (if any) of Subsidiaries of the Issuer that are not Guarantors.

        Although the Indenture contains limitations on the amount of additional Indebtedness that the Issuer and its Restricted Subsidiaries may incur, under certain circumstances the amount of such additional Indebtedness could be substantial. See "—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock" and "—Certain Covenants—Liens."

Guarantees

        The Issuer's obligations under the notes and the Indenture are jointly and severally guaranteed on a senior unsecured basis (the "Guarantees") by each Guarantor, including Parent. Not all of our Subsidiaries guaranteed the notes. Unrestricted Subsidiaries and Foreign Subsidiaries will not be Guarantors. In the event of a bankruptcy, liquidation or reorganization of any of these non-Guarantor Subsidiaries, these non-Guarantor Subsidiaries will pay the holders of their debts and their trade creditors before they will be able to distribute any of their assets to us. For the nine months ended September 30, 2010, our non-Guarantor Subsidiaries accounted for approximately 22.0% of our total revenues. In addition, as of September 30, 2010, our non-Guarantor Subsidiaries held approximately 11.1% of our consolidated assets and had approximately 5.1% of liabilities (including trade payables), to which the notes and Guarantees would have been structurally subordinated.

        As of the date of the Indenture, all of our Subsidiaries were "Restricted Subsidiaries." However, under the circumstances described below under the subheading "—Certain Covenants—Limitation on Restricted Payments," the Issuer is permitted to designate some of our Subsidiaries as "Unrestricted Subsidiaries." The effect of designating a Subsidiary as an "Unrestricted Subsidiary" is as follows:

  •
  an Unrestricted Subsidiary will not be subject to any of the restrictive covenants in the Indenture;

  •
  a Subsidiary that has previously been a Guarantor and that is designated an Unrestricted Subsidiary will be released from its Guarantee; and

  •
  the assets, income, cash flow and other financial results of an Unrestricted Subsidiary will not be consolidated with those of the Issuer for purposes of calculating compliance with the restrictive covenants contained in the Indenture.

        The obligations of each Guarantor under its Guarantee is limited to the maximum amount as will result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. See "Risk Factors—Federal and state statutes allow courts, under specific circumstances, to avoid guarantees and to require noteholders to return payments received from us or the guarantors."

        The Note Guarantee of any Guarantor other than Parent is automatically and unconditionally released upon the occurrence of any of the following:

  (1)
  in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor, by way of merger, consolidation or otherwise, to a Person that is not (either before or after giving effect to such transaction) the Issuer or a Restricted Subsidiary of the Issuer, if the sale or other disposition does not violate the "Asset Sale" provisions of the Indenture;

  (2)
  in connection with any sale or other disposition of Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) the Issuer or a Restricted Subsidiary of the Issuer, if the sale or other disposition does not violate the "Asset Sale" provisions of the Indenture and the Guarantor ceases to be a Restricted Subsidiary of the Issuer as a result of the sale or other disposition;

  (3)
  if the Issuer designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the Indenture; or

  (4)
  upon legal defeasance, covenant defeasance or satisfaction and discharge of the Indenture as provided below under the captions "—Legal Defeasance and Covenant Defeasance" and "—Satisfaction and Discharge," or

  (5)
  if such Guarantee was created pursuant to the provisions set forth in the second paragraph of the covenant described under "Additional Note Guarantees," upon the release or discharge of the guarantee by such Guarantor of Indebtedness that resulted in the creation of such Guarantee, except a release or discharge by or as a result of payment under such guarantee.

        Any direct or indirect parent of the Issuer may guarantee the notes on or after the Issue Date, but no value should be assigned to such guarantee, and such guarantor will not be subject to the covenants of the Indenture and such guarantee may be released at any time. Upon issuance thereof, the notes will be unconditionally guaranteed by Parent. Parent will not be subject to the covenants in the Indenture and you should not assign any value to such guarantee.

Mandatory Redemption; Open Market Purchases

        Except to the extent that Issuer may be required to offer to purchase the notes as set forth below under "—Repurchase at the Option of Holders," the Issuer is not required to make mandatory redemption or sinking fund payments with respect to the notes. The Issuer may from time to time purchase notes in the open market or otherwise.

Optional Redemption

        Except as described below, the notes are not redeemable at the Issuer's option until May 15, 2014. From and after May 15, 2014 the Issuer may redeem the notes, in whole or in part, upon not less than 30 nor more than 60 days' prior notice by first class mail, postage prepaid, with a copy to the Trustee, to each Holder of notes to the address of such Holder appearing in the security register at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest thereon, if any, to, but not including, the applicable redemption date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month period beginning on May 15, 2014 of each of the years indicated below:

Year	Percentage
2014	104.875%
2015	102.438%
2016 and thereafter	100.000%

        In addition, prior to May 15, 2013, the Issuer may, at its option, redeem up to 35% of the aggregate principal amount of notes issued under the Indenture at a redemption price equal to 109.750% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon, if any, to, but not including, the redemption date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date, with the net proceeds of one or more Equity Offerings of the Issuer or any direct or indirect parent of the Issuer to the extent such net proceeds are contributed to the capital of the Issuer; provided that at least 65% of the sum of the aggregate principal amount of notes originally issued under the Indenture and any Additional Notes issued under the Indenture after the Issue Date (in each case excluding notes held by the Issuer and its Subsidiaries) remains outstanding immediately after the occurrence of each such redemption; provided, further, that each such redemption occurs within 90 days of the date of closing of each such Equity Offering.

        At any time prior to May 15, 2014, the Issuer may also redeem all or a part of the notes, upon not less than 30 nor more than 60 days' prior notice mailed by first class mail to each Holder's registered address, with a copy to the Trustee, at a redemption price equal to 100% of the principal amount of notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, but not including, the redemption date, subject to the rights of Holders of record on the relevant record date to receive interest due on the relevant interest payment date.

        The Trustee shall select the notes to be purchased in the manner described under "—Repurchase at the Option of Holders—Selection and Notice."

        Notice of redemption upon any Equity Offering or in connection with a transaction (or series of related transactions) that constitute a Change of Control may, at the Issuer's option and discretion, be subject to one or more conditions precedent, including, but not limited to, completion of an Equity Offering or Change of Control, as the case may be.

Repurchase at the Option of Holders

Change of Control

        If a Change of Control occurs, the Issuer will make an offer to purchase all of the notes pursuant to the offer described below (the "Change of Control Offer") at a price in cash (the "Change of Control Payment") equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to, but not including, the date of purchase, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, the Issuer will send notice of such Change of Control Offer by first class mail, with a copy to the Trustee, to each Holder of notes to the address of such Holder appearing in the security register or otherwise in accordance with the procedures of DTC, with the following information:

  (1)
  that a Change of Control Offer is being made pursuant to the covenant entitled "Change of Control," and that all notes properly tendered pursuant to such Change of Control Offer will be accepted for payment;

  (2)
  the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed (the "Change of Control Payment Date");

  (3)
  any note not properly tendered will remain outstanding and continue to accrue interest, if any;

  (4)
  unless the Issuer defaults in the payment of the Change of Control Payment, all notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on, but not including, the Change of Control Payment Date;

  (5)
  Holders electing to have any notes purchased pursuant to a Change of Control Offer will be required to surrender the notes, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the notes completed, to the paying agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

  (6)
  Holders will be entitled to withdraw their tendered notes and their election to require the Issuer to purchase such notes; provided that the paying agent receives, not later than the close of business on the last day of the offer period, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder of the notes, the principal amount of notes tendered for purchase, and a statement that such Holder is withdrawing his tendered notes and his election to have such notes purchased;

  (7)
  if such notice is mailed prior to the occurrence of a Change of Control, stating the Change of Control Offer is conditional on the occurrence of such Change of Control; and

  (8)
  that Holders whose notes are being purchased only in part will be issued new notes equal in principal amount to the unpurchased portion of the notes surrendered, which unpurchased portion must be equal to $2,000 or an integral multiple of $1,000 in excess thereof.

        While the notes are in global form and the Issuer makes an offer to purchase all of the notes pursuant to the Change of Control Offer, a Holder may exercise its option to elect for the purchase of the notes through the facilities of DTC, subject to its rules and regulations.

        We will not be required to make a Change of Control Offer following a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by us and purchases all notes validly tendered and not withdrawn under such Change of Control Offer or (2) notice of redemption has been given pursuant to the Indenture as described under the caption "—Optional Redemption," unless and until there is a default in payment of the applicable redemption price. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control.

        The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

        On the Change of Control Payment Date, the Issuer will, to the extent permitted by law,

  (1)
  accept for payment all notes or portions thereof properly tendered pursuant to the Change of Control Offer;

  (2)
  deposit with the paying agent an amount equal to the aggregate Change of Control Payment in respect of all notes or portions thereof so tendered; and

  (3)
  deliver, or cause to be delivered, to the Trustee for cancellation the notes so accepted together with an Officers' Certificate stating that such notes or portions thereof have been tendered to and purchased by the Issuer.

        The paying agent will promptly deliver to each Holder of the notes the Change of Control Payment for each such Holder's notes, and the Trustee will promptly authenticate and deliver to each Holder a new note equal in principal amount to any unpurchased portion of notes surrendered by each such Holder, if any; provided that each such new note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. The Issuer will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

        The Credit Agreement provides (subject to limited exceptions), and future agreements relating to senior Indebtedness to which the Issuer becomes a party may, provide that certain change of control events with respect to the Issuer would constitute a default thereunder. In the event a Change of Control occurs at a time when the Issuer is prohibited from purchasing the notes, the Issuer could seek the consent of its lenders to permit the purchase of the notes or could attempt to refinance the borrowings that contain such prohibition. If the Issuer does not obtain such consent or repay such borrowings, the Issuer will remain prohibited from purchasing the notes and such default could result in amounts outstanding under the Credit Agreement being declared due and payable. In such case, the Issuer's failure to purchase tendered notes would constitute an Event of Default under the Indenture.

        The Change of Control purchase feature of the notes may in certain circumstances make more difficult or discourage a sale or takeover of us and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the initial purchasers of the notes and us. After the Issue Date, we have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to incur additional Indebtedness are contained in the covenants described under "Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock" and "Certain Covenants—Liens." Such restrictions in the Indenture can be waived only with the consent of the Holders of a majority in principal amount of the notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford Holders of the notes protection in a highly levered transaction.

        The definition of "Change of Control" includes a disposition of all or substantially all of the assets of the Issuer to certain Persons. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of "all or substantially all" of the assets of the Issuer. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder of notes may require the Issuer to make an offer to repurchase the notes as described above.

        The existence of a Holder's right to require the Issuer to repurchase such Holder's notes upon the occurrence of a Change of Control may deter a third party from seeking to acquire the Issuer in a transaction that would constitute a Change of Control.

        The provisions under the Indenture relative to our obligation to make an offer to repurchase the notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the notes.

Asset Sales

        The Indenture provides that the Issuer will not, and will not permit any Restricted Subsidiary to, cause, make or suffer to exist an Asset Sale, unless:

  (1)
  the Issuer or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets sold or otherwise disposed of; and

  (2)
  except in the case of a Permitted Asset Swap, at least 75% of the consideration therefor received by the Issuer or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents.

        Within 365 days after the Issuer's or a Restricted Subsidiary's receipt of the Net Proceeds of any Asset Sale, the Issuer or such Restricted Subsidiary, at its option, may apply the Net Proceeds from such Asset Sale:

  (1)
  to repay any Indebtedness of the Issuer or a Guarantor that is secured by a Lien, which Lien is permitted under the Indenture;

  (2)
  to repay any Indebtedness of a Restricted Subsidiary that is not a Guarantor, other than Indebtedness owed to the Issuer or another Restricted Subsidiary;

  (3)
  to make (a) an investment in any one or more businesses; provided that such investment in any business is in the form of the acquisition of Capital Stock and results in the Issuer or a Restricted Subsidiary, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (b) capital expenditures or (c) acquisitions of other assets that are not classified as current assets under GAAP (including assets that replace the businesses, properties and assets that are the subject of such Asset Sale), and in the case of each of clauses (a), (b) and (c), that are used or useful in a Similar Business; or

  (4)
  to make one or more offers to the Holders of the notes (and, at the option of the Issuer, the holders of Other Pari Passu Obligations) to purchase notes (and such Other Pari Passu Obligations) pursuant to and subject to the conditions contained in the following paragraph (each, an "Asset Sale Offer").

        Any Net Proceeds from the Asset Sales that are not invested or applied as provided and within the time period set forth in the immediately preceding paragraph will be deemed to constitute "Excess Proceeds." In the case of clause (3) above, a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment; provided that the Issuer, or such other Restricted Subsidiary, enters into such commitment with the good faith expectation that such Net Proceeds will be applied to satisfy such commitment within 180 days of such binding commitment (an "Acceptable Commitment"); provided, further, that in the event any Acceptable Commitment is later cancelled or terminated for any reason before the Net Proceeds are applied in connection therewith, then such Net Proceeds will be deemed to be Excess Proceeds. When the aggregate amount of Excess Proceeds exceeds $15.0 million, the Issuer shall make one or more Asset Sale Offers to the Holders of the notes (and, at the option of the Issuer, the holders of Other Pari Passu Obligations) to purchase notes (and such Other Pari Passu Obligations), pursuant to and subject to the conditions and procedures contained in the Indenture, in a minimum denomination of $2,000 or an integral multiple of $1,000 in excess thereof that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but not including, the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture. The Issuer will commence an Asset Sale Offer with respect to Excess Proceeds within 30 days after the date that Excess Proceeds exceeds $15.0 million by mailing the notice required pursuant to the terms of the Indenture, with a copy to the Trustee. To the extent that the aggregate amount of notes and such Other Pari Passu Obligations tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuer may use any remaining Excess Proceeds for general corporate purposes, subject to other covenants contained in the Indenture. If the aggregate principal amount of notes or the Other Pari Passu Obligations surrendered by such holders thereof exceeds the amount of Excess Proceeds, the notes and such Other Pari Passu Obligations will be purchased on a pro rata basis (with such adjustments as needed so that no notes in unauthorized denominations are purchased in part) based on the accreted value or principal amount of the notes or such Other Pari Passu Obligations tendered. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

        For purposes of this covenant, the following are deemed to be cash or Cash Equivalents:

  (1)
  any liabilities (as shown on the Issuer's or such Restricted Subsidiary's most recent internally available balance sheet or in the notes thereto) of the Issuer or any Restricted Subsidiary constituting Other Pari Passu Obligations or indebtedness of a non-Guarantor that are assumed by the transferee (or a third party on behalf of such transferee) pursuant to a customary novation or other agreement that releases the Issuer and all Restricted Subsidiaries from further liability;

  (2)
  any securities received by the Issuer, a Guarantor or such Restricted Subsidiary from such transferee that are converted by the Issuer, Guarantor or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the later of the closing of such Asset Sale and the receipt of such securities; and

  (3)
  any Designated Noncash Consideration received by the Issuer or any Restricted Subsidiary in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Noncash Consideration received pursuant to this clause (3) that is at that time outstanding, not to exceed the greater of (x) $10.0 million and (y) 2.5% of Total Assets at the time of the receipt of such Designated Noncash Consideration, with the Fair Market Value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value.

        Pending the final application of any Net Proceeds pursuant to this covenant, the holder of such Net Proceeds may apply such Net Proceeds temporarily to reduce Indebtedness outstanding under a revolving credit facility or otherwise invest such Net Proceeds in any manner not prohibited by the Indenture.

        The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

Selection and Notice

        If less than all of the notes or such Other Pari Passu Obligations are to be redeemed at any time, selection of such notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which such notes are listed, or, if such notes are not so listed, on a pro rata basis unless otherwise required by law or depositary requirements; provided that no notes of $2,000 or less shall be purchased or redeemed in part.

        Notices of purchase or redemption shall be mailed by the Issuer by first class mail, postage prepaid, at least 30 but not more than 60 days before the purchase or redemption date to each Holder of notes to be purchased or redeemed at such Holder's registered address with a copy to the Trustee. If any note is to be purchased or redeemed in part only, any notice of purchase or redemption that relates to such note shall state the portion of the principal amount thereof that has been or is to be purchased or redeemed.

        A new note in principal amount equal to the unpurchased or unredeemed portion of any note purchased or redeemed in part will be issued in the name of the Holder thereof upon cancellation of the original note. On and after the purchase or redemption date, unless the Issuer defaults in payment of the purchase or redemption price, interest shall cease to accrue on notes or portions thereof purchased or called for redemption.

Certain Covenants

Limitation on Restricted Payments

        The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly:

  (1)
  declare or pay any dividend or make any distribution on account of the Issuer's or any Restricted Subsidiary's Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation other than:

  (a)
  dividends or distributions by the Issuer payable in Equity Interests (other than Disqualified Stock) of the Issuer; or

  (b)
  dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly-Owned Subsidiary, the Issuer or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities;

  (2)
  purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Issuer or any direct or indirect parent of the Issuer, including in connection with any merger or consolidation;

  (3)
  make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness, other than (x) the purchase, repurchase or other acquisition of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition and (y) Indebtedness of the Issuer to a Restricted Subsidiary or a Restricted Subsidiary to the Issuer or another Restricted Subsidiary; or

  (4)
  make any Restricted Investment;

(all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as "Restricted Payments"), unless, at the time of such Restricted Payment:

  (a)
  no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

  (b)
  immediately after giving effect to such transaction on a pro forma basis, the Issuer could incur $1.00 of additional indebtedness under the provisions of the first paragraph of the covenant described "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock"; and

  (c)
  such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries after the Issue Date (including Restricted Payments permitted by clauses (1) and (7) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than the sum of:

  (1)
  50% of the Consolidated Net Income of the Issuer for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing immediately prior to the Issue Date to the end of the Issuer's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit, plus

    (2)
    100% of the aggregate net cash proceeds and the Fair Market Value of marketable securities or other property received by the Issuer after the Issue Date (other than net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness, Disqualified Stock or preferred stock pursuant to clause (13)(b) of the second paragraph of "Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock") from the issue or sale of:

    (A)
    Equity Interests of the Issuer and, to the extent actually contributed to the Issuer, Equity Interests of any direct or indirect parent company, excluding cash proceeds and the Fair Market Value of marketable securities or other property received from the sale of Equity Interests to members of management, directors or consultants of the Issuer, any direct or indirect parent of the Issuer and the Issuer's Subsidiaries after the Issue Date to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph; or

    (B)
    debt securities or Disqualified Stock of the Issuer or any Restricted Subsidiary that have been converted into or exchanged for such Equity Interests of the Issuer or its direct or indirect parents;

    provided, however, that this clause (2) shall not include the proceeds from (a) Refunding Capital Stock (as defined below), (b) Equity Interests or converted or exchanged debt securities of the Issuer sold to a Restricted Subsidiary or the Issuer, as the case may be, (c) Disqualified Stock or debt securities that have been converted into or exchanged for Disqualified Stock, (d) Excluded Contributions or (e) Designated Preferred Stock, plus

    (3)
    100% of the aggregate amount of cash and the Fair Market Value of marketable securities or other property contributed to the capital of the Issuer following the Issue Date (other than net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness, Disqualified Stock or preferred stock pursuant to clause (13)(b) of the second paragraph of "Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock") (other than by a Restricted Subsidiary and other than any proceeds from Excluded Contributions and Designated Preferred Stock), plus

    (4)
    100% of the aggregate amount received in cash and the Fair Market Value of marketable securities or other property received by the Issuer or a Restricted Subsidiary by means of:

    (A)
    the sale or other disposition (other than to the Issuer or a Restricted Subsidiary) of Restricted Investments made by the Issuer and its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Issuer and its Restricted Subsidiaries (other than by the Issuer or a Restricted Subsidiary) and repayments of loans or advances, and any releases of guarantees, which constitute Restricted Investments by the Issuer and its Restricted Subsidiaries in each case after the Issue Date; or

    (B)
    the sale or other disposition (other than to the Issuer or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary (other than to the extent such Investment constituted a Permitted Investment) or a dividend or distribution from an Unrestricted Subsidiary in each case after the Issue Date; plus

    (5)
    if after the Issue Date an Unrestricted Subsidiary is designated as a Restricted Subsidiary, the Fair Market Value of the Investment in such Unrestricted Subsidiary as of the date of the designation of such Unrestricted Subsidiary as a Restricted Subsidiary, other than to the extent such Investment constituted a Permitted Investment.

        The foregoing provisions will not prohibit:

  (1)
  the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the Indenture and the redemption of any Indebtedness that is subordinated in right of payment to the notes or the Note Guarantees within 60 days after the date on which notice of such redemption was given, if at said date of the giving of such notice, such redemption would have complied with the provisions of the Indenture;

  (2)
  any Restricted Payment in exchange for, or out of the proceeds of the substantially concurrent sale (other than to the Issuer or a Restricted Subsidiary) of, Equity Interests of the Issuer or of a direct or indirect parent company of the Issuer contributed to the capital of the Issuer (in each case, other than any Disqualified Stock) ("Refunding Capital Stock");

  (3)
  the defeasance, redemption, repurchase or other acquisition or retirement of Subordinated Indebtedness of the Issuer or a Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Issuer or a Guarantor, as the case may be, which is incurred in compliance with "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock" so long as:

  (a)
  the principal amount (or accreted value) of such new Indebtedness does not exceed the principal amount, plus any accrued and unpaid interest of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired for value, plus the amount of any premium and any reasonable tender premiums, defeasance costs or other fees and expenses incurred in connection with the issuance of such new Indebtedness,

  (b)
  such new Indebtedness is subordinated to the notes or the applicable Guarantee at least to the same extent as such Subordinated Indebtedness so redeemed, repurchased, acquired or retired,

  (c)
  such new Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired, and

  (d)
  such new Indebtedness has a Weighted Average Life to Maturity which is not less than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired;

  (4)
  a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of common Equity Interests of the Issuer or any of its direct or indirect parents held by any future, present or former employee, officer, director or consultant of the Issuer, any of its Subsidiaries or any of its direct or indirect parents (or any spouses, successors, executors, administrators, heirs or legatees of any of the foregoing) pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement; provided, however, that the aggregate Restricted Payments made under this clause (4) in any calendar year may not exceed the sum of (x) $2.0 million and (y) the aggregate amount of Restricted Payments permitted (but not made) pursuant to this clause (4) in the immediately preceding calendar year; provided, further, that such amount in any calendar year may be increased by an amount not to exceed:

  (a)
  the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Issuer and, to the extent contributed to the Issuer, Equity Interests of any of the Issuer's direct or indirect parents, in each case to employees, directors, officers or consultants of the Issuer, any of its Subsidiaries or any of its direct or indirect parents that occurred after the Issue Date, to the extent the cash proceeds from the sale of such Equity

      Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (c) of the preceding paragraph, plus

    (b)
    the cash proceeds of key man life insurance policies received by the Issuer and its Restricted Subsidiaries after the Issue Date; less

    (c)
    the amount of any Restricted Payments previously made pursuant to clauses (a) and (b) of this clause (4);

    provided that the Issuer may elect to apply all or any portion of the aggregate increase contemplated by subclauses (a) and (b) above in any calendar year; provided, further that cancellation of Indebtedness owing to the Issuer or any of its Restricted Subsidiaries from employees, officers, directors or consultants of the Issuer, any of its Subsidiaries or its direct or indirect parent companies in connection with a repurchase of Equity Interests of the Issuer or any direct or indirect parent company will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provisions of the Indenture;

  (5)
  the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Issuer or any other Restricted Subsidiary issued in accordance with the covenant described under "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock" to the extent such dividends are included in the definition of Fixed Charges;

  (6)
  repurchases of Equity Interests of the Issuer or any of its direct or indirect parents deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants and repurchases of Equity Interests or options to purchase Equity Interests deemed to occur in connection with the exercise of stock options to the extent necessary to pay applicable withholding taxes;

  (7)
  the declaration and payment of dividends on the Issuer's common stock (or the payment of dividends to any direct or indirect parent entity to fund a payment of dividends on such entity's common stock), following the first public offering of the Issuer's common stock or the common stock of any of its direct or indirect parent companies after the Issue Date, of up to 6% per annum of the net cash proceeds received by or contributed to the Issuer from any such public offering, other than public offerings with respect to the Issuer's or such direct or indirect parent company's common stock registered on Form S-8 and other than any public sale constituting an Excluded Contribution;

  (8)
  Restricted Payments that are made with Excluded Contributions;

  (9)
  other Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (9) not to exceed $5.0 million;

  (10)
  the declaration and payment of dividends by the Issuer to, or the making of loans to, its direct or indirect parent in amounts required for either of their respective direct or indirect parents to pay:

  (a)
  franchise taxes and other fees, taxes and expenses required to maintain their corporate existence;

  (b)
  federal, foreign, state and local income taxes of a consolidated or combined tax group of which the direct or indirect parent is the common parent (within 30 days of receipt of such proceeds from the Issuer), to the extent such income taxes are solely attributable to the income of the Issuer and the Restricted Subsidiaries and not directly payable by the Issuer or the Restricted Subsidiaries; provided, that in each case the amount of such payments in any fiscal year does not exceed the amount that the Issuer and its Restricted

      Subsidiaries would be required to pay in respect of federal, foreign, state and local income taxes for such fiscal year were the Issuer and its Restricted Subsidiaries required to pay such taxes separately from any parent entity; provided, further, that, to the extent such proceeds from the Issuer are not used to pay such taxes within such 30-day period, such unused proceeds shall be promptly returned to the Issuer;

    (c)
    general corporate overhead expenses of any direct or indirect parent of the Issuer, to the extent such expenses are attributable to the ownership or operation of the Issuer and the Restricted Subsidiaries;

    (d)
    fees, indemnities and expenses incurred in connection with the issuance and sale of the notes and the use of proceeds therefrom or amounts payable to the Sponsor or its Affiliates pursuant to the management agreement to the extent permitted pursuant to clause (3) of the covenant described under "—Transactions with Affiliates";

    (e)
    indemnification obligations of any direct or indirect parent of the Issuer owing to directors, officers, employees or other Affiliates of the Issuer under its charter or by-laws or pursuant to written agreements with such Person, or obligations in respect of director and officer insurance (including any premiums therefor);

    (f)
    customary salary, bonus, contributions to pension and 401(k) plans, deferred compensation and other benefits payable to directors, officers and employees of any direct of indirect parent of the Issuer to the extent such amounts are attributable to the ownership or operation of the Issuer and its Subsidiaries (other than pursuant to clause (4) above); and

    (g)
    any amounts required for any direct or indirect parent of the Issuer to pay reasonable fees and expenses, other than to Affiliates of the Issuer, related to any equity or debt offering of such parent (whether or not successful);

  (11)
  Restricted Payments by the Issuer or any Restricted Subsidiary to allow the payment of cash in lieu of the issuance of fractional shares upon the exercise of options or warrants or upon the conversion or exchange of Capital Stock of any such Person;

  (12)
  the purchase by the Issuer of fractional shares arising out of stock dividends, splits or combinations or business combinations;

  (13)
  payments or distributions to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of all or substantially all of the assets of the Issuer and its Restricted Subsidiaries, taken as a whole, that complies with the covenant described under "—Merger, Consolidation or Sale of All or Substantially All Assets";

  (14)
  the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness required pursuant to the provisions similar to those described under the captions "—Repurchase at the Option of Holders—Change of Control" and "—Repurchase at the Option of Holders—Asset Sales"; provided that there is a concurrent or prior Change of Control Offer or Asset Sale Offer, as applicable, and all notes tendered by holders of the notes in connection with such Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value;

  (15)
  at any time prior to the date that is the second annual anniversary of the Issue Date, the declaration and payment of a dividend to the direct parent of the Issuer out of the net cash proceeds of the substantially concurrent sale (other than to the Issuer or a Restricted Subsidiary) of unsecured debt securities of the Issuer after the date of the Indenture; provided, however that (i) at the time of such incurrence of such unsecured debt securities and after giving pro forma effect thereto, the Consolidated Annualized Leverage Ratio for the Issuer's

    most recently ended two fiscal quarters for which internal financial statements are available immediately preceding the date on which such debt is incurred would have been no greater than 2.75 to 1.0 and (ii) the aggregate amount of Restricted Payments made pursuant to this clause (16) may not exceed $150.0 million;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (9), (14) and (16), no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

        As of the time of issuance of the notes, all of the Issuer's Subsidiaries were Restricted Subsidiaries. The Issuer will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the last sentence of the definition of "Unrestricted Subsidiary." For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Issuer and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of "Investment." Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time, whether pursuant to the first paragraph of this covenant or under clause (8) or (9) of the second paragraph of this covenant, or pursuant to the definition of "Permitted Investments," and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries are not subject to any of the restrictive covenants set forth in the Indenture.

Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.

        The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, "incur" and collectively, an "incurrence") with respect to any Indebtedness (including Acquired Indebtedness) and the Issuer will not issue any shares of Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of Disqualified Stock or preferred stock; provided, however, that the Issuer may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any Guarantor may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock or issue shares of preferred stock, if the Fixed Charge Coverage Ratio for the Issuer and its Restricted Subsidiaries for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or preferred stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period.

        The foregoing limitations will not apply to:

  (1)
  the incurrence of Indebtedness of the Issuer or any of its Restricted Subsidiaries under Credit Facilities in an aggregate amount at any time outstanding not to exceed $42.5 million;

  (2)
  the incurrence by the Issuer and any Guarantor of Indebtedness represented by the notes (including any Guarantee) (other than any Additional Notes);

  (3)
  Existing Indebtedness (other than Indebtedness described in clauses (1) and (2));

  (4)
  Indebtedness (including Capitalized Lease Obligations) incurred, or Disqualified Stock and preferred stock issued, by the Issuer or any of its Restricted Subsidiaries to finance the purchase, lease or improvement of property (real or personal) or equipment that is used or useful in a Similar Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets, in an aggregate principal amount which, when aggregated with the principal amount of all other Indebtedness, Disqualified Stock and preferred stock then outstanding and incurred pursuant to this clause (4) and including all Refinancing Indebtedness incurred to refund, refinance or replace any other Indebtedness, Disqualified Stock and preferred stock incurred pursuant to this clause (4), does not exceed the greater of (x) $15.0 million and (y) 2.75% of Total Assets as of the date of such incurrence;

  (5)
  Indebtedness incurred by the Issuer or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit and bank guarantees issued in the ordinary course of business, including without limitation letters of credit in respect of workers' compensation claims, health, disability or other benefits to employees or former employees or their families or property, casualty or liability insurance or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers' compensation claims; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

  (6)
  Indebtedness arising from agreements of the Issuer or any of its Restricted Subsidiaries providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including non-cash proceeds (the Fair Market Value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Issuer and its Restricted Subsidiaries in connection with such disposition;

  (7)
  Indebtedness of the Issuer to a Restricted Subsidiary; provided that, other than in the case of intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations of the Issuer and its Restricted Subsidiaries to finance working capital needs of the Restricted Subsidiaries, any such Indebtedness owing to a non-Guarantor is expressly subordinated in right of payment to the notes; provided, further, that any subsequent issuance or transfer of any Equity Interests or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this clause (7);

  (8)
  Indebtedness of a Restricted Subsidiary to the Issuer or another Restricted Subsidiary; provided that, other than in the case of intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations of the Issuer and its Restricted Subsidiaries to finance working capital needs of the Restricted Subsidiaries, if a Guarantor owes such Indebtedness to a Restricted Subsidiary that is not the Issuer or a Guarantor such Indebtedness is expressly subordinated in right of payment to the Guarantee of such Guarantor; provided, further, that, in the case of Indebtedness to another Restricted Subsidiary, any subsequent issuance or transfer of any Equity Interests or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary, or any other subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this clause (8);

  (9)
  shares of preferred stock of a Restricted Subsidiary issued to the Issuer or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of preferred stock (except to the Issuer or another Restricted Subsidiary) shall be deemed, in each case, to be an issuance of such shares of preferred stock not permitted by this clause (9);

  (10)
  Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes) incurred in the ordinary course of business;

  (11)
  Indebtedness and other obligations in respect of performance, bid, appeal and surety bonds and completion guarantees and other obligations of a like nature provided by the Issuer or any of its Restricted Subsidiaries in the ordinary course of business, including, but not limited to, Indebtedness with respect to a guarantee, surety bond or other Contingent Obligation, in form and substance sufficient to satisfy the requirements set forth at 10 CFR 30.35 or comparable state regulations, as applicable, the face amount of which shall be adjusted from time to time in accordance with applicable regulations to reflect adjustments to the decommissioning funding plan for any of the facilities of the Issuer or any of its Restricted Subsidiaries;

  (12)
  Indebtedness of any Guarantor in respect of such Guarantor's Guarantee;

  (13)
  Indebtedness, Disqualified Stock and preferred stock of the Issuer or any of the Guarantors not otherwise permitted hereunder in an aggregate principal amount or liquidation preference which when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and preferred stock then outstanding and incurred pursuant to this clause (13), including all Refinancing Indebtedness incurred to refund, refinance or replace any other Indebtedness, Disqualified Stock or preferred stock incurred pursuant to this clause (13), does not at any one time outstanding exceed the sum of (a) $15.0 million and (b) up to 100.0% of the net cash proceeds received by the Issuer since after the Issue Date from the issue or sale of Equity Interests of the Issuer or cash contributed to the capital of the Issuer (in each case, other than proceeds of Disqualified Stock or sale of Equity Interests to the Issuer or any of its Subsidiaries) to the extent that such net proceeds or cash have not been applied pursuant to clause (4) of the first paragraph of the covenant described under "—Limitation on Restricted Payments" or to make other Investments, payments or exchanges pursuant to the second paragraph of the covenant "Limitation on Restricted Payments" or to make Permitted Investments (other than Permitted Investments specified in clauses (1) and (3) of the definition thereof);

  (14)
  (a) any guarantee by the Issuer or a Guarantor of Indebtedness or other obligations of any of its Restricted Subsidiaries so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of the Indenture, or

            (b) any guarantee by a Restricted Subsidiary of Indebtedness of the Issuer or another Restricted Subsidiary so long as the incurrence of such Indebtedness incurred by the Issuer or such other Restricted Subsidiary is permitted under the terms of the Indenture;

    provided, in each case, that if the Indebtedness being guaranteed is subordinated to or pari passu with the notes, then the guarantee shall be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

  (15)
  the incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness, Disqualified Stock or preferred stock which serves to refund or refinance any Indebtedness, Disqualified Stock or preferred stock incurred under the first paragraph of this covenant, clauses (2), (3) and (13) above and this clause (15) and clauses (19) and (21) below, including additional Indebtedness, Disqualified Stock or preferred stock incurred to pay premiums (including tender premiums), defeasance costs and fees in connection therewith (the "Refinancing Indebtedness") prior to its respective maturity; provided, however, that:

  (a)
  such Refinancing Indebtedness has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or preferred stock being refunded or refinanced;

  (b)
  to the extent such Refinancing Indebtedness refinances (i) Indebtedness subordinated or pari passu in right of payment to the notes or any Guarantee of the notes, such Refinancing Indebtedness is subordinated or pari passu in right of payment to the notes or such Guarantee at least to the same extent as the Indebtedness being refinanced or refunded or (ii) Disqualified Stock or preferred stock, such Refinancing Indebtedness must be Disqualified Stock or preferred stock, respectively; and

  (c)
  such Refinancing Indebtedness shall not include

  (x)
  Indebtedness, Disqualified Stock or preferred stock of a non-Guarantor Subsidiary that refinances Indebtedness, Disqualified Stock or preferred stock of the Issuer;

  (y)
  Indebtedness, Disqualified Stock or preferred stock of a non-Guarantor Subsidiary that refinances Indebtedness, Disqualified Stock or preferred stock of a Guarantor; or

  (z)
  Indebtedness, Disqualified Stock or preferred stock of the Issuer or a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or preferred stock of an Unrestricted Subsidiary;

    provided, further that subclause (a) of this clause (15) will not apply to any refunding or refinancing of Indebtedness under a Credit Facility that is secured by a Lien that is permitted to be incurred under the Indenture;

  (16)
  Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five Business Days of its incurrence;

  (17)
  Indebtedness of the Issuer or any of its Restricted Subsidiaries supported by a letter of credit issued pursuant to a Credit Facility, in a principal amount not in excess of the stated amount of such letter of credit;

  (18)
  Indebtedness of the Issuer or any of its Restricted Subsidiaries (i) incurred in connection with the financing of insurance premiums or (ii) in the form of take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

  (19)
  Indebtedness of Foreign Subsidiaries in an aggregate principal amount at any time outstanding, pursuant to this clause (19), including all Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (19), not to exceed the greater of (a) $15.0 million and (b) 10.0% of Total Assets of Foreign Subsidiaries as of the date of such incurrence;

  (20)
  Indebtedness owed on a short-term basis of no longer than 30 days to banks and other financial institutions incurred in the ordinary course of business of the Issuer and the

    Restricted Subsidiaries with such banks or financial institutions that arises in connection with ordinary cash management activities of the Issuer and the Restricted Subsidiaries;

  (21)
  Indebtedness, Disqualified Stock or preferred stock of (x) the Issuer or a Guarantor incurred to finance an acquisition or assumed by the Issuer or any Guarantor in connection with any acquisition or (y) Persons that are acquired by the Issuer or any Guarantor or merged into the Issuer or a Guarantor in accordance with the terms of the Indenture; provided, that after giving effect to such acquisition or merger, either:

  (a)
  the Issuer would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of this covenant; or

  (b)
  the Fixed Charge Coverage Ratio is greater than immediately prior to such acquisition or merger; and

  (22)
  cash management obligations and Indebtedness in respect of netting services, employee credit card programs and similar arrangements in connection with cash management and deposit accounts.

        For purposes of determining compliance with this covenant, in the event that an item of Indebtedness, Disqualified Stock or preferred stock meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or preferred stock described in clauses (1) through (22) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Issuer, in its sole discretion, may classify or reclassify such item of Indebtedness in any manner that complies with this covenant and the Issuer may divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in the first and second paragraphs above. Notwithstanding the foregoing, Indebtedness under the Credit Agreement outstanding on the Issue Date will initially be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the second paragraph of this covenant. Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness, Disqualified Stock or preferred stock will not be deemed to be an incurrence of Indebtedness, Disqualified Stock or preferred stock for purposes of this covenant; provided, in each such case (other than with respect to the notes), that the amount of such accrual, accretion or payment is included in Fixed Charges of the Issuer as accrued.

        For purposes of determining compliance with any U.S. Dollar-denominated restriction on the incurrence of Indebtedness, the U.S. Dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. Dollar denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

        The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

        The Indenture provides that the Issuer will not, and will not permit any Guarantor to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness) that is subordinated or junior in right of payment to any Indebtedness of the Issuer or such Guarantor, as the case may be, unless such

Indebtedness is expressly subordinated in right of payment to the notes or such Guarantor's guarantee to the same extent as such Indebtedness is subordinated in right of payment to other Indebtedness of the Issuer or such Guarantor as the case may be.

        The Indenture does not treat (1) unsecured Indebtedness as subordinated or junior to secured Indebtedness merely because it is unsecured or (2) Indebtedness as subordinated or junior to any other Indebtedness merely because it has a junior priority with respect to the same collateral.

Liens

        The Issuer will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien that secures obligations under any Indebtedness on any asset now owned or hereafter acquired, except Permitted Liens, unless the notes and related Guarantees, as applicable, are equally and ratably secured with the obligations so secured and, if such Lien secures subordinated Indebtedness, the notes are secured by a Lien on the same assets which is senior to such Lien securing such subordinated Indebtedness to the same extent as the notes are senior to such subordinated Indebtedness, in each case, until such time as such obligations are no longer secured by a Lien.

Merger, Consolidation or Sale of All or Substantially All Assets

        The Issuer may not consolidate or merge with or into or wind up into (whether or not the Issuer is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to any Person unless:

  (1)
  the Issuer is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a Person organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Person, as the case may be, being herein called the "Successor Company");

  (2)
  the Successor Company, if other than the Issuer, expressly assumes all the obligations of the Issuer under the Indenture and the notes pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

  (3)
  immediately after such transaction no Default or Event of Default exists;

  (4)
  immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period,

  (A)
  the Successor Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of the covenant described under "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock" or

  (B)
  the Fixed Charge Coverage Ratio for the Successor Company and the Restricted Subsidiaries would be equal to or greater than such ratio for the Issuer and the Restricted Subsidiaries immediately prior to such transaction;

  (5)
  if the Successor Company is not the Issuer, each Guarantor, unless it is the other party to the transactions described above, in which case clause (2) of the second succeeding paragraph shall apply, shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person's obligations under the Indenture and the notes; and

  (6)
  the Issuer shall have delivered to the Trustee an Officers' Certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the Indenture.

        The Successor Company will succeed to, and be substituted for the Issuer under the Indenture and the notes. Notwithstanding the foregoing clauses (3) and (4),

  (1)
  the Issuer or any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Issuer or a Guarantor; and

  (2)
  the Issuer may merge with an Affiliate incorporated solely for the purpose of reincorporating the Issuer in another State of the United States so long as the amount of Indebtedness of the Issuer and the Restricted Subsidiaries is not increased thereby.

        Subject to certain limitations described in the Indenture governing release of a Guarantee upon the sale, disposition or transfer of a Guarantor, each Guarantor will not, and the Issuer will not permit any Guarantor to, consolidate or merge with or into or wind up into (whether or not such Guarantor is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person unless:

  (1)
  such Guarantor is the surviving Person or the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a Person organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Guarantor or such Person, as the case may be, being herein called the "Successor Person");

  (2)
  the Successor Person, if other than such Guarantor, expressly assumes all the obligations of such Guarantor under the Indenture and such Guarantor's Guarantee pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

  (3)
  immediately after such transaction no Default or Event of Default exists;

  (4)
  the Issuer shall have delivered to the Trustee an Officers' Certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the Indenture; and

  (5)
  the transaction is made in compliance with the covenant described under "—Repurchase at the Option of Holders—Asset Sales."

        Subject to certain limitations described in the Indenture, the Successor Person will succeed to, and be substituted for, such Guarantor under the Indenture and such Guarantor's Guarantee. Notwithstanding the foregoing, any Guarantor may merge into or transfer all or part of its properties and assets to another Guarantor or the Issuer.

Transactions with Affiliates

        The Issuer will not, and will not permit any Restricted Subsidiary to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuer (each of the foregoing, an "Affiliate Transaction") involving aggregate payments or consideration in excess of $1.0 million, unless:

  (a)
  such Affiliate Transaction is on terms that are not materially less favorable to the Issuer or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person; and

  (b)
  the Issuer delivers to the Trustee

  (1)
  with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $10.0 million, a resolution adopted by the majority of the disinterested members of the Board of Directors approving such Affiliate Transaction and set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with this covenant; and

  (2)
  with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $20.0 million, an opinion as to the fairness to the Issuer or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an Independent Financial Advisor.

        The foregoing provisions will not apply to the following:

  (1)
  transactions between or among the Issuer and/or any of the Restricted Subsidiaries;

  (2)
  Restricted Payments permitted by the provisions of the Indenture described above under the covenant "—Limitation on Restricted Payments" and Permitted Investments;

  (3)
  the payment of management, consulting, monitoring and advisory fees and related expenses to Sponsor and its Affiliates pursuant to the management agreement, as in effect on the Issue Date and the termination fees pursuant to the management agreement, or any amendment thereto so long as any such amendment is not materially adverse in the good faith judgment of the Issuer to the Holders, when taken as a whole;

  (4)
  the payment of reasonable and customary fees paid to, and indemnities (including the advancement of legal expenses) provided on behalf of, officers, directors, employees or consultants of the Issuer, any of its direct or indirect parents or any Restricted Subsidiary;

  (5)
  payments or loans (or cancellation of loans) to employees or consultants of the Issuer, any of its direct or indirect parents or any Restricted Subsidiary which are made in the ordinary course of business and approved by a majority of the Board of Directors of the Issuer in good faith;

  (6)
  any agreement (other than the management agreement) as in effect as of the Issue Date, or any amendment thereto (so long as any such amendment, taken as a whole, is not materially less favorable to the Issuer and its Restricted Subsidiaries than the agreement in effect on the date of the Indenture (as determined by the Board of Directors of the Issuer in good faith));

  (7)
  the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Issuer or any Restricted Subsidiary of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (7) to the extent that the terms of any such amendment or new agreement, taken as a whole, is not materially less favorable to the Issuer and its Restricted Subsidiaries than the agreement in effect on the date of the Indenture (as determined by the Board of Directors of the Issuer in good faith);

  (8)
  transactions with customers, clients, suppliers, purchasers or sellers of goods or services that are Affiliates, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture which are fair to the Issuer and the Restricted Subsidiaries, in the reasonable determination of the Board of Directors of the Issuer or the senior management thereof, or are on terms at least as favorable as would reasonably have been obtained at such time from an unaffiliated party (as determined by the Board of Directors of the Issuer in good faith);

  (9)
  the issuance of Equity Interests (other than Disqualified Stock) of the Issuer to any Affiliate of the Issuer;

  (10)
  transactions or payments pursuant to any employee, officer or director compensation or benefit plans, employment agreements, severance agreement, indemnification agreements or any similar arrangements entered into in the ordinary course of business or approved in good faith by the Board of Directors of the Issuer;

  (11)
  transactions in the ordinary course of business with (i) Unrestricted Subsidiaries or (ii) joint ventures in which the Issuer or a Subsidiary of the Issuer holds or acquires an ownership interest (whether by way of Capital Stock or otherwise) so long as the terms of any such transactions are no less favorable to the Issuer or Subsidiary participating in such joint ventures than they are to other joint venture partners;

  (12)
  transactions in which the Issuer or any Restricted Subsidiary, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (a) of the preceding paragraph;

  (13)
  investments by the Sponsor or any of its Related Parties in securities of the Issuer or any of its Restricted Subsidiaries (and payment of reasonable out-of-pocket expenses incurred by such investors in connection therewith) so long as the investment is being offered generally to other investors on the same or more favorable terms;

  (14)
  any tax sharing agreement or arrangement and payments pursuant thereto among the Issuer, its direct or indirect parents and its Subsidiaries and any other Person with which the Issuer or its Subsidiaries is required or permitted to file a consolidated, combined or unitary tax return or with which the Issuer or any of its Restricted Subsidiaries is or could be part of a consolidated, combined or unitary group for tax purposes; provided that in each case the amount of such payments in any fiscal year does not exceed the amount that the Issuer, its Restricted Subsidiaries and its Unrestricted Subsidiaries (to the extent of amounts received from Unrestricted Subsidiaries) would be required to pay in respect of foreign, federal, state and local taxes for such fiscal year were the Issuer and its Restricted Subsidiaries (to the extent described above) to pay such taxes separately from any such parent entity;

  (15)
  licenses of, or other grants of rights to use, intellectual property granted by the Issuer or any Restricted Subsidiary in the ordinary course of business; and

  (16)
  transactions with a Person (other than an Unrestricted Subsidiary of the Issuer) that is an Affiliate of the Issuer solely because the Issuer owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

        The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:

  (a)
  (1)    pay dividends or make any other distributions to the Issuer or any Restricted Subsidiary on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or

  (2)
  pay any Indebtedness owed to the Issuer or any Restricted Subsidiary;

  (b)
  make loans or advances to the Issuer or any Restricted Subsidiary; or

  (c)
  sell, lease or transfer any of its properties or assets to the Issuer or any Restricted Subsidiary,

except (in each case) for such encumbrances or restrictions existing under or by reason of:

  (1)
  contractual encumbrances or restrictions in effect on the Issue Date, including, without limitation, pursuant to the Credit Agreement and its related documentation;

  (2)
  the Indenture and the notes;

  (3)
  purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature discussed in clause (c) above on the property so acquired;

  (4)
  applicable law or any applicable rule, regulation or order;

  (5)
  any agreement or other instrument of a Person acquired by the Issuer or any Restricted Subsidiary in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

  (6)
  contracts for the sale of assets, including, without limitation, customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary that impose restrictions on the assets to be sold;

  (7)
  secured Indebtedness otherwise permitted to be incurred pursuant to the covenants described under "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock" and "—Liens" that limit the right of the debtor to dispose of the assets securing such Indebtedness;

  (8)
  restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

  (9)
  customary provisions in joint venture agreements and other similar agreements relating solely to such joint venture;

  (10)
  customary provisions contained in leases, licenses or similar agreements, including with respect to intellectual property and other agreements, entered into in the ordinary course of business;

  (11)
  any such encumbrance or restriction pursuant to an agreement governing Indebtedness incurred pursuant to clause (1) of the second paragraph of the covenant described under "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock," which encumbrances or restrictions are, in the good faith judgment of the Issuer's Board of Directors, no more restrictive, taken as a whole, than any such encumbrances or restrictions pursuant to the Credit Agreement on the Issue Date;

  (12)
  other Indebtedness, Disqualified Stock or preferred stock of Foreign Subsidiaries permitted to be incurred subsequent to the Issue Date pursuant to the provisions of the covenant described under "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock" that impose restrictions solely on the Foreign Subsidiaries party thereto; and

  (13)
  any encumbrances or restrictions of the type referred to in clauses (a), (b) and (c) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (12) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Issuer's Board of Directors, no more restrictive, taken as a whole, with respect to such encumbrance and other restrictions than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Additional Note Guarantees

        If the Issuer or any of its Restricted Subsidiaries acquires or creates another Wholly-Owned Domestic Subsidiary after the date of the Indenture, then that newly acquired or created Wholly-Owned Domestic Subsidiary will become a Guarantor and execute a supplemental indenture within 30 days of the date on which it was acquired or created.

        The Issuer will not permit any of its Restricted Subsidiaries, directly or indirectly, to guarantee or pledge any assets to secure the payment of any other Indebtedness of the Issuer or any other Guarantor unless such Restricted Subsidiary within 30 days executes and delivers a supplemental indenture providing for the Guarantee of the payment of the notes by such Restricted Subsidiary; provided, that if the Indebtedness being guaranteed is subordinated to or pari passu with the notes, then the guarantee of such other Indebtedness must be subordinated or pari passu, as applicable to the same extent as the Indebtedness guaranteed.

Business Activities

        The Issuer will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Similar Businesses, except to such extent as would not be material to the Issuer and its Restricted Subsidiaries taken as a whole.

Reports and Other Information

        Whether or not required by the rules and regulations of the Commission, so long as any notes are outstanding, the Issuer will furnish to the Holders or cause the Trustee to furnish to the Holders (or file with the Commission for public availability), within the time periods specified in the Commission's rules and regulations:

  (1)
  all quarterly and annual reports that would be required to be filed with the Commission on Forms 10-Q and 10-K if the Issuer were required to file such reports, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the Issuer' certified independent accountants; and

  (2)
  all current reports that would be required to be filed with the Commission on Form 8-K if the Issuer were required to file such reports.

        Notwithstanding the foregoing, prior to the effectiveness of the exchange offer registration statement or a shelf registration statement contemplated by the registration rights agreement, (i) such requirements, with regard to the applicable periods, shall be deemed satisfied by the filing with the Commission of an exchange offer registration statement or a shelf registration statement, and any amendments thereto, with such financial and other information that satisfies Regulation S-X of the Securities Act, subject to exceptions consistent with the presentation of financial information in this prospectus, and the information requirements of this covenant within the time periods and in accordance with the other provisions of the registration rights agreement, and (ii) such requirements with respect to quarterly and annual reports, with regard to the applicable periods, shall be deemed satisfied by furnishing to the Holders within 15 days of the date the Issuer would have been required to file annual and interim reports with the Commission, the financial information (including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" section) that would be required to be included in such reports (and with respect to the annual information only, a report thereon by the Issuer's certified independent accountants), subject to exceptions consistent with the presentation of financial information in this prospectus and excluding, for the avoidance of doubt, any certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act.

        Except as provided in the immediately preceding paragraph, all such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. In addition, following the consummation of the exchange offer contemplated by the registration rights agreement, the Issuer will file a copy of each of the reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the Commission will not accept such a filing) and will post the reports on its website within those time periods. The Issuer will at all times comply with TIA §314(a).

        If, at any time after consummation of the exchange offer contemplated by the registration rights agreement, the Issuer is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, the Issuer will nevertheless continue filing the reports specified in the preceding paragraphs of this covenant with the Commission within the time periods specified above unless the Commission will not accept such a filing. The Issuer will not take any action for the purpose of causing the Commission not to accept any such filings. If, notwithstanding the foregoing, the Commission will not accept the Issuer's filings for any reason, the Issuer will post the reports referred to in the preceding paragraphs on its website within the time periods that would apply if the Issuer were required to file those reports with the Commission.

        If the Issuer has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraphs will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management's Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of the Issuer and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Issuer. Notwithstanding the foregoing, (a) so long as Parent, or any direct or indirect parent holding company of the Issuer, is a Guarantor of the notes, the reports, information and other documents required to be filed and provided as described hereunder may, at the Issuer's option, be filed by and be those of Parent or such other direct or indirect parent holding company of the Issuer rather than the Issuer and (b) in the event that Parent or such other direct or indirect parent holding company of the Issuer conducts any business or holds any significant assets other than the capital stock of the Issuer at the time of filing and providing any such report, information or other document containing financial statements of Parent or such other direct or indirect parent holding company of the Issuer, Parent or such other direct or indirect parent holding company of the Issuer shall include in such report, information or other document summarized financial information (as defined in Rule 1-02(bb) of Regulation S-X promulgated by the Commission) with respect to the Issuer.

        In addition, the Issuer and the Guarantors agree that, for so long as any notes remain outstanding, if at any time they are not required to file with the Commission the reports required by the preceding paragraphs, they will furnish to the Holders of notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

        The following events constitute "Events of Default" under the Indenture:

  (1)
  default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the notes issued under the Indenture;

  (2)
  default for 30 days or more in the payment when due of interest on or with respect to the notes issued under the Indenture;

  (3)
  failure by the Issuer or any Guarantor for 60 days after receipt of written notice given by the Trustee or the Holders of at least 25% in principal amount of the notes then outstanding and issued under the Indenture to comply with any of its other agreements in the Indenture or the notes;

  (4)
  default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Issuer or any Restricted Subsidiary or the payment of which is guaranteed by the Issuer or any Restricted Subsidiary, other than Indebtedness owed to the Issuer or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists or is created after the issuance of the notes, if both:

  (a)
  such default either:

  (i)
  results from the failure to pay any principal of such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods); or

  (ii)
  relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity; and

  (b)
  the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregates $10.0 million or more at any one time outstanding;

  (5)
  failure by the Issuer or any Significant Subsidiary to pay final judgments aggregating in excess of $10.0 million, which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

  (6)
  certain events of bankruptcy or insolvency with respect to the Issuer or any Significant Subsidiary; or

  (7)
  the Guarantee of any Significant Subsidiary shall for any reason cease to be in full force and effect or be declared null and void or any responsible officer of any Guarantor that is a Significant Subsidiary, as the case may be, denies that it has any further liability under its Guarantee or gives notice to such effect, other than by reason of the termination of the related Indenture or the release of any such Guarantee in accordance with the Indenture.

        If any Event of Default (other than of a type specified in clause (6) above) occurs and is continuing under the Indenture, the Trustee or the Holders of at least 25% in principal amount of the then outstanding notes issued under the Indenture may declare the principal, premium, if any, and interest and any other monetary obligations on all the then outstanding notes issued under the Indenture to be due and payable immediately.

        Upon the effectiveness of such declaration, such principal and interest will be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising under clause (6) of the first paragraph of this section, all outstanding notes will become due and payable without further action or notice. Holders may not enforce the Indenture or the notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding notes issued under the Indenture may direct the Trustee in its exercise of any trust or power. The Indenture provides that the Trustee may withhold from Holders notice of any continuing Default or Event of Default, except a Default or Event of Default relating to the payment of principal, premium, if any, or interest if it determines that withholding notice is in their interest. In addition, the Trustee shall have no obligation to accelerate the notes if the Trustee reasonably determines that acceleration is not in the best interest of the Holders of such notes.

        The Indenture provides that the Holders of a majority in aggregate principal amount of the then outstanding notes issued thereunder by notice to the Trustee may on behalf of the Holders of all of such notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, premium, if any, or the principal of any such note held by a non-consenting Holder. In the event of any Event of Default specified in clause (4) above, such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of the acceleration of the notes) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 20 days after such Event of Default arose:

  (x)
  the Indebtedness or guarantee that is the basis for such Event of Default has been discharged;

  (y)
  the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or

  (z)
  the default that is the basis for such Event of Default has been cured.

        The Indenture provides that the Issuer is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Issuer is required, within five Business Days, upon becoming aware of any Default or Event of Default or any default under any document, instrument or agreement representing Indebtedness of the Issuer or any Guarantor, to deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

        No director, officer, employee, incorporator or stockholder of the Issuer or any Guarantor or any of their parent companies shall have any liability for any obligations of the Issuer or the Guarantors under the notes, the Guarantees or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

        The obligations of the Issuer and the Guarantors under the Indenture will terminate (other than certain obligations) and will be released upon payment in full of all of the notes issued under the Indenture. The Issuer may, at its option and at any time, elect to have all of its obligations discharged with respect to the notes issued under the Indenture and have each Guarantor's obligation discharged with respect to its Guarantee ("Legal Defeasance") and cure all then existing Events of Default except for:

  (1)
  the rights of Holders of notes issued under the Indenture to receive payments in respect of the principal of, premium, if any, and interest on such notes when such payments are due solely out of the trust created pursuant to the Indenture,

  (2)
  the Issuer's obligations with respect to notes issued under the Indenture concerning issuing temporary notes, registration of such notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust,

  (3)
  the rights, powers, trusts, duties and immunities of the Trustee, and the Issuer's obligations in connection therewith, and

  (4)
  the Legal Defeasance provisions of the Indenture.

        In addition, the Issuer may, at its option and at any time, elect to have its obligations and those of each Guarantor released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including bankruptcy, receivership, rehabilitation and insolvency events pertaining to the Issuer) described under "Events of Default and Remedies" will no longer constitute an Event of Default with respect to the notes.

        In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the notes issued under the Indenture:

  (1)
  the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. Dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest due on the notes issued under the Indenture on the stated maturity date or on the redemption date, as the case may be, of such principal, premium, if any, or interest on the notes;

  (2)
  in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an opinion of counsel in the United States (such counsel to be reasonably acceptable to the Trustee) confirming that, subject to customary assumptions and exclusions,

  (a)
  the Issuer has received from, or there has been published by, the United States Internal Revenue Service a ruling or

  (b)
  since the issuance of the notes, there has been a change in the applicable U.S. federal income tax law,

  in either case to the effect that, and based thereon such opinion of counsel in the United States shall confirm that, subject to customary assumptions and exclusions, the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

  (3)
  in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an opinion of counsel in the United States (such counsel to be reasonably acceptable to the Trustee) confirming that, subject to customary assumptions and exclusions, the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

  (4)
  no Default or Event of Default (other than that resulting from borrowing funds to be applied to make such deposit or the granting of Liens in connection therewith) shall have occurred and be continuing on the date of such deposit;

  (5)
  such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Credit Agreement or any other material agreement or instrument (other than the Indenture) to which, the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound (other than that resulting from borrowing funds to be applied to make such deposit and the granting of Liens in connection therewith);

  (6)
  the Issuer shall have delivered to the Trustee an Officers' Certificate stating that the deposit was not made by the Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuer or any Guarantor or others; and

  (7)
  the Issuer shall have delivered to the Trustee an Officers' Certificate and an opinion of counsel in the United States (which opinion of counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

Satisfaction and Discharge

        The Indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when either:

  (a)
  all such notes theretofore authenticated and delivered, except lost stolen or destroyed notes which have been replaced or paid and notes for whose payment money has theretofore been deposited in trust, have been delivered to the Trustee for cancellation; or

  (b)
  (1) all such notes not theretofore delivered to such Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise or will become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer and the Issuer or any Guarantor has irrevocably deposited or caused to be deposited with such Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. Dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest to pay and discharge the entire indebtedness on such notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

  (2)
  no Default or Event of Default (other than that resulting from borrowing funds to be applied to make such deposit or the granting of Liens in connection therewith) with respect to the Indenture or the notes issued thereunder shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound (other than an instrument to be terminated contemporaneously with or prior to the borrowing of funds to be applied to make such deposit and the granting of Liens in connection therewith);

  (3)
  the Issuer has paid or caused to be paid all sums payable by it under the Indenture; and

    (4)
    the Issuer has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of such notes at maturity or the redemption date, as the case may be.

        In addition, the Issuer must deliver an Officers' Certificate and an opinion of counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Paying Agent and Registrar for the Notes

        The initial paying agent for the notes is the Trustee. The initial registrar is the Trustee. The registrar maintains a register reflecting ownership of the notes outstanding from time to time and will make payments on and facilitate transfer of notes on behalf of the Issuer.

        The Issuer may change the paying agents or the registrars without prior notice to the Holders. The Issuer or any Restricted Subsidiary may act as a paying agent or registrar.

Transfer and Exchange

        A Holder may transfer or exchange notes in accordance with the Indenture. The registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuer is not required to transfer or exchange any note selected for redemption. Also, the Issuer is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

        The registered Holder of a note will be treated as the owner of the note for all purposes.

Amendment, Supplement and Waiver

        Except as provided in the next two succeeding paragraphs, the Indenture, any related Guarantee and the notes issued thereunder may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the notes then outstanding and issued under the Indenture, including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes, and any existing Default or Event of Default or compliance with any provision of the Indenture or the notes issued thereunder may be waived with the consent of the Holders of a majority in principal amount of the then outstanding notes issued under the Indenture, other than notes beneficially owned by the Issuer or its Affiliates (including consents obtained in connection with a purchase of or tender offer or exchange offer for notes).

        The Indenture provides that, without the consent of each Holder affected, an amendment or waiver may not, with respect to any notes issued under the Indenture and held by a non-consenting Holder:

  (1)
  reduce the principal amount of notes whose Holders must consent to an amendment, supplement or waiver,

  (2)
  reduce the principal of or change the fixed maturity of any such note or alter or waive the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption "—Certain Covenants—Repurchase at the Option of Holders"),

  (3)
  reduce the rate of or change the time for payment of interest on any note,

  (4)
  waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the notes issued under the Indenture, except a rescission of acceleration of the notes by the Holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration, or in respect of a covenant or provision contained in the Indenture or any guarantee which cannot be amended or modified without the consent of all Holders,

  (5)
  make any note payable in money other than that stated in the notes,

  (6)
  make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of or premium, if any, or interest on the notes,

  (7)
  make any change in these amendment and waiver provisions,

  (8)
  impair the right of any Holder to receive payment of principal of, or interest on such Holder's notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder's notes,

  (9)
  except as expressly permitted by the Indenture, modify the Guarantees of any Significant Subsidiary in any manner adverse to the Holders of the notes, or

  (10)
  make any change to or modify the ranking of the notes that would adversely affect the Holders.

        Notwithstanding the foregoing, without the consent of any Holder, the Issuer, any Guarantor (with respect to a Guarantee or the Indenture to which it is a party) and the Trustee may amend or supplement the Indenture, any Guarantee, or the notes:

  (1)
  to cure any ambiguity, omission, mistake, defect or inconsistency;

  (2)
  to provide for uncertificated notes in addition to or in place of certificated notes;

  (3)
  to comply with the covenant relating to mergers, consolidations and sales of assets;

  (4)
  to provide for the assumption of the Issuer's or any Guarantor's obligations to the Holders;

  (5)
  to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the rights under the Indenture of any such Holder;

  (6)
  to add covenants for the benefit of the Holders or to surrender any right or power conferred upon the Issuer;

  (7)
  to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

  (8)
  to evidence and provide for the acceptance and appointment under the Indenture of a successor Trustee pursuant to the requirements thereof;

  (9)
  to provide for the issuance of exchange notes or private exchange notes, which are identical to exchange notes except that they are not freely transferable;

  (10)
  to add or release a Guarantor under the Indenture in accordance with the terms of the Indenture;

  (11)
  to conform the text of the Indenture, Guarantees or the notes to any provision of this "Description of the Exchange Notes" to the extent that such provision in this "Description of the Exchange Notes" was intended (as evidenced by an officers' certificate of the Issuer delivered to the Trustee) to be a verbatim recitation of a provision of the Indenture, the Guarantees, or the notes;

  (12)
  to provide for the issuance of Additional Notes in accordance with the limitations set forth in the Indenture as of the date of the Indenture;

  (13)
  to make any changes with respect to the rights or obligations of the Trustee or other provisions relating to the Trustee that do not adversely affect the rights of any Holder in any material respect; or

  (14)
  to make any amendment to the provisions of the Indenture relating to the transfer and legending of notes as permitted by the Indenture, including, without limitation to facilitate the issuance and administration of the notes; provided, however, that (i) compliance with the Indenture as so amended would not result in the notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not materially and adversely affect the rights of the Holders to transfer the notes.

        The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

Notices

        Notices given by publication will be deemed given on the first date on which publication is made and notices given by first-class mail, postage prepaid, will be deemed given five calendar days after mailing.

Concerning the Trustee

        The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Issuer, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

        The Indenture provides that the Holders of a majority in principal amount of the outstanding notes issued thereunder will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of the notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Governing Law

        The Indenture, the notes and the Guarantees are governed by and construed in accordance with the laws of the State of New York.

Certain Definitions

        Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided. For purposes of the Indenture, unless otherwise specifically indicated, the term "consolidated" with respect to any Person refers to such Person consolidated with its Restricted Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person.

        "Acquired Indebtedness" means, with respect to any specified Person,

  (1)
  Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person, and

  (2)
  Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

        "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

        "Annualized EBITDA" means, with respect to any Person, the product of (x) the EBITDA of such Person from the most recently ended two fiscal quarters for which internal financial statements are available, times (y) two.

        "Applicable Premium" means, with respect to any note on any Redemption Date, the greater of:

  (1)
  1.0% of the principal amount of the note on such Redemption Date; or

  (2)
  the excess (if any) of:

  (a)
  the present value at such Redemption Date of (i) the redemption price of the note at May 15, 2014 (such redemption price being set forth in the table appearing above under the caption "—Optional Redemption"), plus (ii) all required interest payments due on the note through May 15, 2014 (excluding accrued but unpaid interest to the Redemption Date), computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points; over

  (b)
  the principal amount of the note on such Redemption Date, if greater.

        "Asset Sale" means

  (1)
  the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a sale and leaseback) of the Issuer or any Restricted Subsidiary (each referred to in this definition as a "disposition"), or

  (2)
  the issuance or sale of Equity Interests of any Restricted Subsidiary, whether in a single transaction or a series of related transactions (other than preferred stock of Restricted Subsidiaries issued in compliance with the covenant described under "—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock"), in each case, other than:

  (a)
  a disposition of Cash Equivalents, Investment Grade Securities or obsolete, damaged or worn out equipment or other assets (including leaseholds) in the ordinary course of business or a disposition of inventory or goods held for sale in the ordinary course of business;

  (b)
  the disposition of all or substantially all of the assets of the Issuer in a manner permitted pursuant to the provisions described above under "—Certain Covenants—Merger, Consolidation or Sale of All or Substantially All Assets" or any disposition that constitutes a Change of Control pursuant to the Indenture;

    (c)
    the making of any Restricted Payment or Permitted Investment that is permitted to be made under, and is made in accordance with, the covenant described above under "—Certain Covenants—Limitation on Restricted Payments;"

    (d)
    any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of transactions with an aggregate Fair Market Value of less than $5.0 million;

    (e)
    any disposition of property or assets or issuance of securities by a Restricted Subsidiary to the Issuer or by the Issuer or a Restricted Subsidiary to a Restricted Subsidiary;

    (f)
    to the extent allowable under Section 1031 of the Internal Revenue Code of 1986, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

    (g)
    the lease, assignment, sub-lease or license of any real or personal property in the ordinary course of business;

    (h)
    any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

    (i)
    foreclosures, condemnation or any similar action on assets;

    (j)
    the surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claim of any kind, in each case, in the ordinary course of business;

    (k)
    the creation of a Lien in accordance with the Indenture;

    (l)
    any financing transaction with respect to property built or acquired by the Issuer or any Restricted Subsidiary after the Issue Date, including, without limitation, sale leasebacks and asset securitizations permitted by the Indenture;

    (m)
    dispositions of Investments or receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings;

    (n)
    the sale of Permitted Investments (other than sales of Equity Interests of any of the Issuer's Restricted Subsidiaries) made by the Issuer or any Restricted Subsidiary after the Issue Date, if such Permitted Investments were (a) received in exchange for, or purchased out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Issuer) of, Equity Interests of the Issuer (other than Disqualified Stock) or (b) received in the form of, or were purchased from the proceeds of, a substantially concurrent contribution of common equity capital to the Issuer;

    (o)
    the sale or discount of inventory, accounts receivable or notes receivable in the ordinary course of business or the conversion of accounts receivable to notes receivable;

    (p)
    the abandonment of intellectual property rights in the ordinary course of business, which in the good faith determination of the Issuer are not material to the conduct of the business of the Issuer and its Restricted Subsidiaries taken as a whole; and

    (q)
    the licensing or sub-licensing of intellectual property or other general intangibles in the ordinary course of business.

        "Business Day" means any day other than a Saturday, a Sunday or a day on which banking institutions in the City of New York or at a place of payment are authorized by law, regulation or executive order to remain closed. If a payment date is a legal holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a legal holiday, and no interest shall accrue on such payment for the intervening period.

  "Capital Stock" means

  (1)
  in the case of a corporation, corporate stock,

  (2)
  in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock,

  (3)
  in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited), and

  (4)
  any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

        "Capitalized Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

  "Cash Equivalents" means

  (1)
  United States dollars,

  (2)
  pounds sterling,

  (3)
  (a)   euro, or any national currency of any participating member state in the European Union,

  (b)
  Canadian dollars,

  (c)
  Japanese Yen, or

  (d)
  in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by them from time to time in the ordinary course of business,

  (4)
  securities issued or directly and fully and unconditionally guaranteed or insured by the United States government or any agency or instrumentality thereof, the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government, with maturities of 12 months or less from the date of acquisition,

  (5)
  certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $250.0 million,

  (6)
  repurchase obligations for underlying securities of the types described in clauses (4) and (5) entered into with any financial institution meeting the qualifications specified in clause (5) above,

  (7)
  commercial paper rated at least P-2 by Moody's or at least A-2 by S&P and in each case maturing within 12 months after the date of creation thereof,

  (8)
  investment funds investing 90% of their assets in securities of the types described in clauses (1) through (7) above,

  (9)
  readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody's or S&P with maturities of 24 months or less from the date of acquisition,

  (10)
  Indebtedness or preferred stock issued by Persons with a rating of "A" or higher from S&P or "A2" or higher from Moody's with maturities of 12 months or less from the date of acquisition; and

  (11)
  in the case of any Foreign Subsidiary that is a Restricted Subsidiary, direct obligations of the sovereign nation (or any agency thereof) in which such Foreign Subsidiary is organized and is conducting business or in obligations fully and unconditionally guaranteed by such sovereign nation (or any agency thereof).

        Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) through (3) above; provided that such amounts are converted into any currency listed in clauses (1) through (3) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

        "Change of Control" means:

  (1)
  the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Issuer and its Subsidiaries taken as a whole to any Person (including any "person" (as that term is used in Section 13(d)(3) of the Exchange Act)) other than any Permitted Holder;

  (2)
  the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any "person" (as defined above), other than any Permitted Holder, in the aggregate, beneficially owns (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) more than 50% of the Voting Stock of the Issuer, measured by voting power rather than number of shares; provided that this clause (2) will not apply to the acquisition of the Issuer by one or more direct or indirect holding companies with no other material assets or operations, the Voting Stock of which is beneficially owned, immediately after such acquisition, by the Persons who beneficially owned the Voting Stock of the Issuer immediately prior to such acquisition (and in substantially the same proportions);

  (3)
  the Issuer shall adopt a plan of liquidation or dissolution or any such plan shall be approved by the stockholders of the Issuer; or

  (4)
  the first day on which a majority of the members of the Board of Directors of the Issuer are not Continuing Directors.

        "Commission" means the Securities and Exchange Commission.

        "Consolidated Annualized Leverage Ratio" means, as of any date of determination, the ratio of (1) Consolidated Total Indebtedness of the Issuer and its Restricted Subsidiaries, less the amount of any cash and Cash Equivalents in excess of restricted cash that would be stated on the balance sheet of the Issuer and its Restricted Subsidiaries as of such date of determination to (2) the Issuer's Annualized EBITDA, in each case with such pro forma adjustments to Consolidated Total Indebtedness and Annualized EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio.

        "Consolidated Depreciation and Amortization Expense" means with respect to any Person for any period, the total amount of depreciation and amortization expense, including any amortization of deferred financing fees and amortization in relation to terminated Hedging Obligations, of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

        "Consolidated Interest Expense" means, with respect to any Person for any period, the sum, without duplication, of:

  (1)
  consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted in computing Consolidated Net Income (including amortization of original issue discount resulting from the issuance of Indebtedness (other than the notes) at less than par, non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to Financial Accounting Standards Board Accounting Standards Codification 815), the interest component of Capitalized Lease Obligations, all commissions, discounts and other fees and changes owed with respect to letters of credit and bankers acceptances and net payments, if any, pursuant to interest rate Hedging Obligations, and excluding amortization of deferred financing fees and any interest and penalties on tax reserves to the extent such Person has elected to treat such interest as interest expense under Financial Accounting Standards Board Accounting Standards Codification 740-10), plus

  (2)
  consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, less

  (3)
  interest income of such Person and its Restricted Subsidiaries for such period.

        "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income, of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that:

  (1)
  any net after-tax extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses (including, without limitation, relating to the transactions described in the prospectus, severance, relocation, new product introductions) shall be excluded;

  (2)
  the cumulative effect of a change in accounting principles during such period shall be excluded;

  (3)
  any net after-tax income or loss from disposed or discontinued operations and any net after-tax gains or losses on disposal of disposed or discontinued operations shall be excluded;

  (4)
  any net after-tax gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business, as determined in good faith by the Board of Directors of the Issuer, shall be excluded;

  (5)
  the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of the Issuer shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period;

  (6)
  solely for the purpose of determining the amount available for Restricted Payments under clause (c)(1) of the first paragraph of "—Certain Covenants—Limitation on Restricted Payments," the Net Income for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination wholly permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or in similar distributions has been legally waived; provided that Consolidated Net Income of the Issuer will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to the Issuer or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein;

  (7)
  the effects of adjustments resulting from the application of purchase accounting (including the effects of such adjustments pushed down to such Person and its Restricted Subsidiaries) in relation to any acquisition that is consummated after the Issue Date, net of taxes, shall be excluded;

  (8)
  any net after-tax income or loss from the early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments shall be excluded;

  (9)
  any unrealized or realized gain or loss due solely to fluctuations in currency values and the related tax effects, determined in accordance with GAAP, shall be excluded;

  (10)
  any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded; and

  (11)
  any non-cash compensation expense recorded from grants of stock appreciation or similar rights, stock options or other rights to officers, directors or employees shall be excluded.

        Notwithstanding the foregoing, for the purpose of the covenant described under "—Certain Covenants—Limitation on Restricted Payments" only (other than clause (c)(4) thereof), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by the Issuer and the Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from the Issuer and the Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by the Issuer or any Restricted Subsidiary, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under such covenant pursuant to clause (c)(4) thereof.

        "Consolidated Secured Debt Ratio" means, as of any date of determination, the ratio of (1) Consolidated Total Indebtedness of the Issuer and its Restricted Subsidiaries that is secured by Liens on assets of the Issuer and its Restricted Securities less the amount of any cash and Cash Equivalents in excess of restricted cash that would be stated on the balance sheet of the Issuer and its Restricted Subsidiaries as of such date of determination, to (2) the Issuer's EBITDA for such period, in each case with such pro forma adjustments to Consolidated Total Indebtedness and EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio.

        "Consolidated Total Indebtedness" means, as at any date of determination, an amount equal to the sum of the aggregate amount of all outstanding Indebtedness of the Issuer and its Restricted Subsidiaries on a consolidated basis and the aggregate amount of all outstanding Disqualified Stock of the Issuer and all preferred stock of its Restricted Subsidiaries on a consolidated basis, with the amount of such Disqualified Stock and preferred stock equal to the greater of their respective voluntary or involuntary liquidation preferences and maximum fixed repurchase prices, in each case determined on a consolidated basis in accordance with GAAP. For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Stock or preferred stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or preferred stock as if such Disqualified Stock or preferred stock were purchased on any date on which Consolidated Total Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock or preferred stock, such fair market value shall be determined reasonably and in good faith by the Issuer.

        "Contingent Obligations" means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent,

  (1)
  to purchase any such primary obligation or any property constituting direct or indirect security therefor,

  (2)
  to advance or supply funds

  (a)
  for the purchase or payment of any such primary obligation or

  (b)
  to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or

  (3)
  to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

        "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Issuer who:

  (1)
  was a member of such Board of Directors on the date of the Indenture; or

  (2)
  was nominated for election or elected to such Board of Directors with the approval of the Sponsor or a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

        "Credit Agreement" means the senior secured revolving credit facility executed in connection with the initial offering of the Restricted Notes as described in this prospectus.

        "Credit Facilities" means, one or more debt facilities (including, without limitation, the Credit Agreement) or other financing arrangements (including, without limitation, commercial paper facilities, receivables facilities or indentures) providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit or other long-term indebtedness, including any notes, in each case, as amended, restated, modified, renewed, refunded, replaced in any manner (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

        "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

        "Designated Noncash Consideration" means the Fair Market Value of noncash consideration received by the Issuer or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an Officers' Certificate, setting forth the basis of such valuation, executed by a senior vice president or the principal financial officer of the Issuer, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Noncash Consideration.

        "Designated Preferred Stock" means preferred stock of the Issuer, any of its Restricted Subsidiaries or any direct or indirect parent corporation thereof (in each case other than Disqualified Stock) that is issued for cash (other than to the Issuer or any of its Restricted Subsidiaries or an employee stock ownership plan or trust established by the Issuer or its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officers' Certificate executed by the principal financial officer of the Issuer, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (c) of the first paragraph of the "—Certain Covenants—Limitation on Restricted Payments" covenant.

        "Disqualified Stock" means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable or is redeemable at the option of the holder thereof, in whole or in part, in each case prior to the date 91 days after the earlier of the maturity date of the notes and the date the notes are no longer outstanding; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of the Issuer or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations; provided, further, that any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Issuer to repurchase such Capital Stock in the event of a change of control or asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Issuer may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption is permitted under the terms of the Indenture.

        "Domestic Subsidiary" means, with respect to any Person, any Restricted Subsidiary of such Person other than a Foreign Subsidiary.

        "EBITDA" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus (without duplication):

  (1)
  provision for taxes based on income or profits, plus franchise or similar taxes, of such Person for such period deducted in computing Consolidated Net Income; plus

  (2)
  Consolidated Interest Expense (and other components of Fixed Charges to the extent changes in GAAP after the Issue Date result in such components reducing Consolidated Net Income) of such Person for such period to the extent the same was deducted in calculating such Consolidated Net Income; plus

  (3)
  Consolidated Depreciation and Amortization Expense of such Person for such period to the extent such depreciation and amortization were deducted in computing Consolidated Net Income; plus

  (4)
  any expenses or charges related to any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or Indebtedness permitted to be incurred by the Indenture (whether or not successful), including such fees, expenses or charges related to the offering of the notes and the Credit Agreement and any amendment or other modification of the notes or the Credit Agreement, and deducted in computing Consolidated Net Income; plus

  (5)
  the amount of any restructuring charges, integration costs or other business optimization expenses and reserves deducted in such period in computing Consolidated Net Income, including any one-time costs incurred in connection with acquisitions after the Issue Date; plus

  (6)
  any other non-cash charges, including any write offs or write downs of assets, reducing Consolidated Net Income for such period, excluding any such charge that represents an accrual or reserve for a cash expenditure for a future period; plus

  (7)
  the amount of any non-controlling interest expense deducted in calculating Consolidated Net Income (less the amount of any cash dividends paid to the holders of such minority interests); plus

  (8)
  the amount of management, monitoring, consulting and advisory fees and related expenses paid to Sponsor or any of its Affiliates, to the extent otherwise permitted under "—Certain Covenants—Transactions with Affiliates" and deducted (and not added back) in such period in Company Consolidated Net Income; plus

  (9)
  any net loss from disposed or discontinued operations, to the extent deducted in Company Consolidated Net Income; less

  (10)
  (a) non-cash items increasing Consolidated Net Income of such Person for such period, excluding any items which represent the reversal of any accrual of, or cash reserve for, potential cash charges that reduced EBITDA in any prior period, (b) any net income from disposed or discontinued operations to the extent included in computing Consolidated Net Income and (c) the amount of any non-controlling interest income included in calculating Consolidated Net Income (less the amount of any cash dividends received by the Issuer or any of its Restricted Subsidiaries on such minority interest).

        "EMU" means economic and monetary union as contemplated in the Treaty on European Union.

        "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

        "Equity Offering" means any public or private sale of common stock or preferred stock of the Issuer or any of its direct or indirect parents (excluding Disqualified Stock), other than

  (1)
  public offerings with respect to the Issuer's or any direct or indirect parent's common stock registered on Form S-8;

  (2)
  any such public or private sale that constitutes an Excluded Contribution; and

  (3)
  any sales to the Issuer or any of its Subsidiaries.

        "euro" means the single currency of participating member states of the EMU.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

        "Excluded Contribution" means net cash proceeds, marketable securities or Qualified Proceeds received by the Issuer from:

  (1)
  contributions to its common equity capital; and

  (2)
  the sale (other than to a Subsidiary of the Issuer or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Issuer) of Capital Stock (other than Disqualified Stock) of the Issuer, in each case designated as Excluded Contributions pursuant to an Officers' Certificate executed by a senior vice president or the principal financial officer of the Issuer on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, which are excluded from the calculation set forth in clause (c) of the first paragraph under "—Certain Covenants—Limitation on Restricted Payments."

        "Existing Indebtedness" means Indebtedness of the Issuer or any of its Restricted Subsidiaries in existence on the Issue Date, plus interest accruing thereon, until such amounts are repaid.

        "Fair Market Value" means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the chief financial officer of the Issuer or the Restricted Subsidiary with respect to valuations not in excess of $10.0 million or determined in good faith by the Board of Directors of the Issuer or the Restricted Subsidiary with respect to valuations equal to or in excess of $10.0 million, as applicable, which determination will be conclusive (unless otherwise provided in the Indenture).

        "Fixed Charge Coverage Ratio" means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Issuer or any Restricted Subsidiary incurs, assumes, guarantees or redeems, retires or extinguishes any Indebtedness (other than reductions in amounts outstanding under revolving facilities unless accompanied by a corresponding termination of commitment) or issues or redeems Disqualified Stock or preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to or simultaneous with the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee or redemption, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or preferred stock, as if the same had occurred at the beginning of the applicable four-quarter period.

        For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, consolidations and discontinued operations (as determined in accordance with GAAP) that have been made (or committed to be made pursuant to a definitive agreement) by the Issuer or any Restricted Subsidiary during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations and discontinued operations (and the change in any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any Restricted Subsidiary since the beginning of such period) shall have made any Investment, acquisition, disposition, merger, consolidation or discontinued operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation or disposed operation had occurred at the beginning of the applicable four-quarter period.

        For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer (including pro forma expense and cost reductions, regardless of whether these cost savings could then be reflected in pro forma financial statements in accordance with Regulation S-X promulgated under the Securities Act or any other regulation or policy of the Commission related thereto).

        If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuer may designate.

        "Fixed Charges" means, with respect to any Person for any period, the sum of

  (1)
  Consolidated Interest Expense,

  (2)
  all cash dividend payments (excluding items eliminated in consolidation) on any series of preferred stock or any Refunding Capital Stock of such Person, and

  (3)
  all cash dividend payments (excluding items eliminated in consolidation) on any series of Disqualified Stock.

        "Foreign Subsidiary" means, with respect to any Person, any Restricted Subsidiary of such Person that is not organized or existing under the laws of the United States, any state thereof or the District of Columbia.

        "GAAP" means generally accepted accounting principles in the United States which are in effect on the Issue Date.

  "Government Securities" means securities that are

  (1)
  direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged, or

  (2)
  obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

        "guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

        "Guarantee" means the guarantee by any Guarantor of the Issuer's Indenture Obligations.

        "Guarantors" means Parent and any Subsidiary of Parent that executes a Note Guarantee in accordance with the provisions of the Indenture, and their respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of the Indenture.

        "Hedging Obligations" means, with respect to any Person, the obligations of such Person under

  (1)
  currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements; and

  (2)
  other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates or commodity prices.

        "Holder" means a holder of the notes.

        "Indebtedness" means, with respect to any Person,

  (1)
  any indebtedness (including principal and premium) of such Person, whether or not contingent

  (a)
  in respect of borrowed money,

  (b)
  evidenced by bonds, notes, debentures or similar instruments,

  (c)
  representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations), except (i) any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business and (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP,

    (d)
    letters of credit or bankers' acceptances (or without double counting, reimbursement agreements in respect thereof) (other than obligations with respect to letters of credit securing obligations (other than obligations described in (1) (a) or (b) or (2) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following receipt by such Person or a demand for reimbursement), or

    (e)
    representing any Hedging Obligations,

  if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP,

  (2)
  to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the Indebtedness of another Person, other than by endorsement of negotiable instruments for collection in the ordinary course of business, and

  (3)
  to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person, whether or not such Indebtedness is assumed by such Person.

        For the avoidance of doubt, (a) customer advances made in the ordinary course of business and (b) obligations that constitute Contingent Obligations in accordance with the definition thereof shall not constitute "Indebtedness" of any Person.

        "Independent Financial Advisor" means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith judgment of the Issuer, qualified to perform the task for which it has been engaged.

        "Investment Grade Securities" means marketable securities of a Person (other than the Issuer or its Restricted Subsidiaries, an Affiliate of joint venture of the Issuer or any Restricted Subsidiary), acquired by the Issuer or any of its Restricted Subsidiaries in the ordinary course of business that are rated, at the time of acquisition, BBB- (or the equivalent) or higher by S&P and Baa3 (or the equivalent) or higher by Moody's.

        "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers, deposits, commission, travel, moving, payroll and similar advances to officers, directors and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of the Issuer in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of "Unrestricted Subsidiary" and the covenant described under "—Certain Covenants—Limitation on Restricted Payments,"

  (1)
  "Investments" shall include the portion (proportionate to the Issuer's equity interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary of the Issuer at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuer shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary in an amount (if positive) equal to

    (x)
    the Issuer's "Investment" in such Subsidiary at the time of such redesignation less

    (y)
    the portion (proportionate to the Issuer's equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

  (2)
  any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer, in each case as determined in good faith by the Issuer.

        "Issue Date" means May 10, 2010.

        "Issuer" means Lantheus Medical Imaging, Inc., a Delaware corporation.

        "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

        "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

        "Net Proceeds" means the aggregate cash proceeds received by the Issuer or any Restricted Subsidiary in respect of any Asset Sale, including, without limitation, any cash received upon the sale or other disposition of any Designated Noncash Consideration received in any Asset Sale, net of any payments required to be made to any Person holding a Lien on the assets subject to such Asset Sale, the direct costs relating to such Asset Sale and the sale or disposition of such Designated Noncash Consideration, including, without limitation, legal, accounting and investment banking fees, and brokerage and sales commissions, any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of principal, premium, if any, and any deduction of appropriate amounts to be provided by the Issuer as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Issuer after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

        "Obligations" means any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and banker's acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

        "Officer" means the Chairman of the board of directors, the President, chief executive officer, chief financial officer, any Executive Vice President, Senior Vice President, the Treasurer, the Assistant Treasurer or the Secretary of the Issuer.

        "Officers' Certificate" means a certificate signed on behalf of the Issuer by two Officers of the Issuer, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Issuer that meets the requirements set forth in the Indenture.

        "Other Pari Passu Obligations" means any Additional Notes and any other Indebtedness ranking pari passu in right of payment with the notes.

        "Parent" means Lantheus MI Intermediate, Inc., a Delaware corporation.

        "Permitted Asset Swap" means the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between the Issuer or any of its Restricted Subsidiaries and another Person; provided that any cash or Cash Equivalents received must be applied in accordance with the "Asset Sales" covenant.

        "Permitted Holder" means (i) the Sponsor, (ii) any limited partner of the Sponsor and (iii) the members of management of the Issuer, any direct or indirect parent of the Issuer and its subsidiaries who are investors, directly or indirectly, in the Issuer or any of its direct or indirect parent companies and (iv) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided that, in the case of such group and without giving effect to the existence of such group or any other group, the Sponsor and members of management, collectively, have beneficial ownership of more than 50% of the total voting power of the Voting Stock of the Issuer or any of its direct or indirect parent companies.

        "Permitted Investments" means

  (1)
  any Investment in the Issuer or any Restricted Subsidiary;

  (2)
  any Investment in cash, Cash Equivalents or Investment Grade Securities;

  (3)
  any Investment by the Issuer or any Restricted Subsidiary of the Issuer in a Person if as a result of such Investment:

  (a)
  such Person becomes a Restricted Subsidiary; or

  (b)
  such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary;

    and, in each case, any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation, amalgamation or transfer;

  (4)
  any Investment in securities or other assets not constituting cash or Cash Equivalents or Investment Grade Securities and received in connection with an Asset Sale made pursuant to the provisions of "—Repurchase at the Option of Holders—Asset Sales" or any other disposition of assets not constituting an Asset Sale;

  (5)
  any Investment existing on the Issue Date or made pursuant to binding commitments in effect on the Issue Date;

  (6)
  advances to (or guarantees of loans to) employees in the ordinary course of business or consistent with past practices;

  (7)
  any Investment acquired by the Issuer or any Restricted Subsidiary:

  (a)
  in exchange for any other Investment or accounts receivable held by the Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the Issuer of such other Investment or accounts receivable; or

  (b)
  as a result of a foreclosure by the Issuer or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

  (8)
  Hedging Obligations permitted under clause (10) of the covenant described in "—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock or Preferred Stock" covenant;

  (9)
  loans to (or guarantees of loans of) officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business;

  (10)
  Investments the payment for which consists of Equity Interests of the Issuer, or any of its direct or indirect parents (exclusive of Disqualified Stock); provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (c) of the first paragraph under the covenant described in "—Certain Covenants—Limitation on Restricted Payments";

  (11)
  guarantees of Indebtedness permitted under the covenant described in "—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock";

  (12)
  Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment or the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons in the ordinary course of business;

  (13)
  additional Investments having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (13) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash and/or marketable securities), not to exceed the greater of (x) $30.0 million or (y) 6% of Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

  (14)
  additional Investments in any Unrestricted Subsidiary having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (14) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash and/or marketable securities), not to exceed $5.0 million at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

  (15)
  any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Issuer or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes with Persons who are not Affiliates;

  (16)
  endorsements for collection or deposit in the ordinary course of business;

  (17)
  repurchases of the notes and Other Pari Passu Obligations; and

  (18)
  any Investment in a Person (other than the Issuer or a Restricted Subsidiary) pursuant to the terms of any agreements in effect on the Issue Date and any Investment that replaces, refinances or refunds an existing Investment; provided that the new Investment is in an amount that does not exceed the amount replaced, refinanced or refunded (after giving effect to write-downs or write-offs with respect to such Investment), and is made in the same Person as the Investment replaced, refinanced or refunded; provided that the amount of any such Investment may be increased (x) as required by the terms of such Investment in existence on the Issue Date or (y) as otherwise permitted under the Indenture.

        "Permitted Liens" means, with respect to any Person:

  (1)
  pledges or deposits by such Person under workmen's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders,

    contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

  (2)
  Liens imposed by law, such as carriers', warehousemen's and mechanics' Liens, in each case, for sums not yet overdue for a period of more than 30 days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;

  (3)
  Liens for taxes, assessments or other governmental charges not yet overdue for a period of more than 30 days or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings;

  (4)
  Liens in favor of issuers of stay, customs, appeal, performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

  (5)
  minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental, to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

  (6)
  Liens existing on the Issue Date (other than Liens incurred under the Credit Agreement);

  (7)
  Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a subsidiary; provided, further, that such Liens may not extend to any other property owned by the Issuer or any of its Restricted Subsidiaries;

  (8)
  Liens on property at the time the Issuer or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Issuer or any of its Restricted Subsidiaries; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition; provided, further, that such Liens may not extend to any other property owned by the Issuer or any of its Restricted Subsidiaries;

  (9)
  Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Issuer or another Restricted Subsidiary permitted to be incurred in accordance with the covenant described under "—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;"

  (10)
  Liens securing Hedging Obligations so long as the related Indebtedness is, and is permitted to be under the Indenture, secured by a Lien on the same property securing such Hedging Obligations;

  (11)
  Liens on specific items of inventory of other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

  (12)
  leases and subleases of real property granted to others in the ordinary course of business so long as such leases and subleases do not materially interfere with the ordinary conduct of the business of the Issuer or any of its Restricted Subsidiaries;

  (13)
  Liens arising from Uniform Commercial Code financing statement filings regarding operating leases or consignment of goods entered into by the Issuer and its Restricted Subsidiaries in the ordinary course of business;

  (14)
  Liens in favor of the Issuer or any Guarantor;

  (15)
  Liens on equipment of the Issuer or any of its Restricted Subsidiaries granted in the ordinary course of business to the Issuer's client at which such equipment is located;

  (16)
  Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6), (7), (8), (10), and (14); provided, however, that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6), (7), (8), (10), and (14) at the time the original Lien became a Permitted Lien under the Indenture, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

  (17)
  other Liens securing obligations which obligations do to exceed $5.0 million at any one time outstanding;

  (18)
  Liens to secure Indebtedness of any Foreign Subsidiary permitted by the covenant entitled "—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock" covering only the assets of such Foreign Subsidiary;

  (19)
  Liens securing Indebtedness Incurred pursuant to clause (1) of the second paragraph of the covenant described under "—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;"

  (20)
  Licenses, sublicenses or any other grants of rights to use, in the ordinary course of business so long as such licenses, sublicenses or rights of use do not materially interfere with the ordinary conduct of the business of the Issuer or any of its Restricted Subsidiaries;

  (21)
  Liens securing judgments for the payment of money not constituting an Event of Default under clause (5) under the caption "Events of Default and Remedies" so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

  (22)
  Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

  (23)
  Liens (i) of a collection bank arising under Section 4-208 of the Uniform Commercial Code, or any comparable or successor provision, on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, and (iii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

  (24)
  Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

  (25)
  Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Issuer or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Issuer and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Issuer or any of its Restricted Subsidiaries in the ordinary course of business;

  (26)
  Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale or purchase of goods entered into by the Issuer or any of its Restricted Subsidiaries in the ordinary course of business;

  (27)
  Liens securing Indebtedness permitted to be incurred pursuant to clause (4) of the second paragraph under "—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;" provided that Liens extend only to the assets so financed, purchased, constructed or improved;

  (28)
  Liens of landlords and mortgagees of landlords (i) arising by statute or under any lease or related contractual obligation entered into in the ordinary course of business, (ii) on fixtures and movable tangible property located on the real property leased or subleased from such landlord, (iii) for amounts not yet due or that are being contested in good faith by appropriate proceedings diligently conducted and (iv) for which adequate reserves or other appropriate provisions are maintained on the books of such Person in accordance with GAAP;

  (29)
  Liens on earnest money deposits of cash or Cash Equivalents in connection with an acquisition of assets or property (including Capital Stock);

  (30)
  Liens in favor of customers on cash advances maintained in restricted customer escrow accounts actually received from customers of the Issuer or any Restricted Subsidiary in the ordinary course of business so long as such cash advances were made for the provision of future services by the Issuer or any Restricted Subsidiary; and

  (31)
  Liens on assets of the Issuer or any of its Restricted Subsidiaries securing Indebtedness that were permitted by the terms of the Indenture to be incurred; provided, that, at the time of such incurrence and after giving pro forma effect thereto, the Consolidated Secured Debt Ratio for Issuer's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such debt is incurred would have been no greater than 0.75 to 1.0.

        For purposes of determining compliance with this definition, (A) Permitted Liens need not be incurred solely by reference to one category of Permitted Liens described above but are permitted to be incurred in part under any combination thereof and (B) in the event that a Lien (or any portion thereof) meets the criteria of one or more of the categories of Permitted Liens described above, the Issuer may, in its sole discretion, classify or reclassify such item of Permitted Liens (or any portion thereof) in any manner that complies with this definition and the Issuer may divide and classify a Lien in more than one of the types of Permitted Liens in one of the above clauses.

        "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

        "preferred stock" means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

        "Qualified Proceeds" means assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business; provided that the Fair Market Value of any such assets or Capital Stock shall be determined by the board of directors in good faith.

        "Related Business Assets" means assets (other than cash or Cash Equivalents) used or useful in a Similar Business; provided that any assets received by the Issuer or a Restricted Subsidiary in exchange for assets transferred by the Issuer or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

        "Restricted Investment" means an Investment other than a Permitted Investment.

        "Restricted Subsidiary" means, at any time, any direct or indirect Subsidiary of the Issuer (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided, however, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of "Restricted Subsidiary."

        "Securities Act" means the Securities Act of 1933 and the rules and regulations of the Commission promulgated thereunder.

        "Significant Subsidiary" means any Restricted Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the Indenture.

        "Similar Business" means any business conducted or proposed to be conducted by the Issuer and its Restricted Subsidiaries on the date of the Indenture or any business that is similar, reasonably related, incidental or ancillary thereto.

        "Sponsor" means Avista Capital Partners, L.P., Avista Capital Partners (Offshore), L.P. and their respective Affiliates (but not including, however, any operating portfolio companies of the foregoing).

        "Subordinated Indebtedness" means:

  (1)
  with respect to the Issuer, any Indebtedness of the Issuer which is by its terms subordinated in right of payment to the notes, and

  (2)
  with respect to any Guarantor, any Indebtedness of such Guarantor which is by its terms subordinated in right of payment to the Guarantee of such Guarantor.

        "Subsidiary" means, with respect to any Person,

  (1)
  any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; and

  (2)
  any partnership, joint venture, limited liability company or similar entity of which

  (x)
  more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and

    (y)
    such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

        "Total Assets" means the total assets of the Issuer and the Restricted Subsidiaries, as shown on the most recent balance sheet of the Issuer for which internal financial statements are available immediately preceding the date on which any calculation of Total Assets is being made, with such pro forma adjustments for transactions consummated on or prior to or simultaneously with the date of the calculation as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio.

        "Total Assets of Foreign Subsidiaries" means the total assets of the Foreign Subsidiaries of the Issuer, as shown on the most recent balance sheet of such Foreign Subsidiaries for which internal financial statements are available immediately preceding the date on which any calculation of Total Assets of Foreign Subsidiaries is being made, with such pro forma adjustments for transactions consummated on or prior to or simultaneously with the date of the calculation as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio.

        "Treasury Rate" means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two Business Days prior to the redemption date (or if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to May 15, 2014; provided, however, that if the period from the redemption date to May 15, 2014 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

        "Unrestricted Subsidiary" means:

  (1)
  any Subsidiary of the Issuer which at the time of determination is an Unrestricted Subsidiary (as designated by the board of directors of the Issuer, as provided below); and

  (2)
  any Subsidiary of an Unrestricted Subsidiary.

        The board of directors of the Issuer may designate any Subsidiary of the Issuer (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Issuer or any Restricted Subsidiary of the Issuer (other than any Subsidiary of the Subsidiary to be so designated); provided that

  (1)
  any Unrestricted Subsidiary must be an entity of which shares of the Capital Stock or other Equity Interests (including partnership interests) entitled to cast at least a majority of the votes that may be cast by all shares or Equity Interests having ordinary voting power for the election of directors or other governing body are owned, directly or indirectly, by the Issuer,

  (2)
  such designation complies with the covenants described under "—Certain Covenants—Limitation on Restricted Payments" and

  (3)
  each of (a) the Subsidiary to be so designated, and (b) its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Issuer or any Restricted Subsidiary.

        The board of directors of the Issuer may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation no Default or Event of Default shall have occurred and be continuing and the Issuer could either (1) incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described in the first sentence under "—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock" or (2) the Fixed Charge Coverage Ratio for the Issuer and its Restricted Subsidiaries would be equal to or greater than such ratio for the Issuer and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation. Any such designation by the Board of Directors of the Issuer shall be notified by the Issuer to the Trustee by promptly filing with the Trustee a copy of the board resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

        "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

        "Weighted Average Life to Maturity" means, when applied to any Indebtedness, Disqualified Stock or preferred stock, as the case may be, at any date, the quotient obtained by dividing

  (1)
  the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or preferred stock multiplied by the amount of such payment, by

  (2)
  the sum of all such payments.

        "Wholly-Owned Subsidiary" of any Person means a Subsidiary of such Person, 100% of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

Additional Information

        Anyone who receives this prospectus may obtain a copy of the Indenture and the registration rights agreement without charge by writing to Lantheus Medical Imaging, Inc., 331 Treble Cove Rd., Building 600-2, N. Billerica, Massachusetts 01862, Attention: General Counsel.

Book-entry, Settlement and Clearance

        The notes were offered and sold to qualified institutional buyers in reliance on Rule 144A ("Rule 144A Notes"). The notes were also offered and sold to persons other than U.S. persons in offshore transactions in reliance on Regulation S ("Regulation S Notes"). All of the notes were issued in registered, global form in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. Notes were issued at the closing of this offering only against payment in immediately available funds.

        Rule 144A Notes initially were represented by one or more notes in registered, global form without interest coupons (collectively, "Rule 144A Global Notes"). Regulation S Notes initially were represented by one or more temporary notes in registered, global form without interest coupons (collectively, "Regulation S Temporary Global Notes").

        The Rule 144A Global Notes and the Regulation S Temporary Global Notes were deposited upon issuance with the Trustee as custodian for The Depository Trust Company ("DTC") and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below. Through and including the 40th day after the later of the commencement of this offering and the closing of this offering (the "Distribution Compliance Period"), beneficial interests in the Regulation S Temporary Global Notes may be held only through the Euroclear System ("Euroclear") and Clearstream Banking, S.A. ("Clearstream") (as indirect participants in DTC), unless transferred to a person that takes delivery through a Rule 144A Global Note in accordance with the certification requirements described below. Within a reasonable time period after the expiration of the Restricted Period, the Regulation S Temporary Global Notes were exchanged for one or more permanent notes in registered, global form without interest coupons (collectively, the "Regulation S Permanent Global Notes" and, together with the Regulation S Temporary Global Notes, the "Regulation S Global Notes"; the Regulation S Global Notes and the Rule 144A Global Notes collectively being the "Global Notes") upon delivery to DTC of certification of compliance with the transfer restrictions applicable to the notes and pursuant to Regulation S as provided in the Indenture. Beneficial interests in the Rule 144A Global Notes may not be exchanged for beneficial interests in the Regulation S Global Notes at any time in the limited circumstances described below. See "—Exchanges Between Regulation S Notes and Rule 144A Notes."

        Except as set forth below, Global Notes may be transferred only to another nominee of DTC or to a successor of DTC or its nominee, in whole and not in part. Except in the limited circumstances described below, beneficial interests in Global Notes may not be exchanged for notes in certificated form and owners of beneficial interests in Global Notes will not be entitled to receive physical delivery of notes in certificated form. See "—Exchange of Global Notes for Certificated Notes." In addition, beneficial interests in the Rule 144A Global Notes may not be exchanged for beneficial interests in the Regulation S Global Notes or vice versa except in accordance with the transfer and certification requirements described below. See "—Exchanges Between Regulation S Notes and Rule 144A Notes."

        Rule 144A Global Notes and Regulation S Global Notes (including beneficial interests in the notes they represent) are subject to certain restrictions on transfer and bear restrictive legends as described under "Notice to Investors." In addition, transfers of beneficial interests in Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream (as indirect participants in DTC)), which may change from time to time.

Depository Procedures

        The following description of the operations and procedures of DTC, Euroclear and Clearstream is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

        DTC has advised us that DTC is a limited-purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

        DTC has also advised us that, pursuant to procedures established by it:

  (1)
  upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the initial purchaser with portions of the principal amount of the Global Notes; and

  (2)
  ownership of these interests in Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in Global Notes).

        Investors in 144A Global Notes who are Participants in DTC's system may hold their interests therein directly through DTC. Investors in 144A Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) that are Participants in DTC. All interests in a Global Note may be subject to the procedures and requirements of DTC. Investors in Regulation S Global Notes must initially hold their interests therein through Euroclear or Clearstream, if they are participants in those systems, or indirectly through organizations that are participants. After the expiration of the Distribution Compliance Period (but not earlier), investors may also hold interests in Regulation S Global Notes through Participants in the DTC system other than Euroclear and Clearstream. Euroclear and Clearstream will hold interests in Regulation S Global Notes on behalf of their participants through customers' securities accounts in their respective names on the books of their respective depositories, which are Euroclear Bank S.A./N.V., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream which in turn hold such interests in customers' securities accounts in the depositaries' names on the books of DTC. Interests in a Global Note held through Euroclear or Clearstream may be subject to the procedures and requirements of those systems (as well as to the procedures and requirements of DTC). The laws of some states require that certain persons take physical delivery in definitive form of securities that they own and the ability to transfer beneficial interests in a Global Note to Persons that are subject to those requirements will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a person having beneficial interests in a Global Note to pledge those interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of those interests, may be affected by the lack of a physical certificate evidencing those interests.

        Except as described below, owners of an interest in Global Notes will not have notes registered in their names, will not receive physical delivery of definitive notes in registered certificated form ("Certificated Notes") and will not be considered the registered owners or "Holders" thereof under the Indenture for any purpose.

        Payments in respect of the principal of and premium, and interest on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Issuer and the Trustee will treat the Persons in whose names notes, including Global Notes, are registered as the owners of such notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Issuer, the Trustee nor any agent of the Issuer or the Trustee has or will have any responsibility or liability for:

  (1)
  any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interests in Global Notes or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in Global Notes; or

  (2)
  any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

        DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on that payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee, any paying agent or the Issuer. Neither the Issuer, the Trustee nor any paying agent will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of any notes, and the Issuer, the Trustee and any paying agent may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

        Subject to the transfer restrictions set forth under "Notice to Investors," transfers between Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

        Subject to compliance with the transfer restrictions applicable to the notes described herein, cross-market transfers between the Participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note from DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

        DTC has advised us that it will take any action permitted to be taken by a Holder of the notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of the portion of the aggregate principal amount of the notes as to which that Participant or those Participants has or have given the relevant direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute those notes to its Participants.

        Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures in order to facilitate transfers of interests in Global Notes among Participants, they are under no obligation to perform those procedures, and may discontinue or change those procedures at any time. Neither the Issuer nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear, Clearstream or their respective Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

        A Global Note is exchangeable for a Certificated Note if:

  •
  DTC (a) notifies us that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in each case, a successor depositary is not appointed;

  •
  we, at our option, notify the Trustee in writing that we elect to cause the issuance of Certificated Notes; provided that in no event shall the Regulation S Temporary Global Note be exchanged for Certificated Notes prior to (a) the expiration of the Distribution Compliance Period and (b) the receipt of any certificates required under the provisions of Regulation S; or

  •
  there has occurred and is continuing a Default with respect to the notes and the Issuer or a beneficial holder requests such exchange.

        In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in a Global Note will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend referred to in "Notice to Investors," unless that legend is not required by applicable law.

Exchange of Certificated Notes for Global Notes

        If Certificated Notes are issued in the future, they will not be exchangeable for beneficial interests in any Global Note unless the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that the transfer will comply with the appropriate transfer restrictions applicable to the notes being transferred. See "Notice to Investors."

Exchanges Between Regulation S Notes and Rule 144A Notes

        Beneficial interests in a Rule 144A Global Note may be transferred to a Person who takes delivery in the form of an interest in a Regulation S Global Note (whether before or after the expiration of the Distribution Compliance Period) only if the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that the transfer is being made in accordance with Rule 904 of Regulation S or Rule 144.

        Prior to the expiration of the Distribution Compliance Period, transfers of beneficial interest in the Regulation S Global Note may be made to a Person who takes delivery in the form of an interest in the Rule 144A Global Note; provided that a written certification (in the form provided in the Indenture) is delivered to the Trustee to the effect that such transfer is being made to a Person who is reasonably believed to be a QIB acquiring for its own account or the account of a QIB in a transaction complying with Rule 144A and any applicable securities laws of the states of the United States and other jurisdictions. After the expiration of the Distribution Compliance Period, this certification requirement will no longer apply to such transfers.

        Transfers involving exchanges of beneficial interests between a Regulation S Global Note and a Rule 144A Global Note will be effected in DTC by means of an instruction originated by the DTC participant through the DTC Deposit/Withdraw at Custodian system. Accordingly, in connection with any such transfer, appropriate adjustments will be made to reflect the changes in the principal amounts of the Regulation S Global Note and the Rule 144A Global Note, as applicable. Any beneficial interest in one of the Global Notes that is transferred to a Person who takes delivery in the form of an interest in the other Global Note will, upon transfer, cease to be an interest in the original Global Note and will become an interest in the other Global Note and, accordingly, will thereafter be subject to all transfer restrictions and other procedures applicable to beneficial interest in the other Global Note.

Certifications by Holders of the Regulation S Temporary Global Notes

        A holder of a beneficial interest in the Regulation S Temporary Global Notes must provide Euroclear or Clearstream, as the case may be, with a certificate in the form required by the Indenture certifying that the beneficial owner of the interest in the Regulation S Temporary Global Note is either a non-U.S. person or a U.S. person that has purchased such interest in a transaction that is exempt from the registration requirements under the Securities Act, and Euroclear or Clearstream, as the case may be, must provide to the Trustee (or the paying agent if other than the Trustee) a certificate in the form required by the Indenture, prior to any exchange of such beneficial interest for a beneficial interest in the Regulation S Permanent Global Notes.

Same Day Settlement and Payment

        We will make payments in respect of notes represented by Global Notes, including payments of principal, premium, if any, and interest by wire transfer of immediately available funds to the accounts specified by the DTC or its nominee. We will make all payments of principal of and premium, if any, and interest on Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders of the Certificated Notes or, if no account is specified, by mailing a check to each Holder's registered address. See "—Principal, Maturity and Interest." Notes represented by Global Notes are expected to be eligible to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in notes represented by Global Notes will, therefore, be required by DTC to be settled in immediately available funds. Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a Business Day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised us that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the Business Day for Euroclear or Clearstream following DTC's settlement date.

PLAN OF DISTRIBUTION

        Each broker-dealer that receives Exchange Notes in the exchange offer for its own account must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of such Exchange Notes. Broker-dealers who acquired the Restricted Notes directly from us in the initial offering must, in the absence of an exemption, comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resales of the Exchange Notes and cannot rely on the position of the staff of the Commission enunciated in the Exxon Capital no-action letter. In addition, broker-dealers who acquired Restricted Notes directly from us in the initial offering cannot use this prospectus in connection with resales of the Exchange Notes. We reserve the right in our sole discretion to purchase or make offers for, or to offer Exchange Notes for, any Restricted Notes that remain outstanding subsequent to the expiration of the exchange offer pursuant to this prospectus or otherwise and, to the extent permitted by applicable law, purchase Restricted Notes in the open market, in privately negotiated transactions or otherwise. This prospectus, as it may be amended or supplemented from time to time, may be used by all persons subject to the prospectus delivery requirements of the Securities Act, including broker-dealers in connection with resales of Exchange Notes received in the exchange offer, where such Exchange Notes were acquired as a result of market-making activities or other trading activities and may be used by us to purchase any Restricted Notes outstanding after expiration of the exchange offer. We have agreed that, for a period of up to 180 days from the date on which the exchange offer is completed, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until                , 2011, all dealers effecting transactions in the Exchange Notes may be required to deliver a prospectus.

        We will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers in the exchange offer for their own account may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it in the exchange offer for its own account and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of such Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        For a period of up to 180 days from the date on which the exchange offer is completed, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, other than commissions or concessions of any brokers or dealers and will indemnify holders of the Notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

 CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS OF THE EXCHANGE OFFER

        The following is a summary of material U.S. federal income tax considerations relating to the exchange of Restricted Notes for Exchange Notes in the exchange offer. It does not contain a complete analysis of all the potential tax considerations relating to the exchange. This summary is limited to holders of Restricted Notes that hold the Restricted Notes as "capital assets" (in general, assets held for investment). Special situations, such as the following, are not addressed:

  •
  tax consequences to holders that may be subject to special tax treatment, such as tax-exempt entities, dealers in securities or foreign currencies, brokers, certain financial institutions or "financial services entities," insurance companies, regulated investment companies, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, retirement plans, real estate investment trusts, controlled foreign corporations, passive foreign investment companies, former citizens or long-term residents of the United States, or corporations that accumulate earnings to avoid U.S. federal income tax;

  •
  tax consequences to persons holding notes as part of a hedging, integrated, constructive sale or conversion transaction or a straddle or other risk reduction transaction;

  •
  tax consequences to holders whose "functional currency" is not the U.S. Dollar;

  •
  tax consequences to persons who hold notes through a partnership or similar pass-through entity;

  •
  alternative minimum tax, gift tax or estate tax consequences, if any; or

  •
  any state, local or foreign tax consequences.

        The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended, existing and proposed Treasury regulations promulgated thereunder, and rulings, judicial decisions and administrative interpretations thereunder, as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those discussed below.

Consequences of Tendering Notes

        The exchange of the Restricted Notes for the Exchange Notes in the exchange offer will not constitute a taxable exchange. As a result, you will not recognize taxable gain or loss as a result of such exchange, the holding period of the Exchange Notes you receive will include the holding period of the Restricted Notes you exchange and the adjusted tax basis of the Exchange Notes you receive will be the same as the adjusted tax basis of the Restricted Notes you exchange.

        The preceding discussion of certain material U.S. federal income tax consequences is for general information only and is not tax advice. Accordingly, each investor is urged to consult its own tax advisor as to the particular tax consequences to it of exchanging Restricted Notes for Exchange Notes, including the applicability and effect of any U.S. federal, state, local or foreign tax laws, and of any proposed changes in applicable laws.

 LEGAL MATTERS

        Weil, Gotshal & Manges LLP has passed upon the validity of the Exchange Notes and the related guarantees on behalf of the issuer.

EXPERTS

        The consolidated financial statements of Lantheus MI Intermediate, Inc. and subsidiaries as of and for the years ended December 31, 2009 and 2008 included in this prospectus have been audited by Deloitte & Touche LLP, an Independent Registered Public Accounting Firm, as stated in their report dated April 16, 2010 (August 18, 2010 as to the restatement discussed in Note 1, and October 4, 2010 as to Note 21) appearing herein. The consolidated financial statements of Bristol Myers-Squibb Medical Imaging (a division of Bristol Myers-Squibb Company) ("BMSMI") as of and for the year ended December 31, 2007 included in this prospectus, have been audited by Deloitte & Touche LLP, an Independent Registered Public Accounting Firm, as stated in their report appearing herein, dated September 24, 2008, which report includes an explanatory paragraph regarding the basis of presentation of the BMSMI financial statements. Such financial statements have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We and the guarantors have filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to the Exchange Notes being offered hereby. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement. For further information with respect to us, the guarantors or the Exchange Notes, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete.

        We are currently not subject to the periodic reporting and other informational requirements of the Exchange Act. As a result of the offering of the Exchange Notes, we will become subject to the informational requirements of the Exchange Act, and, in accordance therewith, will file reports and other information with the SEC. The registration statement, such reports and other information can be inspected and copied at the Public Reference Room of the SEC located at Room 1580, 100 F Street, N.E., Washington D.C. 20549. Copies of such materials, including copies of all or any portion of the registration statement, can be obtained from the Public Reference Room of the SEC at prescribed rates. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room. Such materials may also be accessed electronically by means of the SEC's home page on the Internet (http://www.sec.gov).

        So long as we are subject to the reporting requirements of the Exchange Act, we and the guarantors are required to make available to the trustee and the holders of the notes the information required to be filed with the SEC. Regardless of whether we are subject to the reporting requirements of the Exchange Act, we have agreed that for as long as any of the notes remain outstanding, we will furnish to the trustee and holders of the notes certain information that would otherwise be required to be filed with the SEC under Sections 13 or 15(d) of the Exchange Act.

        This prospectus contains summaries of certain agreements that we have entered into in connection with the exchange offer, such as the indenture and agreements described under "Summary—Summary of the Terms of the Exchange Offer" and "Certain Relationships and Related Party Transactions." The descriptions contained in this prospectus of these agreements do not purport to be complete and are subject to, or qualified in their entirety by reference to, the definitive agreements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
Lantheus MI Intermediate, Inc.
North Billerica, Massachusetts

        We have audited the accompanying consolidated balance sheets of Lantheus MI Intermediate, Inc. and subsidiaries (the "Company") as of December 31, 2009 and 2008, and the related consolidated statements of income, stockholder's equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2009 and 2008, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

April 16, 2010 (August 18, 2010 as to the effects of the restatement discussed in Note 1, and October 4, 2010 as to Note 21).

Lantheus MI Intermediate, Inc. and subsidiaries

Consolidated Balance Sheets

(in thousands except share data)	December 31, 2009	December 31, 2008
Assets
Current assets
Cash and cash equivalents	$31,480	$21,036
Accounts receivable, net	42,951	71,360
Inventory	19,611	13,877
Deferred tax assets	1,167	4,391
Other current assets	2,905	8,393

Total current assets	98,114	119,057
Property, plant and equipment, net	122,760	123,572
Capitalized software development costs	4,802	7,262
Goodwill	16,818	16,818
Intangibles, net	147,011	147,097
Deferred tax assets	79,099	88,606
Deferred financing costs	3,038	5,664
Other long-term assets	20,901	19,959

Total assets	$492,543	$528,035

Liabilities and Stockholder's Equity
Current liabilities
Current portion of long-term debt	$30,000	$15,000
Accounts payable	19,995	23,113
Accrued expenses	18,360	33,546
Income tax payable	1,453	—
Deferred revenue	4,750	3,652
Deferred tax liability	—	527

Total current liabilities	74,558	75,838
Asset retirement obligation	3,746	3,283
Long-term debt, net of current portion	63,649	127,751
Deferred tax liability	2,199	3,698
Deferred revenue	5,335	—
Other long-term liabilities	32,477	29,656

Total liabilities	181,964	240,226
Commitments and contingencies	—	—
Stockholder's equity
Common stock ($0.001 par value, 10,000 shares authorized; 1 share issued and outstanding)	—	—
Additional paid-in capital	247,883	246,768
Retained earnings	63,138	42,786
Accumulated other comprehensive loss	(442)	(1,745)

Total stockholder's equity	310,579	287,809

Total liabilities and stockholder's equity	$492,543	$528,035

See notes to consolidated financial statements

Lantheus MI Intermediate, Inc. and subsidiaries

Consolidated Statements of Income

	Year Ended December 31,
(in thousands)	2009	2008
Revenues
Net product revenues	$352,303	$531,740
License and other revenues	7,908	5,104

Total revenues	360,211	536,844
Cost of goods sold	184,844	244,496

Gross profit	175,367	292,348
Operating expenses
General and administrative expenses	35,430	64,909
Sales and marketing expenses	42,337	45,730
Research and development expenses	44,631	34,682
In-process research and development	—	28,240

Total operating expenses	122,398	173,561

Operating income	52,969	118,787
Interest expense	(13,458)	(31,038)
Interest income	73	693
Other income, net	2,720	2,950

Income before income taxes	42,304	91,392
Provision for income taxes	(21,952)	(48,606)

Net income	$20,352	$42,786

See notes to consolidated financial statements

Lantheus MI Intermediate, Inc. and subsidiaries

Consolidated Statements of Stockholder's Equity

	Common Stock
			Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Total Stockholder's Equity
(in thousands, except share data)	Shares	Amount
Balance at January 1, 2008	—	$—	$—	$—	$—	$—
Issuance of common stock in connection with acquisition	1	—	245,400	—	—	245,400
Comprehensive income
Net income	—	—	—	42,786	—	42,786
Foreign currency translation	—	—	—	—	(1,745)	(1,745)

Total other comprehensive income						$41,041
Stock-based compensation	—	—	1,368	—	—	1,368

Balance at December 31, 2008	1	—	246,768	42,786	(1,745)	287,809
Comprehensive income
Net income	—	—	—	20,352	—	20,352
Foreign currency translation, net of tax	—	—	—	—	1,303	1,303

Total other comprehensive income						$21,655
Stock-based compensation	—	—	1,115	—	—	1,115

Balance at December 31, 2009	1	$—	$247,883	$63,138	$(442)	$310,579

See notes to consolidated financial statements

Lantheus MI Intermediate, Inc. and subsidiaries

Consolidated Statements of Cash Flows

	Year ended December 31,
(in thousands)	2009	2008
Cash flow from operating activities
Net income	$20,352	$42,786
Adjustments to reconcile net income to cash flow from operating activities
Depreciation	10,865	10,096
Amortization	30,842	63,084
Amortization of deferred financing charges	2,626	6,021
Provision for excess and obsolete inventory	4,125	5,791
Stock-based compensation	1,209	1,368
Deferred income taxes	10,826	(4,447)
Acquired in-process research and development	—	28,240
Accretion of asset retirement obligation	378	355
Long term income tax receivable	(942)	(2,475)
Long term income tax payable	3,325	2,475
Non-cash earnings	—	(3,325)
Increase (decrease) in cash from operating assets and liabilities
Accounts receivable	28,023	72
Prepaid expenses and other assets	5,480	(1,761)
Inventory	(10,595)	5,294
Deferred revenue	6,036	4,079
Accounts payable	(3,171)	5,066
Income tax payable	1,453	(5,950)
Accrued expenses and other liabilities	(15,049)	21,676

Cash provided by operating activities	95,783	178,445
Cash flows from investing activities
Capital expenditures	(8,856)	(12,175)
Asset acquisition, net of cash acquired	(29,495)	(518,657)

Cash used in investing activities	(38,351)	(530,832)
Cash flows from financing activities
Proceeds from issuance of term loan	—	296,500
Payment of term loan	(49,102)	(153,749)
Debt issuance costs	—	(11,685)
Proceeds from issuance of common stock	—	245,400
Proceeds from line of credit	28,000	—
Payment of line of credit	(28,000)	—

Cash (used in) provided by financing activities	(49,102)	376,466
Effect of foreign exchange rate on cash	2,114	(3,043)
Increase in cash and cash equivalents	10,444	21,036
Cash and cash equivalents, beginning of year	21,036	—

Cash and cash equivalents, end of year	$31,480	$21,036

Supplemental disclosure of cash flow information
Interest paid	$10,693	$23,755
Income taxes paid, net of refunds	$(2,318)	$56,351

See notes to consolidated financial statements

Lantheus MI Intermediate, Inc. and subsidiaries

Notes to Consolidated Financial Statements

1. Description of Business

Separation from Bristol Myers Squibb

        On January 8, 2008, Lantheus MI Holdings, Inc. ("LMI Holdings") acquired the Bristol-Myers Squibb ("BMS") Medical Imaging business for an aggregate purchase price of $518.7 million, including transaction costs of $14.7 million. The business, now known as Lantheus MI Intermediate, Inc. and its wholly-owned subsidiaries (the "Company" or "Lantheus"), was purchased through a stock and asset purchase agreement, in which LMI Holdings purchased the stock at approximately $487.9 million and certain assets and liabilities for $30.8 million. The acquisition included employees in the United States and other countries dedicated to the Company, related product patent and developed technology and certain other assets, including the manufacturing facilities located in North Billerica, Massachusetts. The Company is a wholly-owned subsidiary of LMI Holdings.

        For the purpose of convenience, the Company has assumed an effective date of January 1, 2008 for the acquisition. The Company determined the results of operations between the effective date and the acquisition date are not material and these results have been included with the Company's results of operations. In the accompanying consolidated statements of income, the Company included net revenues of approximately $12.0 million, gross profit of approximately $8.3 million, operating income of approximately $5.4 million and net income of $3.3 million relating to the period from January 1, 2008 through January 7, 2008. The net income effect of this period of $3.3 million has been included as Non-cash earnings within operating activities on the Consolidated Statement of Cash Flows and as Goodwill on the Consolidated Balance.

Correction of Convenience Period Results

        As noted above, for the purpose of convenience, the Company assumed an effective date of January 1, 2008 for the acquisition and determined that the results of operations between the effective date and the acquisition date, January 1, 2008 through January 7, 2008 (the "Convenience Period") are not material to the Company's results of operations for fiscal year 2008.

        After the issuance of the Company's 2009 financial statements, the Company determined that the previously reported provision for income taxes related to the Convenience Period was inappropriately calculated. As a result, the Company has adjusted the previously reported provision for income taxes to recognize an additional provision of $2.1 million for the year ended December 31, 2008 related to the Convenience Period. The following summarizes changes to the statement of income for the year ended December 31, 2008:

	As previously Reported	As Adjusted
Provision for income taxes	$46,545	$48,606
Net income	$44,847	$42,786

        In addition, the amounts arising from the Convenience Period on the balance sheet should have been classified as goodwill rather than other current assets. The net effect of the tax provision and balance sheet adjustment is reflected in goodwill.

Lantheus MI Intermediate, Inc. and subsidiaries

Notes to Consolidated Financial Statements (Continued)

1. Description of Business (Continued)

        The following summarizes changes to the balance sheet as of December 31, 2009 and 2008:

	As Previously Reported 2009	As Adjusted 2009	As Previously Reported 2008	As Adjusted 2008
Other current assets	$8,291	$2,905	$13,779	$8,393
Goodwill	$13,493	$16,818	$13,493	$16,818
Retained earnings	$65,199	$63,138	$44,847	$42,786

Lantheus MI Intermediate, Inc.

        The Company manufactures, markets, sells and distributes medical imaging products globally with operations in the United States, Puerto Rico, Canada and Australia and distribution relationships in Europe, Asia Pacific and Latin America. The Company provides medical imaging products primarily focused on cardiovascular diagnostic imaging to nuclear physicians, cardiologists, radiologists, internal medicine physicians, independent delivery networks, group purchasing organizations and technologists/sonographers working in a variety of clinical settings.

        The Company's principal products include Cardiolite®, a myocardial perfusion imaging agent, DEFINITY®, an ultrasound contrast agent, and TechneLite®, a generator used to provide the radioisotope to radiolabeled Cardiolite® and other radiopharmaceuticals. In the U.S., Cardiolite®, DEFINITY® and TechneLite® are marketed through an internal sales force and sold through distributors to radiopharmacies and end users. Radiopharmacies reconstitute certain of the products into patient specific unit dose syringes which are then sold directly to hospitals and clinics. Internationally, these products are marketed through an internal sales force and sold through Company-owned radiopharmacies in certain countries and elsewhere through distributors.

Subsequent Events

        The Company has evaluated subsequent events through October 4, 2010, the date the Company's consolidated financial statements were available for issuance.

2. Summary of Significant Accounting Policies

Basis of Consolidation and Presentation

        The financial statements have been prepared in United States dollars, in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

        The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. The more significant estimates reflected in the Company's consolidated financial statements include certain judgments regarding revenue recognition, goodwill and intangible asset valuation, inventory valuation, asset retirement obligations, deferred tax assets and

Lantheus MI Intermediate, Inc. and subsidiaries

Notes to Consolidated Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

liabilities, accrued expenses and stock-based compensation. Actual results could materially differ from those estimates or assumptions.

Revenue Recognition

        The Company recognizes revenue when evidence of an arrangement exists, title has passed, substantially all the risks and rewards of ownership have transferred to the customer, the selling price is fixed or determinable, and collectibility is reasonably assured. For transactions for which revenue recognition criteria have not yet been met, the respective amounts are recorded as deferred revenue until such point in time criteria are met and revenue can be recognized. Revenue is recognized net of reserves, which consist of allowances for returns, sales rebates, and chargebacks.

        Revenue arrangements with multiple elements are divided into separate units of accounting if certain criteria are met, including whether the delivered element has stand-alone value to the customer and whether there is objective and reliable evidence of the fair value of the undelivered items. Supply or service transactions may involve the charge of a nonrefundable initial fee with subsequent periodic payments for future products or services. The up-front fees, even if nonrefundable, are earned as the products and/or services are delivered and performed over the term of the arrangement.

        On January 1, 2009, the Company executed an amendment to a license and supply agreement (the "Agreement") with one of its customers, granting non-exclusive U.S. license and supply rights to the customer for the period from January 1, 2009 through December 31, 2012. Under the terms of the Agreement, the customer paid the Company $10 million in license fees; $8 million of which was received upon execution of the agreement and $2 million of which was received in June 2009 upon delivery of a special license as defined in the Agreement. The Company's product sales under the Agreement are recognized in the same manner as it normal product sales. The Company is recognizing the license fees as revenue on a straight line basis over the term of the Agreement or four years. The Company recognized $2.5 million in license fee revenue in 2009 and recorded deferred revenue of $7.5 million which will be recognized as revenue at a rate of $2.5 million per year in 2010 through 2012.

        In addition, the Company had other revenue of $5.4 million and $5.1 million in fiscal years 2009 and 2008, respectively. Other revenue represents contract manufacturing services related to one of the Company's products for one customer. The related costs are included in cost of goods sold.

Product Returns

        The Company records a reserve for sales recorded for which the related products are expected to be returned. The Company does not typically accept product returns unless an over shipment or non-conforming shipment was provided to the customer, or if the product was defective. The Company adjusts its estimate of product returns if it becomes aware of other factors that it believes could significantly impact its expected returns. These factors include its estimate of actual and historical return rates for non-conforming product and open return requests.

Distributor Relationships

        Revenue for product sold to distributors is recognized at shipment, unless other revenue recognition criteria have not been met. In such instances where collectibility can not be determined

Lantheus MI Intermediate, Inc. and subsidiaries

Notes to Consolidated Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

until the distributor has sold through the goods, the Company defers such revenue until such time when the goods have been sold through, or the selling price can be reasonably estimated based on history of transactions with such distributor.

Rebates, Discounts and Chargebacks

        The Company records a reduction to revenue for estimates of rebates, discounts and chargebacks that are based on its estimated mix of sales to various customers, which are entitled contractually to either discounts or rebates from the Company's listed prices of its products. In the event that the sales mix is different from its estimates, the Company may be required to pay higher or lower total price adjustments and/or chargebacks than it has estimated. Since the Company only offers discounts to end-user customers under federally mandated programs, chargebacks have not been significant to the Company.

        Sales rebates and other accruals were approximately $427,000 and $8.0 million at December 31, 2009 and 2008, respectively. The decrease resulted principally from the expiration of the Cardiolite® patent and the resulting non-renewal of certain rebate agreements. These accruals were established in the same period the related revenue was recognized, resulting in a reduction to sales and the establishment of a liability for amounts already paid by the customer and are included in accrued expense and other in the accompanying balance sheets. An accrual is recorded based on an estimate of the proportion of recorded revenue that will result in a rebate or other adjustment based primarily on the Company's historical experience.

Income Taxes

        The provision for income taxes has been determined using the asset and liability approach of accounting for income taxes. The provision for income taxes represents income taxes paid or payable for the current year plus the change in deferred taxes during the year. Deferred taxes result from differences between the financial and tax bases of the Company's assets and liabilities. Deferred tax assets and liabilities are measured using the currently enacted tax rates that apply to taxable income in effect for the years in which those tax attributes are expected to be recovered or paid, and are adjusted for changes in tax rates and tax laws when changes are enacted.

        Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized. The assessment of whether or not a valuation allowance is required often requires significant judgment including the forecast of future taxable income and the evaluation of tax planning initiatives. Adjustments to the deferred tax valuation allowances are made to earnings in the period when such assessments are made.

        The Company accounts for uncertain tax positions using a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Differences between tax positions taken in a tax return and amounts recognized in the financial statements are recorded as adjustments to income taxes payable or receivable, or adjustments to deferred taxes, or both. The guidance also requires disclosure at the end of each annual reporting period including a tabular reconciliation of unrecognized tax benefits. The Company classifies interest and penalties within the provision for income taxes.

Lantheus MI Intermediate, Inc. and subsidiaries

Notes to Consolidated Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

Cash and Cash Equivalents

        Cash and cash equivalents include savings deposits, certificates of deposit and money market funds that have original maturities of three months or less when purchased.

Accounts Receivable

        Accounts receivable consist of amounts billed and currently due from customers. The Company maintains an allowance for doubtful accounts for estimated losses. In determining the allowance, consideration includes the probability of recoverability based on past experience and general economic factors. Certain accounts receivable may be fully reserved when specific collection issues are known to exist, such as pending bankruptcy. As of December 31, 2009 and December 31, 2008, the Company had allowances for doubtful accounts of approximately $738,000 and $752,000, respectively.

Concentration of Risks and Limited Suppliers

        Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of trade accounts receivable. The Company's cash and cash equivalents are maintained with various financial institutions. The Company periodically reviews its accounts receivable for collectibility and provides for an allowance for doubtful accounts to the extent that amounts are not expected to be collected. The Company sells primarily to large national distributors, which in turn, may resell the Company's products. There was one customer that represented greater than 10% of the total accounts receivable balance and net sales.

	Accounts Receivable		Sales
	December 31,		December 31,
	2009	2008	2009	2008
Company A	21%	30%	30%	48%

        The Company relies on certain materials used in its development and manufacturing processes, some of which are procured from only a few sources. The failure of one of these suppliers to deliver on schedule could delay or interrupt the manufacturing or commercialization process and thereby adversely affect the Company's operating results. In addition, a disruption in the commercial supply of, or a significant increase in, the cost of one of the Company's materials from these sources could have a material adverse effect on the Company's business, financial position and results of operations. In May 2009, MDS Nordion, the Company's largest supplier of molybdenum-99 ("moly"), a key raw material in the Company's TechneLite® product, was affected by a nuclear reactor shutdown. As a result, the Company has not been able to replace all of the quantity of supply it previously received from MDS Nordion, which has had a negative impact on the Company's results of operations.

        Cardiolite® and TechneLite®, accounted for approximately 33% and 31%, respectively, of net product sales for the years ended December 31, 2009 and 60% and 23% respectively for December 31, 2008. In July 2008, the Company's market exclusivity for Cardiolite® expired.

Lantheus MI Intermediate, Inc. and subsidiaries

Notes to Consolidated Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

Inventory

        Inventory includes material, direct labor and related manufacturing overhead, and is stated at the lower of cost or market on a first-in, first-out basis. The Company records inventory when it takes delivery and title to the product. Any commitment for product ordered but not yet received is included as purchase commitments in the contractual obligations table. The Company assesses the recoverability of inventory to determine whether adjustments for impairment are required. Inventory that is in excess of future requirements is written down to its estimated net realizable value based upon forecasted demand for its products. If actual demand is less favorable than what has been forecasted by management, additional inventory impairments may be required.

Property, Plant and Equipment

        Property, plant and equipment are stated at cost. Replacements of major units of property are capitalized and replaced properties are retired. Replacements of minor components of property and repair and maintenance costs are charged to expense as incurred. Depreciation is generally computed on a straight-line method based on the estimated useful lives of the related assets. The estimated useful lives of the major classes of depreciable assets are as follows:

Buildings	50 years
Land improvements	40 years
Machinery and equipment	3 - 20 years
Furniture and fixtures	15 years

        Upon retirement or other disposal of property, plant and equipment, the cost and related amount of accumulated depreciation are eliminated from the asset and accumulated depreciation accounts, respectively. The difference, if any, between the net asset value and the proceeds is included in net income.

Capitalized Software Development Costs

        Certain costs to obtain internal use software for significant systems projects are capitalized and amortized over the estimated useful life of the software, which ranges from 3 to 5 years. Costs to obtain software for projects that are not significant are expensed as incurred. Capitalized software development costs, net of accumulated amortization, was $4.8 million and $7.3 million at December 31, 2009 and December 31, 2008, respectively. Amortization expense related to the capitalized software was $1.2 million and $531,000 for the years ended December 31, 2009 and December 31, 2008 respectively.

Goodwill, Intangibles and Long-Lived Assets

        The Company estimates the fair value of acquisition-related intangible assets principally based on projections of cash flows that will arise from identifiable intangible assets of acquired businesses. The projected cash flows are discounted to determine the fair value of the assets at the dates of acquisition.

        Goodwill and purchased intangible assets with indefinite lives are not amortized but are reviewed periodically for impairment. In 2009, the Company changed the date it performs its annual goodwill and indefinite-lived intangible asset impairment testing from December 31 to October 31. The Company has determined that the annual goodwill impairment testing date change does not result in

Lantheus MI Intermediate, Inc. and subsidiaries

Notes to Consolidated Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

adjustments to its financial statements when applied retrospectively. The Company believes changing its annual goodwill impairment testing date is preferable because the date change coincides with the change of its financial and strategic planning process. Going forward, the Company will perform an annual evaluation of goodwill as of October 31 to test for impairment and more frequently if events or circumstances indicate that goodwill may be impaired. The Company performed this test by comparing the fair value of the reporting unit containing goodwill to its carrying value, including goodwill. If the fair value exceeds the carrying value, goodwill is not impaired. If the carrying value exceeds the fair value, then the Company would calculate the potential impairment loss by comparing the implied fair value of goodwill with the carrying value of the goodwill. If the implied fair value of goodwill is less than the book value, then an impairment charge would be recorded.

        The Company calculates the fair value of its reporting units using the income approach which utilizes discounted forecasted future cash flows and the market approach which utilizes fair value multiples of comparable publicly traded companies. The discounted cash flows are based on the Company's most recent long-term financial projections and are discounted using a risk adjusted rate of return which is determined using estimates of market participant risk-adjusted weighted-average costs of capital and reflects the risks associated with achieving future cash flows. The market approach is calculated using the guideline company method, where the company uses market multiples derived from stock prices of companies engaged in the same or similar lines of business.

        The Company performs impairment testing for intangible and long-lived assets whenever events or changes in circumstances suggest that the carrying value of an asset or group of assets may not be recoverable. The Company measures the recoverability of assets to be held and used by comparing the carrying amount of the asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment equals the amount by which the carrying amount of the assets exceeds the fair value of the assets. Any impairments are recorded as permanent reductions in the carrying amount of the assets.

        Intangible assets, consisting of core and developed technology, patents, trademarks and customer relationships related to the Company's products (primarily Cardiolite® and DEFINITY®) are amortized in a method equivalent to the estimated utilization of the economic benefit of the asset, with weighted average useful lives ranging from 6 to 19 years. Tradenames and patents are amortized on a straight line basis and customer relationships are amortized on an accelerated basis.

Deferred Financing Charges

        Debt issuance costs are capitalized and amortized to interest expense using the effective interest rate method. As of December 31, 2009 and December 31, 2008, the unamortized deferred financing fees were $3.1 million and $5.7 million, respectively. The expense associated with the deferred financing charges was $2.6 million and $6.0 million for the years ended December 31, 2009 and December 31, 2008, respectively, and was included in interest expense.

Contingencies

        In the normal course of business, the Company is subject to loss contingencies, such as legal proceedings and claims arising out of its business, that cover a wide range of matters, including, among others, product and environmental liability. The Company records accruals for such loss contingencies

Lantheus MI Intermediate, Inc. and subsidiaries

Notes to Consolidated Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

when it is probable that a liability will be incurred and the amount of loss can be reasonably estimated. The Company does not recognize gain contingencies until realized.

Fair Value of Financial Instruments

        The estimated fair values of the Company's financial instruments, including its cash and cash equivalents, receivables, accounts payable, accrued expenses and debt approximate the carrying values of these instruments due to their short term nature.

Shipping and Handling Costs

        The Company typically does not charge customers for shipping and handling costs. Shipping and handling costs are included in cost of goods sold and were $16.6 million and $16.1 million for the years ended December 31, 2009 and December 31, 2008, respectively.

Advertising and Promotion Costs

        Advertising and promotion costs are expensed as incurred and totaled $4.1 million and $3.4 million for the years ended December 31, 2009 and December 31, 2008, respectively, and are included in sales and marketing expenses.

Research and Development

        Research and development costs are expensed as incurred and relate primarily to the development of new products to add to the Company's portfolio. Nonrefundable advance payments for goods or services that will be used or rendered for future research and development activities are deferred and recognized as an expense as the goods are delivered or the related services are performed.

Foreign Currency Translation

        The statement of income of the Company's foreign subsidiaries are translated into U.S. dollars using average exchange rates. The net assets of the Company's foreign subsidiaries are translated into U.S. dollars using the end of period exchange rates. The impact from translating the net assets of these subsidiaries at changing rates are recorded in the foreign currency translation adjustment account, which is included in accumulated other comprehensive loss.

        For the years ended December 31, 2009 and December 31, 2008, gains arising from foreign currency transactions totaled approximately $794,000 and $832,000 and are reported as a component of other income, net.

Accounting for Stock-Based Compensation

        The Company's stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense over the requisite service period, which generally represents the vesting period, and includes an estimate of the awards that will be forfeited. The Company uses the Black-Scholes valuation model for estimating the fair value on the date of grant of stock options. The fair value of stock option awards is affected by the valuation assumptions, including the expected volatility based on comparable market participants, expected term of the option, risk-free interest rate and expected dividends. When a contingent cash settlement of vested options becomes

Lantheus MI Intermediate, Inc. and subsidiaries

Notes to Consolidated Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

probable, the Company reclassifies its vested awards to a liability and accounts for any incremental compensation cost in the period in which the settlement becomes probable.

Accumulated Other Comprehensive Loss

        Comprehensive loss is comprised of net income, plus all changes in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources, including any foreign currency translation adjustments. These changes in equity are recorded as adjustments to accumulated other comprehensive income (loss) in the Company's consolidated balance sheet. The components of accumulated other comprehensive loss consist of foreign currency translation adjustments.

Asset Retirement Obligations

        The Company's compliance with federal, state and foreign environmental laws and regulations may require it to remove or mitigate the effects of the disposal or release of chemical substances in jurisdictions where it does business or maintain properties. The Company establishes accruals when such costs are probable and can be reasonably estimated. Accrual amounts are estimated based on currently available information, regulatory requirements, remediation strategies, historical experience, our relative shares of the total remediation costs and a relevant discount rate, when the time periods of estimated costs can be reasonably predicted. Changes in these assumptions could impact the Company's future reported results. The amount recorded for asset retirement obligations at December 31, 2009 and 2008 were $3.7 million and $3.3 million, respectively.

Business Combinations

        The Company adopted new guidance relative to accounting for business combinations on January 1, 2009. The guidance requires an acquirer to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, measured at their fair values as of that date. In accordance with the new guidance acquisition costs are expensed as incurred and recorded in selling, general and administrative expenses; in-process research and development ("IPR&D") is recorded at fair value as an indefinite-lived intangible asset at the acquisition date. In addition, under the new guidance any future reversal of tax reserves recorded at acquisition would be recorded in earnings, rather than as an adjustment to goodwill or acquisition related other intangible assets and will affect the Company's annual effective income tax rate.

Reclassification of 2008 Reported Amounts

        As further described in Note 6, the Company has a tax indemnification agreement with BMS related to certain contingent tax obligations arising prior to the acquisition. The tax obligations are recognized in liabilities and the tax indemnification receivable is recognized within other noncurrent assets. In the 2008 financial statements, the Company included a liability for the tax benefit generated upon settlement of the indemnification receivable within deferred taxes. Given that the indemnification payment will be net of any benefit obtained, the December 31, 2008 consolidated balance sheet understated noncurrent deferred tax assets and overstated the tax indemnification receivable by offsetting amounts. A reclassification of $9.2 million between deferred tax assets and other long-term assets has been recorded in the 2008 balance sheet to correct the prior presentation and conform to

Lantheus MI Intermediate, Inc. and subsidiaries

Notes to Consolidated Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

the 2009 presentation. This reclassification had no impact on total noncurrent assets, total assets, or net income as compared to previously reported amounts and accordingly is not considered to be material.

Recent Accounting Standards

        In October 2009, the FASB issued an update to the accounting standard for revenue recognition related to multiple-element arrangements, which in certain instances requires companies to allocate revenue in arrangements involving multiple deliverables based on the estimated selling price of each deliverable, even though such deliverables are not sold separately either by the company itself or other vendors. This standard eliminates the requirement that all undelivered elements must have objective and reliable evidence of fair value before a company can recognize the portion of the overall arrangement fee that is attributable to items that already have been delivered. As a result, the new guidance may allow some companies to recognize revenue on transactions that involve multiple deliverables earlier than under previous requirements. The Company will adopt this standard in the first quarter of 2010 and does not anticipate that the adoption will have a material effect on its consolidated financial statements.

3. Acquisitions

Lantheus

        On January 8, 2008, the stock and asset purchase agreement (the "Agreement") between ACP Lantern Holdings, Inc. (now known as LMI Holdings), ACP Lantern Acquisition, Inc. and BMS to acquire Bristol-Myers Squibb Medical Imaging, subsequently known as Lantheus Medical Imaging, was completed for an aggregate purchase price of $518.7 million, including transaction costs of $14.7 million. The acquisition included employees in the United States and other countries dedicated to the Company, related product patent and developed technology and certain other assets, including the manufacturing facilities located in North Billerica, Massachusetts. The acquisition allows for the Company to focus on growing its market in the medical imaging industry.

Lantheus MI Intermediate, Inc. and subsidiaries

Notes to Consolidated Financial Statements (Continued)

3. Acquisitions (Continued)

        The following table summarizes the fair value assigned to the assets acquired and liabilities assumed at the date of acquisition:

(in thousands)
Assets acquired:
Accounts receivable	$70,226
Inventory	26,838
Other current assets	1,780
Property, plant and equipment	129,064
Customer relationships	113,480
In-process research and development	28,240
Tradenames	53,390
Patents	42,780
Goodwill	13,493
Long term deferred tax asset	88,316
Other current assets	222
Other long term assets	17,484
Liabilities assumed:
Accounts payable	(11,907)
Accrued liabilities	(8,324)
Accrued rebates and other	(9,672)
Deferred taxes	(5,698)
Asset retirement obligations	(2,928)
Other current liabilities	(1,450)
Other long term liabilities	(26,677)

Cash paid, including transaction costs	$518,657

        The acquisition of the Company was accounted for as a purchase. As discussed in Note 1, the Company, for the purpose of convenience, included operating results for the period from January 1, 2008 through January 7, 2008 in its 2008 consolidated statement of income. The operating results for this period were not material to the 2008 consolidated financial statements taken as a whole. The Company has recorded goodwill of $16.8 million which includes goodwill related to the acquisition of $13.5 million and the effect of the operating results of $3.3 million for the Convenience Period. The goodwill is not deductible for income tax purposes. Approximately $660,000 of patents, which are defensive related, have an indefinite life for valuation purposes, and the remaining intangible assets with definite lives have a weighted-average useful life of approximately 15 years, consisting of weighted-average useful lives of trademarks (16 years), patents (2 years) and customer relationships (19 years). The amounts allocated to these intangible assets were determined through a discounted cash flow analysis using the income approach. The projected cash flows were discounted to determine the present value of the assets at the dates of acquisition. The values assigned to these intangibles were determined using patent and tradename lives, expected future earnings benefit and potential revenue generated.

Lantheus MI Intermediate, Inc. and subsidiaries

Notes to Consolidated Financial Statements (Continued)

3. Acquisitions (Continued)

        The amount allocated to IPR&D of $28.2 million was determined through a discounted cash flow analysis using the income approach. Net cash flows attributable to the project were discounted to their present value at a rate commensurate with the perceived risk, which for this project was 20%. The value assigned to IPR&D was determined by estimating costs to develop the purchased IPR&D into commercially viable product, the phase the project is in and its potential revenue generated from the project. The estimated fair value of in-process research and development related to Positron Emission Tomography ("PET") perfusion agents. Immediately following the closing of the acquisition, the amount allocated to IPR&D was charged to expense.

4. Fair Value of Financial Instruments

        Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In order to increase consistency and comparability in fair value measurements, financial instruments are categorized based on a hierarchy that prioritizes observable and unobservable inputs used to measure fair value into three broad levels, which are described below:

          Level 1—Inputs are unadjusted quoted prices in active markets for identical assets or liabilities that the company has the ability to access at the measurement date.

          Level 2—Inputs include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (i.e., interest rates, yield curves, etc.) and inputs that are derived principally from or corroborated by observable market data by correlation or other means (market corroborated inputs).

          Level 3—Unobservable inputs that reflect the Company's assumptions about the assumptions that market participants would use in pricing the asset or liability. The Company develops these inputs based on the best information available, including its own data.

        At December 31, 2009, the Company's financial assets that are measured at fair value on a recurring basis are comprised of U.S. governmental agency and money market securities and are classified as cash equivalents. The Company invests excess cash from its operating cash accounts in overnight investments and reflects these amounts in cash and cash equivalents on the consolidated balance sheet using quoted prices in active markets for identical assets (Level 1).

(in thousands)	Total fair value at December 31, 2009	Quoted prices in active markets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Cash equivalents
U.S. Treasuries	$21,937	$21,937	$—	$—
Money Market	2,002	2,002	—	—

	$23,939	$23,939	$—	$—

Lantheus MI Intermediate, Inc. and subsidiaries

Notes to Consolidated Financial Statements (Continued)

4. Fair Value of Financial Instruments (Continued)

(in thousands)	Total fair value at December 31, 2008	Quoted prices in active markets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Cash equivalents
U.S. Treasuries	$19,493	$19,493	$—	$—

	$19,493	$19,493	$—	$—

5. Income Taxes

        The components of income before income taxes for the years ended December 31 were:

(in thousands)	2009	2008
United States	$41,125	$110,590
International	1,179	(19,198)

	$42,304	$91,392

        The provision (benefit) for income taxes attributable to operations consisted of:

(in thousands)	2009	2008
Current
Federal	$5,140	$44,642
State	3,981	7,884
International	2,005	527

	$11,126	$53,053

Deferred
Federal	$9,396	$(2,475)
State	4,244	(1,080)
International	(2,814)	(892)

	$10,826	$(4,447)

	$21,952	$48,606

Lantheus MI Intermediate, Inc. and subsidiaries

Notes to Consolidated Financial Statements (Continued)

5. Income Taxes (Continued)

        The Company's provision for income taxes in the years ended December 31, 2009 and December 31, 2008 was different from the amount computed by applying the statutory U.S. Federal income tax rate to earnings from operations before income taxes, as a result of the following:

(in thousands)	2009		2008
U.S. statutory rate	$14,806	35.0%	$31,987	35.0%
In-process research and development	—	—	9,884	10.8%
Losses not benefited	155	0.4%	5,535	6.1%
U.S manufacturing deduction	(281)	(0.7)%	(3,230)	(3.5)%
Uncertain tax positions	2,505	5.9%	2,475	2.7%
State and local taxes	631	1.5%	2,008	2.2%
Impact of rate change on deferred taxes	3,956	9.3%	—	—
Utilization of net operating losses	(1,407)	(3.3)%	—	—
True-up of prior year tax	1,592	3.8%	—	—
Other	(5)	0.0%	(53)	(0.1)%

	$21,952	51.9%	$48,606	53.2%

        The components of deferred income tax assets (liabilities) at December 31 were:

(in thousands)	2009	2008
Deferred Tax Assets
Federal benefit of state taxes payable	$10,621	$9,193
Reserves, accruals and other	2,600	4,400
Amortization of intangibles other than goodwill	94,919	114,879
Net operating loss carryforwards	339	5,535

Deferred tax assets	108,479	134,007

Deferred Tax Liability
Customer lists	(22,646)	(32,813)
Depreciation	(7,427)	(6,887)

Deferred tax liability	(30,073)	(39,700)
Less: Valuation allowance	(339)	(5,535)

	$78,067	$88,772

	2009	2008
Recorded in the accompanying consolidated balance sheet as:
Current deferred tax assets	$1,167	$4,391
Noncurrent deferred tax assets	79,099	88,606
Current deferred tax liability	—	(527)
Noncurrent deferred tax liability	(2,199)	(3,698)

Net deferred tax assets	$78,067	$88,772

Lantheus MI Intermediate, Inc. and subsidiaries

Notes to Consolidated Financial Statements (Continued)

5. Income Taxes (Continued)

        As of December 31, 2009 and 2008, total liabilities for tax obligations and associated interest and penalties were $32.5 million and $29.2 million respectively, consisting of income tax provisions for uncertain tax benefits of $18.8 million and $17.9 million and interest and penalty accruals of $13.7 million and $11.3 million, respectively, which were included in other long-term liabilities on the consolidated balance sheet with the offsetting asset in other long term assets. The total noncurrent asset related to the indemnification was $20.9 million and $20.0 million as of December 31, 2009 and 2008, respectively. Included in the 2009 and 2008 tax provision is $2.5 million and $2.5 million, respectively relating to current year interest expense, with an offsetting amount included in other income due to the indemnification.

        A reconciliation of the Company's changes in uncertain tax positions for 2009 and 2008 is as follows:

(in thousands)
Beginning balance of gross uncertain tax positions as of January 8, 2008	$17,939
Gross additions to tax positions related to current year	—
Gross reduction to tax positions related to prior year	—

Balance of gross uncertain tax positions as of December 31, 2008	17,939
Gross additions to tax positions related to current year	877
Gross reduction to tax positions related to prior year	—

Balance of gross uncertain tax positions as of December 31, 2009	$18,816

        As of December 31, 2009 and December 31, 2008, the total amount of unrecognized tax benefits was $18.8 million and $17.9 million, respectively, all of which would affect the effective tax rate, if recognized. These amounts are primarily associated with domestic state tax issues, such as the allocation of income among various state tax jurisdictions, transfer pricing and U.S. federal R&D credits. As the Company has been contacted by a number of state tax jurisdictions in the past year relating to pre-acquisition tax years, the Company does believe that some pre-acquisition tax years will be settled by BMS within the next twelve months. The Company is not able to quantify the extent of potential settlement at this time.

        The Company has a tax indemnification agreement with BMS related to certain tax obligations arising prior to the acquisition of the Company, for which the Company has the primary legal obligation. The tax indemnification receivable is recognized within other noncurrent assets. The changes in the tax indemnification asset are recognized within other income, net in the statement of income. In accordance with the Company's accounting policy, the change in the tax liability and penalties and interest associated with these obligations (net of any offsetting federal or state benefit) is recognized within the tax provision. Accordingly, as these reserves change, adjustments are included in the tax provision while the offsetting adjustment is included in other income. Assuming that the receivable from BMS continues to be considered recoverable by the Company, there is no net effect on earnings related to these liabilities and no net cash outflows.

Lantheus MI Intermediate, Inc. and subsidiaries

Notes to Consolidated Financial Statements (Continued)

5. Income Taxes (Continued)

        The Company decreased its valuation allowance by $5.2 million in 2009. The Company has foreign net operating loss carryforwards of approximately $1.7 million of which $1.2 million expire in 2029 and $542,000 have no expiration date.

        Undistributed earnings of various foreign subsidiaries aggregated zero and $730,000 at December 31, 2009 and 2008, respectively. As of December 31, 2009 the Company plans to distribute earnings from its Australian subsidiary during 2010. Since these earnings are not permanently reinvested, the Company has provided a deferred tax liability of $180,000. There are no additional undistributed earnings in our foreign subsidiaries as they do not have accumulated earnings.

6. Inventory

        Inventory consisted of the following at December 31:

(in thousands)	2009	2008
Raw materials	$6,751	$7,156
Work in process	1,849	2,612
Finished goods	11,011	4,109

Inventory	$19,611	$13,877

7. Property, Plant and Equipment, net

        Property, plant and equipment consisted of the following at December 31:

(in thousands)	2009	2008
Land	$22,450	$22,450
Buildings	60,695	60,701
Machinery, equipment and fixtures	55,905	47,080
Construction in progress	4,989	3,437
Accumulated depreciation	(21,279)	(10,096)

Property, plant and equipment, net	$122,760	$123,572

        Depreciation expense related to property, plant and equipment was $10.9 million and $10.1 million for the years ended December 31, 2009 and 2008, respectively.

        Included within property, plant and equipment are spare parts of approximately $4.1 million and $4.0 million as of December 31, 2009 and 2008, respectively. Spare parts include replacement parts relating to plant and equipment and are either recognized as an expense when consumed or re-classified and capitalized as part of the related plant and equipment and depreciated over a time period not exceeding the useful life of the related asset.

8. Asset Retirement Obligations

        The fair value of a liability for asset retirement obligations is recognized in the period in which the liability is incurred. The liability is measured at present value of the obligation when incurred and is adjusted in subsequent periods as accretion expense is recorded. The corresponding asset retirement

Lantheus MI Intermediate, Inc. and subsidiaries

Notes to Consolidated Financial Statements (Continued)

8. Asset Retirement Obligations (Continued)

costs are capitalized as part of the carrying value of the related long-lived assets and depreciated over the asset's useful life.

        The Company considered the legal obligation to remediate its facilities upon a decommissioning of its radioactive related operations as an asset retirement obligation. The operations of the Company have radioactive production facilities at its North Billerica, Massachusetts and San Juan, Puerto Rico sites.

        The following is a reconciliation of the Company's asset retirement obligations for the years ended December 31, 2009 and December 31, 2008:

(in thousands)
Beginning balance	$2,928
Accretion expense	355

Balance at December 31, 2008	3,283
Capitalization	85
Accretion expense	378

Balance at December 31, 2009	$3,746

9. Intangibles, net

        Intangibles, net consisted of the following:

	December 31, 2009
(in thousands)	Cost	Accumulated amortization	Net	Weighted Average Useful Life	Amortization Method
Trademarks	$53,390	$6,856	$46,534	16 years	Straight-line
Customer relationships	113,480	46,453	67,027	19 years	Accelerated
Patent rights, know-how	29,495	2,069	27,426	11 years	Straight-line
Patents	42,780	36,756	6,024	2 years	Straight-line

	$239,145	$92,134	$147,011

	December 31, 2008
	Cost	Accumulated amortization	Net	Weighted Average Useful Life	Amortization Method
Trademarks	$53,390	$3,394	$49,996	16 years	Straight-line
Customer relationships	113,480	23,065	90,415	19 years	Accelerated
Patents	42,780	36,094	6,686	2 years	Straight-line

	$209,650	$62,553	$147,097

        On April 6, 2009, the Company acquired the U.S., Canadian and Australian territory rights to a Gadolinium-based blood pool contrast agent, ABLAVAR® (formerly known as Vasovist®), from EPIX Pharmaceuticals for an aggregate purchase price of $32.6 million, including drug product and active pharmaceutical ingredient inventory. ABLAVAR® was approved by the FDA in December 2008 and

Lantheus MI Intermediate, Inc. and subsidiaries

Notes to Consolidated Financial Statements (Continued)

9. Intangibles, net (Continued)

commercially launched by the Company in early January 2010 after final FDA approval of its product label.

        This acquisition was accounted for as an asset purchase and consisted of $28.0 million in patents, $500,000 manufacturing know-how acquired from a different party, and $4.1 million in inventory. The acquired patents are being amortized over approximately 11 years which approximates the expected patent life. The manufacturing know-how is being amortized over 3.5 years which represents the expected useful term of such know-how. The Company recorded amortization expense for its intangible assets of $29.6 million and $62.6 million for the years ended December 31, 2009 and December 31, 2008, respectively. In conjunction with the acquisition, the Company incurred and capitalized $1.0 million in legal and other related costs which are being amortized over the expected patent life.

        Expected future amortization expense related to the intangible assets is as follows (in thousands):

Years ended December 31,
2010	$22,285
2011	19,494
2012	15,245
2013	13,549
2014	12,269
2015 and thereafter	63,518

$146,360

        Approximately $660,000 of patents, which are defensive related, have an indefinite life and are therefore not included in the expected future amortization table above.

10. Accrued Expenses

        Accrued expenses are comprised of the following at December 31:

(in thousands)	2009	2008
Compensation and benefits	$7,872	$11,350
Accrued professional fees	2,031	5,852
Research and development services	2,680	2,024
Freight and distribution	3,600	4,117
Marketing expense	1,129	1,500
Accrued rebate and other	427	7,972
Other	621	731

	$18,360	$33,546

11. Financing Arrangements

        On January 8, 2008, the Company entered into an agreement (the "Credit Agreement") with PNC Bank, National Association, as Administrative Agent, Ableco Finance LLC, as Collateral Agent, and the other lenders party thereto (collectively the "Lenders") for a credit facility (the "Facility") in the principal amount of up to $346.5 million (collectively, the "Loan Amount"). The Facility consists of

Lantheus MI Intermediate, Inc. and subsidiaries

Notes to Consolidated Financial Statements (Continued)

11. Financing Arrangements (Continued)

a secured term loan in the amount of $296.5 million and a revolving credit facility in the amount of $50 million, which includes a subfacility for the issuance of letters of credit. The Company may request the lenders to increase the Facility by an additional amount of up to $35.0 million at the discretion of the Lenders.

        Borrowings made under the Facility bear interest, at the Company's election, at a rate based on the Reference Rate (as defined in the Credit Agreement) plus 6.50% or the LIBOR Rate (as defined in the Credit Agreement) plus 7.50%. Loans outstanding under the Facility may be prepaid at any time in whole or in part without premium or penalty. Amounts repaid under the term loan cannot be re-borrowed. The Facility terminates and any outstanding loans under it mature on January 8, 2013.

        Minimum future repayment of principal borrowed under the term loan facility is payable in installments as follows:

  •
  $15.0 million quarterly March 31, 2010 through December 31, 2011;

  •
  $10.0 million quarterly March 31, 2012 through January 8, 2013 with any final principal due on maturity date

        In addition, the Company is required to make quarterly payments of the larger of the minimum repayments, noted above, or an amount equal to a percentage of the Company's excess cash flow (as defined in the Credit Agreement). The Company applies any excess cash flow payments, first, to the first four installments immediately following such prepayment, and second, to the remaining installments of principal due under the Credit Agreement in the inverse order of maturity. During 2008, the Company made one installment repayment of $16.5 million and three excess cash flow payments totaling $137.2 million. During 2009, the Company made two excess cash flow payments totaling $49.1 million. As a result of the excess cash flow payments and their application against the subsequent installments due following such prepayments, the Company has included in the current portion of long-term debt $30.0 million of the total outstanding principal as of December 31, 2009.

        The Company's term loan minimum principal commitments are as follows (in thousands):

Years ended December 31,
2010	$30,000
2011	60,000
2012	3,649

$93,649

        Interest is due either on the last day of the interest period for LIBOR rate loans or the last day of the quarter for Reference Rate loans.

        The Company's obligations under the Facility may be accelerated upon the occurrence of an event of default under the Facility, which includes limitations on dividends and customary events of default, including payment defaults, defaults in the performance of affirmative and negative covenants, the inaccuracy of representations or warranties, bankruptcy and insolvency related defaults, cross defaults to other material indebtedness and a change of control default.

Lantheus MI Intermediate, Inc. and subsidiaries

Notes to Consolidated Financial Statements (Continued)

11. Financing Arrangements (Continued)

        As of December 31, 2009 and 2008, the Company had approximately $93.6 million and $142.8 million respectively in principal amount of debt outstanding under the Facility. During 2009, the Company had drawn $28.0 million on its revolving credit facility and repaid the entire amount as of December 31, 2009. The Company had $6.8 million in letters of credit applied against the total amount available at December 31, 2009, resulting in a maximum borrowing availability under the revolving credit agreement of $43.2 million at December 31, 2009. The debt under the revolving credit facility carried a weighted average interest rate of 7.7% and 8.7% as of December 31, 2009 and 2008, respectively.

        The Company's obligations under the Facility are guaranteed by certain of the Company's U.S. domestic subsidiaries, and the Company has guaranteed any obligations of any co-borrowers under the Facility. The Facility contains affirmative and negative covenants applicable to the Company and its subsidiaries, including financial covenants requiring the Company to comply with minimum leverage ratios, maximum interest coverage ratios and maximum capital expenditures requirements, as well as restrictions on liens, investments, indebtedness, fundamental changes, acquisitions, dispositions of property, making specified restricted payments, and transactions with affiliates.

12. Stockholder's Equity

        As of December 31, 2009 and December 31, 2008, the authorized capital stock of the Company consisted of 10,000 shares of voting common stock with a par value of $0.01 per share and 1 share outstanding.

13. Stock-Based Compensation

        The Company's employees are eligible to receive awards from the LMI Holdings 2008 Equity Incentive Plan (the "2008 Plan"). The 2008 Plan is administered by the LMI Holdings Board of Directors. The 2008 Plan permits the granting of nonqualified stock options, stock appreciation rights (or SARs), restricted stock and restricted stock units to its employees, officers, directors and consultants of the Company or any subsidiary of the Company. The maximum number of shares that may be issued pursuant to awards under the 2008 Plan at December 31, 2009 is 5,035,100 which decreased by 2,900 during 2009 due to cancelled and retired vested options. Option awards are granted with an exercise price equal to the fair value of LMI Holdings' stock at the date of grant. Time based option awards vest based on time, either four or five years, and performance based option awards vest based on the achievement of certain annual EBITDA targets over a five-year period. The Company recognized compensation costs for its time based awards on a straight-line basis equal to the vesting period. The compensation cost for performance based awards is recognized on a graded vesting basis, based on the probability of achieving performance targets over the requisite service period for the entire award. The fair value of each option award was estimated on the date of grant using a Black-Scholes valuation model that uses the assumptions noted in the following table. Expected volatilities are based on the historical volatility of a selected peer group. The expected term of options represents the period of time that options granted are expected to be outstanding. The risk-free interest rate

Lantheus MI Intermediate, Inc. and subsidiaries

Notes to Consolidated Financial Statements (Continued)

13. Stock-Based Compensation (Continued)

assumption is the seven-year U.S. Treasury rate at the date of the grant which most closely resembles the expected life of the options.

	Years Ended December 31,
	2009	2008
Expected volatility	41 - 39%	38%
Expected dividends	—	—
Expected life (in years)	6.5	6.5
Risk-free interest rate	2.4% - 3.4%	3.0% - 3.6%

        A summary of option activity for 2009 is presented below:

	Time Based	Performance Based	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at January 1, 2009	2,453,850	2,353,850	4,807,700	$2.00	9.2	$23,300,000
Options granted	144,000	94,000	238,000	$6.97
Options cancelled	(1,450)	(1,450)	(2,900)	$2.00
Options forfeited and expired	(48,300)	(42,433)	(90,733)	$2.00

Outstanding at December 31, 2009	2,548,100	2,403,967	4,952,067	$2.24	8.3	$39,700,000
Vested and expected to vest at December 31, 2009	2,527,309	2,387,438	4,914,747	$2.24	8.3	$39,400,000

Exercisable at December 31, 2009	555,940	997,427	1,553,367	$2.06	8.2	$12,700,000

        The weighted average grant-date fair value of options granted during the years ended December 31, 2009 and 2008 was $3.16 and $0.87, respectively. During the years ended December 31, 2009 and 2008, 1,084,547 and 470,770 options vested, respectively, with an aggregate fair value of approximately $987,000 and $411,000, respectively. No options were exercised in either the years ended December 31, 2009 or 2008.

        Stock-based compensation expense was recognized in the consolidated statements of income as follows:

	Years Ended December 31,
(in thousands)	2009	2008
Cost of goods sold	$101	$94
General and administrative	828	1,010
Sales and marketing	97	120
Research and development	183	144

Total stock-based compensation expense	$1,209	$1,368

Lantheus MI Intermediate, Inc. and subsidiaries

Notes to Consolidated Financial Statements (Continued)

13. Stock-Based Compensation (Continued)

        As stock-based compensation expense recognized in the consolidated statement of income for years ended December 31, 2009 and 2008 was based on awards ultimately expected to vest, it was reduced for estimated pre-vesting forfeitures as required.

        The Company did not realize an income tax benefit relating to stock options for year ended December 31, 2008. The Company recognized an income tax benefit of $7,000 for the year ended December 31, 2009. As of December 31, 2009, there was approximately $2.4 million of total unrecognized compensation costs related to non-vested stock options granted under the 2008 Plan. These costs are expected to be recognized over a weighted-average remaining period of 3.1 years.

14. Other Income, net

        Other income, net consisted of the following:

	Years Ended December 31,
(in thousands)	2009	2008
Foreign currency gains	$794	$832
Tax indemnification	1,560	2,475
Other income (expense)	366	(357)

Total other income, net	$2,720	$2,950

15. Commitments and Contingencies

        The Company leases certain buildings, hardware and office space under operating leases. In addition, the Company has entered in to purchasing arrangements in which minimum quantities of goods or services have been committed to be purchased on an annual basis. Minimum lease and purchase commitments under noncancelable arrangements are as follows (in thousands):

Years ended December 31,
2010	$26,022
2011	33,292
2012	21,757
2013	1,401
2014	545
2015 and thereafter	984

$84,001

        Lease expense was $810,000 and $753,000 for the years ended December 31, 2009 and 2008, respectively.

16. 401(k) Plan

        The Company maintains a qualified 401(k) plan (the "401(k) Plan") for its U.S. employees. The 401(k) Plan covers U.S. employees who meet certain eligibility requirements. Under the terms of the 401(k) Plan, the employees may elect to make tax-deferred contributions through payroll deductions

Lantheus MI Intermediate, Inc. and subsidiaries

Notes to Consolidated Financial Statements (Continued)

16. 401(k) Plan (Continued)

within statutory and plan limits, and the Company may elect to make non-elective discretionary contributions. During 2009, the Company matched employee contributions up to 4.5% of eligible compensation and did not contribute an additional non-elective discretionary match. In 2008, the Company matched employee contributions up to 6% of eligible compensation and contributed an additional 4% as the non-elective discretionary match to most employees. The Company may also make optional contributions to the 401(k) Plan for any plan year at its discretion. Expense recognized by the Company for matching contributions related to the 401(k) Plan was $1.8 million and $2.3 million for December 31, 2009 and 2008, respectively. Expense recognized by the Company for the non-elective discretionary match was $1.7 million for the year ended December 31, 2008.

17. Legal Proceedings and Contingencies

        From time-to-time the Company is involved in legal and administrative proceedings and claims of various types. While any litigation contains an element of uncertainty, management believes that the outcome of such proceedings or claims which are pending or known to be threatened, or all of them combined, is not expected, in the opinion of management, to have a material adverse effect on the Company's financial position, cash flow and results.

18. Related Party Transactions

        Avista Capital Partners and its affiliates ("Avista"), the majority shareholder of LMI Holdings, provides certain advisory services to the Company pursuant to an advisory services and monitoring agreement. The Company is required to pay an annual fee of $1.0 million and other reasonable and customary advisory fees, as applicable, paid on a quarterly basis. The initial term of the agreement is seven years. Upon termination, all remaining amounts owed under the agreement shall become due immediately. There are no outstanding amounts owed at December 31, 2009 or December 31, 2008. The Company also paid a fee of $10.0 million in 2008 in consideration of the acquisition-related services, which has been included as direct acquisition costs.

19. Segment Information

        The Company has five operating segments, which are: U.S., Canada, Australia, United Kingdom and Puerto Rico. The Company's segments derive revenues through the manufacturing, marketing, selling and distributing of medical imaging products, focused primarily on cardiovascular diagnostic imaging. The U.S. segment comprises 80.5% and 88.6% of consolidated revenues in 2009 and 2008, respectively, and 89.6% and 88.7% of consolidated assets at December 31, 2009 and 2008, respectively. In 2009 and 2008, no single operating segment, outside of the U.S., accounted for more than 10% of total sales, 10% of net income or 10% of total assets. Accordingly, the Company reports the U.S. reporting segment separately and the non-U.S. operating segments as All Other. All goodwill has been allocated to the U.S. operating segment

Lantheus MI Intermediate, Inc. and subsidiaries

Notes to Consolidated Financial Statements (Continued)

19. Segment Information (Continued)

        Selected information for each business segment are as follows (in thousands):

(in thousands)	2009	2008
Revenue
U.S.	$309,007	$509,900
All Other	70,244	61,169

Total revenue, including inter-segment	379,251	571,069
Inter-segment revenue	(19,040)	(34,225)

	$360,211	$536,844

Revenues from external customers
Cardiolite	$95,720	$292,522
Technelite	104,462	114,561
DEFINITY	42,321	20,606
Other	47,464	47,986

Total U.S.	289,967	475,675
All Other	70,244	61,169

	$360,211	$536,844

Operating income/(loss)
U.S.	$43,868	$130,871
All Other	6	(5,526)

Total operating income, including inter-segment	43,874	125,345
Inter-segment operating income	9,095	(6,558)

	$52,969	$118,787

Assets
U.S.	$441,229	$468,222
All Other	51,314	59,813

	$492,543	$528,035

Depreciation and amortization
U.S.	$36,438	$68,031
All Other	5,269	5,149

	$41,707	$73,180

Capital expenditure
U.S.	$6,906	$11,573
All Other	1,950	602

	$8,856	$12,175

Lantheus MI Intermediate, Inc. and subsidiaries

Notes to Consolidated Financial Statements (Continued)

20. Valuation and Qualifying Accounts

(in thousands)	Balance at Beginning of Fiscal Year	Charged to Costs and Expenses	Deductions From Reserves	Balance at End of Fiscal Year
Year ended December 31, 2009:
Allowance for doubtful accounts	$752	$63	$(77)	$738
Inventory reserve	1,492	4,126	(2,018)	3,600
Year ended December 31, 2008:
Allowance for doubtful accounts	$1,609	$65	$(922)	$752
Inventory reserve	—	5,791	(4,299)	1,492

        Amounts charged to deductions from reserves represent the write-off of uncollectible balances.

21. Guarantor Financial Information

        On May 10, 2010, Lantheus Medical Imaging, Inc., a wholly owned subsidiary of the Company, issued $250.0 million of 9.750% Senior Notes due in 2017 (the "Notes") at face value, net of issuance costs of $6.3 million. The Notes were issued under an indenture, dated May 10, 2010 (the "Indenture"). The net proceeds of the Notes were used to repay $77.9 million due under the outstanding credit agreement (see Note 11) and issue a $163.8 million dividend, which utilized $65.7 million of retained earnings and $98.1 million of additional paid-in capital, to LMI Holdings to repay a $75.0 million demand note it issued and for LMI Holdings to repurchase $90.0 million of LMI Holdings' Series A Preferred Stock at the accreted value. The Notes mature on May 15, 2017. Interest on the Notes accrues at a rate of 9.750% per annum and will be payable semiannually in arrears on May 15 and November 15, commencing on November 15, 2010.

        The Notes are guaranteed by certain of our consolidated subsidiaries (the "Guarantor Subsidiaries"). The guarantees are full and unconditional and joint and several. The following supplemental financial information sets forth, on a condensed consolidating basis, audited balance sheets as of December 31, 2009, and 2008, and the related audited statements of operations and cash flows for each of the two years in the period ended December 31, 2009 for the Parent, the Issuer, the Guarantor Subsidiary and our other subsidiaries, or the Non-Guarantor Subsidiaries. All subsidiaries are 100% owned by the Company. The supplemental financial information reflects the investments of the Parent in the Issuer, and the Company's investment in the Guarantor Subsidiary and Non-Guarantor Subsidiaries using the equity method of accounting.

Lantheus MI Intermediate, Inc. and subsidiaries

Notes to Consolidated Financial Statements (Continued)

21. Guarantor Financial Information (Continued)

Condensed Consolidating Balance Sheet
December 31, 2009

(in thousands except share data)	Parent	Issuer	Guarantor Subsidiary	Non- Guarantor Subsidiaries	Eliminations	Total
Assets:
Cash and cash equivalents	$—	$21,505	$—	$9,975	$—	$31,480
Accounts receivable, net	—	27,700	—	15,251	—	42,951
Intercompany accounts receivable	—	5,964	—	—	(5,964)	—
Inventory	—	13,244	—	6,367	—	19,611
Deferred tax assets	—	1,040	—	127	—	1,167
Other current assets	—	2,713	—	192	—	2,905

Total current assets	—	72,166	—	31,912	(5,964)	98,114
Property, plant and equipment, net	—	88,722	23,435	10,603	—	122,760
Capitalized software development costs	—	4,802	—	—	—	4,802
Goodwill	—	16,818	—	—	—	16,818
Intangibles, net	—	134,166	—	12,845	—	147,011
Deferred tax assets	—	78,900	—	199	—	79,099
Deferred financing costs	—	3,038	—	—	—	3,038
Investment in subsidiaries	310,579	60,811	—	—	(371,390)	—
Other long-term assets	—	20,901	—	—	—	20,901

Total assets	$310,579	$480,324	$23,435	$55,559	$(377,354)	$492,543

Liabilities and Equity:
Current portion of long-term debt	$—	$30,000	$—	$—	$—	$30,000
Accounts payable	—	16,880	—	3,115	—	19,995
Intercompany accounts payable	—	—	—	5,964	(5,964)	—
Accrued expenses	—	15,720	—	2,640	—	18,360
Income tax payable	—	314	—	1,139	—	1,453
Deferred revenue	—	2,673	—	2,077	—	4,750

Total current liabilities	—	65,587	—	14,935	(5,964)	74,558
Asset retirement obligation	—	3,651	—	95	—	3,746
Long-term debt, net of current portion	—	63,649	—	—	—	63,649
Deferred tax liability	—	—	—	2,199	—	2,199
Deferred revenue	—	5,335	—	—	—	5,335
Other long-term liabilities	—	31,523	—	954	—	32,477

Total liabilities	—	169,745	—	18,183	(5,964)	181,964
Equity	310,579	310,579	23,435	37,376	(371,390)	310,579

Total liabilities and equity	$310,579	$480,324	$23,435	$55,559	$(377,354)	$492,543

Lantheus MI Intermediate, Inc. and subsidiaries

Notes to Consolidated Financial Statements (Continued)

21. Guarantor Financial Information (Continued)

Condensed Consolidating Balance Sheet
December 31, 2008

(in thousands except share data)	Parent	Issuer	Guarantor Subsidiary	Non- Guarantor Subsidiaries	Eliminations	Total
Assets:
Cash and cash equivalents	$—	$16,118	$—	$4,918	$—	$21,036
Accounts receivable, net	—	54,516	—	16,844	—	71,360
Intercompany accounts receivable	—	14,059	—	70	(14,129)	—
Inventory	—	954	—	12,923	—	13,877
Deferred tax assets	—	4,391	—	—	—	4,391
Other current assets	—	9,044	—	(651)	—	8,393

Total current assets	—	99,082	—	34,104	(14,129)	119,057
Property, plant and equipment, net	—	89,779	23,515	10,278	—	123,572
Capitalized software development costs	—	7,262	—	—	—	7,262
Goodwill	—	16,818	—	—	—	16,818
Intangibles, net	—	130,608	—	16,489	—	147,097
Deferred tax assets	—	88,572	—	34	—	88,606
Deferred financing costs	—	5,664	—	—	—	5,664
Investment in subsidiaries	287,809	57,687	—	—	(345,496)	—
Other long-term assets	—	19,959	—	—	—	19,959

Total assets	$287,809	$515,431	$23,515	$60,905	$(359,625)	$528,035

Liabilities and Equity:
Current portion of long-term debt	$—	15,000	$—	$—	$—	15,000
Accounts payable	—	21,580	—	1,533	—	23,113
Intercompany accounts payable	—	17	—	14,112	(14,129)	—
Accrued expenses	—	30,167	—	3,379	—	33,546
Income tax payable	—	—	—	—	—	—
Deferred revenue	—	168	—	3,484	—	3,652
Deferred tax liability	—	—	—	527	—	527

Total current liabilities	—	66,932	—	23,035	(14,129)	75,838
Asset retirement obligation	—	3,283	—	—	—	3,283
Long-term debt, net of current portion	—	127,751	—	—	—	127,751
Deferred tax liability	—	—	—	3,698	—	3,698
Other long-term liabilities	—	29,656	—	—	—	29,656

Total liabilities	—	227,622	—	26,733	(14,129)	240,226
Equity	287,809	287,809	23,515	34,172	(345,496)	287,809

Total liabilities and equity	$287,809	$515,431	$23,515	$60,905	$(359,625)	$528,035

Lantheus MI Intermediate, Inc. and subsidiaries

Notes to Consolidated Financial Statements (Continued)

21. Guarantor Financial Information (Continued)

Condensed Consolidating Statement of Income
December 31, 2009

(in thousands)	Parent	Issuer	Guarantor Subsidiary	Non- Guarantor Subsidiaries	Eliminations	Total
Net product revenues	$—	$301,099	$—	$70,244	$(19,040)	$352,303
License and other revenues	—	7,908	—	—	—	7,908

Total revenues	—	309,007	—	70,244	(19,040)	360,211
Cost of goods sold	—	141,154	—	62,730	(19,040)	184,844

Gross profit	—	167,853	—	7,514	—	175,367
General and administrative expenses	—	33,164	80	2,186	—	35,430
Sales and marketing expenses	—	38,111	—	4,226	—	42,337
Research and development expenses	—	43,535	—	1,096	—	44,631
In-process research and development	—	—	—	—	—	—

Operating income	—	53,043	(80)	6	—	52,969
Interest expense	—	(13,458)	—	—	—	(13,458)
Interest income	—	14	—	59	—	73
Other income, net	—	1,693	—	1,027	—	2,720
Equity in earnings of affiliates	20,352	1,849	—	—	(22,201)	—

Income before income taxes	20,352	43,141	(80)	1,092	(22,201)	42,304
Provision for income taxes	—	(22,789)	28	809	—	(21,952)

Net income (loss)	$20,352	$20,352	$(52)	$1,901	$(22,201)	$20,352

Lantheus MI Intermediate, Inc. and subsidiaries

Notes to Consolidated Financial Statements (Continued)

21. Guarantor Financial Information (Continued)

Condensed Consolidating Statement of Income
December 31, 2008

(in thousands)	Parent	Issuer	Guarantor Subsidiary	Non- Guarantor Subsidiaries	Eliminations	Total
Net product revenues	$—	$504,802	$—	$61,163	$(34,225)	$531,740
License and other revenues	—	5,104	—	—	—	5,104

Total revenues	—	509,906	—	61,163	(34,225)	536,844
Cost of goods sold	—	219,812	—	58,909	(34,225)	244,496

Gross profit	—	290,094	—	2,254	—	292,348
Operating expenses
General and administrative expenses	—	62,922	79	1,908	—	64,909
Sales and marketing expenses	—	40,307	—	5,423	—	45,730
Research and development expenses	—	34,233	—	449	—	34,682
In-process research and development	—	28,240	—	—	—	28,240

Operating income	—	124,392	(79)	(5,526)	—	118,787
Interest expense	—	(30,963)	—	(75)	—	(31,038)
Interest income	—	623	—	70	—	693
Other income, net	—	3,478	—	(528)	—	2,950
Equity in earnings (losses) of affiliates	42,786	(5,744)	—	—	(37,042)	—

Income before income taxes	42,786	91,786	(79)	(6,059)	(37,042)	91,392
Provision for income taxes	—	(49,000)	28	366	—	(48,606)

Net income (loss)	$42,786	$42,786	$(51)	$(5,693)	$(37,042)	$42,786

Lantheus MI Intermediate, Inc. and subsidiaries

Notes to Consolidated Financial Statements (Continued)

21. Guarantor Financial Information (Continued)

Condensed Consolidating Statement of Cash Flows
December 31, 2009

	Parent	Issuer	Guarantor Subsidiary	Non- Guarantor Subsidiaries	Eliminations	Total
Cash provided by operating activities	$—	$90,890	$—	$4,893	$—	$95,783
Cash flows from investing activities
Capital expenditures	—	(6,906)	—	(1,950)	—	(8,856)
Asset acquisitions	—	(29,495)	—	—	—	(29,495)

Cash used in investing activities	—	(36,401)	—	(1,950)	—	(38,351)
Cash flows from financing activities
Payment on term loan	—	(49,102)	—	—	—	(49,102)
Proceeds from line of credit	—	28,000	—	—	—	28,000
Payment of line of credit	—	(28,000)	—	—	—	(28,000)

Cash (used in) provided by financing activities	—	(49,102)	—	—	—	(49,102)
Effect of foreign exchange rate on cash	—	—	—	2,114	—	2,114
Increase in cash and cash equivalents	$—	$5,387	$—	$5,057	$—	$10,444
Cash and cash equivalents, beginning of year	$—	$16,118	$—	$4,918	$—	$21,036
Cash and cash equivalents, end of year	$—	$21,505	$—	$9,975	$—	$31,480

Lantheus MI Intermediate, Inc. and subsidiaries

Notes to Consolidated Financial Statements (Continued)

21. Guarantor Financial Information (Continued)

Condensed Consolidating Statement of Cash Flows
December 31, 2008

	Parent	Issuer	Guarantor Subsidiary	Non- Guarantor Subsidiaries	Eliminations	Total
Cash provided by operating activities	$—	$162,820	$—	$15,625	$—	$178,445
Cash flows from investing activities
Capital expenditures	—	(11,573)	—	(602)	—	(12,175)
Asset acquisitions	(245,400)	(503,381)	(23,594)	(56,884)	310,602	(518,657)

Cash used in investing activities	(245,400)	(514,954)	(23,594)	(57,486)	310,602	(530,832)
Cash flows from financing activities
Proceeds from issuance of term loan	—	296,500	—	—	—	296,500
Payments on term loan	—	(153,749)	—	—	—	(153,749)
Debt issuance costs	—	(11,685)	—	—	—	(11,685)
Proceeds from issuance of common stock	245,400	237,186	23,594	49,822	(310,602)	245,400

Cash (used in) provided by financing activities	245,400	368,252	23,594	49,822	(310,602)	376,466
Effect of foreign exchange rate on cash	—	—	—	(3,043)	—	(3,043)
Increase in cash and cash equivalents	$—	$16,118	$—	$4,918	$—	$21,036
Cash and cash equivalents, beginning of year	$—	$—	$—	$—	$—	$—
Cash and cash equivalents, end of year	$—	$16,118	$—	$4,918	$—	$21,036

Lantheus MI Intermediate, Inc. and subsidiaries

Condensed Consolidated Balance Sheets (Unaudited)

(in thousands, except share data)	September 30, 2010	December 31, 2009
Assets
Current assets
Cash and cash equivalents	$36,447	$31,480
Accounts receivable, net	56,431	42,951
Inventory	23,169	19,611
Deferred tax assets	1,150	1,167
Income tax receivable	1,270	—
Other current assets	3,502	2,905

Total current assets	121,969	98,114
Property, plant and equipment, net	119,147	122,760
Capitalized software development costs, net	4,174	4,802
Goodwill	16,818	16,818
Intangibles, net	130,351	147,011
Deferred tax assets	77,827	79,099
Deferred financing costs	10,229	3,038
Other non-current assets	39,024	20,901

Total assets	$519,539	$492,543

Liabilities and Stockholder's Equity
Current liabilities
Current portion of long-term debt	$—	$30,000
Accounts payable	40,834	19,710
Accrued expenses	27,208	18,645
Income tax payable	—	1,453
Deferred revenue	7,750	4,750

Total current liabilities	75,792	74,558
Asset retirement obligation	4,065	3,746
Long-term debt, net of current portion	250,000	63,649
Deferred tax liabilities	1,785	2,199
Deferred revenue	3,334	5,335
Other long-term liabilities	29,202	32,477

Total liabilities	364,178	181,964
Commitments and contingencies
Stockholder's equity
Common stock ($0.001 par value, 10,000 shares authorized; 1 share issued and outstanding)	—	—
Additional paid-in capital	150,217	247,883
Retained earnings	5,034	63,138
Accumulated other comprehensive income (loss)	110	(442)

Total stockholder's equity	155,361	310,579

Total liabilities and stockholder's equity	$519,539	$492,543

See notes to unaudited condensed consolidated financial statements

Lantheus MI Intermediate, Inc. and subsidiaries

Condensed Consolidated Statements of Income (Unaudited)

	Nine Months Ended September 30,
(in thousands)	2010	2009
Revenues
Net product revenues	$252,995	$271,534
License and other revenues	6,162	6,141

Total revenues	259,157	277,675
Cost of goods sold	139,591	139,988

Gross profit	119,566	137,687
Operating expenses
General and administrative expenses	22,573	27,056
Sales and marketing expenses	33,838	30,904
Research and development expenses	34,957	32,117

Total operating expenses	91,368	90,077

Operating income	28,198	47,610
Interest expense	(13,937)	(11,214)
Loss on early extinguishment of debt	(3,057)	—
Interest income	123	49
Other income, net	532	3,109

Income before income taxes	11,859	39,554
Provision for income taxes	(4,265)	(21,527)

Net income	$7,594	$18,027

See notes to unaudited condensed consolidated financial statements

Lantheus MI Intermediate, Inc. and subsidiaries

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Nine months ended September 30,
(in thousands)	2010	2009
Cash flow from operating activities
Net income	$7,594	$18,027
Adjustments to reconcile net income to cash flow from operating activities
Depreciation	8,450	7,886
Amortization	17,835	23,175
Amortization of deferred financing charges	1,391	2,606
Write-off of deferred financing charges	2,278	—
Provision for excess and obsolete inventory	2,281	3,807
Stock-based compensation	397	706
Deferred income taxes	893	9,641
Accretion of asset retirement obligation	319	276
Long-term income tax receivable	3,750	(2,250)
Long-term income tax payable	(3,275)	2,250
Increase (decrease) in cash from operating assets and liabilities
Accounts receivable	(13,442)	21,251
Prepaid expenses and other assets	(588)	4,261
Inventory	(27,740)	(11,822)
Deferred revenue	1,001	9,091
Accounts payable	21,131	3,361
Income tax payable	(2,723)	(3,123)
Accrued expenses and other liabilities	7,341	(12,415)

Cash provided by operating activities	26,893	76,728
Cash flows from investing activities
Capital expenditures	(5,169)	(6,101)
Asset acquisitions	(215)	(29,495)

Cash used in investing activities	(5,384)	(35,596)
Cash flows from financing activities
Proceeds from issuance of debt, net	243,658	—
Payments on term loan	(93,649)	(49,102)
Proceeds from line of credit	—	28,000
Payments on line of credit	—	(20,700)
Payments of debt issuance costs	(3,278)	—
Payment of dividend	(163,776)	—

Cash used in by financing activities	(17,045)	(41,802)
Effect of foreign exchange rate on cash	503	1,099

Increase in cash and cash equivalents	4,967	429
Cash and cash equivalents, beginning of period	31,480	21,036

Cash and cash equivalents, end of period	$36,447	$21,465

Supplemental disclosure of cash flow information
Interest paid	$2,720	$8,702
Income taxes paid	$5,043	$4,639

See notes to unaudited condensed consolidated financial statements

1. Description of Business and Basis of Presentation

Description of Business

        On January 8, 2008, Lantheus MI Holdings, Inc. ("LMI Holdings") acquired the Bristol-Myers Squibb ("BMS") Medical Imaging business for an aggregate purchase price of $518.7 million, including transaction costs of $14.7 million. The business, now known as Lantheus MI Intermediate, Inc. and its wholly-owned subsidiaries (the "Company" or "Lantheus"), was purchased through a stock and asset purchase agreement, in which LMI Holdings purchased the stock for approximately $487.9 million and certain assets and liabilities for $30.8 million. The acquisition included employees in the United States and other countries dedicated to the Company, related product patent and developed technology and certain other assets, including the manufacturing facilities located in North Billerica, Massachusetts. The Company is a wholly-owned subsidiary of LMI Holdings.

        The Company manufactures, markets, sells and distributes medical imaging products globally with operations in the United States, Puerto Rico, Canada and Australia and distribution relationships in Europe, Asia Pacific and Latin America. The Company provides medical imaging products, primarily focused on cardiovascular diagnostic imaging, to nuclear physicians, cardiologists, radiologists, internal medicine physicians, independent delivery networks, group purchasing organizations and technologists/sonographers working in a variety of clinical settings.

        The Company's principal products include:

  •
  Cardiolite®—a myocardial perfusion imaging agent;

  •
  DEFINITY®—an ultrasound contrast agent;

  •
  TechneLite®—a generator that provides the radioisotope used to radiolabel Cardiolite and other radiopharmaceuticals.

        In the U.S., Cardiolite, DEFINITY and TechneLite are marketed through an internal sales force and sold through distributors to radiopharmacies and end-users. Radiopharmacies reconstitute certain of the products into patient specific unit dose syringes which are then sold directly to hospitals and clinics. In addition, the Company recently launched Ablavar®, a magnetic resonance angiography ("MRA") agent, which is currently marketed primarily through a contract sales force and distributors. Internationally, these products are marketed through an internal sales force and sold through Company-owned radiopharmacies in certain countries and elsewhere through distributors.

Basis of Presentation

        The condensed consolidated balance sheet as of September 30, 2010, the condensed consolidated statements of income for the nine-month periods ended September 30, 2010 and 2009 and the condensed consolidated statements of cash flows for the nine-month periods ended September 30, 2010 and 2009 of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP") for interim financial reporting and in accordance with Article 10 of Regulation S-X of the Securities and Exchange Commission. Accordingly, they do not include all of the information and note disclosures required by U.S. GAAP for complete financial statements. These condensed consolidated financial statements are unaudited but include all normal recurring adjustments, which Company management believes to be necessary for fair presentation of the periods presented. The results of the Company's operations for any interim period are not necessarily indicative of the results of the Company's operations for any other interim period or for a full year.

        Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted. These condensed consolidated financial statements should be read in conjunction with the Company's consolidated financial statements and notes to the consolidated financial statements for the year ended December 31, 2009. The balance sheet as of December 31, 2009 has been derived from the audited financial statements at that date but

1. Description of Business and Basis of Presentation (Continued)

does not include all of the information and footnotes required by U.S. GAAP for complete financial statements.

        The condensed consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.

        Certain amounts in prior periods have been reclassified to conform to current presentation.

Subsequent Events

        The Company has evaluated subsequent events through December 23, 2010, the date that the Company's consolidated financial statements were available for issuance.

        In December 2010, the Company filed suit against one of its insurance carriers, seeking to recover business interruption losses associated with the NRU reactor shutdown and the ensuing global Moly supply challenge. The claim is the result of the shut-down of the NRU reactor in Chalk River, Ontario. The NRU reactor was off-line from May 2009 until August 2010 due to a "heavy water" leak in the reactor vessel. Historically, the Company's largest supplier of Moly has been Nordion which has relied on the NRU reactor. The business interruption claim is based on estimated business interruption losses.

2. Summary of Significant Accounting Policies

Use of Estimates

        The preparation of financial statements in conformity with U.S. GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. The more significant estimates reflected in the Company's financial statements include certain judgments regarding revenue recognition, goodwill and intangible and long-lived asset valuations, inventory valuation and consideration of potential losses on purchase commitments, asset retirement obligations, reserves for uncertain tax positions, deferred tax assets and liabilities, accrued expenses and stock-based compensation. Actual results could materially differ from those estimates or assumptions.

  Revenue Recognition

        The Company recognizes revenue when evidence of an arrangement exists, title has passed, substantially all the risks and rewards of ownership have transferred to the customer, the selling price is fixed or determinable, and collectibility is reasonably assured. For transactions for which revenue recognition criteria have not yet been met, the respective amounts are recorded as deferred revenue until such point in time the criteria are met and revenue can be recognized. Revenue is recognized net of reserves, which consist of allowances for returns, sales rebates, and chargebacks.

        Revenue arrangements with multiple elements are divided into separate units of accounting if certain criteria are met, including whether the delivered element has stand-alone value to the customer and whether there is objective and reliable evidence of the fair value of the undelivered items. Supply or service transactions may involve the charge of a nonrefundable initial fee with subsequent periodic payments for future products or services. The up-front fees, even if nonrefundable, are earned (and revenue is recognized) as the products and/or services are delivered and performed over the term of the arrangement.

        In January 2010, the Company launched a new medical imaging product, Ablavar, which was acquired by the Company in April 2009. Because the Company was not assured that the price was fixed and determinable and due to the inability to reasonably estimate product returns, the Company has deferred recognition of $2.8 million of revenue relating to Ablavar shipments, associated with its

2. Summary of Significant Accounting Policies (Continued)

distributor arrangement. The corresponding cost has been recorded in inventory as of September 30, 2010. The Company is recognizing revenue associated with this arrangement on the sell-through method.

  Goodwill, Intangibles and Long-Lived Assets

        Goodwill is not amortized but the carrying value is tested annually for impairment at October 31 as well as whenever events or changes in circumstances suggest that the carrying amount may not be recoverable. The Company performs this test by comparing the fair value of the reporting unit containing goodwill to its carrying value, including goodwill. If the fair value exceeds the carrying value, goodwill is not impaired. If the carrying value exceeds the fair value, then the Company would calculate the potential impairment loss by comparing the implied fair value of goodwill with the carrying value of the goodwill. If the implied fair value of goodwill is less than the carrying value, then an impairment charge would be recorded. The Company calculates the fair value of our reporting units using the income approach which utilizes discounted forecasted future cash flows and the market approach which utilizes fair value multiples of comparable publicly traded companies. The discounted cash flows are based on the Company's most recent long-term financial projections and are discounted using a risk adjusted rate of return which is determined using estimates of market participant risk-adjusted weighted-average costs of capital and reflects the risks associated with achieving future cash flows. The market approach is calculated using the guideline company method, where the Company uses market multiples derived from stock prices of companies engaged in the same or similar lines of business. A combination of the two methods is utilized to derive the fair value of the business in order to decrease the inherent risk associated with each model if used independently. If the fair value were to decline, the Company may be required to incur material charges relating to the impairment of those assets.

        The Company performs impairment testing for intangible and long-lived assets whenever events or changes in circumstances suggest that the carrying value of an asset or group of assets may not be recoverable. The Company measures the recoverability of assets to be held and used by comparing the carrying amount of the asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment equals the amount by which the carrying amount of the assets exceeds the fair value of the assets. Any impairments are recorded as permanent reductions in the carrying amount of the assets.

Foreign Currency

        The statements of income of the Company's foreign subsidiaries are translated into U.S. dollars using average exchange rates. The net assets of the Company's foreign subsidiaries are translated into U.S. dollars using the end of period exchange rates. The impact from translating the net assets of these subsidiaries at changing rates are recorded in the foreign currency translation adjustment account, which is included in accumulated other comprehensive income (loss), within stockholder's equity.

        Foreign currency transaction gains and losses are recognized as they occur within earnings. For the nine months ended September 30, 2010, the Company recorded a loss of approximately $415,000, resulting from foreign currency transactions. For the nine months ended September 30, 2009, the Company recorded a gain of approximately $337,000, resulting from foreign currency transactions. These gains or losses are reported as a component of other income, net.

  Accounting for Stock-Based Compensation

        The Company's stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense over the requisite service period, which generally represents the vesting period, and includes an estimate of the awards that will be forfeited. The Company uses the Black-Scholes valuation model for estimating the fair value of stock options. The fair

2. Summary of Significant Accounting Policies (Continued)

value of stock option awards is affected by the valuation assumptions, including the expected volatility based on comparable market participants, expected term of the option, risk-free interest rate and expected dividends. When a contingent cash settlement of vested options becomes probable, the Company reclassifies its vested awards to a liability and accounts for any incremental compensation cost in the period in which the settlement becomes probable.

Recent Accounting Standards

        In October 2009, the Financial Accounting Standards Board ("FASB") issued an update to the accounting standard for revenue recognition related to multiple-element arrangements, which in certain instances requires companies to allocate revenue in arrangements involving multiple deliverables based on the estimated selling price of each deliverable, even though such deliverables are not sold separately either by the company itself or other vendors. This standard eliminates the requirement that all undelivered elements must have objective and reliable evidence of fair value before a company can separate the portion of the overall arrangement fee that is attributable to items that already have been delivered. The Company will adopt this standard in the first quarter of 2011 and the adoption is not expected to have a material effect on its consolidated financial statements.

3. Fair Value of Financial Instruments

        Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In order to increase consistency and comparability in fair value measurements, financial instruments are categorized based on a hierarchy that prioritizes observable and unobservable inputs used to measure fair value into three broad levels, which are described below:

        Level 1—Inputs are unadjusted quoted prices in active markets for identical assets or liabilities that the company has the ability to access at the measurement date.

        Level 2—Inputs include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (i.e., interest rates, yield curves, etc.) and inputs that are derived principally from or corroborated by observable market data by correlation or other means (market corroborated inputs).

        Level 3—Unobservable inputs that reflect the Company's assumptions about the assumptions that market participants would use in pricing the asset or liability. The Company develops these inputs based on the best information available, including its own data.

        The Company's financial assets that are measured at fair value on a recurring basis are comprised of U.S. governmental agency and money market securities and are classified as cash equivalents. The Company invests excess cash from its operating cash accounts in overnight investments and reflects these amounts in cash and cash equivalents on the consolidated balance sheet using quoted prices in active markets for identical assets (Level 1).

(in thousands)	Total fair value at September 30, 2010	Quoted prices in active markets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Cash equivalents
U.S. Treasuries	$22,443	$22,443	$—	$—
Money Market	2,994	2,994	—	—

	$25,437	$25,437	$—	$—

3. Fair Value of Financial Instruments (Continued)

(in thousands)	Total fair value at December 31, 2009	Quoted prices in active markets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Cash equivalents
U.S. Treasuries	$21,937	$21,937	$—	$—
Money Market	2,002	2,002	—	—

	$23,939	$23,939	$—	$—

        In addition, at September 30, 2010 and December 31, 2009, the Company had approximately $11.0 million and $7.5 million, respectively, of cash on hand.

        The estimated fair values of the Company's financial instruments, including cash and cash equivalents, receivables, accounts payable and accrued expenses approximate the carrying values of these instruments due to their short term nature.

4. Income Taxes

        The Company provides for income taxes at the end of each interim period based on the estimated effective tax rate for the full fiscal year. The Company's effective tax rate varies from the statutory rate principally due to the rate impact of uncertain tax positions and state taxes. Cumulative adjustments to the tax provision are recorded in the interim period in which a change in the estimated annual effective rate is determined. The Company's tax expense was $4.3 million and $21.5 million for the nine months ended September 30, 2010 and September 30, 2009, respectively, on pre-tax income of $11.9 million and $39.6 million for the respective periods.

        The Company has a tax indemnification agreement with BMS related to certain tax obligations arising prior to the acquisition of the Company, for which the Company has the primary legal obligation. The tax indemnification receivable is recognized within other noncurrent assets. The changes in the tax indemnification asset are recognized within other income, net in the statement of income. In accordance with the Company's accounting policy, the change in the tax liability and penalties and interest associated with these obligations (net of any offsetting federal or state benefit) is recognized within the tax provision. Accordingly, as these reserves change, adjustments are included in the tax provision while the offsetting adjustment is included in other income. Assuming that the receivable from BMS continues to be considered recoverable by the Company, there is no net effect on earnings related to these liabilities and no net cash outflows.

        During the nine months ended September 30, 2010, BMS, on behalf of the Company, made payments totaling $4.6 million to two states in connection with prior year state income tax filings. As a result of these payments, the amount due from BMS, included within other non-current assets, and the income tax liability, included within other long-term liabilities, decreased by $5.1 million, which represents the total cash payments of $4.6 million and a reduction in the reserve of $491,000 representing the difference between amounts paid and amounts originally estimated. There were no resolutions associated with uncertain state tax positions in the first nine months of 2009.

5. Inventory

        Inventory, classified in inventory or other non-current assets, consisted of the following:

(in thousands)	September 30, 2010	December 31, 2009
Raw materials	$6,758	$6,751
Work in process	7,781	1,849
Finished goods	8,630	11,011

Inventory	$23,169	$19,611

Other non-current assets	21,873	—

	$45,042	$19,611

        Reserves for excess and obsolete inventory were $3.2 million and $3.6 million, as of September 30, 2010 and December 31, 2009, respectively.

        At September 30, 2010 and December 31, 2009 the balances of inventory on hand reflect approximately $25.4 million and $6.0 million, respectively, of finished products and raw materials related to Ablavar, which is a product that the Company commercially launched in January 2010. At September 30, 2010, approximately $21.9 million was included in other non-current assets. The Company entered into an agreement with a supplier to provide Active Pharmaceutical Ingredient ("API") and finished products for Ablavar under which the Company is required to purchase quarterly minimum quantities ranging from $6.3 million to $7.5 million of API inventory through September 2012. The supply agreement is designed to ensure supply of the product. At September 30, 2010, the total of this remaining minimum purchase commitment was approximately $56 million. In addition to the minimum commitment, the Company, at its discretion, can manufacture API into finished product for an additional charge per vial. The Company records the inventory when it takes delivery, at which time the Company assumes title and risk of loss. The Company includes within current assets the amount of inventory that will be utilized within twelve months. Inventory that will be utilized after twelve months is classified within other non-current assets.

        As noted above, Ablavar, an MRA agent, was commercially launched in January 2010. The Company is still addressing the marketing and sales strategies to achieve the expected market penetration. The revenues for this product through September 30, 2010 have not been significant. Based on the expected market penetration and management's estimates of projected sales, coupled with the potential aggregate 6 year shelf life of the finished product and the API, the Company believes that it will be able to use its committed supply. In the event that the Company does not meet its sales expectations for Ablavar or cannot sell the product it owns or is committed to purchase prior to its expiration, the Company could incur inventory losses and/or losses on its purchase commitments.

6. Property, Plant and Equipment, net

        Property, plant and equipment consisted of the following:

(in thousands)	September 30, 2010	December 31, 2009
Land	$22,450	$22,450
Buildings	61,266	60,695
Machinery, equipment and fixtures	58,443	55,905
Construction in progress	6,688	4,989
Accumulated depreciation	(29,700)	(21,279)

Property, plant and equipment, net	$119,147	$122,760

7. Asset Retirement Obligations

        The fair value of a liability for asset retirement obligations is recognized in the period in which the liability is incurred. The liability is measured at present value of the obligation when incurred and is adjusted in subsequent periods as accretion expense is recorded. The corresponding asset retirement costs are capitalized as part of the carrying value of the related long-lived assets and depreciated over the asset's useful life.

        The Company considered in its measurement of the obligation its U.S. legal obligation to remediate its facilities upon a decommissioning of its radioactive-related operations as an asset retirement obligation. The U.S. operations of the Company have radioactive production facilities at its North Billerica, Massachusetts and San Juan, Puerto Rico sites.

        The following is a reconciliation of the Company's asset retirement obligations for the nine months ended September 30, 2010:

(in thousands)
Balance at January 1, 2010	$3,746
Capitalization	—
Accretion expense	319

Balance at September 30, 2010	$4,065

8. Intangibles, net

        Intangibles, net consisted of the following:

	September 30, 2010
(in thousands)	Cost	Accumulated amortization	Net	Weighted Average Useful Life	Amortization Method
Trademarks	$53,390	$9,452	$43,938	16 years	Straight-line
Customer relationships	113,480	58,045	55,435	19 years	Accelerated
Patent rights, know-how	29,710	4,146	25,564	11 years	Straight-line
Patents	42,780	37,366	5,414	2 years	Straight-line

	$239,360	$109,009	$130,351

8. Intangibles, net (Continued)

	December 31, 2009
(in thousands)	Cost	Accumulated amortization	Net	Weighted Average Useful Life	Amortization Method
Trademarks	$53,390	$6,856	$46,534	16 years	Straight-line
Customer relationships	113,480	46,453	67,027	19 years	Accelerated
Patent rights, know-how	29,495	2,069	27,426	11 years	Straight-line
Patents	42,780	36,756	6,024	2 years	Straight-line

	$239,145	$92,134	$147,011

        On April 6, 2009, the Company acquired the U.S., Canadian and Australian territory rights to a Gadolinium-based blood pool contrast agent, Ablavar (formerly known as Vasovist®), from EPIX Pharmaceuticals, Inc. for an aggregate purchase price of $32.6 million, including drug product and active pharmaceutical ingredient inventory. Ablavar was approved by the FDA in December 2008 and commercially launched by the Company in early January 2010 after final FDA approval of its product label. In June 2010, the Company acquired the rest of world rights of Ablavar for an aggregate purchase price of $215,000.

        These acquisitions were accounted for as asset purchases and consisted of $28.2 million in patents, $500,000 in manufacturing know-how acquired from a different party, and $4.1 million in inventory. The acquired patents are being amortized over approximately 11 years which approximates the expected patent life. The manufacturing know-how is being amortized over 3.5 years, which represents the expected useful term of such know-how. In conjunction with the acquisition, the Company incurred and capitalized $1.0 million in legal and other related costs which are being amortized over the expected patent life. The Company recorded amortization expense for its intangible assets of $16.8 million for the nine months ended September 30, 2010.

        Expected future amortization expense related to the intangible assets is as follows (in thousands):

Remainder of 2010	$5,662
2011	19,859
2012	15,358
2013	13,578
2014	12,297
2015 and thereafter	63,597

$130,351

9. Accrued Expenses

        Accrued expenses are comprised of the following:

(in thousands)	September 30, 2010	December 31, 2009
Compensation and benefits	$5,271	$7,872
Accrued interest	9,615	285
Accrued professional fees	3,506	2,031
Research and development services	2,119	2,680
Freight and distribution	3,301	3,600
Marketing expense	1,666	1,129
Accrued rebates	1,196	427
Other	534	621

	$27,208	$18,645

10. Financing Arrangements

        On May 10, 2010, Lantheus Medical Imaging, Inc. (the "Issuer"), a wholly-owned subsidiary of the Company, issued $250.0 million of 9.750% Senior Notes due in 2017 (the "Notes" or "Refinancing") at face value, net of issuance costs of $6.3 million. The Notes were issued under an indenture, dated May 10, 2010 (the "Indenture"). The Notes mature on May 15, 2017. Interest on the Notes will accrue at a rate of 9.750% per annum and will be payable semiannually in arrears on May 15 and November 15, commencing on November 15, 2010. The net proceeds of the Notes were used to repay $77.9 million due under the outstanding credit agreement at the Issuer and to pay a $163.8 million dividend, which utilized $65.7 million of retained earnings and $98.1 million of additional paid-in capital, to LMI Holdings to repay a $75.0 million demand note it issued and for LMI Holdings to repurchase $90.0 million of LMI Holdings' Series A Preferred Stock at the accreted value.

Registration Rights

        In connection with the issuance of the Notes, the Issuer and the guarantors (including the Company) entered into a registration rights agreement dated May 10, 2010, with the initial purchasers of the Notes. Under the terms of the registration rights agreement, the Issuer and the guarantors are required to file with the Securities and Exchange Commission an exchange offer registration statement and use commercially reasonable efforts to cause the exchange offer to be declared effective within 365 days following the issuance of the Notes, or by May 10, 2011, thereby enabling holders to exchange the Notes for registered Notes with terms substantially identical to the terms of the original Notes. If the notes remain unregistered after 365 days, the interest rate shall increase 0.25% per annum for 90 days and continue to increase by 0.25% per annum for each 90 day period thereafter.

Redemption

        The Issuer can redeem the Notes at 100% of the principal amount on May 15, 2016 or thereafter. The Issuer may also redeem the Notes prior to May 15, 2016 depending on the timing of the redemption during the twelve month period beginning May 15 of each of the years indicated below:

Year	Percentage
2014	104.875%
2015	102.438%
2016	100.000%

10. Financing Arrangements (Continued)

        In addition, at any time prior to May 15, 2013, the Issuer may, at its option, redeem up to 35% of the aggregate principal amount of Notes issued at 109.750% of the principal amount thereof, plus accrued and unpaid interest and, if the notes remain unregistered, additional interest (as defined in the Indenture) thereon, if any, to, but not including, the redemption date, subject to the right of holders of record on such date to receive any interest due, using proceeds of an equity offering, provided that at least 65% of the aggregate principal amount of the Notes remains outstanding immediately after such redemption and that such redemption occurs within 90 days of each equity offering (as defined in the Indenture).

        At any time prior to May 15, 2014, the Issuer may also redeem all or a part of the Notes, with notice, at a redemption price equal to 100% of the principal amount thereof of the Notes redeemed plus the applicable premium (as defined in the Indenture) as of, and accrued and unpaid interest and additional interest (as defined in the Indenture), if any, to, but not including, the redemption date, subject to the rights of holders of record on the relevant record date to receive interest due on the relevant interest payment date.

        Upon a change of control (as defined in the Indenture), the Company will be required to make an offer to purchase each holder's Note at a price of 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase.

        If the Issuer or its subsidiaries engage in asset sales (as defined in the Indenture), they generally must either invest the net cash proceeds from such sales in such business within a specified period of time, prepay certain indebtedness or make an offer to purchase a principal amount of the Notes equal to the excess net cash proceeds (as defined in the Indenture), subject to certain exceptions.

        The Notes are unsecured and are equal in right of payment to all of the existing and future senior debt, including borrowing under its secured credit facilities, subject to the security interest thereof. The Issuer's obligations under the Notes are fully and unconditionally guaranteed, jointly and severally, on an unsecured senior basis by the Company and by certain of the Issuer's subsidiaries, and the obligations of such guarantors under their guarantees are equal in right of payment to all of their existing and future senior debt.

Revolving Line of Credit

        In connection with the Refinancing, the Issuer's previous revolving line of credit was replaced with a new $42.5 million revolving credit facility ("Revolver") with the ability to request the lenders to increase the facility by an additional amount of up to $15.0 million at the discretion of the Lenders. Interest on the revolving credit facility will be at either LIBOR plus 4% or the Reference Rate (as defined in the Credit Agreement) plus 3%.

        At September 30, 2010, there were no amounts outstanding under the Revolver and our aggregate borrowing capacity was $42.5 million.

Covenants

        The Indenture and the credit agreement that governs the Revolver, contain affirmative and negative covenants, as well as restrictions on the ability of the Company, the Issuer and the Issuer's subsidiaries: to (i) incur additional indebtedness or issue preferred stock; (ii) repay subordinated indebtedness prior to its stated maturity; (iii) pay dividends on, repurchase or make distributions in respect of its capital stock or make other restricted payments; (iv) make certain investments; (v) sell certain assets; (vi) create liens; (vii) consolidate, merge, sell or otherwise dispose of all or substantially all of our assets; and (viii) enter into certain transactions with our affiliates. The Company is required

10. Financing Arrangements (Continued)

to comply with financial covenants, including total leverage ratio and interest coverage ratio, beginning with the quarter ended September 30, 2010, as well as limitations on the amount of capital expenditures. The financial ratios are driven by the Company's earnings before interest, taxes, depreciation and amortization ("EBITDA"). The total leverage ratio is the financial covenant that is currently the most restrictive.

Financing Costs

        The Issuer incurred and capitalized $10.9 million in direct financing fees, consisting primarily of underwriting fees and expenses, legal fees, accounting fees and printing costs in connection with the transaction. At September 30, 2010, this total included approximately $1.2 million of accrued costs. The total amount will be amortized over the life of the Notes and the Revolver, as appropriate, using the effective-interest method.

        In connection with the Refinancing, the Company incurred a loss on the extinguishment of debt of approximately $3.1 million, which consisted of a non-cash write-off of deferred financing charges of $2.3 million and a prepayment penalty of approximately $779,000.

11. Stock-Based Compensation

        The Company's employees are eligible to receive awards from the LMI Holdings 2008 Equity Incentive Plan, as amended (the "2008 Plan"). The 2008 Plan is administered by the LMI Holdings Board of Directors. The 2008 Plan permits the granting of nonqualified stock options, stock appreciation rights ("SARs"), restricted stock and restricted stock units to its employees, officers, directors and consultants of the Company or any subsidiary of the Company. The maximum number of shares that may be issued pursuant to awards under the 2008 Plan at September 30, 2010 is 5,010,100. Option awards are granted with an exercise price equal to the fair value of LMI Holdings' stock at the date of grant. Time based option awards vest generally over five years, and performance based option awards vest based on the achievement of certain annual EBITDA targets over a five-year period. The Company recognizes compensation costs for its time based awards on a straight-line basis equal to the vesting period. The compensation cost for performance based awards is recognized on a graded vesting basis, based on the probability of achieving performance targets over the requisite service period for the entire award. The fair value of each option award was estimated on the date of grant using a Black-Scholes valuation model that uses the assumptions noted in the following table. Expected volatilities are based on the historical volatility of a selected peer group. The expected term of options represents the period of time that options granted are expected to be outstanding based on a combination of the Company's historical option patterns and expectations of future employee actions. The risk-free interest rate assumption is the seven-year U.S. Treasury rate at the date of the grant which most closely resembles the expected life of the options.

	Nine Months Ended September 30,
	2010	2009
Expected volatility	36 - 39%	41 - 42%
Expected dividends	—	—
Expected life (in years)	6.5	6.5
Risk-free interest rate	2.2 - 3.3%	2.4 - 3.4%

11. Stock-Based Compensation (Continued)

        A summary of option activity for 2010 is presented below:

Options	Time Based	Performance Based	Total Option Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term in Years	Aggregate Intrinsic Value
						(in thousands)
Outstanding at January 1, 2010	2,548,100	2,403,967	4,952,067	$2.24	8.3	$39,700
Options granted	146,000	146,000	292,000	$10.26
Options exercised	(7,500)	(7,500)	(15,000)	$2.00
Options cancelled	(10,000)	—	(10,000)	$2.00
Options forfeited and expired	(273,750)	(270,398)	(544,148)	$2.06

Outstanding at September 30, 2010	2,402,850	2,272,069	4,674,919	$2.76	7.7	$35,100
Vested and expected to vest at September 30, 2010	2,402,336	2,253,435	4,655,771	$2.76	7.6	$34,900

Exercisable at September 30, 2010	954,260	890,514	1,844,774	$2.12	7.5	$15,000

        The weighted average grant-date fair value, as calculated under the Black-Scholes model, of options granted during the nine months ended September 30, 2010 was $4.47. The weighted average grant-date fair value of options granted during the nine months ended September 30, 2009 was $3.14. In the nine months ended September 30, 2010, 15,000 options were exercised with an intrinsic value of approximately $124,000. No options were exercised in the nine months ended September 30, 2009.

        Stock-based compensation expense (benefit) was recognized in the consolidated statements of income as follows:

	Nine Months Ended September 30,
(in thousands)	2010	2009
Cost of goods sold	$21	$53
General and administrative	136	504
Sales and marketing	68	68
Research and development	172	81

Total stock-based compensation expense	$397	$706

        Stock-based compensation expense (benefit) recognized in the consolidated statement of income for nine months ended September 30, 2010 and 2009 is based on awards ultimately expected to vest. The expense (benefit) is adjusted for estimated pre-vesting forfeitures and probability of vesting of performance based awards.

        As of September 30, 2010, there was approximately $2.7 million of total unrecognized compensation costs related to non-vested stock options granted under the 2008 Plan. These costs are expected to be recognized over a weighted-average remaining period of 2.4 years, assuming performance criteria are met, if applicable.

12. Comprehensive Income (Loss)

        The components of comprehensive income (loss) are as follows:

	Nine Months Ended September 30,
(in thousands)	2010	2009
Net income (loss)	$7,594	$18,027
Changes in accumulated other comprehensive income:
Unrealized foreign currency translation gains	552	1,079

Total comprehensive (loss) income	$8,146	$19,106

13. Stockholders' Equity

        The changes in consolidated stockholders' equity for the nine months ended September 30, 2010 are as follows:

	Common Stock				Accumulated Other Comprehensive Income (Loss)
			Additional Paid-In Capital	Retained Earnings		Total Stockholder's Equity
(in thousands, except share data)	Shares	Amount
Balance at January 1, 2010	1	$—	$247,883	$63,138	$(442)	$310,579
Dividend paid to LMI Holdings (see Note 10)	—	—	(98,078)	(65,698)		(163,776)
Comprehensive income
Net income	—	—	—	7,594	—	7,594
Foreign currency translation, net of tax	—	—	—	—	552	552

Total other comprehensive income						$8,146
Stock-based compensation	—	—	412	—	—	412

Balance at September 30, 2010	1	$—	$150,217	$5,034	$110	$155,361

14. Legal Proceedings and Contingencies

        From time to time the Company is involved in legal and administrative proceedings, investigations or claims of various types. While any such matter contains an element of uncertainty, management believes that the outcome of such proceedings, investigations or claims which are pending or known to be threatened, individually or in aggregate, are not expected, in the opinion of management, to have a material adverse effect on the Company's financial position, cash flow and results.

15. Related Party Transactions

        Avista Capital Partners and its affiliates ("Avista"), the majority shareholder of LMI Holdings, provide certain advisory services to the Company pursuant to an advisory services and monitoring agreement. The Company is required to pay an annual fee of $1.0 million and other reasonable and customary advisory fees, as applicable, paid on a quarterly basis. The initial term of the agreement is seven years. Upon termination, all remaining amounts owed under the agreement shall become due immediately. There are no outstanding amounts owed at September 30, 2010 or December 31, 2009.

        Effective June 30, 2009, the Company entered into a Master Services Agreement with Quintiles Commercial US, Inc. ("Quintiles") (formerly known as Innovex Inc.) to provide a contract sales force

15. Related Party Transactions (Continued)

in connection with the launch and promotion of Ablavar. As of September 30, 2010, the Company has incurred costs associated with this contract of approximately $3.8 million. The Master Services Agreement was extended on June 11, 2010 and will be terminated as of December 31, 2010. A son of the Company's Chairman of the Board was a Director of Business Development for Quintiles during part of the term of the agreement. He left Quintiles in June 2010 prior to the contract extension.

        In March 2010, the Company engaged a tax and financial services consulting firm, to advise the Company about compliance requirements under the Sarbanes-Oxley Act. As of September 30, 2010, we have incurred costs associated with this engagement of approximately $150,000. A son of the Company's Vice President of Finance and Information Technology and Treasurer, is a Vice President of the consulting firm.

16. Segment Information

        The Company has five operating segments, which are: United States, Canada, Australia, United Kingdom and Puerto Rico. The Company's segments derive revenues through the manufacturing, marketing, selling and distribution of medical imaging products, focused primarily on cardiovascular diagnostic imaging. In the nine months ended September 30, 2010 and 2009, no single operating segment, other than the United States, accounted for more than 10% of total sales, 10% of net income (loss) or 10% of total assets. Accordingly, the Company reports the U.S. reporting segment separately and the non-U.S. operating segments as All Other.

        Selected information for each reportable segment are as follows (in thousands):

	Nine Months Ended September 30,
(in thousands)	2010	2009
Revenue
U.S.	$225,244	$247,980
All Other	57,030	51,215

Total revenue, including inter-segment	282,274	299,195
Less: Inter-segment revenue	(23,117)	(21,520)

	$259,157	$277,675

Revenues by product from external customers
Cardiolite	$40,105	$76,942
TechneLite	77,520	85,493
DEFINITY	43,459	29,870
Other	41,043	34,155

U.S.	202,127	226,460
All Other	57,030	51,215

	$259,157	$277,675

Operating income (loss)
U.S.	$25,451	$47,599
All Other	3,675	(6,202)

Total operating income, including inter-segment	29,126	41,397
Inter-segment operating income (loss)	(928)	6,213

	$28,198	$47,610

16. Segment Information (Continued)

        Asset information for the Company's reportable segments as of September 30, 2010 and December 31, 2009 is as follows (in thousands):

	September 30, 2010	December 31, 2009
Assets
U.S.	$467,216	$441,229
All Other	52,323	51,314

	$519,539	$492,543

Long-lived Assets
U.S.	$249,297	$267,943
All Other	21,193	23,448

	$270,490	$291,391

        No individual country includes assets or long-lived assets of greater than 10% other than the U.S.

17. Guarantor Financial Information

        The 9.75% senior subordinated notes due 2017 (see Note 10) are guaranteed by certain of our consolidated subsidiaries (the "Guarantor Subsidiaries"). The guarantees are full and unconditional and joint and several. The following supplemental financial information sets forth, on a condensed consolidating basis, unaudited balance sheet as of September 30, 2010, and the related unaudited statements of operations and cash flows for the nine month-periods ended September 30, 2010 and 2009 for the Parent, the Issuer, the Guarantor Subsidiary and our other subsidiaries, or the Non-Guarantor Subsidiaries. The supplemental financial information reflects the investments of the Parent in the Issuer, and the Company's investment in the Guarantor Subsidiary and Non-Guarantor Subsidiaries using the equity method of accounting.

Condensed Consolidating Balance Sheet (Unaudited)

September 30, 2010

(in thousands except share data)	Parent	Issuer	Guarantor Subsidiary	Non- Guarantor Subsidiaries	Eliminations	Total
Assets
Cash and cash equivalents	$—	22,727	$—	$13,720	$—	$36,447
Accounts receivable, net	—	41,729	—	14,702	—	56,431
Intercompany accounts receivable	—	8,755	—	—	(8,755)	—
Inventory	—	15,211	—	7,958	—	23,169
Deferred tax assets	—	1,063	—	87	—	1,150
Income tax receivable	—	1,770	—	(500)	—	1,270
Other current assets	—	3,183	—	319	—	3,502

Total current assets	—	94,438	—	36,286	(8,755)	121,969
Property, plant and equipment, net	—	85,387	23,375	10,385	—	119,147
Capitalized software development costs	—	4,166	—	8	—	4,174
Goodwill	—	16,818	—	—	—	16,818
Intangibles, net	—	119,551	—	10,800	—	130,351
Deferred tax assets	—	77,738	—	89	—	77,827
Deferred financing costs	—	10,229	—	—	—	10,229
Investment in subsidiaries	155,361	62,381	—	—	(217,742)	—
Other long-term assets	—	39,024	—	—	—	39,024

Total assets	$155,361	$509,732	$23,375	$57,568	$(226,497)	$519,539

Liabilities and equity
Accounts payable	—	38,681	—	2,153	—	40,834
Intercompany accounts payable	—	—	—	8,755	(8,755)	—
Accrued expenses	—	24,635	—	2,573	—	27,208
Deferred revenue	—	5,567	—	2,183	—	7,750

Total current liabilities	—	68,883	—	15,664	(8,755)	75,792
Asset retirement obligation	—	3,957	—	108	—	4,065
Long-term debt, net of current portion	—	250,000	—	—	—	250,000
Deferred tax liability	—	(4)	—	1,789	—	1,785
Deferred revenue	—	3,334	—	—	—	3,334
Other long-term liabilities	—	28,201	—	1,001	—	29,202

Total liabilities	—	354,371	—	18,562	(8,755)	364,178
Equity	155,361	155,361	23,375	39,006	(217,742)	155,361

Total liabilities and equity	$155,361	$509,732	$23,375	$57,568	$(226,497)	$519,539

Condensed Consolidating Statement of Income (Unaudited)

Nine Months Ended September 30, 2010

(in thousands except share data)	Parent	Issuer	Guarantor Subsidiary	Non- Guarantor Subsidiaries	Eliminations	Total
Net product revenues	$—	$219,082	$—	$57,030	$(23,117)	$252,995
License and other revenues	—	6,162	—	—	—	6,162

Total revenues	—	225,244	—	57,030	(23,117)	259,157
Cost of goods sold	—	115,484	—	47,224	(23,117)	139,591

Gross profit	—	109,760	—	9,806	—	119,566
Operating expenses
General and administrative expenses	—	20,477	60	2,036	—	22,573
Sales and marketing expenses	—	30,594	—	3,244	—	33,838
Research and development expenses	—	34,106	—	851	—	34,957

Operating income (loss)	—	24,583	(60)	3,675	—	28,198
Interest expense	—	(13,937)	—	—	—	(13,937)
Loss on early extinguishment of debt	—	(3,057)	—	—	—	(3,057)
Interest income	—	2	—	121	—	123
Other income, net	—	1,005	—	(473)	—	532
Equity in losses (earnings) of affiliates	7,594	2,710	—	—	(10,304)	—

Income (loss) before income taxes	7,594	11,306	(60)	3,323	(10,304)	11,859
Provision for income taxes	—	(3,712)	21	(574)	—	(4,265)

Net income (loss)	$7,594	$7,594	$(39)	$2,749	$(10,304)	$7,594

Condensed Consolidating Statement of Income (Unaudited)

Nine Months Ended September 30, 2009

(in thousands except share data)	Parent	Issuer	Guarantor Subsidiary	Non- Guarantor Subsidiaries	Eliminations	Total
Net product revenues	$—	$241,839	$—	$51,215	$(21,520)	$271,534
License and other revenues	—	6,141	—	—	—	6,141

Total revenues	—	247,980	—	51,215	(21,520)	277,675
Cost of goods sold	—	109,642	—	51,866	(21,520)	139,988

Gross profit	—	138,338	—	(651)	—	137,687
General and administrative expenses	—	25,452	60	1,544	—	27,056
Sales and marketing expenses	—	27,641	—	3,263	—	30,904
Research and development expenses	—	31,372	—	745	—	32,117

Operating income (loss)	—	53,873	(60)	(6,203)	—	47,610
Interest expense	—	(11,214)	—	—	—	(11,214)
Interest income	—	12	—	37	—	49
Other income, net	—	2,378	—	731	—	3,109
Equity in losses (earnings) of affiliates	18,027	(4,007)	—	—	(14,020)	—

Income (loss) before income taxes	18,027	41,042	(60)	(5,435)	(14,020)	39,554
Provision for income taxes	—	(23,015)	21	1,467	—	(21,527)

Net income (loss)	$18,027	$18,027	$(39)	$(3,968)	$(14,020)	$18,027

Condensed Consolidating Statement of Cash Flows (Unaudited)

Nine Months Ended September 30, 2010

	Parent	Issuer	Guarantor Subsidiary	Non- Guarantor Subsidiaries	Eliminations	Total
Cash provided by operating activities	$65,698	$22,592	$—	$6,383	$(67,780)	$26,893
Cash flows from investing activities
Capital expenditures	—	(4,110)	—	(1,059)	—	(5,169)
Proceeds from dividend	98,078	—	—	—	(98,078)	—
Asset acquisitions	—	(215)	—	—	—	(215)

Cash provided by (used in) investing activities	98,078	(4,325)	—	(1,059)	(98,078)	(5,384)
Cash flows from financing activities
Proceeds from issuance of debt, net	—	243,658	—	—	—	243,658
Payments on term loan	—	(93,649)	—	—	—	(93,649)
Payments of deferred financing costs	—	(3,278)	—	—	—	(3,278)
Payment of dividend	(163,776)	(163,776)	—	(2,082)	165,858	(163,776)

Cash (used in) provided by financing activities	(163,776)	(17,045)	—	(2,082)	165,858	(17,045)
Effect of foreign exchange rate on cash	—	—	—	503	—	503
Increase in cash and cash equivalents	$—	$1,222	$—	$3,745	$—	$4,967
Cash and cash equivalents, beginning of period	$—	$21,505	$—	$9,975	$—	$31,480
Cash and cash equivalents, end of period	$—	$22,727	$—	$13,720	$—	$36,447

Condensed Consolidating Statement of Cash Flows (Unaudited)

Nine Months Ended September 30, 2009

	Parent	Issuer	Guarantor Subsidiary	Non- Guarantor Subsidiaries	Eliminations	Total
Cash provided by operating activities	$—	$74,202	$—	$2,526	$—	$76,728
Cash flows from investing activities
Capital expenditures	—	(5,133)	—	(968)	—	(6,101)
Asset acquisitions	—	(29,495)	—	—	—	(29,495)

Cash used in investing activities	—	(34,628)	—	(968)	—	(35,596)
Cash flows from financing activities
Payments on term loan	—	(49,102)	—	—	—	(49,102)
Proceeds from line of credit	—	28,000	—	—	—	28,000
Payment on line of credit	—	(20,700)	—	—	—	(20,700)

Cash (used in) provided by financing activities	—	(41,802)	—	—	—	(41,802)
Effect of foreign exchange rate on cash	—	—	—	1,099	—	1,099
(Decrease) increase in cash and cash equivalents	$—	$(2,228)	$—	$2,657	$—	$429
Cash and cash equivalents, beginning of period	$—	$16,118	$—	$4,918	$—	$21,036
Cash and cash equivalents, end of period	$—	$13,890	$—	$7,575	$—	$21,465

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
Lantheus Medical Imaging, Inc
Billerica, Massachusetts

        We have audited the accompanying consolidated balance sheet of Bristol-Myers Squibb Medical Imaging (a division of Bristol-Myers Squibb Company) (the "Company") as of December 31, 2007, and the related consolidated statement of operations, changes in divisional equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2007, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

        As discussed in Note 2 and Note 4 to the financial statements, the Company operates as a division of Bristol-Myers Squibb Company. These financial statements include transactions with Bristol-Myers Squibb Company and certain of its wholly owned subsidiaries. As a result of these related-party transactions, the Company's financial statements may not be indicative of the financial position, results of operations, or cash flows that would have resulted if the Company had been operated as an unaffiliated Company.

/s/ Deloitte & Touche LLP

Boston, Massachusetts
September 24, 2008

Bristol-Myers Squibb Medical Imaging

(A division of Bristol-Myers Squibb Company)

Balance Sheet

December 31, 2007

(In thousands)
Assets
Current assets
Accounts receivable, net of allowances of $2,011	$63,168
Inventory	18,366
Deferred tax assets	2,773
Other current assets	907

Total current assets	85,214
Property, plant and equipment, net	129,106
Capitalized software development costs	787
Intangibles, net	275,760
Deferred tax assets	42,916
Goodwill	1,571
Other assets	3,867

Total assets	$539,221

Liabilities and Divisional Equity
Current liabilities
Accounts payable	$12,271
Accrued liabilities	18,162
Accrued rebates and returns	9,626

Total current liabilities	40,059
Long-term income tax liabilities	25,194
Other long-term liabilities	3,599

Total liabilities	68,852
Commitments and contingencies
Divisional equity
Parent's investment	465,769
Accumulated other comprehensive income	4,600

Total divisional equity	470,369

Total liabilities and divisional equity	$539,221

Bristol-Myers Squibb Medical Imaging

(A division of Bristol-Myers Squibb Company)

Statement of Operations

For the Year Ended December 31, 2007

(In thousands)
Net product sales	$624,401
Other revenue	4,776

Net sales	629,177
Cost of goods sold	207,886

Gross profit	421,291
Selling, general and administration expenses	108,843
Research and development expenses	50,005
Restructuring and other charges, net	9,841

Operating income	252,602
Other expense, net	(4,224)

Income before income taxes	248,378
Provision for income taxes	97,073

Net income	$151,305

Bristol-Myers Squibb Medical Imaging

(A division of Bristol-Myers Squibb Company)

Statement of Changes in Divisional Equity

Year Ended December 31, 2007

	Parent's Investment	Accumulated Other Comprehensive Income	Total Divisional Equity	Comprehensive Income
	(In thousands)
Balance at January 1, 2007	$550,344	$2,526	$552,870
Comprehensive income
Net income	151,305	—	151,305	$151,305
Foreign currency translation	—	2,074	2,074	2,074

Total comprehensive income				$153,379

Transfer to Parent	(235,880)	—	(235,880)

Balance at December 31, 2007	$465,769	$4,600	$470,369

Bristol-Myers Squibb Medical Imaging

(A division of Bristol-Myers Squibb Company)

Statement of Cash Flows

For the Year Ended December 31, 2007

(In thousands)
Cash flows from operating activities
Net income	$151,305
Adjustments to reconcile net income to cash flow from operating activities
Depreciation	9,928
Amortization	61,845
Stock-based compensation	2,385
Deferred income taxes	(12,413)
Inventory provision and loss on disposal of assets	1,472
Accretion of asset retirement obligation	215
Increase (decrease) in cash from operating assets and liabilities
Trade accounts receivable	24,651
Prepaid expenses and other assets	(151)
Inventories	(751)
Accounts payable	(3,713)
Long-term income tax liabilities	6,933
Accrued expenses, rebates and returns, and other liabilities	1,512

Cash provided by operating activities	243,218

Cash flows from investing activities
Purchases of property, plant and equipment and capitalized software development costs	(4,808)

Cash used in investing activities	(4,808)

Cash flows from financing activities
Net transfers to Parent	(235,880)

Cash used in financing activities	(235,880)

Effect of foreign exchange rate on cash	(2,530)

Increase (decrease) in cash and cash equivalents	—

Cash and cash equivalents, beginning of year	—

Cash and cash equivalents, end of period	$—

Bristol-Myers Squibb Medical Imaging

(A division of Bristol-Myers Squibb Company)

Notes to Financial Statements

December 31, 2007

(In thousands)

1. Description and Sale of Business

        Bristol-Myers Squibb Medical Imaging (the "Division" or "MI") based in Billerica, Massachusetts, operates as a division of Bristol-Myers Squibb Co. ("BMS" or "Parent") and provides medical imaging products primarily focused on cardiovascular diagnostic imaging to nuclear physicians, cardiologists, radiologists, internal medicine physicians, IDNs/GPOs (Independent Delivery Network/Group Purchasing Organization) and technologists/sonographers working in hospitals and outpatient clinics. The Division's products are sold directly and through distributors to hospitals, clinics and radiopharmacies in the U.S., as well as Australia and Canada and other countries.

        The Division's principal products include Cardiolite®, a cardiac perfusion imaging agent, DEFINITY®, an ultrasound contrast agent and TechneLite® generators, which are utilized in connection with Cardiolite® and other technetium based nuclear imaging agents. In the U.S., the Cardiolite® and TechneLite® are marketed through an internal sales force and sold principally to radiopharmacies. Radiopharmacies reconstitute the products into patient specific unit dose syringes which are then sold directly to hospitals and clinics. Internationally, the products are marketed through an internal sales force and sold through Division-owned radiopharmacies in certain countries and through distributors.

        In October 2007, the Division received notification from the FDA requiring certain "black box" warning label modifications including additional follow-up monitoring requirements for DEFINITY® and similar products within this class of imaging agents. The Division is complying with these requirements.

        The Division has one manufacturing facility in North Billerica, Massachusetts which produces the TechneLite® generators, Thallium, Gallium, Xenon, and Samarium. Cardiolite®, DEFINITY®, and Neurolite® products are packaged in North Billerica and principally manufactured by a third party contract manufacturer. The Division also owns radiopharmacies outside the U.S. in Canada (five), Australia (two), and Puerto Rico (two).

Sale of the Business

        On December 16, 2007, ACP Lantern Holdings, Inc., ACP Lantern Acquisition, Inc. and Bristol-Myers Squibb Company entered into a stock and asset purchase agreement (the "Agreement") to acquire Bristol-Myers Squibb Medical Imaging. Bristol-Myers Squibb Medical Imaging, Inc., Bristol-Myers Squibb Radiopharmaceuticals, Inc. and certain assets of the Parent and its affiliates relating to the Division including accounts receivable, inventory, property, plant and equipment and intellectual property (patents, trademarks, and technology) and certain liabilities were assumed including accounts payable, accrued liabilities, accrued rebates and returns, and other liabilities associated with the Division. The acquisition closed on January 8, 2008, for a total purchase price of approximately $508,500 in cash.

        The acquisition included employees in the United States and internationally dedicated to the Division, related product patent and developed technology and certain net assets, including the manufacturing facilities located in North Billerica.

Bristol-Myers Squibb Medical Imaging

(A division of Bristol-Myers Squibb Company)

Notes to Financial Statements (Continued)

December 31, 2007

(In thousands)

1. Description and Sale of Business (Continued)

        The acquisition did not include BMS' Cardiolite®, DEFINITY®, and Neurolite® production equipment in its Manati, Puerto Rico manufacturing facility. The Division entered into a toll manufacturing agreement with BMS for the continued production of Cardiolite®.

        In connection with the transaction, the Division entered into an agreement to obtain transition related services from BMS. These services included finance, information technology and communication systems among others.

2. Summary of Significant Accounting Policies

Basis of Presentation

        The financial statements presented include the assets, liabilities, operating results and cash flows of MI. These financial statements have been prepared on a carve-out basis using BMS's historical bases in the assets and liabilities and the historical results of the operations of MI. The financial statements have been derived from the consolidated financial statements and accounting records of BMS, principally from statements and records representing the MI business. These financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP").

        The statement of operations includes expense allocations for certain corporate functions historically provided to MI by BMS, including general corporate expenses related to corporate functions such as executive oversight, risk management, information technology, accounting, audit, legal, investor relations, human resources, shared services and employee benefits and incentives, including pension and other post retirement benefits and stock-based compensation arrangements. Additionally, the statement of operations includes expense allocations relating to the effects of foreign currency derivatives.

        Allocations are primarily based on specific identification and the proportion of MI's net sales and headcount to the total consolidated net sales and headcount. These allocations are primarily reflected in marketing, selling and administrative expenses and restructuring charges in the statement of operations and totaled $26,189 for 2007. MI and BMS consider these allocations to be a reasonable reflection of the utilization of services provided or benefits received. The allocations may not, however, reflect the expense MI would have incurred as a stand-alone company and the expense allocation methodologies used by BMS may not represent actual costs of operating the stand alone business. Actual costs that may have been incurred if MI had been a stand-alone company would depend on a number of factors, including the chosen organizational structure, what functions were outsourced or performed by employees and strategic decisions made in areas such as information technology systems and infrastructure.

        On May 10, 2010, Lantheus Medical Imaging, Inc. (the "Issuer"), a wholly owned subsidiary of the Lantheus MI Intermediate, Inc. (the "Successor"), issued $250.0 million of 9.750% Senior Notes due in 2017 (the "Notes") at face value, net of issuance costs of $6.3 million. In connection with the issuance of the Notes, the Issuer and the guarantors entered into a registration rights agreement dated May 10, 2010, with the initial purchasers of the Notes. Under the terms of the registration rights agreement, the

Bristol-Myers Squibb Medical Imaging

(A division of Bristol-Myers Squibb Company)

Notes to Financial Statements (Continued)

December 31, 2007

(In thousands)

2. Summary of Significant Accounting Policies (Continued)

Issuer and the guarantors are required to file with the Securities and Exchange Commission an exchange offer registration statement.

        Guarantor and non guarantor financial information in accordance with Regulation S-X, Rule 3-10, of the Securities and Exchange Commission has not been presented. Management is unable to provide such information because it is not available or attainable. The information resides with BMS and management does not have the ability to obtain such information. In addition, although the accompanying financial statements represent the predecessor company to the Successor, the corporate structure and consolidated financial statements of the Successor are materially different from the accompanying financial statements in that there were no separate subsidiaries or parent company for the predecessor company. Lastly, as discussed above, the accompanying financial statements have been prepared on a carve-out basis and include allocations from BMS on a group basis. These allocations were not prepared on a separate subsidiary level. Accordingly, the condensed consolidating guarantor financial information has not been presented. Management has concluded that exclusion of such information is not misleading.

        Disclosure relating to valuation and qualifying accounts has not been presented because the information is also not available or attainable, as discussed above, and management concluded that the exclusion of such disclosure is not misleading.

Basis of Consolidation

        The financial statements include the accounts of MI. All intra-division balances and transactions have been eliminated.

Divisional Equity

        MI operates as a division of BMS. Accordingly certain operating, financing, and investing activities of MI are funded through interdivisional transactions with BMS and other operating divisions and subsidiaries. The accompanying balance sheets reflect these amounts in divisional equity.

Use of Estimates

        Preparing financial statements in conformity with U.S. GAAP requires management to make certain estimations and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities in the financial statements and the reported amounts of revenues and expenses. Also certain amounts in the accompanying carve out financial statements have been allocated in a way that management believes is reasonable and consistent in order to depict the historical financial position, results of operations and cash flows of MI. The most significant assumptions are employed in estimates used in determining values of sales rebate/chargebacks and return accruals, BMS allocations, tax assets and liabilities, legal contingencies as well as in estimates used in applying the revenue recognition policy, accounting for stock-based compensation costs, and retirement and postretirement benefits (including the actuarial assumptions). Actual results may differ from estimated results and such differences may be material.

Bristol-Myers Squibb Medical Imaging

(A division of Bristol-Myers Squibb Company)

Notes to Financial Statements (Continued)

December 31, 2007

(In thousands)

2. Summary of Significant Accounting Policies (Continued)

Revenue Recognition

        MI recognizes revenue when evidence of an arrangement exists, title has passed, substantially all the risks and rewards of ownership have transferred to the customer, the selling price is fixed or determinable and collectibility is reasonably assured. Revenue is recognized net of revenue reserves, which consist of allowances for returns, sales rebates, and chargebacks.

        Other revenue represents contract manufacturing services related to one of the Division's products. The related costs are included in cost of goods sold.

Sales Rebates, Chargebacks and Return Accruals

        Net product sales include gross sales less sales returns and customer rebates. Sales rebates and return accruals were $9,626 at December 31, 2007. These accruals were established in the same period the related revenue was recognized, resulting in a reduction to sales and the establishment of a liability for amounts already paid by the customer and are included in current liabilities.

        An accrual is recorded based on an estimate of the proportion of recorded revenue that will result in a rebate or return based primarily on the Division's historical experience.

Income Taxes

        During the period presented, MI did not file separate tax returns, as the Division was included in the tax grouping of other BMS entities within the respective entity's tax jurisdiction. The income tax provision included in these financial statements was calculated based on a separate return methodology, as if MI's operations were separate taxpayers in the respective jurisdictions.

        The Division does not maintain taxes payable to/from its parent and is deemed to settle the annual current tax balances immediately with BMS. These settlements are reflected as changes in divisional equity.

        The provision for income taxes has been determined using the asset and liability approach of accounting for income taxes. The provision for income taxes represents income taxes paid or payable for the current year plus the change in deferred taxes during the year. Deferred taxes result from differences between the financial and tax bases of the Division's assets and liabilities. Deferred tax assets and liabilities are measured using the currently enacted tax rates that apply to taxable income in effect for the years in which those tax attributes are expected to be recovered or paid, and are adjusted for changes in tax rates and tax laws when changes are enacted.

        Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized. The assessment of whether or not a valuation allowance is required often requires significant judgment including the long-range forecast of future taxable income and the evaluation of tax planning initiatives. Adjustments to the deferred tax valuation allowances are made to earnings in the period when such assessments are made.

        In July 2006, the FASB issued FASB Interpretation Number (FIN) No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109, which, in the case of the

Bristol-Myers Squibb Medical Imaging

(A division of Bristol-Myers Squibb Company)

Notes to Financial Statements (Continued)

December 31, 2007

(In thousands)

2. Summary of Significant Accounting Policies (Continued)

Division, is effective as of January 1, 2007. FIN No. 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statement in accordance with SFAS No. 109, Accounting for Income Taxes. FIN No. 48 requires that all tax positions be evaluated using a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Differences between tax positions taken in a tax return and amounts recognized in the financial statements are recorded as adjustments to income taxes payable or receivable, or adjustments to deferred taxes, or both. FIN No. 48 also requires expanded disclosure at the end of each annual reporting period including a tabular reconciliation of unrecognized tax benefits. The Division adopted FIN No. 48 on January 1, 2007. As a result of the adoption of this accounting pronouncement, there was no derecognition of previously recognized tax benefits and thus no adjustment was made to the opening balance of divisional equity. Upon the adoption of FIN 48, the Divisions total amount of uncertain tax benefits as of January 1, 2007, net of deferred income tax benefits and excluding interest and penalties was $8,908. Total interest and penalties was $4,194 as of January 1, 2007.

Cash

        BMS uses a centralized approach to cash management and financing of operations. No separate cash accounts for MI are maintained. Historically, cash deposits from the Division have been transferred to BMS, and BMS has funded the Division's disbursement accounts as required. Transfers of available cash both to and from BMS's cash management system are reflected in the financial statement as a component of divisional equity.

Accounts Receivable

        Accounts receivable consist of amounts billed and currently due from customers. The Division maintains an allowance for doubtful accounts for estimated losses. In determining the allowance, consideration includes the probability of recoverability based on past experience and general economic factors. Certain accounts receivable may be fully reserved when specific collection issues are known to exist, such as pending bankruptcy.

Concentration of Risks and Enterprise Wide Disclosures

        Financial instruments which potentially subject the Division to concentrations of credit risk consist principally of trade accounts receivable. The Division periodically reviews its accounts receivable for collectibility and provides for an allowance for doubtful accounts to the extent that amounts are not expected to be collected. There was one customer that represented greater than 10% of the total accounts receivable balance and net sales. Cardinal Health accounted for approximately 50% of accounts receivable as of December 31, 2007 and accounted for approximately 48% of net sales for the year ended December 31, 2007.

        MDS Nordion is the Division's sole supplier of Molybdenum, the primary component of Generators.

Bristol-Myers Squibb Medical Imaging

(A division of Bristol-Myers Squibb Company)

Notes to Financial Statements (Continued)

December 31, 2007

(In thousands)

2. Summary of Significant Accounting Policies (Continued)

        The principal product of the Division is Cardiolite®, which accounted for approximately 64% of net product sales for the year ended December 31, 2007.

        Net product sales of the Division in the U.S. accounted for approximately 84% of total net revenue for the year ended December 31, 2007. Long-lived assets of the Division in the U.S. accounted for approximately 96% of total long-lived assets for the year ended December 31, 2007.

Inventories

        Inventories are stated at the lower of cost (which approximates average cost) or market on a first-in, first-out basis. Inventory quantities on hand are periodically reviewed and written down to net realizable value if impaired.

Property, Plant and Equipment

        Expenditures for additions, renewals and improvements are capitalized at cost. Replacements of major units of property are capitalized and replaced properties are retired. Replacements of minor components of property and repair and maintenance costs are charged to expense as incurred. Depreciation is generally computed on a straight-line method based on the estimated useful lives of the related assets. The estimated useful lives of the major classes of depreciable assets are 50 years for buildings, and 3 to 20 years for machinery, equipment and fixtures.

Impairment of Long-Lived Assets

        The Division periodically evaluates whether current facts or circumstances indicate that the carrying value of its assets to be held and used may not be recoverable. If such circumstances are determined to exist, an estimate of undiscounted future cash flows produced by the long-lived asset, or the appropriate grouping of assets, is compared to the carrying value to determine whether impairment exists. If an asset is determined to be impaired, the loss is measured based on the difference between the asset's fair value and its carrying value. An estimate of the asset's fair value is based on quoted market prices in active markets, if available. If quoted market prices are not available, the estimate of fair value is based on various valuation techniques, including a discounted value of estimated future cash flows. The Division reports an asset to be disposed of at the lower of its carrying value or its estimated net realizable value. Asset impairment or accelerated depreciation resulting from an impairment assessment is recorded as cost of products sold.

Capitalized Software Development Costs

        Certain costs to obtain internal use software for significant systems projects are capitalized and amortized over the estimated useful life of the software, which ranges from 3 to 5 years. Costs to obtain software for projects that are not significant are expensed as incurred. Computer software capitalized, net of accumulated amortization, included in other assets was $787 at December 31, 2007. Amortization expense was $581 for the year ended December 31, 2007.

Bristol-Myers Squibb Medical Imaging

(A division of Bristol-Myers Squibb Company)

Notes to Financial Statements (Continued)

December 31, 2007

(In thousands)

2. Summary of Significant Accounting Policies (Continued)

Intangible Assets

        We estimate the fair value of acquisition-related intangible assets principally based on projections of cash flows that will arise from identifiable intangible assets of acquired businesses. The projected cash flows are discounted to determine the present value of the assets at the dates of acquisition. We review intangible assets for impairment whenever events or changes in business circumstances indicate that the carrying amount of assets may not be fully recoverable or that the useful lives of these assets are no longer appropriate. Each impairment test is based on a comparison of the undiscounted cash flows to the recorded value of the asset. If it is determined that the carrying value of intangible assets may not be recoverable, the asset is written down to its estimated fair value on a discounted cash flow basis. The net book value of intangible assets at December 31, 2007 was $275,760.

        Intangible assets, consisting of core and developed technology and patents related to the Division's products (primarily Cardiolite® and DEFINITY®) are amortized on a straight-line basis over their useful lives, ranging from 6 to 15 years.

Contingencies

        In the normal course of business, MI is subject to loss contingencies, such as legal proceedings and claims arising out of its business, that cover a wide range of matters, including, among others, product and environmental liability. In accordance with SFAS No. 5, Accounting for Contingencies, the Division records accruals for such loss contingencies when it is probable that a liability will be incurred and the amount of loss can be reasonably estimated. The Division does not recognize gain contingencies until realized.

Derivative Financial Instruments

        Derivative financial instruments are managed on a centralized basis by BMS principally in the management of its global interest rate and foreign currency exposures. The effects of the foreign currency derivatives are allocated to MI statement of operations based on divisional cost of products sold at standard cost.

Fair Value of Financial Instruments

        The carrying amount of the Division's financial instruments including accounts receivable, accounts payable and accrued expenses approximates fair value.

Shipping and Handling Costs

        The Division typically does not charge customers for shipping and handling costs. Therefore, shipping and handling costs are included in selling, general and administrative expenses and were $14,702 in 2007.

Bristol-Myers Squibb Medical Imaging

(A division of Bristol-Myers Squibb Company)

Notes to Financial Statements (Continued)

December 31, 2007

(In thousands)

2. Summary of Significant Accounting Policies (Continued)

Advertising and Promotion Costs

        Advertising and promotion costs are expensed as incurred and totaled $7,694 in 2007 and are included in selling, general and administrative expenses.

Research and Development

        Research and development costs are expensed as incurred.

Foreign Currency Translation

        The statement of operations of the Division's foreign subsidiaries are translated into U.S. dollars using average exchange rates. The net assets of the Division's foreign subsidiaries are translated into U.S. dollars using the end of period exchange rates. The U.S. dollar effects that arise from translating the net assets of these subsidiaries at changing rates are recorded in the foreign currency translation adjustment account, which is included in accumulated other comprehensive income.

        The Division is exposed to market risk due to changes in currency exchange rates. The Division had exposures to net foreign currency denominated assets and liabilities of $24,020 at December 31, 2007. MI's primary foreign currency translation exposures are the Euro, Canadian dollar and Australian dollar.

Accounting for Stock-Based Compensation

        The Division adopted SFAS No. 123(R), Share-Based Payment, using the modified prospective transition method, which requires the application of the accounting standard as of January 1, 2006. The Company recognizes the grant date fair value of the awards over the requisite service period of the award.

Accumulated Other Comprehensive Income

        The only item included in accumulated other comprehensive income as of December 31, 2007 was currency translation adjustments.

3. Restructuring

2007 Activities

        During 2007, the Division recorded charges of $9,841 in termination benefits and other related costs for workforce reductions of approximately 150 manufacturing, selling and administrative personnel primarily due to the closure of two clinical programs (apadenoson and ICT) and the loss of exclusivity for Cardiolite® in July 2008. A determination was made by management to realign resources consistent with the scale of the business taking into account needs of customers and patients the Division serves.

Bristol-Myers Squibb Medical Imaging

(A division of Bristol-Myers Squibb Company)

Notes to Financial Statements (Continued)

December 31, 2007

(In thousands)

3. Restructuring (Continued)

Rollforward

        Restructuring charges and spending against liabilities associated with these actions are as follows:

Balance at January 1, 2007	$—
Charges	9,841
Spending	9,421

Balance at December 31, 2007	$420

4. Related Parties

        As discussed in Note 1, these financial statements include transactions with affiliated companies. MI entered into transactions with BMS and its subsidiaries for corporate services provided by BMS for the financial statement period presented.

        Selling, general and administrative expenses include allocated corporate costs from BMS. In addition to expense allocations, certain balance sheet items including accounts receivable, accounts payable and inventory were allocated to the Division by BMS based on specific identification.

5. Income Taxes

        The components of income (loss) before income taxes for the year ended December 31, 2007 were:

United States	$252,526
International	(4,148)

$248,378

Bristol-Myers Squibb Medical Imaging

(A division of Bristol-Myers Squibb Company)

Notes to Financial Statements (Continued)

December 31, 2007

(In thousands)

5. Income Taxes (Continued)

        The provision/(benefit) for income taxes attributable to operations consisted of:

Current
U.S. Federal	$87,061
U.S. States	23,816
International	(1,391)

$109,486

Deferred
U.S. Federal	$(10,736)
U.S. States	(1,677)
International	—

$(12,413)

Total provision for income taxes	$97,073

Effective Tax Rate

        MI's provision for income taxes in the year ended December 31, 2007 was different from the amount computed by applying the statutory U.S. Federal income tax rate to earnings from operations before income taxes, as a result of the following:

Earnings from operations before interest and income taxes	$248,378
U.S. statutory rate	86,932	35.0%
State and local taxes	14,631	5.9%
U.S. manufacturing deduction	(4,075)	-1.6%
Other	(415)	-0.2%

	$97,073	39.1%

Bristol-Myers Squibb Medical Imaging

(A division of Bristol-Myers Squibb Company)

Notes to Financial Statements (Continued)

December 31, 2007

(In thousands)

5. Income Taxes (Continued)

Deferred Taxes

        The components of deferred income tax assets (liabilities) were:

Assets
Reserves and accruals	$2,709
Amortization of intangibles other than goodwill	46,515
Long-term income tax liabilities	7,346
Other	907

$57,477

Liabilities
Depreciation	$(11,788)

        The uncertain tax benefits and associated interest and penalty accruals are recorded as noncurrent income tax payables. As of December 31, 2007 approximately $25,194, consisting of income tax provisions of $18,718 and interest and penalty accruals of $6,476, was included in long-term income tax liabilities on the balance sheet.

        Upon the adoption of FIN No. 48, the Division's total amount of uncertain tax benefits as of January 1, 2007, net of deferred income tax benefits and excluding interest and penalties, was $8,908. A reconciliation of the Division's changes in uncertain tax positions from January 1, 2007 to December 31, 2007 is as follows:

	Unrecognized Income Tax Benefits	Deferred Income Tax Benefits	Unrecognized Income Tax Benefits, Net of Deferred Income Tax Benefits
Total uncertain tax positions as of January 1, 2007	$14,067	$(5,159)	$8,908
Gross additions to tax positions related to current year	4,885	(2,187)	2,698
Gross reduction to tax positions related to prior year	(234)	—	(234)

Balance of gross uncertain tax positions as of December 31, 2007	$18,718	$(7,346)	$11,372

        The Division classifies interest and penalties related to unrecognized tax benefits as income tax expense.

        As of December 31, 2007, the total amount of unrecognized tax benefits was $25,194, all of which would affect the effective tax rate, if recognized. These amounts are primarily associated with domestic

Bristol-Myers Squibb Medical Imaging

(A division of Bristol-Myers Squibb Company)

Notes to Financial Statements (Continued)

December 31, 2007

(In thousands)

5. Income Taxes (Continued)

state tax issues, such as the allocation of income among various state tax jurisdictions and U.S. federal R&D credits.

        The Division is subject to examination in the U.S. federal tax jurisdiction for the 2004-2007 tax years and is also subject to examination in major state jurisdictions for the 2002-2007 tax years.

6. Inventory

        Inventory is comprised of raw materials, work in process and finished goods and is valued at the lower of standard cost (which approximates average cost) or market.

Raw material	$5,864
Work in process	5,636
Finished goods	6,866

$18,366

        We recorded a write down of inventory in the amount of $1,179 for fiscal year 2007 as a result of the reduction in the demand for DEFINITY® following the "black box" warning label modifications.

7. Property, Plant and Equipment

        The major categories of property, plant and equipment follow were as follows:

Land	$16,173
Buildings	61,643
Machinery, equipment and fixtures	96,844
Construction in progress	2,971

Total cost	177,631
Accumulated depreciation	(48,525)

$129,106

        Depreciation expenses related to property plant and equipment was $9,928 for the year ending December 31, 2007.

8. Spare Parts

        Spare parts include replacement parts relating to plant and equipment and are either recognized as an expense when consumed or re-classified and capitalized as part of the related plant and equipment and depreciated over a time period not exceeding the useful life of the related asset. Included in other assets are spare parts of approximately $3,858 as of December 31, 2007.

Bristol-Myers Squibb Medical Imaging

(A division of Bristol-Myers Squibb Company)

Notes to Financial Statements (Continued)

December 31, 2007

(In thousands)

9. Asset Retirement Obligations

        The fair value of a liability for asset retirement obligations is recognized in the period in which the liability is incurred. The liability is measured at present value of the obligation when incurred and is adjusted in subsequent periods as accretion expense is recorded. The corresponding asset retirement costs are capitalized as part of the carrying value of the related long-lived assets and depreciated over the asset's useful life.

        The Division considered the legal obligation to remediate its facilities upon a decommissioning of its radioactive related operations as an asset retirement obligation. The operations of the Division have two major radioactive production facilities at its Billerica, Massachusetts site.

        The following is a reconciliation of the Division's asset retirement obligations for the fiscal year ended December 31, 2007 included in other long term liabilities:

Balance at January 1, 2007	$2,495
Accretion expense	215
Settlement payments	—

Balance at December 31, 2007	$2,710

10. Goodwill and Other Intangible Assets

Balance as of January 1, 2007	$1,571
Changes in foreign exchange rates	—

Balance as of December 31, 2007	$1,571

Bristol-Myers Squibb Medical Imaging

(A division of Bristol-Myers Squibb Company)

Notes to Financial Statements (Continued)

December 31, 2007

(In thousands)

10. Goodwill and Other Intangible Assets (Continued)

        Intangible assets, consisting of core and developed technology and patents related to the Division's products (primarily Cardiolite® and DEFINITY®), arose from the fair value placed on these assets at the time of BMS' acquisition of DuPont Pharmaceuticals Company, the Division's former parent. The assets are amortized on a straight-line basis over their useful lives ranging from 6 to 15 years.

Core technology	$29,500
Less accumulated amortization	12,292

Net core technology	17,208

Developed technology	565,900
Less accumulated amortization	321,544

Net developed technology	244,356

Patents	57,300
Less accumulated amortization	48,023

Net patents	9,277

Other intangibles	7,620
Less accumulated amortization	2,701

Net other intangibles	4,919

$275,760

        Amortization expense for the intangible assets was $61,845 for the fiscal year ended December 31, 2007.

        Expected amortization expense related to the current net carrying amount of other intangible assets is as follows:

Years Ending December 31,
2008	$59,414
2009	55,726
2010	55,726
2011	55,206
2012	40,787
2013 and thereafter	8,901

$275,760

Bristol-Myers Squibb Medical Imaging

(A division of Bristol-Myers Squibb Company)

Notes to Financial Statements (Continued)

December 31, 2007

(In thousands)

11. Accrued Liabilities

Accrued liabilities are comprised of the following at December 31, 2007:
Salaries, wages, and bonuses	$9,390
Research and development services	1,962
Distribution	1,526
Vacation	1,201
Marketing	1,460
Accrued utilities and property taxes	638
Deferred revenue	467
Accrued restructuring	420
Other	1,098

$18,162

12. Employee Stock Benefit Plans

        BMS sponsors the following stock option plans in which certain employees of MI participated. As the stock-based compensation plans are BMS plans, amounts have been allocated to the Division through divisional equity.

        Under the BMS 2007 Stock Award and Incentive Plan and 2002 Stock Incentive Plan, executive officers and key employees of MI may be granted options to purchase BMS' common stock at no less than 100% of the market price on the date the option is granted. Options generally become exercisable in installments of 25% per year on each of the first through fourth anniversaries of the grant date and have a maximum term of 10 years. Additionally, the plan provides for the granting of stock appreciation rights whereby the grantee may surrender exercisable rights and receive common stock and/or cash measured by the excess of the market price of the common stock over the option exercise price. In 2007, BMS began granting restricted stock units instead of restricted stock.

        Under the TeamShare Stock Plan, which terminated on January 3, 2005, full-time MI employees, excluding key executives, were granted options to purchase BMS' common stock at the market price on the date the options were granted. Individual grants generally became exercisable evenly on the third, fourth and fifth anniversary of the grant date and have a maximum term of 10 years.

        As discussed in Note 2, effective January 1, 2006, BMS and the Division adopted the provisions of SFAS No. 123(R) using the modified prospective transition method. BMS and the Division continue to follow the nominal vesting period approach for awards granted prior to the January 1, 2006 adoption of SFAS No. 123(R). For the awards granted subsequent to its adoption of SFAS No. 123(R), compensation cost is recognized over the shorter of the nominal vesting period or the period until the employee's award becomes nonforfeitable upon reaching eligible retirement age under the terms of the award. As stock-based compensation expense recognized in the statement of operations for the year ended December 31, 2007 is based on awards ultimately expected to vest, it has been reduced for estimated forfeitures. Forfeitures estimates are estimated at the time of grant and revised, if necessary, in subsequent periods.

Bristol-Myers Squibb Medical Imaging

(A division of Bristol-Myers Squibb Company)

Notes to Financial Statements (Continued)

December 31, 2007

(In thousands)

12. Employee Stock Benefit Plans (Continued)

        The following table summarizes stock-based compensation expenses related to employee stock options, restricted stock and restricted stock units (RSU's) for the year ended December 31, 2007:

Cost of products sold	$775
Marketing, selling and administrative	1,069
Research and development	541

$2,385

        There were no material costs related to stock-based compensation that were capitalized during the period.

        A summary of activity related to options held by MI employees is as follows:

	Options (in Thousands)	Weighted Average Exercise Price of Shares	Weighted Average Remaining Contractual Term (in Years)	Aggregate Intrinsic Value (Dollars Millions)
Outstanding at January 1, 2007	2,163	$31.30
Granted	273	27.01
Exercised	(381)	26.84
Lapsed	(217)	33.25

Outstanding at December 31, 2007	1,838	31.35	6.17	$1.97

Exercisable at December 31, 2007	1,255	33.80	5.27	1.30

Options vested and unvested expected to vest at December 31, 2007	1,806	$31.45	6.14	$1.93

        Lapsed shares include forfeitures and shares attributable to employees that transferred to or from other BMS divisions.

        The weighted-average grant-date fair value of options granted by BMS to MI employees during the years ended December 31, 2007, was $5.88. The total intrinsic value of options exercised by MI employees for the year ended December 31, 2007, was $1,175. As of December 31, 2007, there was $1,319 of total unrecognized compensation cost related to stock options and this cost is expected to be recognized over a weighted-average period of 2.25 years.

Bristol-Myers Squibb Medical Imaging

(A division of Bristol-Myers Squibb Company)

Notes to Financial Statements (Continued)

December 31, 2007

(In thousands)

12. Employee Stock Benefit Plans (Continued)

Stock Option Valuation

        The fair value of employee stock options granted in 2007 was estimated on the date of the grant, using the Black-Scholes option pricing model with the following assumptions:

Expected volatility	28.7%
Risk-free interest rate	4.7%
Dividend yield	4.5%
Expected life	6.2 years

        The expected volatility assumption required in the Black-Scholes model was calculated using a 10-year historical volatility of the BMS stock price and weighting it equally against the derived implied volatility. The selection of the blended historical and implied volatility approach was based on the assessment that this calculation of expected volatility is more representative of future stock price trends than using only historical volatility.

        The risk-free interest rate assumption is based upon the U.S. Treasury yield curve in effect at the time of grant. The dividend yield assumption is based on BMS' history and expectation of dividend payouts.

        The expected life of employee stock options represents the weighted-average period the stock options are expected to remain outstanding and is a derived output of the lattice-binomial model. The expected life of employee stock options is impacted by all of the underlying assumptions and calibration of BMS' model. The lattice-binomial model assumes that MI employees exercise behavior is a function of the option's remaining vested life and the extent to which the option is in-the-money. The lattice-binomial model estimates the probability of exercise as a function of these two variables based on the entire history of exercises and cancellations on all past option grants made by BMS to MI employees.

Restricted Stock Awards and Restricted Stock Units

        The fair value of nonvested shares of BMS' common stock granted to MI employees is determined based on the average trading price of BMS' common stock on the grant date.

        A summary of restricted share and RSU activity related to MI employees follows:

	Number of Shares	Weighted Average Grant Date Fair Value
Nonvested shares at January 1, 2007	113	$24.37
Granted	68	27.01
Vested	(25)	25.22
Forfeited	(18)	24.79

Nonvested shares at December 31, 2007	138	$25.47

Bristol-Myers Squibb Medical Imaging

(A division of Bristol-Myers Squibb Company)

Notes to Financial Statements (Continued)

December 31, 2007

(In thousands)

12. Employee Stock Benefit Plans (Continued)

        As of December 31, 2007 total unrecognized compensation cost related to nonvested BMS restricted stock and BMS restricted stock units granted to MI employees is $2,453. This cost is expected to be recognized over a weighted- average period of 2.5 years. The total intrinsic value of shares and share units that vested during the year ended December 31, 2007 is $629.

13. Lease Commitments and Obligations

        The Division leases certain buildings and office space under operating leases. Minimum lease commitments under noncancelable operating leases at December 31, 2007 are as follows:

Years Ending December 31,
2008	$451
2009	368
2010	316
2011	242
2012	201
2013 and thereafter	613

$2,191

        Lease expense was $480 for the fiscal year ended December 31, 2007.

14. Employee Benefit Plans

        Pensions and Other Postretirement Plans Substantially all employees of MI are participants in various defined benefit pension and postretirement plans administered and sponsored by BMS. Benefits under the pension plans are based primarily on years of service and employees' compensation. The other postretirement plans provide MI employees with healthcare and life insurance benefits upon retirement. Pension entitlements are funded by contributions by BMS to a separately administered pension fund.

        For the pension plans applicable in the U.S. and Canada where the Division has significant operations, costs associated with the pension plans have been allocated to MI on the basis of pensionable earnings. Management of the Division believes that this methodology is a reasonable basis of allocation. For the year ended December 31, 2007, the amount of pension expense allocated to MI from BMS to MI employees participating in the above mentioned BMS pension plans was approximately $7,914.

        MI also offers defined contribution plans to eligible employees primarily in the U.S., whereby employees contribute a portion of their compensation, which is partially matched by BMS. Once the contributions have been paid, BMS has no further payment obligations. The contributions to MI employees were not material for the year ended December 31, 2007.

Bristol-Myers Squibb Medical Imaging

(A division of Bristol-Myers Squibb Company)

Notes to Financial Statements (Continued)

December 31, 2007

(In thousands)

14. Employee Benefit Plans (Continued)

        MI also provides comprehensive medical and group life benefits for substantially all retirees who elect to participate in BMS' comprehensive medical and group life plans. The medical plan is contributory. Contributions are adjusted periodically and vary by date of retirement. The postretirement plans provide associates with health care and life insurance benefits upon retirement. The life insurance plan is noncontributory. As such, BMS allocated costs associated with the medical and life plans to MI based upon a ratio of participant headcount. For the year ended December 31, 2007, the amount of expense allocated to MI from BMS was $437.

Other Post Employment Benefit Plans

        BMS offers medical continuation and income replacement benefits to MI employees on long-term disability (LTD) in the U.S. and Canada. For the LTD medical continuation benefits, BMS allocated costs associated with the LTD medical continuation benefits to MI based upon a ratio of the post employment benefit obligation.

        For the LTD income replacement benefits, BMS allocated expense based on an allocation rate times base salary. The allocation rate represents the percentage required to recoup the full income replacement liability.

        The amount expense allocated to MI from BMS for the LTD medical continuation and income replacement plans was approximately $298 for the year ended December 31, 2007.

15. Legal Proceedings and Contingencies

        From time-to-time the Company is involved in legal and administrative proceedings and claims of various types. While any litigation contains an element of uncertainty, management believes that the outcome of such proceedings or claims which are pending or known to be threatened, or all of them combined, is not expected to have a material adverse effect on the Company's financial position, cash flow and results.

        No person has been authorized to give any information or to make any representations other than those contained in this prospectus, and, if given or made, such information and representation must not be relied upon as having been authorized. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates or any offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of Lantheus Medical Imaging, Inc. since the date hereof or that the information contained in this prospectus is correct as of any time subsequent to its date.

LANTHEUS MEDICAL IMAGING, INC.

OFFER TO EXCHANGE

All Outstanding
9.750% Senior Notes due 2017
for
9.750% Senior Notes due 2017 registered under the Securities Act of 1933

Prospectus

            , 2010

Dealer Prospectus Delivery Obligation

        Until                                  , 2011, all dealers that effect transactions in the Restricted Notes or the Exchange Notes, whether or not participating in the exchange offer, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers.

        In addition to the information set forth below, we maintain director and officer liability insurance for ourself, and all of our subsidiaries, Lantheus MI Holdings, Inc. and Lantheus MI Intermediate, Inc.

        Section 145 of the Delaware General Corporation Law (the "DGCL") grants each corporation organized thereunder the power to indemnify any person who is or was a director, officer, employee or agent of a corporation or enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of being or having been in any such capacity, if he acted in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

        Section 102(b)(7) of the DGCL enables a corporation in its certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders of monetary damages for violations of the directors' fiduciary duty of care, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.

        Section 18-108 of the Delaware Limited Liability Company Act provides that subject to such standards and restrictions, if any, as set forth in its limited liability company agreement, a limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.

        The certificate of incorporation of Lantheus Medical Imaging, Inc. provides that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. Lantheus Medical Imaging, Inc. maintains director and officers liability insurance for the benefit of its directors and officers.

        The certificate of incorporation of Lantheus MI Intermediate, Inc. provides that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. The certificate of incorporation also gives the corporation the power to indemnify any person who was or is a party or is threatened to be made a party to, or testifies in, any threatened pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative in nature, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the full extent permitted by law, and the corporation may adopt by-laws or enter into agreements with any such person for purpose of providing such indemnification. Lantheus MI Intermediate, Inc. maintains director and officers liability insurance for the benefit of its directors and officers.

        The limited liability company agreement of Lantheus MI Real Estate, LLC provides that none of the members or any officer of the company is liable to the company or any other person or entity that has an interest in the company for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such party in good faith on behalf of the company and in a manner reasonably believed to be within the scope of authority conferred upon such party by the limited liability company agreement, except that such party will be liable for any such loss, damage or claim incurred by reason of his or her gross negligence or willful misconduct. The indemnity provided by the limited liability company agreement is provided only out of company assets, and that none of the members of the limited liability company has any personal liability related to such indemnity. Lantheus MI Real Estate, LLC maintains director and officers liability insurance for the benefit of its directors and officers.

Item 21.    Exhibits and Financial Statement Schedules.

(a) Exhibits

Exhibit		Description
3.1	†	Certificate of Incorporation of Lantheus Medical Imaging, Inc., as amended.

3.2	†	Second Amended and Restated By-Laws of Lantheus Medical Imaging, Inc.

3.3	†	Certificate of Incorporation of Lantheus MI Intermediate, Inc., as amended.

3.4	†	First Amended and Restated By-Laws of Lantheus MI Intermediate, Inc.

3.5	†	Certificate of Formation of Lantheus MI Real Estate, LLC, as amended.

3.6	†	Limited Liability Company Agreement of Lantheus MI Real Estate, LLC.

4.1	†	Indenture, dated as of May 10, 2010, among Lantheus Medical Imaging, Inc., Lantheus MI Intermediate, Inc. and Lantheus MI Real Estate, LLC as guarantors, and Wilmington Trust FSB, as trustee.

4.2	†	Registration Rights Agreement, dated May 10, 2010, by and among Lantheus Medical Imaging, Inc., Lantheus MI Intermediate, Inc. and Lantheus MI Real Estate, LLC, as guarantors, and Jefferies & Company, Inc.

4.3	†	Form of 9.750% Senior Notes due 2017 (included in Exhibit 4.1).

5.1	†	Opinion of Weil, Gotshal & Manges LLP.

10.1	†	Credit Agreement, dated May 10, 2010, by and among Lantheus Medical Imaging, Inc., Lantheus MI Intermediate, Inc., Lantheus MI Real Estate LLC, the lenders from time to time party hereto, Harris N.A., as collateral agent, Bank of Montreal, as administrative agent, Bank of Montreal and NATIXIS as joint bookrunners, Bank of Montreal and NATIXIS as joint lead arrangers, NATIXIS as syndication agent and Jefferies Finance LLC as documentation agent.

10.2	†	Pledge and Security Agreement, dated as of May 10, 2010, by and among Lantheus Medical Imaging, Inc., Lantheus MI Intermediate, Inc., Lantheus MI Real Estate, LLC and Harris N.A. as collateral agent.

10.3	†	Advisory Services and Monitoring Agreement, dated January 8, 2007, by and between ACP Lantern Acquisition, Inc. (now known as Lantheus Medical Imaging, Inc.) and Avista Capital Holdings, L.P.

Exhibit		Description

10.4	†	Amended and Restated Shareholders Agreement, dated as of February 26, 2008 among Lantheus MI Holdings, Inc., Avista Capital Partners, L.P., Avista Capital Partners (Offshore), L.P., ACP-Lantern Co-Invest, LLC and certain management shareholders named therein.

10.5	†	Employee Shareholders Agreement, dated as of May 8, 2008, among Lantheus MI Holdings, Inc., Avista Capital Partners, L.P., Avista Capital Partners (Offshore), L.P., ACP-Lantern Co-Invest, LLC and certain employee shareholders named therein.

10.6	†	Employment Agreement, dated January 8, 2008 by and between ACP Lantern Acquisition Inc. (now known as Lantheus Medical Imaging, Inc.) and Donald Kiepert.

10.7	†	Employment Agreement, dated March 4, 2008 by and between Lantheus Medical Imaging, Inc. and Larry Pickering.

10.8	†	Letter Amendment to Employment Agreement, dated January 4, 2010 by and between Lantheus Medical Imaging, Inc. and Larry Pickering.

10.9	*	Sales Agreement, dated as of April 1, 2009, between Lantheus Medical Imaging, Inc. and NTP Radioisotopes (Pty) Ltd.

10.10	†*	Amendment No. 1 to Sales Agreement, dated as of January 1, 2010, between Lantheus Medical Imaging, Inc. and NTP Radioisotopes (Pty) Ltd.

10.11	†*	Manufacturing and Service Contract for Commercial and Developmental Products, dated August 1, 2008, between Lantheus Medical Imaging, Inc. and Ben Venue Laboratories, Inc.

10.12	*	Purchase and Supply Agreement, dated as of April 1, 2010, between Lantheus Medical Imaging, Inc. and Nordion (formerly known as MDS Nordion, a division of MDS (Canada) Inc.).

10.13	*	Amended and Restated Cardiolite License and Supply Agreement, dated January 1, 2004, by and between Lantheus Medical Imaging, Inc. and Cardinal Health 414, LLC.

10.14	*	Amended and Restated Supply Agreement (Thallium and Generators), dated October 1, 2004, by and between Lantheus Medical Imaging, Inc. and Cardinal Health 414, LLC.

10.15	*	Agreement Concerning Cardiolite and Technelite Generator Supply, Pricing and Rebates, dated as of February 1, 2008, by and between Lantheus Medical Imaging, Inc. and UPPI.

10.16	*	Distribution Agreement, dated as of October 31, 2001, by and between Bristol-Myers Squibb Pharma Company (now known as Lantheus Medical Imaging, Inc.) and Medi-Physics Inc., doing business as Amersham Health.

10.17	†*	First Amendment to Distribution Agreement, dated as of January 1, 2005, by and between Bristol-Myers Squibb Medical Imaging, Inc. (formerly known as Bristol-Myers Squibb Pharma Company and now known as Lantheus Medical Imaging, Inc.) and Medi-Physics Inc., doing business as G.E. Healthcare.

10.18	†	Lantheus MI Holdings, Inc. 2008 Equity Incentive Plan.

10.19	†	Amendment No. 1 to Lantheus MI Holdings, Inc. 2008 Equity Incentive Plan.

10.20	†	Amendment No. 2 to Lantheus MI Holdings, Inc. 2008 Equity Incentive Plan.

10.21	†	Form of Option Grant Award Agreement.

10.22	†	Lantheus Medical Imaging, Inc. Employee Bonus Plan—2009.

10.23	†	Lantheus Medical Imaging, Inc. 2009 Executive Leadership Team Incentive Bonus Plan.

Exhibit		Description

10.24	†	Lantheus Medical Imaging, Inc. Severance Plan Policy.

10.25	†	Letter Amendment to Employment Agreement, dated October 19, 2008 and effective as of January 1, 2009 by and between Lantheus Medical Imaging, Inc. and Larry Pickering.

10.26	†*	Amendment No. 1 to the Amended and Restated Supply Agreement (Thallium and Generators), dated as of December 29, 2009.

10.27	*	Manufacturing and Supply Agreement, dated as of April 6, 2009, by and between Lantheus Medical Imaging, Inc., and Mallinckrodt Inc. (a subsidiary of Covidien PLC).

10.28	†	Amendment No. 1 to the Manufacturing and Supply Agreement, dated as of August 2, 2010, by and between Lantheus Medical Imaging, Inc. and Mallinckrodt Inc. (a subsidiary of Covidien PLC).

10.29	*	Amendment No. 1 to the Agreement Concerning Cardiolite and TechneLite Generator Supply, Pricing and Rebates, dated as of April 1, 2008.

10.30	*	Amendment No. 2 to the Agreement Concerning Cardiolite and TechneLite Generator Supply, Pricing and Rebates, dated as of August 1, 2008.

10.31	*	Amendment No. 3 to the Agreement Concerning Cardiolite and TechneLite Generator Supply, Pricing and Rebates, dated as of May 1, 2009.

12.1	†	Statements re Computation of Ratio of Earnings to Fixed Charges.

21.1	†	Subsidiaries of Lantheus MI Intermediate, Inc. and Lantheus Medical Imaging, Inc.

23.1		Consent of Deloitte & Touche LLP Independent Registered Public Accounting Firm.

23.2	†	Consent of Weil, Gotshal & Manges LLP (included as part of Exhibit 5.1).

24.1	†	Power of Attorney.

25.1	†	Form T-1 Statement of Eligibility under Trust Indenture Act of 1939 of Wilmington Trust FSB with respect to the 9.750% Senior Notes Due 2017.

99.1	†	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

99.2	†	Form of Letter to Clients.

99.3	†	Form of Letter of Transmittal.

99.4	†	Form of Notice of Guaranteed Delivery.

†
Previously filed.

*
Confidential treatment requested as to certain portions, which portions shall be filed separately with the Securities and Exchange Commission.

Item 22.    Undertakings.

        The undersigned registrant hereby undertakes:

  (1)
  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  i.
  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

    ii.
    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

    iii.
    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  (2)
  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        For the purpose of determining liability under the Securities Act of 1933 to any purchaser, the undersigned registrant undertakes that each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§ 230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

        For the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

  (1)
  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§ 230.424 of this chapter);

  (2)
  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

  (3)
  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

  (4)
  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

        The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        The undersigned registrant hereby undertakes to supply by means of post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this Amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of North Billerica, Commonwealth of Massachusetts, on December 23, 2010.

LANTHEUS MEDICAL IMAGING, INC.
By:	/s/ DONALD R. KIEPERT
	Name:	Donald R. Kiepert
	Title:	President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities indicated on the December 23, 2010.

Signature	Title

/s/ DONALD R. KIEPERT Donald R. Kiepert	President, Chief Executive Officer and Director (Principal Executive Officer)
/s/ ROBERT P. GAFFEY Robert P. Gaffey	Vice President, Finance and Information Technology, Treasurer (Principal Accounting and Financial Officer)
* Larry Pickering	Director
* David Burgstahler	Director

*By:	/s/ MICHAEL P. DUFFY Attorney-in-Fact

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this Amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of North Billerica, Commonwealth of Massachusetts, on December 23, 2010.

LANTHEUS MI INTERMEDIATE, INC.
By:	/s/ DONALD R. KIEPERT
	Name:	Donald R. Kiepert
	Title:	President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities indicated on the December 23, 2010.

Signature	Title

/s/ DONALD R. KIEPERT Donald R. Kiepert	President, Chief Executive Officer and Director (Principal Executive Officer)
/s/ ROBERT P. GAFFEY Robert P. Gaffey	Treasurer (Principal Accounting and Financial Officer)
* Larry Pickering	Director
* David Burgstahler	Director

*By:	/s/ MICHAEL P. DUFFY Attorney-in-Fact

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this Amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of North Billerica, Commonwealth of Massachusetts, on December 23, 2010.

LANTHEUS MI REAL ESTATE, LLC
By:	/s/ DONALD R. KIEPERT
	Name:	Donald R. Kiepert
	Title:	President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities indicated on the December 23, 2010.

Signature	Title

/s/ DONALD R. KIEPERT Donald R. Kiepert	President and Chief Executive Officer (Principal Executive Officer)
/s/ ROBERT P. GAFFEY Robert P. Gaffey	Treasurer (Principal Accounting and Financial Officer)
/s/ DONALD R. KIEPERT Donald R. Kiepert	President and Chief Executive Officer of Lantheus Medical Imaging, Inc., Sole Member

Exhibit Index

Exhibit		Description
3.1	†	Certificate of Incorporation of Lantheus Medical Imaging, Inc., as amended.
3.2	†	Second Amended and Restated By-Laws of Lantheus Medical Imaging, Inc.
3.3	†	Certificate of Incorporation of Lantheus MI Intermediate, Inc., as amended.
3.4	†	First Amended and Restated By-Laws of Lantheus MI Intermediate, Inc.
3.5	†	Certificate of Formation of Lantheus MI Real Estate, LLC, as amended.
3.6	†	Limited Liability Company Agreement of Lantheus MI Real Estate, LLC.
4.1	†	Indenture, dated as of May 10, 2010, among Lantheus Medical Imaging, Inc., Lantheus MI Intermediate, Inc. and Lantheus MI Real Estate, LLC as guarantors, and Wilmington Trust FSB, as trustee.
4.2	†
Registration Rights Agreement, dated May 10, 2010, by and among Lantheus Medical Imaging, Inc., Lantheus MI Intermediate, Inc. and Lantheus MI Real Estate, LLC, as guarantors, and Jefferies & Company, Inc.
4.3	†	Form of 9.750% Senior Notes due 2017 (included in Exhibit 4.1).
5.1	†	Opinion of Weil, Gotshal & Manges LLP.
10.1	†
Credit Agreement, dated May 10, 2010, by and among Lantheus Medical Imaging, Inc., Lantheus MI Intermediate, Inc., Lantheus MI Real Estate LLC, the lenders from time to time party hereto, Harris N.A., as collateral agent, Bank of Montreal, as administrative agent, Bank of Montreal and NATIXIS as joint bookrunners, Bank of Montreal and NATIXIS as joint lead arrangers, NATIXIS as syndication agent and Jefferies Finance LLC as documentation agent.
10.2	†	Pledge and Security Agreement, dated as of May 10, 2010, by and among Lantheus Medical Imaging, Inc., Lantheus MI Intermediate, Inc., Lantheus MI Real Estate, LLC and Harris N.A. as collateral agent.
10.3	†	Advisory Services and Monitoring Agreement, dated January 8, 2007, by and between ACP Lantern Acquisition, Inc. (now known as Lantheus Medical Imaging, Inc.) and Avista Capital Holdings, L.P.
10.4	†
Amended and Restated Shareholders Agreement, dated as of February 26, 2008 among Lantheus MI Holdings, Inc., Avista Capital Partners, L.P., Avista Capital Partners (Offshore), L.P., ACP-Lantern Co-Invest, LLC and certain management shareholders named therein.
10.5	†
Employee Shareholders Agreement, dated as of May 8, 2008, among Lantheus MI Holdings, Inc., Avista Capital Partners, L.P., Avista Capital Partners (Offshore), L.P., ACP-Lantern Co-Invest, LLC and certain employee shareholders named therein.
10.6	†	Employment Agreement, dated January 8, 2008 by and between ACP Lantern Acquisition Inc. (now known as Lantheus Medical Imaging, Inc.) and Donald Kiepert.
10.7	†	Employment Agreement, dated March 4, 2008 by and between Lantheus Medical Imaging, Inc. and Larry Pickering.
10.8	†	Letter Amendment to Employment Agreement, dated January 4, 2010 by and between Lantheus Medical Imaging, Inc. and Larry Pickering.
10.9	*	Sales Agreement, dated as of April 1, 2009, between Lantheus Medical Imaging, Inc. and NTP Radioisotopes (Pty) Ltd.
10.10	†*	Amendment No. 1 to Sales Agreement, dated as of January 1, 2010, between Lantheus Medical Imaging, Inc. and NTP Radioisotopes (Pty) Ltd.

Exhibit		Description
10.11	†*	Manufacturing and Service Contract for Commercial and Developmental Products, dated August 1, 2008, between Lantheus Medical Imaging, Inc. and Ben Venue Laboratories, Inc.
10.12	*	Purchase and Supply Agreement, dated as of April 1, 2010, between Lantheus Medical Imaging, Inc. and Nordion (formerly known as MDS Nordion, a division of MDS (Canada) Inc.).
10.13	*	Amended and Restated Cardiolite License and Supply Agreement, dated January 1, 2004, by and between Lantheus Medical Imaging, Inc. and Cardinal Health 414, LLC.
10.14	*	Amended and Restated Supply Agreement (Thallium and Generators), dated October 1, 2004, by and between Lantheus Medical Imaging, Inc. and Cardinal Health 414, LLC.
10.15	*	Agreement Concerning Cardiolite and Technelite Generator Supply, Pricing and Rebates, dated as of February 1, 2008, by and between Lantheus Medical Imaging, Inc. and UPPI.
10.16	*
Distribution Agreement, dated as of October 31, 2001, by and between Bristol-Myers Squibb Pharma Company (now known as Lantheus Medical Imaging, Inc.) and Medi-Physics Inc., doing business as Amersham Health.
10.17	†*
First Amendment to Distribution Agreement, dated as of January 1, 2005, by and between Bristol-Myers Squibb Medical Imaging, Inc. (formerly known as Bristol-Myers Squibb Pharma Company and now known as Lantheus Medical Imaging, Inc.) and Medi-Physics Inc., doing business as G.E. Healthcare.
10.18	†	Lantheus MI Holdings, Inc. 2008 Equity Incentive Plan.
10.19	†	Amendment No. 1 to Lantheus MI Holdings, Inc. 2008 Equity Incentive Plan.
10.20	†	Amendment No. 2 to Lantheus MI Holdings, Inc. 2008 Equity Incentive Plan.
10.21	†	Form of Option Grant Award Agreement.
10.22	†	Lantheus Medical Imaging, Inc. Employee Bonus Plan—2009.
10.23	†	Lantheus Medical Imaging, Inc. 2009 Executive Leadership Team Incentive Bonus Plan.
10.24	†	Lantheus Medical Imaging, Inc. Severance Plan Policy.
10.25	†	Letter Amendment to Employment Agreement, dated October 19, 2008 and effective as of January 1, 2009 by and between Lantheus Medical Imaging, Inc. and Larry Pickering.
10.26	†*	Amendment No. 1 to the Amended and Restated Supply Agreement (Thallium and Generators), dated as of December 29, 2009.
10.27	*	Manufacturing and Supply Agreement, dated as of April 6, 2009, by and between Lantheus Medical Imaging, Inc., and Mallinckrodt Inc. (a subsidiary of Covidien PLC).
10.28	†	Amendment No. 1 to the Manufacturing and Supply Agreement, dated as of August 2, 2010, by and between Lantheus Medical Imaging, Inc. and Mallinckrodt Inc. (a subsidiary of Covidien PLC).
10.29	*	Amendment No. 1 to the Agreement Concerning Cardiolite and TechneLite Generator Supply, Pricing and Rebates, dated as of April 1, 2008.
10.30	*	Amendment No. 2 to the Agreement Concerning Cardiolite and TechneLite Generator Supply, Pricing and Rebates, dated as of August 1, 2008.
10.31	*	Amendment No. 3 to the Agreement Concerning Cardiolite and TechneLite Generator Supply, Pricing and Rebates, dated as of May 1, 2009.
12.1	†	Statements re Computation of Ratio of Earnings to Fixed Charges.
21.1	†	Subsidiaries of Lantheus MI Intermediate, Inc. and Lantheus Medical Imaging, Inc.
23.1		Consent of Deloitte & Touche LLP Independent Registered Public Accounting Firm.

Exhibit		Description
23.2	†	Consent of Weil, Gotshal & Manges LLP (included as part of Exhibit 5.1).
24.1	†	Power of Attorney.
25.1	†	Form T-1 Statement of Eligibility under Trust Indenture Act of 1939 of Wilmington Trust FSB with respect to the 9.750% Senior Notes Due 2017.
99.1	†	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.
99.2	†	Form of Letter to Clients.
99.3	†	Form of Letter of Transmittal.
99.4	†	Form of Notice of Guaranteed Delivery.

†
Previously filed.

*
Confidential treatment requested as to certain portions, which portions have been filed separately with the Securities and Exchange Commission.